UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CONCURRENT COMPUTER CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CONCURRENT COMPUTER CORPORATION

4375 River Green Parkway, Suite 100
Duluth, Georgia 30096
(678) 258-4000

November 6, 2017

To our Stockholders:

You are cordially invited to attend a special meeting of the stockholders of Concurrent Computer Corporation (“Concurrent”), which will be held at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096, on Wednesday, December 13, 2017 at 9:00 a.m. local time. Only stockholders of record at the close of business on November 3, 2017 are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof (the “Special Meeting”).

At the Special Meeting, you will be asked to approve the sale of our content delivery and storage business (the “Asset Sale”) pursuant to the Asset Purchase Agreement (as it may be amended from time to time, the “Asset Purchase Agreement”), dated as of October 13, 2017, by and between Vecima Networks Inc., a corporation existing under the laws of Canada, and Concurrent. After careful consideration, our board of directors has unanimously determined that the Asset Sale and the form, terms and provisions of the Asset Purchase Agreement are advisable, expedient and for the best interests of Concurrent and its stockholders. The attached proxy statement contains a detailed discussion of the background of and reasons for the Asset Sale and the other business to be conducted at the Special Meeting. We encourage you to read the entire proxy statement carefully and in its entirety.

The Asset Sale, may, under Delaware law, constitute the sale of “all or substantially all of the property and assets” of Concurrent and will result in Concurrent no longer having an ongoing content delivery and storage business. If Concurrent’s stockholders do not approve the Asset Sale or if the conditions to closing set forth in the Asset Purchase Agreement are not satisfied or waived, the completion of the Asset Sale will not occur and Concurrent will continue to own and manage our content delivery and storage business. Notwithstanding approval of the Asset Sale by our stockholders at the Special Meeting, our board of directors may, subject to the terms and conditions of the Asset Purchase Agreement, abandon the Asset Sale without further action by the stockholders.

At the Special Meeting, you will also be asked to consider and vote upon proposals (i) to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to Concurrent’s named executive officers in connection with the Asset Sale and (ii) to adjourn the Special Meeting to a later time or date, if necessary or appropriate (as determined in good faith by our board of directors), from time to time, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Asset Sale.

The board of directors has unanimously approved each of the proposals and recommends that you vote “FOR” the proposal to approve the Asset Sale, “FOR” the advisory proposal on named executive officer sale-related compensation, and “FOR” the adjournment proposal.

Your vote is very important to us.  Whether or not you plan to attend the Special Meeting, please sign and date the enclosed proxy and return it promptly in the envelope provided, or vote via Internet or telephone. Instructions are provided on the proxy card. Returning the proxy card does not deprive you of your right to attend the Special Meeting and to vote your shares in person. Failure to vote (either by proxy or in person by ballot), abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” the proposal to approve the Asset Sale but will not have an effect on the other proposals.

On behalf of your board of directors, thank you for your continued support.

Sincerely,

Wayne Barr, Jr.
Chairman

The proxy statement is dated November 6, 2017, and is first being mailed to stockholders on or about November 6, 2017.

CONCURRENT COMPUTER CORPORATION

4375 River Green Parkway, Suite 100
Duluth, Georgia 30096
(678) 258-4000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On December 13, 2017

To our Stockholders:

A special meeting of the stockholders of Concurrent Computer Corporation (“Concurrent”) will be held at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096, on Wednesday, December 13, 2017 at 9:00 a.m. local time. At the special meeting or any postponement, adjournment or delay thereof (the “Special Meeting”), you will be asked to consider and vote upon the following proposals:

1.	To approve the sale of our content delivery and storage business (the “Asset Sale”) pursuant to the Asset Purchase Agreement (as it may be amended from time to time, the “Asset Purchase Agreement”), dated as of October 13, 2017, by and between Vecima Networks Inc., a corporation existing under the laws of Canada, and Concurrent;
2.	To approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to Concurrent’s named executive officers in connection with the Asset Sale;
3.	To adjourn the Special Meeting to a later time or date, if necessary or appropriate (as determined in good faith by our board of directors), from time to time, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Asset Sale; and
4.	To transact any other business as may properly come before the Special Meeting.

Our board of directors has specified November 3, 2017 as the record date (the “Record Date”) for the Special Meeting. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting.

Our board of directors has unanimously approved each of the proposals and recommends that you vote (1) “FOR” the proposal to approve the Asset Sale, (2) “FOR” the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to Concurrent’s named executive officers in connection with the Asset Sale, and (3) “FOR” adjourning the Special Meeting to a later time or date, if necessary or appropriate (as determined in good faith by our board of directors), from time to time, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Asset Sale.

Your prompt cooperation is greatly appreciated.

By Order of the Board of Directors,

Heather Asher
Corporate Secretary

Duluth, Georgia
November 6, 2017

Your vote is very important to us.  Whether or not you expect to attend the Special Meeting, please sign the enclosed proxy and return it promptly in the envelope provided, or vote via Internet or telephone. Instructions are provided on the proxy card. Returning the proxy card does not deprive you of your right to attend the Special Meeting and to vote your shares in person. Failure to vote (either by proxy or in person by ballot), abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” the proposal to approve the Asset Sale but will not have an effect on the other proposals.

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SUMMARY TERM SHEET

This summary term sheet highlights selected information included elsewhere in this proxy statement related to the proposed sale of our Content Delivery and Storage Business, pursuant to the terms and conditions of the Asset Purchase Agreement. The Asset Purchase Agreement is attached as Annex A to this proxy statement. We encourage you to read the Asset Purchase Agreement carefully and in its entirety.

This summary term sheet may not contain all of the information that is important to you. To understand the Asset Purchase Agreement more fully and for a more complete description of the legal terms of the Asset Sale, you should carefully read this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement. Each item in this summary term sheet includes page references directing you to a more complete description of that item in this proxy statement. See “Where You Can Find More Information” beginning on page 75.

In this proxy statement, references to (i) “Concurrent,” “we,” “our” or “us” refer to Concurrent Computer Corporation and its subsidiaries, (ii) “the board” or “the board of directors” refer to the board of directors of Concurrent Computer Corporation, (iii) “Vecima” refers to Vecima Networks Inc. and its subsidiaries unless, in each case, otherwise indicated or the context otherwise requires and (iv) “Asset Purchase Agreement” refers to the Asset Purchase Agreement as it may be amended from time to time.

The Parties to the Asset Sale (Page 20)

Concurrent Computer Corporation

Concurrent is a Delaware corporation dedicated to global software and solutions focused on storing, protecting, transforming, and delivering visual media. Concurrent operates a content delivery and storage business (the “Content Delivery and Storage Business”) that consists of software, hardware and services for intelligently storing, processing and streaming video content to a variety of consumer devices. Our streaming, video processing and storage products and services are deployed by service providers to support consumer-facing video applications including live broadcast video, video-on-demand and time-shifted television services such as cloud-based digital video recording. Our principal assets consist of the Content Delivery and Storage Business described in this proxy statement (which is the subject of the Asset Sale to be voted on at the Special Meeting to which this proxy statement relates), net operating loss carry forwards under applicable U.S., state, and foreign tax laws, and cash and cash equivalents. Our common stock is listed on The NASDAQ Global Market under the symbol “CCUR”. Our principal executive office is located at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096, and our main telephone number is (678) 258-4000.

Vecima Networks Inc.

Vecima is a globally recognized leader in creating breakthrough technology solutions that empower network service providers to connect people and enterprises to information and entertainment worldwide. Vecima products for the cable industry allow service providers a cost-effective Last Mile Solution® for both video and broadband access, especially in the demanding business services market segment. Vecima also provides fleet managers the key information and analytics they require to optimally manage their business under the Contigo, Nero Global Tracking, and FleetLynx brands. Vecima’s common stock is listed on the Toronto Stock Exchange under the symbol “VCM”. Vecima’s principal executive office is located at 771 Vanalman Avenue, Victoria, British Columbia V8Z 3B8, Canada, and its main telephone number is (250) 881-1982.

The Asset Sale

If the Asset Sale is approved by our stockholders and the other conditions to closing set forth in the Asset Purchase Agreement are satisfied or waived, Vecima will purchase substantially all of the assets and assume specified liabilities of the Content Delivery and Storage Business for $29 million in cash, subject to a net working capital adjustment as described below. At the closing, $1.45 million of the purchase price will be placed into escrow for a period of 12 months as security for the performance of our indemnification obligations under the Asset Purchase Agreement. Concurrent will continue as a public company after the closing of the Asset Sale but will no longer receive any revenue from the Content Delivery and Storage

Business. The Asset Purchase Agreement is attached as Annex A to this proxy statement. We encourage you to read the Asset Purchase Agreement carefully and in its entirety because it is the legal document that governs the Asset Sale.

Net Proceeds from the Asset Sale (Page 42)

If the Asset Sale is completed, Concurrent will receive at the closing of the Asset Sale $27.55 million in cash, subject to adjustment for estimated net working capital as of the closing. The remaining $1.45 million of the $29 million purchase price will be placed into escrow for a period of 12 months as security for the performance of our indemnification obligations under the Asset Purchase Agreement. The net proceeds of the Asset Sale retained by Concurrent will depend on final transaction expenses, taxes payable as a result of the Asset Sale and the estimated net working capital calculation on the closing date.

Post-Closing Business and Use of Net Proceeds from the Asset Sale (Page 42)

Following the Asset Sale, our primary assets will be approximately $63 million in cash, cash equivalents and short-term investments, $3.45 million in escrow receivables related to the escrow agreements we entered into in connection with the sale of our Linux and real-time business (the “Real-Time Business”) and the Escrow Agreement described herein, and approximately $48 million in U.S. federal net operating loss carryforwards. The board of directors has formed an investment committee consisting of Wayne Barr, Robert Pons, and Steven Singer (the “Investment Committee”) to evaluate options to maximize the value of our remaining assets, including identifying potential opportunities to invest in or acquire one or more operating businesses that provide opportunities for appreciation in value. As of the date hereof, the Investment Committee has not identified any specific acquisition or investment target. If the Investment Committee is unable to identify a suitable acquisition target that is appropriately valued, we may consider alternatives for returning capital to stockholders while we wind up our affairs. If we wind up our affairs and liquidate under applicable law, our net operating loss carryforwards will be forfeited.

On October 27, 2017, the board of directors determined that Concurrent will (i) make the regularly scheduled quarterly dividend payment of $0.12 per share of common stock in December 2017 and (ii) suspend future dividend payments while the Investment Committee considers potential acquisition targets and alternative uses of our remaining assets, including the proceeds of the Asset Sale.

If the Asset Sale is completed, a portion of the purchase price received by Concurrent at closing will be used to pay transaction expenses related to the Asset Sale and other retained liabilities of Concurrent. In addition to the portion of the purchase price payable by Vecima into escrow, Concurrent intends to retain sufficient assets to cover Concurrent’s potential contingent liabilities, including those arising from the defined benefit pension plans maintained for a number of former employees of Concurrent’s German subsidiary.

Risk Factors Relating to the Proposal to Approve the Asset Sale (Page 49)

In considering whether to vote in favor of the Asset Sale, you should consider a number of risks and uncertainties, including, among others, that:

•	there can be no assurances that we will be successful in investing the proceeds of the Asset Sale;
•	you are not guaranteed any proceeds from the Asset Sale; and
•	the Asset Sale may not be completed if the conditions to closing set forth in the Asset Purchase Agreement are not satisfied or waived.

The Special Meeting (Page 16)

Date, Time and Place.  The Special Meeting will be held at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096, on Wednesday, December 13, 2017 at 9:00 a.m. local time.

Purpose.  You will be asked to consider and vote upon the following proposals:

1.	To approve the sale of the Content Delivery and Storage Business pursuant to the Asset Purchase Agreement;
2.	To approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to Concurrent’s named executive officers in connection with the Asset Sale, the value of which is disclosed in the table under the heading “The Asset Sale (Proposal No. 1) — Interests of Concurrent’s Directors and Executive Officers in the Asset Sale — Quantification of Payments and Benefits to Concurrent’s Named Executive Officers”; and
3.	To adjourn the Special Meeting to a later time or date, if necessary or appropriate (as determined in good faith by our board of directors), from time to time, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Asset Sale.

Record Date and Quorum.  You are entitled to vote at the Special Meeting if you owned shares of our common stock at the close of business on the Record Date. You will have one vote for each share of our common stock that you owned on the Record Date. As of the Record Date, there were 9,893,228 shares of our common stock issued, outstanding and entitled to vote at the Special Meeting. A majority of the shares of our common stock issued, outstanding and entitled to vote at the Special Meeting constitutes a quorum for the purpose of considering the proposals.

Vote Required.  The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the Asset Sale. Approval of each of the advisory proposal on named executive officer sale-related compensation and the adjournment proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal, but is not a condition to the completion of the Asset Sale. Notwithstanding approval of the Asset Sale by our stockholders at the Special Meeting, our board of directors may, subject to the terms and conditions of the Asset Purchase Agreement, abandon the Asset Sale without further action by the stockholders.

Common Stock Ownership of Directors and Executive Officers.  As of November 3, 2017, the directors and executive officers of Concurrent had, or were deemed to have, beneficial ownership of, in the aggregate, approximately 3.2% of the shares of our common stock entitled to vote at the Special Meeting. Simultaneously with the execution of the Asset Purchase Agreement, director and chief executive officer Derek Elder, chief financial officer Warren Sutherland, and directors Wayne Barr, Robert Pons, and Dilip Singh entered into a Voting Agreement (solely in their capacity as stockholders) together with JDS1, LLC, our largest stockholder and beneficial owner of approximately 17.7% of our issued and outstanding common stock based on public filings as of November 3, 2017, with Vecima pursuant to which, among other things, each of them agreed to vote to approve the Asset Sale, as described under the heading “The Asset Sale (Proposal No. 1) — Agreements Related to the Asset Purchase Agreement”.

Voting and Proxies.  Any stockholder of record entitled to vote at the Special Meeting may submit a proxy by returning the enclosed proxy card by mail, by voting via Internet or telephone, or by voting by ballot by appearing in person at the Special Meeting. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with the voting instruction card you will receive from your bank, broker or other nominee. The failure of any stockholder to submit a signed proxy card, to vote by Internet or telephone, or to vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to approve the Asset Sale but will not have an effect on the advisory proposal on named executive officer sale-related compensation or the adjournment proposal. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve the Asset Sale but will not have an effect on the advisory proposal on named executive officer sale-related compensation or the adjournment proposal. Your prompt cooperation is greatly appreciated.

Revocability of Proxy.  If you hold your shares in your name as a stockholder of record, you have the right to change or revoke your proxy at any time before the vote is taken at the Special Meeting in any of the following ways:

•	by written notice to our Corporate Secretary at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096;
•	by attending the Special Meeting and voting by ballot in person (your attendance at the Special Meeting will not, by itself, revoke your proxy; you must vote by ballot at the meeting);

•	by submitting a later-dated proxy card; or
•	by voting via telephone or Internet at a later time or date.

If you hold your shares in “street name” through a bank, broker or other nominee, and you wish to change or revoke your proxy at any time before the vote is taken at the Special Meeting, please follow the directions received from your bank, broker or other nominee to change or revoke those instructions.

Treatment of Equity Awards in the Asset Sale (Page 42)

The compensation committee of our board of directors (the “Compensation Committee”) has determined that the Asset Sale constitutes a change in control under our Amended and Restated 2011 Stock Incentive Plan (our “Equity Incentive Plan”). Accordingly, the Compensation Committee has recognized the acceleration of the vesting and the lapse of restrictions on all equity awards, including stock options, stock appreciation rights and restricted stock, granted under our Equity Incentive Plan and payment of any associated accrued dividends in connection with the consummation of the Asset Sale.

Interests of Concurrent’s Directors and Executive Officers in the Asset Sale (Page 42)

Certain of our directors and executive officers may have interests in the Asset Sale that are different from, or in addition to, your interests as a stockholder and that may create potential conflicts of interest. Our board of directors was aware that these interests existed when it approved the Asset Purchase Agreement and the Asset Sale.

Reasons for the Asset Sale; Recommendation of Our Board of Directors (Page 32)

After careful consideration, our board of directors has unanimously determined that the Asset Sale and the form, terms and provisions of the Asset Purchase Agreement are advisable, expedient and for the best interests of Concurrent and its stockholders. Our board of directors has approved the Asset Purchase Agreement and the transactions contemplated by the Asset Purchase Agreement, including the sale of the Content Delivery and Storage Business. A discussion of the material factors considered by our board in reaching its conclusions can be found under the heading “The Asset Sale (Proposal No. 1) — Reasons for the Asset Sale; Recommendation of Our Board of Directors.” Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the Asset Sale, “FOR” the advisory proposal on named executive officer sale-related compensation, and “FOR” the adjournment proposal.

Opinion of Needham & Company (Page 36)

On October 13, 2017, Needham & Company, LLC (“Needham & Company”) delivered its oral opinion to our board of directors, which was subsequently confirmed in writing, that, as of that date and based upon and subject to the assumptions and other matters described in the written opinion, the consideration to be received by Concurrent in the Asset Sale pursuant to the Asset Purchase Agreement was fair to Concurrent from a financial point of view. As discussed under the heading “— Initial Consideration to be Received by Concurrent”, the cash payment described above is subject to adjustment pursuant to the terms of the Asset Purchase Agreement.

The full text of the written opinion of Needham & Company, dated October 13, 2017, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on and scope of the review undertaken in connection with the opinion, is attached as Annex B. Needham & Company provided its opinion for the information and assistance of our board of directors in connection with our board of directors’ consideration of the Asset Sale. The Needham & Company opinion does not address any other aspect of the Asset Sale and is not a recommendation to any stockholder of Concurrent as to how that stockholder should vote or act on any matter relating to the Asset Sale.

Agreements Related to the Asset Purchase Agreement (Page 46)

In connection with the Asset Sale, we and Vecima have agreed to enter into the Transition Services Agreement, providing that we and Vecima will each provide certain services requested by the other party following the closing of the Asset Sale, the Escrow Agreement and the Non-Compete Agreement. The Non-Compete Agreement provides that until the third anniversary of the closing of the Asset Sale, we will not:

•	engage in any activity that competes with the Content Delivery and Storage Business;
•	use or disclose any confidential, non-public information to be transferred to Vecima at the closing or otherwise related to the Content Delivery and Storage Business; or
•	own, manage, operate, assist, invest in or acquire any person or entity that competes with the Content Delivery and Storage Business (except for ownership of 5% or less of the outstanding securities of a publicly traded entity).

In addition, Vecima and certain of our stockholders entered into the Voting Agreement.

Financing for the Asset Sale

There is no financing contingency in the Asset Purchase Agreement.

Regulatory Approvals (Page 47)

Neither we nor Vecima are aware of any regulatory requirements or governmental approvals or actions that may be required to consummate the Asset Sale, except for compliance with the applicable regulations of the Securities and Exchange Commission (the “SEC”) in connection with this proxy statement.

No Solicitation of Other Offers (Page 63)

In connection with the Asset Purchase Agreement, we have agreed not to:

•	solicit, initiate, knowingly encourage, or knowingly facilitate any acquisition proposal or related inquiry (see “The Asset Purchase Agreement — Acquisition Proposals” for the definition of acquisition proposal);
•	provide information or engage in discussions regarding any acquisition proposal or inquiry;
•	provide any information in connection with any acquisition proposal;
•	enter into any letter of intent or similar agreement providing for any acquisition proposal; or
•	resolve or agree to do any of the foregoing.

Notwithstanding these restrictions, we may engage in the acts described above if we receive an unsolicited and bona fide acquisition proposal prior to approval of the Asset Sale by our stockholders at the Special Meeting, and our board of directors determines in good faith that such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal (see “The Asset Purchase Agreement — Acquisition Proposals” for the definition of superior proposal).

Conditions to the Closing (Page 62)

Each party’s obligation to effectuate the Asset Sale is subject to the satisfaction or waiver of the following conditions:

•	no legal proceeding or action shall be pending or threatened that would enjoin, restrict or prohibit the purchase and sale of the Purchased Assets (as defined below under the heading “The Asset Purchase Agreement — Assets to be Sold”);
•	no injunction against the closing entered by a court of competent jurisdiction shall be in effect; and
•	the stockholders of Concurrent shall have approved the Asset Sale.

Vecima’s obligation to effectuate the Asset Sale is subject to the satisfaction or waiver of the following additional conditions:

•	our representations and warranties shall be true and correct in all material respects (without giving effect to any materiality qualifiers contained therein);
•	we shall have complied in all material respects with all of our covenants in the Asset Purchase Agreement;
•	we shall have made our closing deliveries;
•	we shall have obtained all consents, approvals and authorizations of any governmental entity required to consummate the Asset Sale;
•	we shall have given or obtained all other consents required to consummate the Asset Sale;
•	no material adverse effect shall have occurred; and
•	we shall have delivered updated schedules to the Asset Purchase Agreement such that all such schedules are true, correct and complete as of the closing.

Our obligation to effectuate the Asset Sale is subject to the satisfaction or waiver of the following additional conditions:

•	Vecima’s representations and warranties shall be true and correct in all material respects (without giving effect to any materiality qualifiers contained therein);
•	Vecima shall have complied in all material respects with all of its covenants in the Asset Purchase Agreement; and
•	Vecima shall have made its closing deliveries.

Termination of the Asset Purchase Agreement (Page 63)

The Asset Purchase Agreement may be terminated at any time prior to the closing as follows:

•	by mutual written consent of Concurrent and Vecima;
•	by either Concurrent or Vecima, if:
º	the closing shall not have occurred by the date that is four months from the date of the execution of the Asset Purchase Agreement (the “End Date”) so long as the failure of the closing to occur by the End Date was not caused by the terminating party’s breach or failure to perform its obligations under the Asset Purchase Agreement;
º	a governmental authority shall have issued a final order or law permanently enjoining, restraining or prohibiting the transactions contemplated by the Asset Purchase Agreement, so long as the issuance of such order or law was not primarily due to the terminating party’s breach or failure to perform its obligations under the Asset Purchase Agreement; or
º	the approval of the Asset Sale by our stockholders at the Special Meeting shall not have been obtained.
•	By Vecima, if:
º	our board of directors shall have modified or withdrawn its recommendation that our stockholders approve the Asset Sale;
º	we shall have breached in any material respect our obligations relating to acquisition proposals (as described below);
º	we shall have breached our obligations relating to the Special Meeting and this proxy statement in a manner that has a material adverse impact on the approval of the Asset Sale by Concurrent’s stockholders; or

º	we shall have breached any covenant or made any inaccurate representation or warranty, which has prevented or would prevent the satisfaction of any closing condition and such breach or inaccuracy (i) has not been waived by Vecima and (ii) is not capable of being cured by the End Date or, to the extent so curable, has not been cured by Concurrent within 30 days after we receive notice thereof from Vecima.
•	By Concurrent, if:
º	we enter into an agreement in respect of a superior proposal;
º	Vecima shall have breached any covenant or made any inaccurate representation or warranty, which has prevented or would prevent the satisfaction of any closing condition and such breach or inaccuracy (i) has not been waived by Concurrent and (ii) is not capable of being cured by the End Date or, to the extent so curable, has not been cured by Vecima within 30 days after receiving notice thereof from Concurrent; or
º	all of the conditions to Vecima’s obligation to effect the closing have been satisfied and Vecima fails to effect the closing by the third business day after the later of (i) delivery of notice thereof by Concurrent and (ii) the date on which the closing otherwise would have occurred.

Termination Fee (Page 64)

We must pay a termination fee of $1.45 million in cash to Vecima under the following circumstances:

•	if we terminate the Asset Purchase Agreement in order to enter a definitive agreement with respect to a superior proposal;
•	if Vecima terminates the Asset Purchase Agreement after (i) our board of directors modifies or withdraws its recommendation that our stockholders approve the Asset Sale; (ii) we breach in any material respect our obligations relating to acquisition proposals; or (iii) we breach our obligations relating to the Special Meeting and this proxy statement in a manner that has a material adverse impact on the approval of the Asset Sale by our stockholders; or
•	if all three of the following events occur:
º	an acquisition proposal is communicated to us or announced publicly after the date of the Asset Purchase Agreement;
º	the Asset Purchase Agreement has been terminated (i) by Vecima as the result of our breach or (ii) by either party if the closing has not occurred by the End Date or has been permanently enjoined or prohibited; and
º	within six months after such termination we enter into a definitive agreement with respect to any acquisition proposal (which need not be the same acquisition proposal described above) and such acquisition proposal is thereafter consummated.

Escrow (Page 58)

At the closing, $1.45 million of the total cash consideration will be placed into escrow and serve as security for the performance of our indemnification obligations under the Asset Purchase Agreement. On the date that is 12 months following the closing, the escrow agent will release to us the balance of the escrow amount that has not been distributed to Vecima to satisfy indemnified losses, except that the escrow agent will retain some or all of the escrow amount to the extent necessary to satisfy unresolved claims for indemnification, if any.

Indemnification (Page 65)

Concurrent and Vecima have agreed to indemnify each other after the closing of the Asset Sale for losses sustained under certain circumstances, as more fully described in this proxy statement and the Asset Purchase Agreement.

Change of Name (Page 47)

Among the assets being transferred to Vecima under the Asset Purchase Agreement is the limited right to use the name “Concurrent Computer Corporation.” Accordingly, following the closing, we anticipate that we will file a certificate of amendment to our certificate of incorporation and amend our bylaws for the purpose of effecting a corporate name change.

Pursuant to Section 242(b)(1) of the Delaware General Corporation Law and our bylaws, the name change and related certificate of amendment will not require stockholder approval but will need to be approved by our board of directors. Our board of directors has not yet made a final decision on a new name for the company. If the Asset Sale is not consummated, our name will remain “Concurrent Computer Corporation.”

Accounting Treatment of the Asset Sale (Page 48)

The Asset Sale is expected to be accounted for as a sale of a business for accounting purposes. At the closing of the Asset Sale, any excess of purchase price received by us, less transaction expenses, over the book value of the assets sold will be recognized as a gain for financial accounting purposes. In subsequent reporting periods, the Content Delivery and Storage Business for current and prior years, including any gain on the sale of the assets, will be presented as a discontinued operation for financial reporting purposes.

Certain U.S. Federal Income Tax Consequences of the Asset Sale (Page 48)

The Asset Sale will be a taxable event to us for U.S. federal income tax purposes. We do not, however, anticipate that we will incur significant U.S. federal income tax liabilities as a result of the transaction due to the availability of net operating loss carryforwards. We anticipate that the Asset Sale will result in alternative minimum tax and state income taxes to us, but we do not expect that the Asset Sale will result in any U.S. federal income tax consequences to our stockholders.

No Appraisal Rights in Respect of the Asset Sale (Page 47)

Neither Delaware law nor our certificate of incorporation provides for stockholder appraisal rights in connection with the Asset Sale.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE ASSET SALE

The following questions and answers are intended to address briefly some commonly asked questions regarding the sale of the Content Delivery and Storage Business, the Asset Purchase Agreement and the Special Meeting. These questions and answers may not address all questions that may be important to you as a stockholder of Concurrent. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement. See “Where You Can Find More Information”, beginning on page 75.

Q:	What do I need to do now?
A:	We urge you to carefully read this proxy statement, including its annexes, and to consider how the Asset Sale will affect you. Even if you plan to attend the Special Meeting, if you hold your shares in your own name as the stockholder of record, please vote your shares by signing, dating and returning the enclosed proxy card. You can also vote via Internet or telephone, or attend the Special Meeting and vote by ballot in person. If you hold your shares in “street name,” follow the procedures provided by your bank, broker or other nominee.
Q:	When and where is the Special Meeting?
A:	The Special Meeting will be held at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096, on Wednesday, December 13, 2017 at 9:00 a.m. local time.
Q:	Who is entitled to vote at the Special Meeting?
A:	Only stockholders of Concurrent as of the close of business on the Record Date are entitled to receive notice of the Special Meeting and to vote the shares of our common stock that they held at that time at the Special Meeting. If you hold your shares through a bank, broker or other nominee, you must obtain from the record holder a “legal proxy” issued in your name in order to vote in person at the Special Meeting.
Q:	What am I being asked to vote on at the Special Meeting?
A:	You will be asked to consider and vote upon the following proposals:
1.	to approve the sale of the Content Delivery and Storage Business to Vecima pursuant to the Asset Purchase Agreement;
2.	to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to Concurrent’s named executive officers in connection with the Asset Sale; and
3.	to adjourn the Special Meeting to a later time or date, if necessary or appropriate (as determined in good faith by our board of directors), from time to time, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Asset Sale.
Q:	How does the board of directors recommend that I vote?
A:	After careful consideration of a variety of factors described in this proxy statement, the board of directors unanimously recommends that you vote “FOR” the proposal to approve the Asset Sale, “FOR” the advisory proposal on named executive officer sale-related compensation, and “FOR” the adjournment proposal. You should read “The Asset Sale (Proposal No. 1) — Reasons for the Asset Sale; Recommendation of Our Board of Directors” for a discussion of the factors that our board considered in deciding to recommend approval of the sale of the Content Delivery and Storage Business pursuant to the Asset Purchase Agreement.
Q:	Who will buy the Content Delivery and Storage Business and for what price?
A:	If the Asset Sale is approved by our stockholders and completed, Vecima will buy the Content Delivery and Storage Business for a purchase price of $29 million in cash, subject to adjustment for net working capital as provided in the Asset Purchase Agreement, and assume certain liabilities and obligations associated with the Content Delivery and Storage Business. At the closing, $1.45 million of the purchase price will be placed into escrow for a period of 12 months as security for the performance of our indemnification obligations under the Asset Purchase Agreement. See “The Asset Purchase Agreement — Purchase Price and Closing Adjustment” and “The Asset Purchase Agreement — Post-Closing Purchase Price Adjustment.”
Q:	What assets are being sold by Concurrent and what liabilities will be assumed by Vecima?
A:	The assets we propose to sell consist of substantially all of the assets of the Content Delivery and Storage Business, including, among others, intellectual property, equipment, contracts and goodwill. In addition, Vecima will assume certain liabilities of the Content Delivery and Storage Business, including, among others, our current liabilities reflected in working capital at closing, trade accounts payable and obligations under contracts assigned to Vecima.
Q:	Will any of the proceeds from the Asset Sale be distributed to me as a stockholder?
A:	The net proceeds from the Asset Sale will be received by Concurrent, not our stockholders. We intend to use some of the proceeds from the Asset Sale to pay off certain retained liabilities and obligations, including transaction costs associated with the proposed Asset Sale. We do not intend to distribute the net proceeds of the Asset Sale to our stockholders.

See “The Asset Sale (Proposal No. 1) — Post-Closing Business and Use of Net Proceeds from the Asset Sale”.

Q:	Does Concurrent intend to effect any acquisition transactions?
A:	If the Asset Sale is completed, our board of directors (after consultation with the Investment Committee) may consider approving the use of all or a portion of the net proceeds for future acquisitions, but no specific acquisition targets have been identified. There can be no assurance that any suitable acquisition target will ever be identified or that other elements of the acquisition program will be successful or will generate any revenue or profits in current or future periods. See “Risk Factors Relating to the Proposal to Approve the Asset Sale.”
Q:	Why am I being asked to consider and cast a vote on the Asset Sale? What will happen if the Asset Sale is not approved by Concurrent’s stockholders or is not completed for any other reason?
A:	Concurrent is incorporated under Delaware law, which requires that a corporation obtain approval from its stockholders for the sale of “all or substantially all” of its property and assets. The Asset Sale may be deemed to constitute such a sale. We are therefore seeking stockholder approval for the Asset Sale. Approval of our stockholders is also a condition to closing under the Asset Purchase Agreement.

If the Asset Sale is not approved by Concurrent’s stockholders, or if the Asset Sale is not completed for any other reason, (i) we may be required to pay a termination fee of $1.45 million to Vecima under certain circumstances, (ii) we may have difficulty recouping the costs incurred in connection with negotiating the Asset Sale, (iii) our relationships with our customers, suppliers and employees may be damaged and our business may be harmed, and (iv) the market price for our common stock may decline.

If the Asset Sale is not completed, we may explore other potential transactions, including a sale of the Content Delivery and Storage Business to another party on such terms as our board of directors may approve. The terms of an alternative transaction may be less favorable to us than the terms of the Asset Sale and there can be no assurance that we will be able to reach agreement with or complete an alternative transaction with another party.

Notwithstanding approval of the Asset Sale by our stockholders at the Special Meeting, our board of directors may, subject to the terms and conditions of the Asset Purchase Agreement, abandon the Asset Sale without further action by the stockholders.

Q:	When is the Asset Sale expected to be completed?
A:	If the Asset Sale is approved by our stockholders, we expect to complete the Asset Sale as soon as reasonably practicable after all of the closing conditions in the Asset Purchase Agreement have been satisfied or waived. We currently anticipate that the Asset Sale will be completed in December 2017 or

January 2018, subject to the satisfaction or waiver of all closing conditions. The exact timing of the completion of the Asset Sale, however, cannot be predicted. See “The Asset Purchase Agreement — Closing” and “The Asset Purchase Agreement — Conditions to the Closing.”
Q:	How will Concurrent’s stock options and other equity awards be treated in the Asset Sale?
A:	The Compensation Committee of our board of directors has determined that the Asset Sale constitutes a change in control under our Equity Incentive Plan. Accordingly, the Compensation Committee has recognized the acceleration of the vesting and the lapse of restrictions on all equity awards, including stock options, stock appreciation rights and restricted stock, granted under our Equity Incentive Plan and payment of any associated accrued dividends in connection with the consummation of the Asset Sale.

Q:	Will Concurrent continue to be publicly traded following the Asset Sale?
A:	We will continue to be subject to the rules and regulations of the SEC and The NASDAQ Global Market whether or not the Asset Sale closes.

Following the Asset Sale, our primary assets will be approximately $63 million in cash, cash equivalents and short-term investments, $3.45 million in escrow receivables related to the escrow agreements we entered into in connection with the sale of the Real-Time Business and the Escrow Agreement described herein, and approximately $48 million in U.S. federal net operating loss carryforwards. Following the Asset Sale, our remaining liabilities will consist solely of the liabilities retained in the Asset Sale, including certain director and officer indemnification obligations, accrued transaction expenses and pension liabilities (including with respect to the defined benefit pension plans maintained for a number of former employees of Concurrent’s German subsidiary). Following the completion of the Asset Sale, the Content Delivery and Storage Business will be owned and operated by Vecima, and we will have no interest in, and will receive no income from, the Content Delivery and Storage Business.

Even though we currently satisfy the continued listing standards for The NASDAQ Global Market, following the completion of the Asset Sale, we may fail to satisfy the continued listing standards of The NASDAQ Global Market. In the event that we are unable to satisfy the continued listing standards of The NASDAQ Global Market, our common stock may be delisted from that market. Any delisting of our common stock from The NASDAQ Global Market could adversely affect our ability to attract new investors, decrease the liquidity of our outstanding shares of common stock, reduce our flexibility to raise additional capital, reduce the price at which our common stock trades and increase the transaction costs inherent in trading such shares with overall negative effects for our stockholders. In addition, delisting of our common stock could deter broker-dealers from making a market in or otherwise seeking or generating interest in our common stock, and might deter certain institutions and persons from investing in our securities at all. For these reasons and others, delisting could adversely affect the price of our common stock and our business, financial condition and results of operations.

Q:	Will Concurrent’s ticker symbol change following the Asset Sale?
A:	Following the Asset Sale, our common stock will continue to be traded on The NASDAQ Global Market and is expected to continue trading under the symbol “CCUR”.
Q:	Am I entitled to appraisal rights in connection with the Asset Sale?
A:	No. Delaware law does not provide for stockholder appraisal rights in connection with the sale of a company’s assets.
Q:	Why am I being asked to consider and cast a vote on the advisory (non-binding) proposal on certain compensation that may be paid or become payable to Concurrent’s named executive officers in connection with the Asset Sale? What will happen if stockholders do not approve this proposal?
A:	The inclusion of this proposal is required by the rules of the SEC; however, the approval of this proposal is not a condition to the completion of the Asset Sale and the vote on this proposal is an advisory vote by stockholders and will not be binding on Concurrent or Vecima. If the Asset Sale is approved by our stockholders and completed, the sale-related compensation will be paid to Concurrent’s named executive officers in accordance with the terms of their compensation agreements and arrangements, even if stockholders fail to approve this proposal.

Q:	What vote is required for Concurrent’s stockholders to approve the Asset Sale?
A:	The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the sale of the Content Delivery and Storage Business to Vecima pursuant to the Asset Purchase Agreement. As of the close of business on the Record Date, there were 9,893,228 shares of our common stock issued, outstanding and entitled to vote at the Special Meeting.
Q:	What vote is required for Concurrent’s stockholders to approve the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to Concurrent’s named executive officers in connection with the Asset Sale?
A:	Approval of the advisory proposal on named executive officer sale-related compensation requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal.
Q:	What vote is required for Concurrent’s stockholders to adjourn the Special Meeting to a later time or date, if necessary or appropriate (as determined in good faith by our board of directors), from time to time, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Asset Sale?
A:	Approval of the proposal to adjourn the Special Meeting to a later time or date, if necessary or appropriate (as determined in good faith by our board of directors), from time to time, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Asset Sale requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal.
Q:	What is a quorum?
A:	A quorum of the holders of the outstanding shares of our common stock must be present for the Special Meeting to be held. A quorum is present if the holders of a majority of the issued and outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes, if any, are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.
Q:	How do I vote?
A:	You may vote:
•	by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope;
•	by attending the Special Meeting and voting by ballot in person (your attendance at the Special Meeting will not, by itself, revoke your proxy; you must vote by ballot at the meeting);
•	if you hold your shares in “street name,” by following the procedures on the voting instruction card provided by your bank, broker or other nominee; or
•	via telephone or Internet. If this option is available to you, you will have received an insert with this proxy statement explaining the procedure.

If you return your signed and dated proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to approve the Asset Sale, “FOR” the advisory proposal on named executive officer sale-related compensation, and “FOR” the adjournment proposal. The failure of any stockholder to submit a signed proxy card, to vote by Internet or telephone, or to vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to approve the Asset Sale but will not have an effect on the advisory proposal on named executive officer sale-related compensation or the adjournment proposal. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve the Asset Sale but will not have an effect on the advisory proposal on named executive officer sale-related compensation or the adjournment proposal. A vote to “ABSTAIN” will have the same effect as a vote “AGAINST” the proposal to approve the Asset Sale but will not have an effect on the advisory proposal on named executive officer sale-related compensation or the adjournment proposal.

Q:	How can I change or revoke my vote?
A:	If you hold your shares in your name as a stockholder of record, you have the right to change or revoke your proxy at any time before the vote is taken at the Special Meeting in any of the following ways:
•	by written notice to our Corporate Secretary at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096;
•	by attending the Special Meeting and voting by ballot in person (your attendance at the Special Meeting will not, by itself, revoke your proxy; you must vote by ballot at the meeting);
•	by submitting a later-dated proxy card; or
•	by voting via telephone or Internet at a later time or date.

If you hold your shares in “street name” through a bank, broker or other nominee, and you wish to change or revoke your proxy at any time before the vote is taken at the Special Meeting, please follow the directions received from your bank, broker or other nominee to change or revoke those instructions.

Q:	If my shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me? What are “broker non-votes”?
A:	Under the rules and interpretations of the New York Stock Exchange, brokers who hold shares in “street name” for customers (including NASDAQ-listed securities like our common stock) have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to matters deemed “non-routine”, including any director election, contested matter or other matter that may substantially affect the rights and privileges of stockholders. As a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares on “non-routine” matters, which are referred to generally as “broker non-votes.”

Broker non-votes typically exist only where a single proxy contains both “routine” and “non-routine” proposals. The proposal to approve the Asset Sale, the advisory proposal on executive compensation and the adjournment proposal are each considered to be a “non-routine” matter and as a result, brokers and nominees cannot vote your shares on these proposals in the absence of your direction. Accordingly, we do not expect that there will be broker discretionary voting on at least one proposal and, thus, we do not expect any “broker non-votes” at the Special Meeting. In that case, shares held in “street name” and for which voting instructions have not been received, cannot be voted by the broker, will not count as present and entitled to vote for purposes of determining a quorum, will have the same effect as votes “AGAINST” the proposal to approve the Asset Sale and will not have an effect on the advisory proposal on executive compensation or the adjournment proposal. If, however, there are any “broker non-votes” received, they will count as present and entitled to vote for purposes of determining a quorum, will have the same effect as votes “AGAINST” the proposal to approve the Asset Sale and will not have an effect on the advisory proposal on executive compensation or the adjournment proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a voting instruction form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares.

Q:	What do I do if I receive more than one proxy or set of voting instructions?
A:	If you also hold shares directly as a record holder, in “street name” or otherwise through a nominee, you may receive more than one proxy and/or set of voting instructions relating to the Special Meeting.

These should each be voted and/or returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q:	Who will bear the cost of this solicitation?
A:	We will bear the entire cost of our solicitation, including the preparation, assembly, printing and mailing of this proxy statement and any additional materials furnished to our stockholders. The initial solicitation of proxies by mail may be supplemented by telephone, fax, e-mail, Internet and personal solicitation by our directors, officers or other regular employees. No additional compensation for soliciting proxies will be paid to our directors, officers or other regular employees for their proxy solicitation efforts. We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common stock.
Q:	Will a proxy solicitor be used?
A:	Yes. Concurrent has engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $30,000.
Q:	Who can help answer any other questions that I have?
A:	If you have additional questions about the Asset Sale, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of this proxy statement or the enclosed proxy card, please contact The Proxy Advisory Group, LLC, our proxy solicitor:

The Proxy Advisory Group, LLC
18 East 41st Street, 20th Floor
New York, New York 10017
Call Toll Free: (888) 337-7699 or (888)-55-PROXY
Banks and Brokerage Firms Call Collect: (212) 616-2180

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, and in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “contemplates,” “expects,” “may,” “will,” “could,” “should” or “would” or other similar words or phrases. These statements, which are based on information currently available to us, are not guarantees of future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and business prospects, and opportunities to materially differ from those expressed in, or implied by, these statements. These forward-looking statements speak only as of the date on which the statements were made and, except as required by applicable securities laws, we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement or elsewhere. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties, and other factors, including, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Asset Purchase Agreement;
•	the effect of the announcement of the Asset Sale on our business relationships (including with employees, customers and suppliers), operating results and business generally;
•	the failure of our stockholders to approve the Asset Sale;
•	the failure of the Asset Sale to close for any reason;
•	the outcome of pending or future litigation and governmental proceedings;
•	the amount of the costs, fees, expenses and charges related to the Asset Sale;
•	adverse developments in general business, economic and political conditions or any outbreak or escalation of hostilities on a national, regional or international basis;
•	our failure to comply with regulations and any changes in regulations;
•	the loss of any of our senior management; and
•	increased competitive pressures that may reduce revenues or increase costs.

Additional risks and uncertainties which could affect our financial condition or results are discussed in our Annual Report on Form 10-K for the fiscal year ended June 30, 3017, which is attached as Annex D to this proxy statement.

THE SPECIAL MEETING

Date, Time, and Place

The Special Meeting will be held at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096, on Wednesday, December 13, 2017 at 9:00 a.m. local time.

Purpose

The purpose of the Special Meeting is for our stockholders to consider and vote upon the following proposals:

1.	To approve the sale of the Content Delivery and Storage Business to Vecima pursuant to the Asset Purchase Agreement;
2.	To approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to Concurrent’s named executive officers in connection with the Asset Sale; and
3.	To adjourn the Special Meeting to a later time or date, if necessary or appropriate (as determined in good faith by our board of directors), from time to time, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Asset Sale.

Our stockholders must approve the Asset Sale for closing of the Asset Sale to occur. If our stockholders fail to approve the Asset Sale, closing of the Asset Sale will not occur. Notwithstanding approval of the Asset Sale by our stockholders at the Special Meeting, our board of directors may, subject to the terms and conditions of the Asset Purchase Agreement, abandon the Asset Sale without further action by the stockholders. A copy of the Asset Purchase Agreement is attached to this proxy statement as Annex A, and certain provisions of the Asset Purchase Agreement are described under the heading “The Asset Purchase Agreement.”

The vote on the named executive officer sale-related compensation proposal is a vote separate and apart from the vote on the proposal to approve the Asset Sale. Accordingly, you may vote to approve the Asset Sale and vote not to approve the named executive officer sale-related compensation proposal and vice versa. Because the vote on the named executive officer sale-related compensation proposal is advisory only, it will not be binding on either Concurrent or Vecima. Accordingly, if the Asset Sale is approved by our stockholders and completed, the compensation will be payable, subject only to the conditions applicable thereto under the applicable compensation agreements and arrangements, regardless of the outcome of the non-binding, advisory vote of our stockholders.

We do not expect that any matters other than the proposals set forth above will be brought before the Special Meeting. If, however, such a matter is properly presented at the Special Meeting or any adjournment or postponement thereof, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about November 6, 2017.

Record Date; Stockholders Entitled to Vote

You are entitled to vote at the Special Meeting if you owned shares of our common stock at the close of business on the Record Date. On the Record Date, there were 9,893,228 shares of our common stock outstanding and entitled to vote at the Special Meeting. Each share of our common stock entitles its holder to one vote on all matters properly coming before the Special Meeting.

Quorum

A quorum of the holders of the outstanding shares of our common stock must be present for the Special Meeting to be held. A quorum is present if the holders of a majority of the issued and outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes, if any, are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions from such beneficial owner are given. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned or postponed to allow for the solicitation of additional proxies.

Vote Required for Approval

The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the Asset Sale. Approval of the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to Concurrent’s named executive officers in connection with the Asset Sale requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal, but is not a condition to the completion of the Asset Sale. Approval of the proposal to adjourn the Special Meeting to a later time or date, if necessary or appropriate (as determined in good faith by our board of directors), from time to time, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Asset Sale requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal, but is not a condition to the completion of the Asset Sale.

The failure of any stockholder to submit a signed proxy card, to vote by Internet or telephone, or to vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to approve the Asset Sale but will not have an effect on the advisory proposal on named executive officer sale-related compensation or the adjournment proposal. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to approve the Asset Sale but will not have an effect on the advisory proposal on named executive officer sale-related compensation or the adjournment proposal.

Effects of Abstentions and Broker Non-Votes

For each of the proposals to be considered and voted upon at the Special Meeting, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Shares voted as abstentions will be counted for purposes of determining the presence of a quorum at the Special Meeting but will be treated as unvoted, although present and entitled to vote, for purposes of determining whether a proposal is approved. As a result, votes of “ABSTAIN” will have the same effect as a vote “AGAINST” the proposal to approve the Asset Sale but will not have an effect on the advisory proposal on named executive officer sale-related compensation or the adjournment proposal.

Under the rules and interpretations of the New York Stock Exchange, brokers who hold shares in “street name” for customers (including NASDAQ-listed securities like our common stock) have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to matters deemed “non-routine”, including any director election, contested matter or other matter that may substantially affect the rights and privileges of stockholders. As a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares on “non-routine” matters, which are referred to generally as “broker non-votes.”

Broker non-votes typically exist only where a single proxy contains both “routine” and “non-routine” proposals. The proposal to approve the Asset Sale, the advisory proposal on executive compensation and the adjournment proposal are each considered to be a “non-routine” matter and as a result, brokers and nominees cannot vote your shares on these proposals in the absence of your direction. Accordingly, we do not expect that there will be broker discretionary voting on at least one proposal and, thus, we do not expect any “broker non-votes” at the Special Meeting. In that case, shares held in “street name” and for which voting instructions have not been received, cannot be voted by the broker, will not count as present and entitled to vote for purposes of determining a quorum, will have the same effect as votes “AGAINST” the proposal to approve the Asset Sale and will not have an effect on the advisory proposal on executive compensation or the adjournment proposal.

If, however, there are any “broker non-votes” received, they will count as present and entitled to vote for purposes of determining a quorum, will have the same effect as votes “AGAINST” the proposal to approve the Asset Sale and will not have an effect on the advisory proposal on executive compensation or the adjournment proposal.

If You Plan to Attend the Special Meeting

Attendance at the Special Meeting will be limited to stockholders as of the Record Date. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts or by a bank or other nominee may be required to show a brokerage statement or account statement reflecting stock ownership as of the Record Date. Cameras, recording devices and other electronic devices will not be permitted at the Special Meeting. You may contact our Investor Relations Department by calling (415) 652-9100 or through an e-mail request to dsherk@evcgroup.com for directions to the Special Meeting.

Proxies and Revocation

If you submit a proxy by returning a signed proxy card by mail, your shares will be voted at the Special Meeting as you indicate. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the proposal to approve the Asset Sale, “FOR” the advisory proposal on named executive officer sale-related compensation, and “FOR” the adjournment proposal and in accordance with the discretion of the persons named on the enclosed proxy card on any other matters properly brought before the Special Meeting for a vote.

If your shares of common stock are held in street name, you will receive instructions from your bank, broker or other nominee that you must follow in order to have your shares voted. If you do not instruct your broker to vote your shares, it has the same effect as a vote “AGAINST” the proposal to approve the Asset Sale but will not have an effect on the advisory proposal on executive compensation or the adjournment proposal.

Proxies received at any time before the Special Meeting and not revoked or superseded before being voted will be voted at the meeting. If you hold your shares in your name as a stockholder of record, you have the right to change or revoke your proxy at any time before the vote is taken at the Special Meeting in any of the following ways:

•	by written notice to our Corporate Secretary at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096;
•	by attending the Special Meeting and voting by ballot in person (your attendance at the Special Meeting will not, by itself, revoke your proxy; you must vote by ballot at the meeting);
•	by submitting a later-dated proxy card; or
•	by voting via telephone or Internet at a later time or date.

If you hold your shares in “street name” through a bank, broker or other nominee, and you wish to change or revoke your proxy at any time before the vote is taken at the Special Meeting, please follow the directions received from your bank, broker or other nominee to change or revoke those instructions.

Adjournments

Although it is not currently expected, the Special Meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the Special Meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, a majority of the votes cast affirmatively or negatively on the adjournment proposal may adjourn the meeting at any time. Any signed proxies received by us in which no voting instructions are provided on the matter will be voted “FOR” adjourning the Special Meeting, if necessary or appropriate (as determined in good faith by our board of directors), from time to time, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Asset Sale. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

Common Stock Ownership of Directors and Executive Officers

As of November 3, 2017, the directors and executive officers of Concurrent had, or were deemed to have, beneficial ownership of, in the aggregate, approximately 3.2% of the shares of our common stock entitled to vote at the Special Meeting. Simultaneously with the execution of the Asset Purchase Agreement, director and chief executive officer Derek Elder, chief financial officer Warren Sutherland, and directors Wayne Barr, Robert Pons, and Dilip Singh entered into a Voting Agreement (solely in their capacity as stockholders) together with JDS1, LLC, our largest stockholder and beneficial owner of approximately 17.7% of our issued and outstanding common stock based on public filings as of November 3, 2017, with Vecima pursuant to which, among other things, each of them agreed to vote to approve the Asset Sale at the Special Meeting, as described under the heading “The Asset Sale (Proposal No. 1) — Agreements Related to the Asset Purchase Agreement”.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Concurrent on behalf of its board of directors. In addition, Concurrent has engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $30,000. The initial solicitation of proxies by mail may be supplemented by telephone, fax, e-mail, Internet and personal solicitation by our directors, officers or other regular employees. No additional compensation for soliciting proxies will be paid to our directors, officers or other regular employees for their proxy solicitation efforts. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of our common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses.

Other Matters

We do not know of any other business that will be presented at the Special Meeting. If any other proposal properly comes up for a vote at the Special Meeting in which your proxy has provided discretionary authority, the persons named on the enclosed proxy card will vote your shares in their discretion.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on December 13, 2017

The proxy statement is available at http://www.concurrent.com/about/investors/.

Questions and Additional Information

If you have additional questions about the Asset Sale, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of this proxy statement or the enclosed proxy card, please call The Proxy Advisory Group, LLC, our proxy solicitor:

The Proxy Advisory Group, LLC
18 East 41st Street, 20th Floor
New York, New York 10017
Call Toll Free: (888) 337-7699 or (888)-55-PROXY
Banks and Brokerage Firms Call Collect: (212) 616-2180

THE ASSET SALE (PROPOSAL NO. 1)

The Parties to the Asset Sale

Concurrent Computer Corporation
4375 River Green Parkway
Suite 100
Duluth, Georgia 30096
Telephone: (678) 258-4000

Concurrent is a Delaware corporation dedicated to global software and solutions focused on storing, protecting, transforming, and delivering visual media. Concurrent operates a content delivery and storage business that consists of software, hardware and services for intelligently storing, processing and streaming video content to a variety of consumer devices. Our streaming, video processing and storage products and services are deployed by service providers to support consumer-facing video applications including live broadcast video, video-on-demand and time-shifted television services such as cloud-based digital video recording. Our common stock is listed on The NASDAQ Global Market under the symbol “CCUR”.

Vecima Networks Inc.
771 Vanalman Avenue
Victoria, British Columbia V8Z 3B8
Canada
Telephone: (250) 881-1982

Vecima is a globally recognized leader in creating breakthrough technology solutions that empower network service providers to connect people and enterprises to information and entertainment worldwide. Vecima products for the cable industry allow service providers a cost-effective Last Mile Solution® for both video and broadband access, especially in the demanding business services market segment. Vecima also provides fleet managers the key information and analytics they require to optimally manage their business under the Contigo, Nero Global Tracking, and FleetLynx brands. Vecima’s common stock is listed on the Toronto Stock Exchange under the symbol “VCM”.

Background of the Asset Sale

Our board of directors periodically reviews and assesses strategic alternatives available to us.

On February 12, 2016, JDS1, LLC, our largest stockholder, sent a letter to our board of directors asking Concurrent to explore alternatives to maximize stockholder value, including retaining advisors to pursue a sale of Concurrent or our assets.

On February 27, 2016, our board of directors approved a review process to explore strategic alternatives to maximize value for Concurrent. As part of that review process, our board of directors approved the creation of a special committee of our board of directors, which was comprised of Mr. Elder, Steve Nussrallah (then the chairman of our board of directors) and Charles Blackmon, and the engagement of Needham & Company to serve as our financial advisor during the strategic review process. Needham & Company was selected as our financial advisor following interviews with four potential financial advisors. The special committee was formed to oversee the day-to-day operations of the strategic review process and was directed to report its findings to our board of directors periodically. Over the course of its existence, the special committee met approximately 30 times while continually reporting its progress to our board of directors. As part of the special committee’s formation, our board of directors authorized the special committee to direct Needham & Company as appropriate.

On March 1, 2016, we publicly announced the review process to explore strategic alternatives and the creation of the special committee of our board of directors.

Also on March 1, 2016, we entered into and publicly announced a tax asset preservation plan with American Stock Transfer & Trust Company, LLC, as rights agent.

During March 2016, our management, in consultation with the special committee and Needham & Company, began to conduct the strategic review process with an assessment of the historical and projected financial performance of Concurrent and its primary business units: our Linux and Real-time Business, our content delivery business (the “Content Delivery Business”) and our AquariTM storage solution business (the “Storage Business”). The initial assessment included reviews of our operational and business strategies going forward, current trends in our industries and markets, and opportunities for growth. The special committee considered and evaluated a broad range of strategic alternatives including, among others, a potential sale or merger of Concurrent, the sale of the Real-Time Business, the Content Delivery Business or other assets, but not the Storage Business, and the continued execution of the business plan that was then in place.

Between March and August 2016, representatives of Needham & Company, in consultation with and at the direction of the special committee, contacted more than 100 third parties about their possible interest in acquiring Concurrent, or all or a portion of the Content Delivery Business or the Real-Time Business, and provided many of those parties with certain information about Concurrent and its business units. Representatives of Needham & Company and Concurrent met with 16 potential third party bidders during this period.

In connection with the strategic review process, approximately 37 potential bidders entered into confidentiality agreements with Concurrent. Approximately 26 of these confidentiality agreements, including the confidentiality agreements we entered into with Vecima and Party A, contained both a standstill provision and a provision known as a “don’t ask, don’t waive” provision that did not terminate upon the announcement of a transaction. The “don’t ask, don’t waive” provision bars a potential bidder from requesting, publicly or privately, during the period of time in which the provision is in effect, an amendment or waiver by Concurrent of the standstill provision so as to allow a potential bidder to make another bid after Concurrent’s sale process has been completed or, in some cases, after the potential bidder has terminated discussions regarding a transaction with us. As the result of the standstill and the “don’t ask, don’t waive” provisions, many of the parties that executed confidentiality agreements are contractually barred from offering a competing bid, even at a higher price than contemplated by the Asset Purchase Agreement. Certain confidentiality agreements entered into by Concurrent with potential bidders, including those confidentially agreements entered into with Parties B, C, D and E, did not include “don’t ask, don’t waive” provisions.

During April 2016, our management, with the participation of representatives of Needham & Company, conducted meetings with Party A and Party B to provide high level overviews of the Content Delivery Business and discuss each party’s interest in a transaction involving the Content Delivery Business.

On April 27, 2016, our board of directors met with our outside legal counsel present. At this meeting, Mr. Elder provided an update on the work of the special committee, the status of the strategic review process, and the feedback received from interested parties to date.

On May 3, 2016, at the direction of the special committee, representatives of Needham & Company sent letters outlining the procedures for submitting a bid to nine parties that had expressed some interest in a transaction involving the Content Delivery Business, the Real-Time Business or both.

On May 24, 2016, our management and representatives of Needham & Company participated on a call scheduled to address Party A’s questions about the business, growth prospects, competitive environment and market share of the Content Delivery Business.

On June 1, 2016, Party A submitted a preliminary and non-binding proposal to acquire the Content Delivery Business for $18.7 million. Party A’s proposal was subject to, among other things, the completion of satisfactory due diligence.

On June 2, 2016, Vecima submitted a preliminary and non-binding proposal to acquire the Content Delivery Business for $24 – 28 million in cash. Later that day, our board of directors met for their regular quarterly meeting. At the request of our board of directors, our outside legal and financial advisors joined a portion of the meeting, during which representatives of Needham & Company provided an update on the status of the strategic process, including the proposals from Party A and Vecima. At this meeting, our board of directors determined that Party A’s proposal was not competitive with Vecima’s proposal.

On June 3, 2016, at the direction of our board of directors, representatives of Needham & Company conveyed our board of directors’ determination to Party A and Party A informed representatives of Needham & Company that it was not willing to proceed with further negotiations regarding a potential transaction.

On June 8, 2016, Party B submitted a preliminary and non-binding proposal to acquire the Content Delivery Business for $25 million. Party B had conducted very limited due diligence prior to submitting the proposal and refused to engage in diligence without receiving exclusivity. Shortly thereafter, Party B withdrew its indication of interest and noted that it did not receive approval from its board of directors to proceed further in the sale process.

On July 13, 2016, our board of directors met, with our outside legal and financial advisors present. Representatives of Needham & Company reviewed the sale process and the indications of interest that had been received with respect to the acquisition of the Content Delivery Business or the Real-Time Business, and noted that no proposals had been made to acquire Concurrent as a whole. Our board of directors determined that it was interested in the sale of the Content Delivery Business in a separate transaction from the sale of the Real-Time Business and vice-versa (rather than a single transaction for the combined business), as it was the view of our board that selling each business unit independently to a buyer within its respective industry would have the greatest potential to maximize value. Consequently, our board instructed Needham & Company to continue to engage with parties that had submitted indications of interest.

On July 22, 2016, Vecima submitted a revised proposal with a range of $18 – 22 million that was below its initial indication of interest as a result of Vecima’s continued due diligence and the actual performance of the Content Delivery Business relative to our fiscal 2017 annual operating plan. Vecima’s revised proposal was also subject to, among other things, the completion of satisfactory due diligence.

On July 29, 2016, our board of directors met, with members of management and representatives of our outside legal advisors in attendance. The special committee provided an updated review of the sale process regarding the indications of interests for either the Content Delivery Business or the Real-Time Business received to date. Our board of directors determined that Concurrent should continue to operate under its approved operating plan but directed management and Needham & Company to engage in further discussions with Vecima and to provide an update on those discussions at its August 2016 regular meeting.

On August 11, 2016, representatives of the respective management teams of Concurrent and Vecima, together with representatives of Needham & Company, met in person in Duluth, Georgia in order to discuss in additional detail Concurrent’s historical and projected financials, technology and intellectual property, sales, employees, operations and facilities.

On August 24, 2016, representatives of Needham & Company reviewed the sale process with our board of directors. This review included the indications of interest that had been received from six parties, three of which contemplated a transaction involving the Real-Time Business, and three of which (those from Vecima, Party A and Party B) contemplated a transaction involving the Content Delivery Business. Each of the indications of interest was non-binding in nature and was subject to significant contingencies, including the completion of satisfactory due diligence. Only three of those six parties remained actively engaged on that date, with Vecima being the only party then actively engaged in discussions of a potential transaction involving the Content Delivery Business. During the portion of the call relating to a potential sale of the Content Delivery Business, the discussion focused on the price, structure and timing of Vecima’s proposal. At this meeting, which extended through August 25, 2016, our board of directors also reviewed Concurrent’s current operations, including the underperformance of our Content Delivery Business during the current fiscal quarter. Our board of directors authorized our management and Needham & Company to proceed with negotiations with Vecima, with the final terms of any transaction to be subject to approval by our board of directors.

On August 29, 2016, we entered into a board representation and standstill agreement with JDS1, LLC, pursuant to which, among other things, we appointed Wayne Barr to our board of directors (and the special committee of our board of directors) and C. Shelton James tendered his resignation from our board of directors.

On September 2, 2016, Vecima further revised its proposal to include a purchase price of up to $21 million. Vecima’s revised proposal was also subject to, among other things, an earn-out that would delay and potentially reduce or eliminate up to $3 million of the $21 million in potential consideration, which earn-out would be subject to the achievement of business milestones to be negotiated.

During September and early October 2016, our management responded to Vecima’s due diligence questions and requests, provided additional non-public information to Vecima and engaged in numerous conversations with representatives of Vecima relating to Vecima’s efforts to value the Content Delivery Business.

On October 7, 2016, Vecima withdrew its proposal, as discussions relating to the purchase price had come to an impasse.

On October 26, 2016, our board of directors met with our management and outside legal counsel present. Among other things, Mr. Elder provided an update on the strategic review process relating to the Content Delivery Business.

Throughout the remainder of 2016 and early 2017, we continued to proceed with the strategic review process and the negotiation of definitive agreements in connection with the sale of the Real-Time Business. During the process involving the Real-Time Business, our management team also focused on the potential for a separate sale of the Content Delivery Business. Our board of directors and management continued to evaluate whether it would make strategic and economic sense for Concurrent to engage in a transaction involving each of the business units and whether that would allow us to reposition Concurrent following any such transactions.

On March 17, 2017, Party C submitted an unsolicited non-binding proposal to acquire Concurrent following a separate sale of the Real-Time Business through a merger or tender offer for $18 million (not including any of our cash and cash equivalents in excess of $4 – $6 million). Party C’s proposal contemplated that the purchase price would consist primarily of shares in Party C and was subject to, among other things, the approval of both companies’ board of directors and the completion of satisfactory due diligence.

On March 28, 2017, at a meeting with outside legal and financial advisors present, following updates from management and representatives of Needham & Company, our board of directors determined that, while our board was willing to consider a transaction with Party C on more favorable terms, Party C’s current offer was financially inadequate and undervalued Concurrent. Our board of directors directed Mr. Elder to inform Party C that Concurrent was focused on other strategic priorities and was not prepared to discuss an acquisition based on Party C’s proposed terms at that time.

On May 15, 2017, we announced that we had completed the sale and transfer of certain assets and liabilities related to the Real-Time Business to Real Time, Inc., an affiliate of Battery Ventures, for a base purchase price of $35 million. Simultaneously with such announcement, Concurrent announced the dissolution of the special committee of our board of directors formed on March 1, 2016. Please see our Current Report on Form 8-K, filed with the SEC on May 15, 2017, for a complete description of the definitive agreements relating to the sale of the Real-Time Business.

As a part of the going forward business plan that our management had formulated during the five-month negotiation of the definitive agreements for the sale of the Real-Time Business, we began making related operational and strategic adjustments intended to preserve our cash position. As part of this process, we appointed Warren Sutherland to be our chief financial officer on May 15, 2017. Mr. Sutherland replaced our previous chief financial officer who had also served as executive vice president of operations for the Real-Time Business.

Following the sale of the Real-Time Business, six third parties contacted Concurrent or Needham & Company to express interest with respect to an acquisition of all or part of the Content Delivery and Storage Business, including Vecima and Parties C, D and E and two additional parties that management determined were not financially capable of effecting a transaction on favorable terms. Each of the indications of interest was non-binding in nature and was subject to significant contingencies, including the completion of satisfactory due diligence.

On May 18, 2017, Mr. Elder met in person with representatives of Party C to discuss a potential transaction. Party C indicated its interest in a potential merger with Concurrent in which the consideration would be a combination of cash and equity. The parties reviewed Party C’s projected financial information and opportunities for synergy during the meeting.

On May 19, 2017, Dean Rockwell, senior vice president of corporate development at Vecima, met telephonically with Mr. Elder and expressed renewed interest in a potential acquisition of the Content Delivery and Storage Business by Vecima.

On May 24, 2017, Concurrent received an unsolicited expression of interest from Party E to engage in discussions which could have led to a proposal from Party E.

On May 26, 2017, Mr. Elder met telephonically with representatives of Party D, to discuss an unsolicited email Party D had transmitted on May 19, 2017 in which Party D expressed an interest in a potential transaction involving the Content Delivery and Storage Business. Their respective management teams, with the participation of representatives of Needham & Company, met telephonically and discussed the strategic rationale for Party D’s potential acquisition of the Content Delivery and Storage Business.

At a board meeting that convened on May 31, 2017 and was reconvened on June 1, 2017, our board of directors met, with members of management present. At this meeting, management reviewed, and our board of directors approved, our fiscal 2018 annual operating plan, which plan reflected an updated view of the performance of the business during the third and fourth quarters of fiscal 2017. On June 1, 2017, at the request of our board of directors, representatives of Needham & Company joined the meeting telephonically and provided an update on the parties that had expressed interest in exploring a strategic transaction with Concurrent following the announcement of the sale of the Real-Time Business. In connection with these indications of interest and the updated operating plan, our board of directors determined that it would consider a separate sale of the Content Delivery and Storage Business and would evaluate any such transaction with the objective of maximizing stockholder value. In particular, our board of directors, in consultation with our management and our other advisors, determined to consider whether a strategic transaction involving the Content Delivery and Storage Business would present a more attractive alternative than distributing our cash to stockholders or reinvesting the proceeds of the Real-Time Business sale into our remaining business units. In this regard, our board of directors authorized management to continue to engage in discussions with the four parties that remained interested in a transaction. Our management thereafter regularly kept our board of directors apprised of the status of the discussions with these parties relating to a potential sale of the Content Delivery and Storage Business. Also at this meeting, Mr. Elder reviewed with our board of directors an analysis of our projected balance sheet and options for allocation of capital, including a potential special dividend or other option to return capital to stockholders. In light of the indications of interest and ongoing discussions with potential buyers, our board of directors determined to not take any action with respect to Concurrent’s cash position at such time.

In June 2017, in connection with an updated view of our performance in the fourth quarter of fiscal 2017, the completion of our fiscal 2018 annual operating plan and our continued evaluation of potential alternatives to maximize stockholder value, our management updated and reviewed with our board of directors unaudited forecasts for each quarter of fiscal 2018 (which were consistent with our fiscal 2018 annual operating plan), for the six-month period ending December 31, 2018, and for fiscal years 2018 through 2022. See the description of the “Final Management Forecasts” under the heading “Projected Financial Information”.

During June 2017, we provided Vecima and Parties C, D and E with access to non-public information concerning Concurrent generally and the Content Delivery and Storage Business specifically, including management presentations and the Final Management Forecasts. Throughout the summer of 2017, our management met with these four interested parties that we had determined to be financially capable of effecting a transaction on favorable terms. Throughout the summer of 2017, our management, with the assistance of representatives of Needham & Company, continued to respond to due diligence questions and requests from the four remaining interested parties and engaged in numerous telephonic conversations relating to these parties’ efforts to value the Content Delivery and Storage Business.

On June 5, 2017, representatives of the respective management teams of Concurrent and Party E, with the participation of representatives of Needham & Company, met telephonically to discuss the prospect of engaging in discussions about a potential purchase of Concurrent by Party E. That same day, two of our directors, Mr. Barr and Mr. Elder, met telephonically with our legal and financial advisors in order to assess potential transaction structures.

During the week of June 5, 2017, Party D informed representatives of Needham & Company that it was evaluating a potential acquisition of Concurrent as well as other acquisition opportunities and expressed its intention to undertake an initial assessment of Concurrent prior to any submission of a non-binding indication of interest. At Party D’s request and at the direction of our board of directors, representatives of Needham & Company furnished additional non-public information about Concurrent and the Content Delivery and Storage Business to Party D. Party D indicated its intent to submit a non-binding proposal to acquire Concurrent within the next two weeks. Representatives of Needham & Company updated our management about the discussions with Party D.

At a board meeting held on June 10, 2017, at which our outside legal and financial advisors were present, which meeting followed a phone call between Mr. Elder and Party C’s chief executive officer, Mr. Elder provided an update to our board of directors regarding the status of discussions and terms being considered. Party C’s financial advisor then submitted discussion materials relating to Party C’s interest in a revised non-binding proposal which would provide for a merger of Concurrent with Party C in a stock-for-stock transaction valuing Concurrent at $19.4 million (not including any of our cash or cash equivalents). Party C’s representatives later conveyed concerns about the historical financial performance and outlook for the Content Delivery and Storage Business and their view that the valuation Party C had proposed was reasonable. Mr. Elder, in consultation with Needham & Company, determined that the proposed transaction would value Concurrent’s shares below the market as of the date of the offer and provided copies of Party C’s discussion materials and Party C’s and its financial advisor’s analyses thereof to our board of directors.

On June 13, 2017, Mr. Elder met telephonically with the chief financial officer of Party E to provide a high level overview of the Content Delivery and Storage Business.

On June 19, 2017, our board of directors met telephonically, with Concurrent’s outside legal and financial advisors in attendance. Representatives of Needham & Company presented an update regarding ongoing strategic discussions with Party C, including additional details on its latest proposal and the transaction structures under consideration. Our board of directors instructed our management and advisors to advise Party C that it would not approve a transaction at the valuation being discussed but authorized them to continue to negotiate with Party C and to convey our board of directors’ confidence in the Content Delivery and Storage Business. Later that day, representatives of Needham & Company contacted Party C’s financial advisors by telephone to convey the feedback provided by our board of directors.

Also during the week of June 19, 2017, members of management and representatives of Needham & Company met telephonically with Vecima, Party D and Party E. Representatives of Vecima, including Sumit Kumar, chief executive officer, John Hanna, chief financial officer, Dean Rockwell, senior vice president of corporate development, Kai Meisen, senior product architect, and Tracy Miller, senior director — special projects, participated on a call to discuss our financial position and outlook. Our management, with the participation of our financial advisors, also discussed the Final Management Forecasts and our business plan, strategy and operations with the chief financial officer of Party E. In addition, members of Party D’s management, including its chief operating officer, participated on a call to discuss our business, customer engagement and the evolving nature of our market. Party D ultimately indicated that it was not prepared to provide specific details for a potential transaction with Concurrent and was also unable to provide an estimate of when, if ever, it would be in a position to submit a more detailed proposal.

On June 26, 2017, at Mr. Elder’s request, representatives of Needham & Company provided our board of directors with an update on recent discussions with Vecima and Parties C, D and E. Representatives of Needham & Company advised our board of directors that Party C had not been actively engaged in discussions and that Party D would not advise as to whether or when it would be willing to discuss specific terms and valuation for a strategic transaction. Representatives of Needham & Company also advised our board of directors that Vecima had indicated its intent to submit a proposal to acquire the Content Delivery and Storage Business by asset purchase in the coming weeks.

On June 29, 2017, Party E submitted a letter proposal to acquire all of Concurrent’s outstanding stock for an enterprise value of $25 – 33 million plus the amount of cash on our balance sheet at closing. The purchase price was contemplated to be paid in cash, equity in Party E or some combination thereof. Party E’s proposal was preliminary and non-binding in nature and was subject to significant contingencies, including satisfactory completion of due diligence, approval by Party E’s board of directors and receipt of financing, if necessary.

In late June and early July 2017, Party D reiterated to representatives of Needham & Company that it was interested in continuing to evaluate a potential transaction, but would not commit to moving forward with discussions until late July 2017.

On July 3, 2017, Vecima submitted a revised proposal to acquire the Content Delivery and Storage Business for cash with a purchase price in the range of $21 – 23 million, pending additional financial due diligence. Vecima’s revised proposal was non-binding in nature and was subject to significant contingencies including, among other things, the completion of satisfactory due diligence.

On July 7, 2017, prior to a meeting of our board of directors, representatives of Needham & Company provided our directors with an overview of recent discussions with Vecima and Parties C, D and E.

During a meeting of our board of directors later that day, our board of directors considered and discussed a potential special dividend to return capital to stockholders. In light of the unsolicited proposals received and the ongoing nature of discussions regarding a potential transaction, our board of directors determined not to make any decision with respect to a special dividend at that time. Mr. Barr and Mr. Elder then provided an overview of the non-binding proposals recently submitted by Vecima and Party E. Our board of directors determined that it would be appropriate to continue to engage in further discussions with Party D while awaiting Party D’s scheduled board meeting later that month. Our board also concluded that negotiations with Vecima should continue but that Mr. Barr and Mr. Elder should advise Vecima that we were actively involved in discussions with other parties about a sale of the Content Delivery and Storage Business and that Vecima’s proposed valuation range remained below other indications of interest received. Finally, our board of directors also authorized our management team and other representatives to continue to engage in discussions with Party E and to verify certain aspects of its June 29, 2017 proposal.

On July 14, 2017, Steve G. Nussrallah (then the chairman of our board of directors), Charles Blackmon and Larry Enterline each tendered his resignation from our board of directors, effective immediately. The resignations of Messrs. Nussrallah, Blackmon and Enterline did not involve any disagreement with our board of directors, Concurrent or our management on any matter relating to our operations, policies or practices. Following these resignations, our board of directors appointed Mr. Barr as chairman.

On July 19, 2017, Party D informed representatives of Needham & Company that Party D would be unable to submit a non-binding proposal during the month of July 2017, as had been earlier anticipated.

On July 20, 2017, members of our management team conducted in-person due diligence meetings at our offices in Duluth, Georgia that were attended by representatives of Vecima, including Sumit Kumar, chief executive officer, John Hanna, chief financial officer, Dean Rockwell, senior vice president of corporate development, and Mark DePietro, senior vice president of marketing.

On July 24, 2017, representatives of Vecima were granted access to a virtual data room containing certain non-public information regarding the business and operations of Concurrent generally and the Content Delivery and Storage Business specifically and Vecima commenced its due diligence review of the documentation provided in the virtual data room. Representatives of Vecima participated in a number of due diligence conference calls with representatives of our management team following such date until the Asset Purchase Agreement was executed by the parties on October 13, 2017.

On July 28, 2017, our board of directors met to approve the appointment of Steven Singer to our board of directors. At this meeting, Mr. Elder also updated our board of directors regarding the discussions with Party C.

On August 2, 2017, following telephone and in-person due diligence conferences during late July 2017, Vecima submitted a revised proposal to acquire the Content Delivery and Storage Business at a cash purchase price in the range of $26 – 28 million, pending additional financial due diligence. Vecima’s revised proposal was non-binding in nature and was subject to significant contingencies, including satisfactory completion of a due diligence review and certain other conditions.

On August 4, 2017, Party D informed representatives of Needham & Company that Party D’s board of directors had completed its review of a potential transaction with Concurrent and concluded that Party D would remain unable to proceed with any transaction for an unspecified amount of time. Party D noted that it did not currently intend to proceed further in the sale process.

On August 7, 2017, Party E submitted a revised non-binding proposal to acquire Concurrent for $20 – $25 million plus any cash on hand, with the purchase price anticipated to be paid in cash, equity in Party E or some combination thereof. In connection with the revised proposal, Party E requested an exclusivity period and a response from Concurrent by midday on August 8, 2017. Representatives of Needham & Company informed Mr. Elder of the proposal and Party E’s stated belief that it would be difficult for Party E to support a transaction at any higher value.

On August 8 and 9, 2017, Mr. Elder discussed Party E’s proposal with representatives of Needham & Company and instructed them to contact Party E in order to clarify certain details of the proposal, including Party E’s specific requests, if any, relating to transaction structure, length of the requested exclusivity period and a more specific purchase price proposal. In response, Party E further revised its proposal to specify that it intended to purchase substantially all of Concurrent’s assets for a total enterprise value of approximately $20 million. Party E reiterated the request that Concurrent grant Party E a 30-day exclusivity period.

On August 11, 2017, at the request of Mr. Elder, representatives of Needham & Company provided our board of directors with an update regarding negotiations with Vecima. Representatives of Needham & Company advised that as of August 9, 2017, Vecima’s offer had been revised to include a cash purchase price of $27.5 million, a $1.7 million normalized working capital target, a $2 million holdback for nine months, general survival of representations and warranties for 18 months, and the retention of employees who were key to the Content Delivery and Storage Business, not including Mr. Elder.

Later on August 11, 2017, our board of directors met telephonically with representatives of Needham & Company in attendance. Mr. Elder and representatives of Needham & Company described the ongoing discussions with the parties interested in a strategic transaction, including the most recent proposals submitted by Vecima and Party E. Our board of directors determined that Vecima’s proposal was significantly more financially attractive than the offers solicited during the 2016 strategic review process. Our board of directors approved of continuing discussions with Vecima and instructed Mr. Elder to continue to negotiate to determine if a price of $29 million could be obtained. Our board of directors also determined that it would be willing to consider a limited exclusivity period, given the market outreach we had conducted to date and the lack of any other likely third party bidders that had not actively engaged in discussions with Concurrent.

Following the meeting of our board of directors on August 11, 2017, at the direction of our board of directors, representatives of Needham & Company requested that Vecima increase its proposed purchase price to $29 million, subject to additional resolution on the net working capital target, the magnitude of any required holdback or escrow and the determination of which liabilities would be assumed by Vecima. From August 11, 2017 until August 17, 2017, Concurrent and its representatives and Vecima and its representatives were in discussions regarding the terms of Vecima’s revised offer, including the length of the exclusivity period requested by Vecima.

On August 16, 2017, Vecima submitted a revised non-binding proposal to acquire the Content Delivery and Storage Business for $29 million in cash, subject to increase or decrease by the amount of our net working capital at closing less a working capital target of $1.25 million. The revised proposal also contemplated that 5% of the total consideration would be held back for nine months following the closing as security for the performance of our indemnification obligations, general representations and warranties would survive for 18 months, and governing law and venue would be in Canada. In connection with the revised proposal, Vecima requested exclusivity through November 30, 2017.

Based on instructions from our board of directors at the meeting on August 11, 2017, Mr. Elder contacted Mr. Kumar and informed him that our board of directors had authorized him to proceed with discussions with Vecima regarding the proposed transaction, including execution of an expression of intent letter and entry into an appropriate exclusivity period, subject to Vecima’s agreement on certain indicative terms to be included in the definitive purchase agreement, if agreement on a proposed transaction were reached, including a “fiduciary out” provision, automatic termination of the exclusivity period if the purchase price were reduced and governing law and venue in Delaware.

On August 21, 2017, Vecima and Concurrent entered into the Expression of Intent letter, on substantially the same terms proposed by Vecima as modified at Concurrent’s request, as described above.

On August 28, 2017, after receiving presentations from multiple law firms, Concurrent retained Andrews Kurth Kenyon LLP (“Andrews Kurth”) to serve as Concurrent’s counsel in connection with the proposed Vecima transaction.

On September 1, 2017, Vecima’s general counsel delivered an initial draft of the Asset Purchase Agreement to Concurrent and representatives of Needham & Company.

On September 5, 2017, our board of directors conducted a meeting at our Duluth, Georgia offices. At the meeting, among other things, our board of directors and other members of our management discussed the first draft of the Asset Purchase Agreement delivered by Vecima to Concurrent. Thereafter, the Compensation Committee of our board of directors met and considered, among other things, certain annual stock grants proposed to be granted under the terms of our Equity Incentive Plan. The Compensation Committee declined to approve a portion of the proposed stock grants and instead considered and discussed a proposal to award transaction bonuses in lieu of those annual equity grants. The Compensation Committee determined that the proposed transaction bonuses, which would be paid only upon closing of a transaction, would support our efforts to retain employees considered important to the pre-closing process and our ability to consummate the transaction (whether or not they would ultimately be offered employment by Vecima). The Compensation Committee then approved, and recommended that our board of directors approve, transaction bonuses that totaled approximately $474,000 in the aggregate. At the conclusion of the meeting of the Compensation Committee, our board of directors (without Mr. Elder present) reconvened and, approved the proposed transaction bonuses as recommended by the Compensation Committee.

On September 6, 7 and 8, 2017, representatives of Vecima, Concurrent and Needham & Company attended in-person due diligence meetings at our offices in Duluth, Georgia.

On September 8, 2017, Andrews Kurth delivered a revised draft of the Asset Purchase Agreement to our board of directors, members of our management team, and Needham & Company.

On September 11, 2017, after incorporating comments received from management, our board of directors and Needham & Company, representatives of Andrews Kurth delivered a revised draft of the Asset Purchase Agreement to Vecima and Bryan Cave LLP (“Bryan Cave”), outside U.S. counsel to Vecima. The revised Asset Purchase Agreement included changes to, among other things: (i) the proposed termination fee and conditions under which it would be payable by Concurrent; (ii) the scope of assumed liabilities and allocation of transfer taxes; (iii) the proposed representations and warranties of Concurrent and Vecima; (iv) the indemnification obligations of the parties and limitations thereon; and (v) the proposed non-solicitation covenant of Concurrent. In addition, the revised Asset Purchase Agreement introduced the escrow concept (as opposed to a holdback), net working capital methodology and revised the governing law and jurisdiction from Canada to Delaware.

On September 14, 2017, Vecima’s general counsel delivered a revised draft of the Asset Purchase Agreement to Concurrent and Andrews Kurth. Vecima’s revised draft of the Asset Purchase Agreement included changes to, among other things: (i) the conditions under which the proposed termination fee would be payable by Concurrent; (ii) the scope of assumed liabilities and allocation of transfer taxes; (iii) the proposed representations and warranties of Concurrent; and (iv) the proposed non-solicitation covenant of Concurrent.

On September 15, 2017, Andrews Kurth delivered a memorandum to our board of directors, members of our management team, and Needham & Company regarding the material changes in Vecima’s September 14, 2017 draft of the Asset Purchase Agreement.

On September 18, 2017, after receiving feedback from our board of directors and management, Andrews Kurth delivered a revised Asset Purchase Agreement to our board of directors, members of our management team, and Needham & Company.

On September 19, 2017, representatives of Andrews Kurth delivered a revised draft of the Asset Purchase Agreement to Vecima and Bryan Cave. The revised draft of the Asset Purchase Agreement included changes to, among other things: (i) the conditions under which the proposed termination fee would be payable by Concurrent; (ii) the scope of assumed liabilities and allocation of transfer taxes; (iii) the proposed representations and warranties of Concurrent; (iv) the indemnification obligations of the parties and limitations thereon; (v) the proposed non-solicitation covenant of Concurrent; and (vi) the covenants of the parties with respect to employees of Concurrent.

On September 20, 2017, Vecima’s general counsel delivered an initial draft of the Non-Compete Agreement to Concurrent and Andrews Kurth.

On September 24, 2017, Vecima’s general counsel delivered an initial draft of the Voting Agreement to Concurrent and Andrews Kurth.

On September 25, 2017, our management and representatives of Andrews Kurth and Needham & Company held a conference call with Vecima’s general counsel and representatives of Bryan Cave to discuss certain terms of the draft Asset Purchase Agreement, including the amount of the proposed termination fee and conditions that would trigger our obligation to pay it, Vecima’s assumption of our current liabilities and Vecima’s request that Concurrent broadly represent that it had made no material misstatements or omissions in the Asset Purchase Agreement. In addition, the parties discussed the Voting Agreement proposed by Vecima, including which of our stockholders would be expected to execute it, the conditions under which it would terminate and our position that the Voting Agreement should specify that it would bind our director and officer stockholders solely in their capacity as stockholders. Later that day, representatives of Andrews Kurth delivered an initial draft of the Transition Services Agreement to Vecima’s general counsel and Bryan Cave.

On September 26, 2017, representatives of Andrews Kurth delivered an initial draft of the Escrow Agreement and revised drafts of the Non-Compete Agreement and Voting Agreement to Vecima’s general counsel and Bryan Cave. The revised draft of the Non-Compete Agreement included changes to the definition of the “business” that Concurrent would be barred from competing in and other limitations on the interpretation of such covenant. The revised Voting Agreement included changes to, among other things, the required votes of the Concurrent signatories, the conditions under which the Voting Agreement would terminate, and the nature of the voting proxy proposed to be granted by the stockholders in the Voting Agreement. The same day, Vecima’s general counsel delivered a revised draft of the Asset Purchase Agreement to Concurrent and Andrews Kurth. The revised Asset Purchase Agreement included changes to, among other things: (i) the provisions addressing the sale of the CCSC Shares; (ii) the allocation of transfer taxes; (iii) the proposed termination fee and the conditions under which it would be payable by Concurrent; (iv) the proposed representations and warranties of Concurrent; and (v) the proposed non-solicitation covenant of Concurrent.

Also on September 26, 2017, Party D submitted an unsolicited, non-binding indication of interest to acquire Concurrent for $30 million in cash, on a cash-free, debt-free basis. Due to the exclusivity agreement that we had in place with Vecima, the fact that Party D’s offer was at a comparable price (subject to the determination of any working capital target) to Vecima’s offer, the fact that we believed a transaction with Vecima was likely to close and the fact that Party D’s proposal was subject to additional diligence, our management, in consultation with outside legal counsel, determined to continue moving forward with negotiations with Vecima.

On September 27, 2017, members of our management and board of directors participated in a conference call with representatives of Andrews Kurth and Needham & Company to discuss Vecima’s revised draft of the Asset Purchase Agreement. Representatives of Andrews Kurth delivered an update on the issues raised by

Vecima’s proposed revisions, including potential changes to the termination fee provisions and the representations and warranties to be given by Concurrent. Representatives of Andrews Kurth then discussed the potential changes with representatives of Bryan Cave and provided feedback from our management.

On September 27, 2017, at the request of Concurrent, representatives of Needham & Company informed Party D that Concurrent was unable to entertain or discuss its proposal at this time.

On September 29, 2017, members of our management team and board of directors, representatives of Needham & Company, and representatives of Andrews Kurth held a telephonic meeting to discuss revisions to the Asset Purchase Agreement and ancillary transaction documents. Thereafter, representatives of Andrews Kurth delivered a revised draft of the Asset Purchase Agreement to the general counsel of Vecima and Bryan Cave. The revised Asset Purchase Agreement included changes to, among other things: (i) the proposed termination fee; (ii) the allocation of transfer taxes; (iii) limitations on the payment of the termination fee; and (iv) the proposed representations and warranties of Concurrent.

On October 2, 2017, representatives of Bryan Cave delivered revised drafts of the Voting Agreement, Escrow Agreement and Non-Compete Agreement to Andrews Kurth. The Voting Agreement included proposed changes to the required votes and the proxy required to be granted by certain of our stockholders pursuant to the Voting Agreement.

On October 3, 2017, the Compensation Committee and our board of directors held a joint special telephonic meeting to consider certain matters in connection with the proposed transaction. The meeting was attended by four of five members of our board of directors, members of our management team, and representatives of each of Needham & Company, Andrews Kurth and Morris, Nichols, Arsht & Tunnell LLP, Delaware counsel to Concurrent. During the meeting, representatives of Needham & Company provided an update for our board of directors regarding Vecima’s due diligence efforts to date, Vecima’s most recent proposed terms of the Asset Purchase Agreement as of that date, and reviewed certain preliminary financial analyses of the proposed transaction. Representatives of Andrews Kurth then reviewed with our board of directors a summary of the key contractual terms of the draft Asset Purchase Agreement and ancillary agreements, as well as key terms that remained subject to further negotiation between the parties. Thereafter, the meeting of our board of directors recessed and the Compensation Committee held a meeting to discuss certain matters related to the proposed transaction. The meeting of our board of directors was reconvened at the conclusion of the Compensation Committee meeting and thereafter adjourned pending the further negotiation of the Asset Purchase Agreement with Vecima. The member of our board of directors that was not available to attend the meeting met by telephone earlier that day with the chairman of our board of directors, Mr. Elder, Mr. Sutherland, Ms. Asher and representatives of Needham & Company and Andrews Kurth to review the matters to be discussed at the meeting and to receive the presentations and summaries that would be given by Needham & Company and Andrews Kurth at the meeting.

Later on October 3, 2017, Vecima’s general counsel delivered a revised draft of the Asset Purchase Agreement to Andrews Kurth. The revised draft of the Asset Purchase Agreement included changes to, among other things: (i) the scope of jurisdiction of Delaware courts to hear disputes arising under the Asset Purchase Agreement; (ii) the liability of Concurrent’s subsidiaries for all representations and warranties; and (iii) the allocation of transfer taxes and other tax related provisions in the Asset Purchase Agreement.

On October 5, 2017, Mr. Elder, Mr. Sutherland, Ms. Asher, the chairman of our board of directors, and representatives of Andrews Kurth and Needham & Company participated on a conference call with Vecima’s general counsel, representatives of Bryan Cave and Vecima’s Canadian counsel to discuss open issues in the Asset Purchase Agreement and related documents. Among the issues discussed were: (i) the duration of the escrow period; (ii) the survival periods for representations and warranties; (iii) the liability of Concurrent’s subsidiaries for representations and warranties; and (iv) the scope of jurisdiction of Delaware courts to hear disputes arising under the Asset Purchase Agreement. Later on October 5, 2017, Vecima’s general counsel delivered a revised Asset Purchase Agreement to Andrews Kurth.

On October 6, 2017, members of our management team discussed with representatives of Andrews Kurth the revised Asset Purchase Agreement delivered by Vecima on October 5, 2017. As directed, representatives of Andrews Kurth then conveyed management’s feedback to Vecima’s general counsel and representatives of Bryan Cave.

On October 9, 2017, representatives of Andrews Kurth delivered revised drafts of the Asset Purchase Agreement and Voting Agreement to Vecima’s general counsel and Bryan Cave. The revised Asset Purchase Agreement included changes to, among other things, the representations and warranties of Concurrent that reference one or more of Concurrent’s subsidiaries. The revised Voting Agreement included proposed limitations to the proxy granted by certain of our stockholders to Vecima.

On October 10 and 11, 2017, members of our management team and representatives of Needham & Company met on teleconference calls with representatives of Vecima to discuss the remaining open issues to be resolved prior to execution of the Asset Purchase Agreement, including: (i) the net working capital target, the components thereof and the methodology to be used to calculate working capital; (ii) items of Concurrent’s inventory; (iii) the status of a contract between Concurrent and a key customer; and (iv) the Transition Services Agreement. Concurrently with those discussions, representatives of Andrews Kurth and Bryan Cave continued to discuss issues relating to drafts of the Asset Purchase Agreement and ancillary agreements.

On October 12, 2017, representatives of Andrews Kurth delivered a revised draft of the Asset Purchase Agreement to the general counsel of Vecima and Bryan Cave. The revised draft incorporated, among other things, the parties’ final agreement on the net working capital target.

On October 12, 2017, the meeting of our board of directors that began on October 3, 2017 was reconvened, with all of our directors in attendance, and our board of directors received updates from members of our management and representatives of Needham & Company and Andrews Kurth regarding the status of the transaction, changes to the Asset Purchase Agreement and anticipated execution of the Asset Purchase Agreement. The meeting was adjourned pending finalization of the Asset Purchase Agreement and ancillary transaction documents.

During the evening of October 12, 2017, Andrews Kurth delivered revised drafts of the Asset Purchase Agreement, Voting Agreement, Non-Compete Agreement, Transition Services Agreement and Escrow Agreement to Vecima’s general counsel and Bryan Cave.

On October 13, 2017, representatives of Andrews Kurth and Bryan Cave finalized the Asset Purchase Agreement, Voting Agreement, Non-Compete Agreement, Transition Services Agreement and Escrow Agreement. Thereafter, at 4:30 pm eastern time, the meeting of our board of directors that began on October 3, 2017 and reconvened on October 12, 2017, was reconvened with all directors in attendance. At this meeting, representatives of Needham & Company reviewed with our board of directors Needham & Company’s financial analyses of the purchase price to be received by us pursuant to the Asset Purchase Agreement and delivered to our board of directors an oral opinion, which was confirmed by delivery of a written opinion dated October 13, 2017, to the effect that, as of that date and based on and subject to the assumptions and other matters set forth in the written opinion, the consideration to be received by Concurrent in the Asset Sale pursuant to the Asset Purchase Agreement was fair to Concurrent from a financial point of view. Next, representatives of Andrews Kurth reviewed the sale process conducted by Concurrent and our board of directors’ decision to proceed with the proposed transaction with Vecima. In addition, representatives of Andrews Kurth discussed the final terms of the Asset Purchase Agreement, including changes made to the Asset Purchase Agreement since the meeting was first convened on October 3, 2017. Following these discussions, the meeting of our board of directors recessed and the Compensation Committee convened and determined that the immediate vesting of Concurrent equity awards upon the closing of the Asset Sale was required by the terms of our Equity Incentive Plan and further acknowledged that each outstanding equity award would immediately vest in full upon the closing of the Asset Sale. The Compensation Committee also approved and recommended that our board of directors approve severance payments and other employment and service-based payments and reconsidered and reapproved the transaction bonuses that had previously been approved at the meeting of the Compensation Committee on September 5, 2017. Following the Compensation Committee portion of the meeting, the full board of directors reconvened. Members of our board of directors were thereafter provided with the opportunity to direct questions to representatives of Needham & Company, Andrews Kurth, and Morris, Nichols, Arsht & Tunnell LLP, who had joined the meeting at the request of our board of directors. At the conclusion of the meeting, our board of directors unanimously determined that the Asset Purchase Agreement and the transactions contemplated thereby were advisable, expedient, fair to and for the best interests of Concurrent and its stockholders, unanimously approved the Asset Purchase Agreement and the transactions contemplated thereby and unanimously recommended that our stockholders vote in favor of the Asset Sale. Our board of directors also considered and approved the recommendations of the Compensation Committee regarding the treatment of equity awards, transaction bonuses, severance payments and other employment and service-based payments. Finally, our board of directors unanimously approved the formation of the Investment Committee and delegated to it the responsibilities described under the heading “Post-Closing Business and Use of Net Proceeds from the Asset Sale.”

On the evening of October 13, 2017, following the approval of our board of directors, representatives of Andrews Kurth, the general counsel of Vecima, and representatives of Bryan Cave exchanged emails confirming the approval of the Asset Purchase Agreement by the respective boards of directors of Concurrent and Vecima. Thereafter, the parties exchanged executed copies of the Asset Purchase Agreement and Voting Agreement.

Before The NASDAQ Global Market opened on October 16, 2017, Concurrent issued a press release announcing the execution of the Asset Purchase Agreement.

Reasons for the Asset Sale; Recommendation of Our Board of Directors

Our board of directors, acting with the advice and assistance of its legal advisors, evaluated the Asset Purchase Agreement and, acting with the advice and assistance of its legal and financial advisors, evaluated the consideration negotiated with Vecima and its representatives. After careful consideration, our board of directors has unanimously determined that the Asset Sale and the form, terms and provisions of the Asset Purchase Agreement are advisable, expedient and for the best interests of Concurrent and its stockholders. At a board meeting on October 13, 2017, our board of directors unanimously resolved to approve the Asset Purchase Agreement and the transactions contemplated thereby, and to recommend to our stockholders that they vote for the approval of the Asset Sale.

In the course of reaching its recommendation, our board of directors consulted with Concurrent management and its financial and legal advisors and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the Asset Sale. Our board believed that, taken as a whole, the following factors supported its decision to approve the Asset Sale:

•	Strategic Review Process. The board of directors considered the vigorous process (which began in March, 2016) through which Concurrent had explored strategic alternatives, including the sale of Concurrent as a going-concern and separate sales of the Content Delivery and Storage Business and the Real-Time Business (the “Strategic Review Process”). In this regard, the board of directors noted that, while the Strategic Review Process was terminated following the sale of the Real-Time Business, Concurrent and its advisors contacted over 100 parties during the Strategic Review Process regarding the Purchased Assets and the Content Delivery and Storage Business. Following the dissolution of the Special Committee on May 13, 2017, Concurrent and its advisors were contacted by seven parties expressing interest in the Purchased Assets. These contacts led to five meetings with potential buyers and the receipt of non-binding expressions of interest from four potential buyers, including Vecima.
•	Certainty of Value. The board of directors considered that the purchase price to be received by Concurrent will consist entirely of cash, which provides Concurrent with maximum flexibility to (i) pursue value maximizing acquisition opportunities and/or (ii) return cash to stockholders. The board of directors believed this certainty of value was compelling compared to the long-term value creation potential of the Content Delivery and Storage Business and that, based upon all of the other factors considered by the board of directors after discussion with Concurrent’s management, financial advisors and legal counsel, was the best reasonably attainable value for the Content Delivery and Storage Business.

•	Risks Related to Other Alternatives for the Content Delivery and Storage Business. The board of directors considered its familiarity with Concurrent’s business, financial condition, results of operations, intellectual property, marketing prowess, management and competitive position and prospects, as well as current industry, economic and stock and credit market conditions. The board also considered certain strategic alternatives to the Asset Sale, as well as the possibility of not engaging in a transaction at all. In that regard, the board considered Concurrent’s long- and short-term strategic plan and initiatives, including proposals to enhance the overall performance of the Content Delivery and Storage Business through capital expenditures. The board also considered the benefits and potential risks, including execution risks, of pursuing other strategic alternatives available to Concurrent.
•	Ability to Consider Alternative Transactions and to Terminate the Asset Purchase Agreement. The board of directors noted that, although the Asset Purchase Agreement contains customary provisions prohibiting Concurrent from soliciting an alternate “acquisition proposal” from a third party for the Content Delivery and Storage Business or entering into negotiations or discussions regarding an alternative acquisition proposal, if the board of directors determines in good faith (after consultation with its financial and legal advisors) that an unsolicited acquisition proposal would involve a transaction more favorable for Concurrent or its stockholders from a financial point of view than the transactions contemplated by the Asset Purchase Agreement, the board of directors is permitted to terminate the Asset Purchase Agreement and accept the superior acquisition proposal (subject to the payment of the termination fee, as described under the heading “The Asset Purchase Agreement — Termination Fee”).
•	Ability to Change Recommendation to Stockholders. The board of directors noted that the Asset Purchase Agreement maintains the board’s ability to change, qualify, withhold or withdraw its recommendation that Concurrent’s stockholders approve the Asset Sale if, upon the advice of its financial and legal advisors, it determines that a failure to do so would be reasonably likely to be inconsistent with the board’s fiduciary duties to Concurrent’s stockholders. The board also noted that the exercise of this right would give Vecima the right to terminate the Asset Purchase Agreement and require us to pay the termination fee to Vecima.
•	Termination Fee. The board of directors considered the $1.45 million termination fee to be paid to Vecima if the Asset Purchase Agreement is terminated under certain circumstances specified in the Asset Purchase Agreement. The board of directors noted that the $1.45 million termination fee was negotiated down from the $2 million sought by Vecima. The board noted that no expenses were separately payable by Concurrent in connection with the payment of the termination fee. The board of directors also noted that Concurrent has sufficient liquidity to pay the termination fee if and when it becomes necessary to do so. Accordingly, the board believed that a termination fee of this size for the Asset Sale would not, in and of itself, unduly deter a third party from making a superior proposal or inhibit the board from evaluating, negotiating and, if appropriate, terminating the Asset Purchase Agreement and approving a superior proposal.
•	Remedies Available to Concurrent. The board noted that Concurrent could terminate the Asset Purchase Agreement if Vecima were to breach or fail to perform any of the representations, warranties, covenants or other agreements contained in the Asset Purchase Agreement, which breach has prevented or would prevent the satisfaction of any condition to the closing.
•	Terms of the Asset Purchase Agreement. The board of directors considered the terms and conditions of the Asset Purchase Agreement, including the limited number and nature of the conditions to Vecima’s obligation to consummate the transaction and the likelihood that those conditions would be satisfied.
•	Likelihood of Consummation. The board of directors considered the likelihood that the Asset Sale will be completed, including its belief that there would not be regulatory impediments to the transaction. The board of directors noted the fact that the closing is not conditioned upon Vecima’s ability to raise funds to pay the purchase price and that Vecima represented to Concurrent in the Asset Purchase Agreement that it did not need to obtain stockholder approval for the transaction.

•	Stockholder Support for Transaction. The board of directors noted that stockholders holding in the aggregate approximately 17% of our issued and outstanding common stock as of October 13, 2017 had agreed to be bound by the terms of a Voting Agreement, executed simultaneously with the Asset Purchase Agreement, covenanting and agreeing to vote to approve the Asset Sale. The signatories to the Voting Agreement include Concurrent’s largest stockholder, JDS1, LLC, as well as the directors and certain officers of Concurrent (but solely in their capacity as stockholders). As of November 3, 2017, the signatories to the Voting Agreement held in the aggregate approximately 20.9% of our issued and outstanding common stock.
•	Identity of Vecima. The board of directors considered the fact that Vecima is a globally recognized leader in creating breakthrough technology solutions that empower network service providers to connect people and enterprises to information and entertainment worldwide. Vecima products for the cable industry allow service providers a cost-effective Last Mile Solution® for both video and broadband access, especially in the demanding business services market segment. Vecima also provides fleet managers the key information and analytics they require to optimally manage their business under the Contigo, Nero Global Tracking, and FleetLynx brands. The board noted that Vecima had done an extensive due diligence review of the Content Delivery and Storage Business and accordingly was very familiar with the business.
•	Opinion of Needham & Company. The board of directors considered the financial analyses presented by Needham & Company as well as Needham & Company’s oral opinion that was delivered to the board on October 13, 2017 and subsequently confirmed in writing that, as of that date and based upon and subject to the assumptions and other matters described in the written opinion, the consideration to be received by Concurrent in the Asset Sale pursuant to the Asset Purchase Agreement was fair to Concurrent from a financial point of view. Needham & Company’s opinion is further described under the heading “— Opinion of Needham & Company.” The full text of Needham & Company’s opinion, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on and scope of the review undertaken by Needham & Company, is attached as Annex B to this proxy statement and is incorporated herein by reference.

Our board of directors also considered a variety of risks and other potentially negative factors relating to the transaction, including the following:

•	Future Growth and Risk Profile. The board of directors considered the fact that if the transaction is consummated, Concurrent and its stockholders will no longer participate in the future growth of the Content Delivery and Storage Business, including any growth resulting from efforts already undertaken by Concurrent related to the continued development of the Content Delivery and Storage Business. The board believed that a sale of the Content Delivery and Storage Business provided more certain value for Concurrent and its stockholders.
•	Risk of Non-Completion. The board of directors considered the risk that the transaction might not be completed and the effect of the resulting public announcement of termination of the Asset Purchase Agreement on:
º	The market price of Concurrent’s common stock. In that regard, the market price could be affected by many factors, including (i) the reason or reasons why the Asset Purchase Agreement was terminated and whether such termination resulted from factors adversely affecting Concurrent or the Content Delivery and Storage Business and (ii) the possibility that, as a result of the termination of the Asset Purchase Agreement, the marketplace would consider the Content Delivery and Storage Business to be an unattractive acquisition candidate; and
º	Concurrent’s ability to attract and retain key personnel.
•	Possible Payment of Termination Fee. The board of directors considered the termination fee that would be payable by us to Vecima if the Asset Purchase Agreement was to be terminated in certain circumstances. The board believed that the termination fee was customary and reasonable and would not unduly preclude a third party from making a superior proposal.

•	Possible Disruption of the Business. The board considered the possible disruption to the Content Delivery and Storage Business that might result from the announcement of the transaction and the resulting distraction of the attention of Concurrent management and employees. The board also considered the fact that the Asset Purchase Agreement contains certain customary limitations regarding the operation of the Content Delivery and Storage Business during the period between the signing of the Asset Purchase Agreement and the completion of the transaction. See “The Asset Purchase Agreement — Conduct of the Business prior to Closing.” The board believed that such limitations were customary for transactions similar to the Asset Sale and appropriately tailored to the specific requirements of the operation of the Content Delivery and Storage Business.
•	Non-Competition Restrictions. The board of directors considered the non-competition obligation that would be imposed on Concurrent as a result of the transaction. Based on the fact that Concurrent will have no operating business post-closing and that Concurrent does not expect to pursue acquisitions in the field subject to the non-compete agreement we have agreed to enter into with Vecima at the closing, the board concluded that the restrictions in the non-compete agreement were reasonable under the circumstances.
•	Indemnification Obligations. The board of directors was aware that the Asset Purchase Agreement imposed certain indemnification obligations on Concurrent relating to the Content Delivery and Storage Business and that $1.45 million of the purchase price would be placed into escrow for 12 months to satisfy potential indemnification obligations. The board considered the customary nature of such indemnification obligations in a sale of assets and the risk of liability to Vecima following the closing.
•	Net Working Capital Adjustment. The board of directors was aware of the negotiations between Concurrent and Vecima regarding the net working capital target in the Asset Purchase Agreement and the method in which the final calculation of closing date net working capital will be calculated. The board of directors considered the risk that the final calculation of closing date net working capital may be disputed or result in a negative adjustment to the base purchase price.
•	Transaction Consideration Taxable. The board of directors considered that the cash consideration to be received by us would be taxable. In that regard, the board noted that we had the opportunity to shield a portion of the gains from the Asset Sale through our existing net operating losses.
•	A Newly Acquired Business May Not Meet Expectations or Result in Increased Returns to Stockholders. The board of directors considered that any business acquired with the proceeds of the Asset Sale may not meet the board of directors’ expectations of profitability, cash flow or growth. The board of directors further considered that a newly acquired business may not result in increased total stockholder returns.
•	Compensation Committee Recommendation. The board of directors considered the recommendations of the Compensation Committee that the board of directors approve: (i) the vesting of each Award granted under our Equity Incentive Plan that is outstanding as of the date immediately prior to the closing of the transactions contemplated under the Asset Purchase Agreement; (ii) the payment of certain transaction bonuses previously approved by the Compensation Committee; (iii) the potential payment of change of control severance to Concurrent’s chief executive officer and chief financial officer as required under Concurrent’s employment agreements with such officers; and (iv) the payment of any other severance required to be paid under Concurrent’s existing reduction in force or severance policy.

In addition, the board of directors was aware of and considered the interests that certain of our directors and executive officers may have with respect to the Asset Sale that differ from, or are in addition to, their interests as stockholders of Concurrent, as described under the heading “— Interests of Concurrent’s Directors and Executive Officers in the Asset Sale.”

The foregoing discussion summarizes the material factors considered by the board of directors in its consideration of the Asset Sale. In view of the wide variety of factors considered by the board, and the complexity of these matters, the board did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the board may have assigned different weights to various factors. The board approved the Asset Purchase Agreement and the transactions contemplated thereby and recommended the approval of the Asset Sale based upon the totality of the information presented to and considered by it.

Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the Asset Sale.

Opinion of Needham & Company

We retained Needham & Company to act as our financial advisor in connection with the Strategic Review Process and to render an opinion as to the fairness, from a financial point of view, to Concurrent of the consideration to be received by Concurrent pursuant to the Asset Purchase Agreement.

On October 13, 2017, Needham & Company delivered its oral opinion, which it subsequently confirmed in writing, to our board of directors that, as of that date and based upon and subject to the various assumptions and other matters set forth in the written opinion, the consideration to be received by Concurrent pursuant to the Asset Purchase Agreement was fair, from a financial point of view, to Concurrent. Needham & Company provided its opinion for the information and assistance of the board of directors in connection with and for the purpose of our board of directors’ evaluation of the transactions contemplated by the Asset Purchase Agreement. Needham & Company’s opinion relates only to the fairness, from a financial point of view, of the consideration to be received by Concurrent pursuant to the Asset Purchase Agreement, which was determined through arm’s-length negotiations between us and Vecima. While Needham & Company provided independent financial advice to our board of directors during the course of the negotiations between us and Vecima, the decision to approve and recommend the Asset Sale was made independently by our board of directors. Needham & Company’s opinion does not address any other aspect of the Asset Sale, or any related transaction, and does not constitute a recommendation to any stockholder of Concurrent as to how that stockholder should vote or act on any matter relating to the Asset Sale. Needham & Company’s opinion does not express any opinion as to the value of our common stock or the prices at which our common stock will actually trade at any time.

The complete text of Needham & Company’s opinion, dated October 13, 2017, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations on and scope of the review undertaken by Needham & Company, is attached as Annex B to this proxy statement. The summary of Needham & Company’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Needham & Company, among other things:

•	reviewed a draft of the Asset Purchase Agreement dated October 12, 2017;
•	reviewed certain publicly available information concerning the Content Delivery and Storage Business and certain other relevant financial and operating data of the Content Delivery and Storage Business furnished to Needham & Company by Concurrent;
•	held discussions with members of our management concerning the current operations of and future business prospects for the Content Delivery and Storage Business;
•	reviewed the unaudited Final Management Forecasts described under the heading “Projected Financial Information”, and held discussions with members of our management concerning the Final Management Forecasts;
•	compared certain publicly available financial data of companies whose securities are traded in the public markets and that Needham & Company deemed generally relevant to similar data for the Content Delivery and Storage Business;
•	reviewed the financial terms of certain business combinations that Needham & Company deemed generally relevant; and
•	reviewed such other financial studies and analyses and considered such other matters as Needham & Company deemed appropriate.

In connection with its review and in arriving at its opinion, Needham & Company assumed and relied on the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it for purposes of its opinion and neither attempted to verify independently nor assumed responsibility for verifying any of such information. Needham & Company assumed the accuracy of the representations and warranties contained in the Asset Purchase Agreement and all agreements related thereto. In addition, Needham & Company assumed that the Asset Sale will be consummated upon the terms and subject to the conditions set forth in the draft Asset Purchase Agreement dated October 12, 2017 without waiver, modification or amendment of any material term, condition or agreement thereof and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Asset Sale, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Concurrent, Vecima, the Content Delivery and Storage Business or the contemplated benefits of the Asset Sale. With respect to the financial forecasts for the Content Delivery and Storage Business provided to Needham & Company by our management, Needham & Company assumed based upon discussions with our management that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management, at the time of preparation, of the future operating and financial performance of the Content Delivery and Storage Business. Needham & Company expressed no opinion with respect to any of those forecasts or estimates or the assumptions on which they were based. Needham & Company assumed that the portion of the consideration which under the terms of the Asset Purchase Agreement will be held in escrow and held back will be fully payable to Concurrent, and that adjustments will be made to the amount of the consideration pursuant to the terms of the Asset Purchase Agreement based on amounts estimated by our management.

Needham & Company did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of any of Concurrent, Vecima, or the Content Delivery and Storage Business nor did Needham & Company evaluate the solvency or fair value of any of Concurrent, Vecima, or the Content Delivery and Storage Business under any state or federal laws relating to bankruptcy, insolvency or similar matters. Further, Needham & Company’s opinion states that it was based on economic, monetary and market conditions as they existed and could be evaluated as of its date, and Needham & Company assumed no responsibility to update or revise its opinion based upon circumstances and events occurring after its date. Needham & Company’s opinion is limited to the fairness, from a financial point of view, to Concurrent of the consideration to be received by Concurrent pursuant to the Asset Purchase Agreement and Needham & Company expressed no opinion as to the fairness of the Asset Sale to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of Concurrent, or as to our underlying business decision to engage in the Asset Sale or the relative merits of the Asset Sale as compared to other business strategies that might be available to us. In addition, Needham & Company expressed no opinion with respect to the amount or nature or any other aspect of any compensation paid or payable to or received or to be received by any officers, directors or employees of any party to the Asset Sale, or any class of those persons, relative to the consideration to be received by Concurrent pursuant to the Asset Purchase Agreement or with respect to the fairness of any such compensation.

We imposed no limitations on Needham & Company with respect to the investigations made or procedures followed by Needham & Company in rendering its opinion.

In preparing its opinion, Needham & Company performed a variety of financial and comparative analyses. The following paragraphs summarize the material financial analyses performed by Needham & Company in arriving at its opinion. The order of analyses described does not represent relative importance or weight given to those analyses by Needham & Company. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Needham & Company, the tables must be read together with the full text of each summary. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as they existed on or prior to October 13, 2017, and is not necessarily indicative of current or future market conditions.

For purposes of Needham & Company’s financial analyses summarized below, Needham & Company calculated two cases for the assumed total consideration to be received by Concurrent pursuant to the Asset Purchase Agreement. One case was based on our management’s estimate of our working capital as of September 30, 2017, which would result in a purchase price adjustment relating to the minimum working capital target amount set forth in the Asset Purchase Agreement of approximately $1.7 million and a total consideration to be received by Concurrent pursuant to the Asset Purchase Agreement of $30.7 million. The second case was based on our management’s estimates of our working capital as of December 31, 2017, which would result a purchase price adjustment relating to the minimum working capital target amount set forth in the Asset Purchase Agreement of approximately $0.7 million and a total consideration to be received by Concurrent pursuant to the Asset Purchase Agreement of $29.7 million. The exact value of the working capital adjustment may be higher or lower than the amounts used in the two cases, and there can be no assurances that the value of the net working capital adjustment will be either of such amounts.

Selected Public Companies Analysis.  Using publicly available information, Needham & Company compared selected historical and projected financial and market data and ratios for the Content Delivery and Storage Business to the corresponding data and ratios of selected publicly traded companies that Needham & Company deemed relevant because they have lines of business that may be considered similar to the Content Delivery and Storage Business. The selected publicly traded companies, referred to as the selected companies, consisted of the following:

ARRIS International plc

Avid Technology, Inc.

Brightcove Inc.

Edgeware AB

Harmonic Inc.

Limelight Networks, Inc.

Qumu Corporation

SeaChange International, Inc.

Synacor, Inc.

Sonic Foundry, Inc.

Technicolor SA

Telefonaktiebolaget LM Ericsson

The following table sets forth information concerning the following multiples for the selected companies and for the Content Delivery and Storage Business implied by the Asset Sale:

•	enterprise value as a multiple of last 12 months, or LTM, revenues;
•	enterprise value as a multiple of projected calendar year 2017 revenues;
•	enterprise value as a multiple of projected calendar year 2018 revenues;
•	enterprise value as a multiple of LTM earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA;
•	enterprise value as a multiple of projected calendar year 2017 adjusted EBITDA; and
•	enterprise value as a multiple of projected calendar year 2018 adjusted EBITDA.

Needham & Company calculated multiples for the selected companies using consensus research analyst projections and the closing stock prices of those companies on October 13, 2017. Needham & Company calculated multiples for the Content Delivery and Storage Business using our management’s forecasts and based on the assumed purchase prices of approximately $30.7 million using the estimated working capital as of September 30, 2017 and $29.7 million using the estimated working capital as of December 31, 2017. All financial information excluded the impact of one-time expenses. Adjusted EBITDA amounts excluded the impact of stock-based compensation expense.

Selected Companies
	High	Top Quartile	Median	Mean	Bottom Quartile	Low	Content Delivery and Storage Business Implied by Asset Sale 9/30/17	Content Delivery and Storage Business Implied by Asset Sale 12/31/17
Enterprise value to LTM revenues	3.6x	1.0x	0.8x	1.2x	0.7x	0.5x	1.0x	1.0x
Enterprise value to projected calendar year 2017 revenues	2.9x	1.2x	0.9x	1.2x	0.8x	0.4x	1.0x	0.9x
Enterprise value to projected calendar year 2018 revenues	2.5x	1.1x	0.8x	1.1x	0.8x	0.4x	0.8x	0.8x
Enterprise value to LTM adjusted EBITDA	37.6x	23.0x	14.9x	16.9x	5.9x	5.2x	NEG	NEG
Enterprise value to projected calendar year 2017 adjusted EBITDA	36.1x	20.1x	16.2x	16.1x	7.6x	5.1x	NEG	NEG
Enterprise value to projected calendar year 2018 adjusted EBITDA	35.1x	12.5x	7.4x	11.1x	6.9x	4.0x	13.2x	12.8x

“NEG” in the table immediately above indicates a negative value.

Selected Transactions Analysis.  Needham & Company reviewed publicly available financial information for the following selected acquisition transactions, which represent the transactions completed since September 1, 2014 that involved target companies that were software companies with transaction values between $10 million and $50 million and LTM revenue between $10 million and $100 million:

Acquirer	Target (Unit Name)
SimCorp A/S	APL Italiana S.p.A.
AMPLEXOR International SA	Sajan Inc.
Wi-LAN Inc.	VIZIYA Corporation
C5 Capital Limited	ITC Global Security Limited
Data Respons ASA	MicroDoc Computersysteme GmbH
Logo Software Investment S.A.	TotalSoft S.A.
Tieto Oyj	Emric
Neopost S.A.	icon Systemhaus GmbH
Basware Corporation	Verian Technologies, LLC
Enghouse Systems Limited	CTI Group (Holdings) Inc.
Open Text Corporation	Daegis Inc.
Crowd Mobile Limited	Track Holdings B.V.
Solteq Plc	Descom Group Oy
Aurea Software, Inc.	Lyris, Inc.
Mitel Networks Corporation	TigerTMS Ltd.
Vasomedical, Inc.	NetWolves Corporation
Hansen Technologies Limited	TeleBilling A/S
NEXUS AG	quCare Solutions B.V.
blinkx plc	AdKarma, LLC
Servelec Group plc	Corelogic Limited
Kofax Limited	Softpro GmbH

In reviewing the selected transactions, Needham & Company calculated, for the selected transactions and for the Content Delivery and Storage Business based on the assumed purchase prices of $30.7 million using the estimated working capital as of September 30, 2017 and $29.7 million using the estimated working capital as of December 31, 2017:

•	enterprise value as a multiple of LTM revenues;
•	enterprise value as a multiple of next twelve months, or NTM, revenues;
•	enterprise value as a multiple of LTM adjusted EBITDA; and
•	enterprise value as a multiple of NTM adjusted EBITDA.

The following table sets forth information concerning the multiples described above for the selected transactions and the same multiples implied by the Asset Sale:

Selected Transactions
	High	Top Quartile	Median	Mean	Bottom Quartile	Low	Content Delivery and Storage Business Implied by Asset Sale 9/30/17	Content Delivery and Storage Business Implied by Asset Sale 12/31/17
Enterprise value to LTM revenues	3.4x	2.0x	1.2x	1.5x	0.9x	0.5x	1.0x	1.0x
Enterprise value to NTM revenues	0.8x	0.8x	0.8x	0.7x	0.7x	0.6x	0.9x	0.8x
Enterprise value to LTM adjusted EBITDA	34.7x	18.0x	8.6x	12.8x	6.8x	1.7x	NEG	NEG
Enterprise value to NTM adjusted EBITDA	8.0x	7.8x	7.7x	7.5x	7.3x	7.0x	16.4x	15.8x

“NEG” in the table immediately above indicates a negative value.

Discounted Cash Flow Analysis.  Needham & Company performed an illustrative discounted cash flow analysis based on our management’s forecasts to determine indicators of illustrative implied enterprise values for the Content Delivery and Storage Business in two cases, one case based on a revenue multiple valuation of terminal value and the other case based on an adjusted EBITDA multiple valuation of terminal value. For each case, Needham & Company calculated a range of indications of the present value of unlevered free cash flows for the Content Delivery and Storage Business for the projected fiscal years ending June 30, 2018, 2019, 2020, 2021 and 2022 using discount rates ranging from 19.4% to 23.4%. The range of discount rates, reflecting an estimated range of weighted average costs of capital of the Content Delivery and Storage Business, was selected by Needham & Company utilizing its professional judgment and experience. Needham & Company then calculated a range of illustrative terminal enterprise values at the end of the fiscal year ending June 30, 2022 based on each case for the applicable discount rates. In the case where Needham & Company used a revenue multiple valuation of the terminal value, Needham & Company then calculated a range of illustrative terminal enterprise values at the end of the fiscal year ending June 30, 2022 by applying multiples ranging from 0.8x to 1.2x to our management’s estimate of our fiscal year 2022 revenue for the Content Delivery and Storage Business. In the case where Needham & Company used an adjusted EBITDA multiple valuation of the terminal value, Needham & Company then calculated a range of illustrative terminal enterprise values at the end of the fiscal year ending June 30, 2022 by applying multiples ranging from 8.0x to 12.0x to our management’s estimate of our fiscal year 2022 adjusted EBITDA for the Content Delivery and Storage Business. In each case, the range of multiples was selected by Needham & Company utilizing its professional judgment and experience. In each case, these illustrative terminal enterprise values were then discounted to calculate ranges of implied indications of present values using the same range of discount rates, 19.4% to 23.4%, as described above. Needham & Company then added the ranges of the implied present values of the unlevered free cash flows of the Content Delivery and Storage Business for the projected periods to the ranges of implied present values of the terminal enterprise values of the Content Delivery and Storage

Business to derive ranges of implied present enterprise values of the Content Delivery and Storage Business. This analysis indicated an illustrative implied enterprise value reference range for the Content Delivery and Storage Business of $20.1 million to $31.6 million in the case where Needham & Company used a revenue multiple valuation of the terminal value and $22.2 million to $35.3 million in the case where Needham & Company used an adjusted EBITDA multiple valuation of the terminal value.

No company, transaction or business used in the “Selected Public Companies Analysis” or “Selected Transactions Analysis” as a comparison is identical to Concurrent, the Content Delivery and Storage Business or the Asset Sale. Accordingly, an evaluation of the results of these analyses is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the selected companies or selected transactions or the business segment, company or transaction to which they are being compared.

The summary set forth above does not purport to be a complete description of the analyses performed by Needham & Company in connection with the rendering of its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham & Company believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors that it considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its analyses and opinion. Needham & Company did not attribute any specific weight to any factor or analysis considered by it. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

In performing its analyses, Needham & Company made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Concurrent or Vecima. Any estimates contained in or underlying these analyses, including estimates of the future performance of the Content Delivery and Storage Business, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those estimates. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Needham & Company’s opinion and its related analyses were only one of many factors considered by the members of our board of directors in their evaluation of the Asset Sale and should not be viewed as determinative of the views of the board of directors or management with respect to the consideration to be received by Concurrent pursuant to the Asset Purchase Agreement or the Asset Sale.

Under the terms of its engagement letter with Needham & Company, Concurrent has paid or agreed to pay Needham & Company a nonrefundable fee of $200,000 that became payable upon Needham & Company’s delivery of its opinion on October 13, 2017. If the Asset Sale is consummated, Concurrent has agreed to pay Needham & Company an additional fee estimated to be approximately $500,000. Whether or not the Asset Sale is consummated, Concurrent has agreed to reimburse Needham & Company for certain of its out-of-pocket expenses and to indemnify Needham & Company and related persons against various liabilities, including certain liabilities under the federal securities laws.

Needham & Company is a nationally recognized investment banking firm. As part of its investment banking services, Needham & Company is regularly engaged in the valuation of businesses and their securities in connection with transactions and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Needham & Company believes that it was retained by our board of directors as Concurrent’s financial advisor in connection with its exploration of strategic alternatives, including the Asset Sale and sale of the Real-Time Business, based on Needham & Company’s experience as a financial advisor in mergers and acquisitions as well as Needham & Company’s familiarity with Concurrent and its industry generally. Needham & Company has not in the past two years provided investment banking or financial advisory services to Concurrent unrelated to its current engagement that covers the proposed Asset Sale and Concurrent’s sale of its Real-Time Business for which it has received or is entitled to receive compensation. Concurrent paid Needham & Company fees aggregating $642,560 in connection with the May 2017 sale of the Real-Time Business. Needham & Company has not in the past two years provided investment banking or financial advisory services to Vecima for which it has received or is entitled to receive compensation. Needham & Company may in the future provide investment banking and financial advisory services to Concurrent, Vecima and their respective affiliates unrelated to its engagement that covers the Asset Sale, for which services Needham & Company would expect to receive compensation. In the normal course of its business, Needham & Company may actively trade equity securities of Concurrent and Vecima for its own account or for the accounts of its customers or affiliates and, therefore, may at any time hold a long or short position in those securities.

Net Proceeds from the Asset Sale

If the Asset Sale is completed, Concurrent will receive at the closing of the Asset Sale $27.55 million in cash, subject to adjustment for estimated net working capital as of the closing. The remaining $1.45 million of the $29 million purchase price will be placed into escrow for a period of 12 months as security for the performance of our indemnification obligations under the Asset Purchase Agreement. The net proceeds of the Asset Sale retained by Concurrent will depend on final transaction expenses, taxes payable as a result of the Asset Sale and the estimated net working capital calculation on the closing date.

Post-Closing Business and Use of Net Proceeds from the Asset Sale

Following the Asset Sale, our primary assets will be approximately $63 million in cash, cash equivalents and short-term investments, $3.45 million in escrow receivables related to the escrow agreements we entered into in connection with the sale of the Real-Time Business and the Escrow Agreement described herein, and approximately $49 million in U.S. federal net operating loss carryforwards. The Investment Committee intends to evaluate options to maximize the value of our remaining assets, including identifying potential opportunities to invest in or acquire one or more operating businesses that provide opportunities for appreciation in value. As of the date hereof, the Investment Committee has not identified any specific acquisition or investment target. If the Investment Committee is unable to identify a suitable acquisition target that is appropriately valued, we may consider alternatives for returning capital to stockholders while we wind up our affairs. If we wind up our affairs and liquidate under applicable law, our net operating loss carryforwards will be forfeited.

On October 27, 2017, the board of directors determined that Concurrent will (i) make the regularly scheduled quarterly dividend payment of $0.12 per share of common stock in December 2017 and (ii) suspend future dividend payments while the Investment Committee considers potential acquisition targets and alternative uses of our remaining assets, including the proceeds of the Asset Sale.

If the Asset Sale is completed, a portion of the purchase price received by Concurrent at closing will be used to pay transaction expenses related to the Asset Sale and other retained liabilities of Concurrent. In addition to the portion of the purchase price payable by Vecima into escrow, Concurrent intends to retain sufficient assets to cover Concurrent’s potential contingent liabilities, including those arising from the defined benefit pension plans maintained for a number of former employees of Concurrent’s German subsidiary.

Interests of Concurrent’s Directors and Executive Officers in the Asset Sale

Certain of Concurrent’s directors and executive officers may have interests in the Asset Sale that are different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our board of directors was aware that these interests existed when it approved the Asset Purchase Agreement and the Asset Sale. Except as described below, such persons have, to the knowledge of Concurrent, no material interest in the Asset Sale apart from those of stockholders generally.

Treatment of Equity Awards in the Asset Sale

The Compensation Committee of our board of directors has determined that the Asset Sale constitutes a change in control under our Equity Incentive Plan. Accordingly, the Compensation Committee has recognized the acceleration of the vesting and the lapse of restrictions on all equity awards, including stock options, stock appreciation rights and restricted stock, granted under our Equity Incentive Plan and payment of any associated accrued dividends in connection with the consummation of the Asset Sale.

On October 25, 2017, our board of directors approved, consistent with our non-employee director compensation program, our 2018 fiscal year annual equity grant of 7,500 restricted shares to each of our non-employee directors. The annual equity grant is expected to be made in November 2017 to any then-serving non-employee director. There will be no acceleration of the vesting or lapse of restrictions on the 2018 fiscal year non-employee director annual grant in connection with the consummation of the Asset Sale.

The table below sets forth the estimated amounts the payments that each Concurrent director and executive officer would have received in connection with the Asset Sale with regard to each unvested time-based restricted stock award and performance-based restricted stock award held by the director or executive officer, assuming completion of the Assets Sale occurred on October 18, 2017, the latest practicable date before the filing of this proxy statement. No director or executive officer held any options or stock appreciation rights as of October 18, 2017. For the purposes of this table, (i) it is assumed that performance-based restricted stock will vest in full based on deemed achievement of maximum performance levels and (ii) the number of outstanding equity awards is based on the number held by each director and executive officer as of October 18, 2017.

	Restricted Stock Accelerating in Connection with the Transaction (#)(3)	Value of Restricted Stock Accelerating in Connection with the Transaction ($)(4)	Performance Stock Accelerating in Connection with the Transaction (#)(3)	Value of Performance Stock Accelerating in Connection with the Transaction ($)(4)	Aggregate Value for Equity ($)
Executive Officers(1)
Derek J. Elder	145,000	1,073,800	30,000	213,600	1,287,400
Warren Sutherland	36,000	245,520			245,520
Non-Employee Directors(2)
Wayne Barr, Jr.	300	2,388			2,388
Robert Pons	700	5,572			5,572
Dilip Singh	700	5,572			5,572

(1)	Emory Berry ceased serving as an executive officer of Concurrent on May 15, 2017, and will not receive any compensation as a result of the consummation of the Asset Sale.
(2)	Steve G. Nussrallah, Charles Blackmon and Larry L. Enterline ceased serving as directors of Concurrent on July 14, 2017, and will not receive any compensation as a result of the consummation of the Asset Sale. Steven Singer was appointed to our board of directors effective July 28, 2017 and held no shares of our common stock as of October 18, 2017.
(3)	Pursuant to the terms of our Equity Incentive Plan, any restrictions on any outstanding restricted stock awards will lapse and any accrued dividends with respect to those restricted stock awards will be paid in connection with the Asset Sale.
(4)	The value was determined by multiplying the number of shares underlying the unvested award by $6.52, the closing value of our common stock on October 18, 2017, plus the value of accrued dividends.

Employment Agreements with Named Executive Officers

Each of Mr. Elder and Mr. Sutherland have an employment agreement (collectively, the “Executive Employment Agreements”) with Concurrent that provides for certain benefits upon a termination by Concurrent without “Due Cause” (as defined below) within the year following a change in control or a “constructive termination” (as defined below) within three months following a change in control (each, an “Involuntary Termination”). The Asset Sale constitutes a change in control under the Executive Employment Agreements.

The Executive Employment Agreements provide for the following benefits upon an Involuntary Termination, subject to execution of a general release of claims by the executive officer:

•	For Mr. Elder, two times his base salary at the time of termination and for Mr. Sutherland, one times his base salary at the time of termination, paid in equal installments over a 12-month period;
•	For Mr. Elder, two times his annual bonus for the year prior to termination and for Mr. Sutherland, one times his annual bonus for the year prior to termination, paid in equal installments over a 12-month period;
•	For Mr. Elder, a lump sum amount, grossed-up for taxes, of the difference between the employee’s portion of the premiums and the cost of COBRA coverage for a 12-month period; and
•	For Mr. Sutherland, eligibility for COBRA continuation coverage for a 12-month period at the active employee premium rate.

Under the Executive Employment Agreements, Due Cause means the executive officer (a) committed a willful serious act to enrich himself at our expense or has been convicted of a felony involving moral turpitude; (b) willfully and grossly neglected his duties, or intentionally failed to observe specific lawful directives or policies of our board of directors; (c) failed to take reasonable and appropriate steps to determine the accuracy of Sarbanes-Oxley Act certifications; or (d) failed to fulfill any of his duties to administer effective systems and controls necessary for compliance with the Sarbanes-Oxley Act.

Under the Executive Employment Agreements, constructive termination means (a) demotion, (b) material change in authority, duties or responsibilities, (c) material decrease in salary or incentive award opportunity, (d) material reduction in benefits or (e) material breach of the Executive Employment Agreement by us.

If the executive officer’s employment is terminated for any reason, he is prohibited from competing with us, soliciting our customers, or trying to hire our employees for the period in which he receives severance, if any, plus one year.

The following table sets forth the amount of payments and benefits that each of our executive officers would receive in connection with the Asset Sale under the Executive Employment Agreements, assuming a consummation of the Asset Sale occurred on October 18, 2017, and each executive officer experienced an Involuntary Termination on such date.

	Base Salary ($)(2)	Bonus ($)(3)	Welfare Benefits ($)	Total ($)
Executive Officers(1)
Derek J. Elder	740,022	253,422	19,121	1,012,565
Warren Sutherland	210,013	24,202	12,744	246,964

(1)	Emory Berry ceased serving as an executive officer of Concurrent on May 15, 2017, and will not receive any compensation as a result of the consummation of the Asset Sale.
(2)	The amounts in this column consist of (i) for Mr. Elder, two times his current base salary of $370,011 and (ii) for Mr. Sutherland, one times his current base salary of $210,013.
(3)	The amounts in this column consist of (i) for Mr. Elder, two times his annual bonus for the year prior to termination of $126,711 and (ii) for Mr. Sutherland, one times annual bonus for the year prior to termination of $24,202.

Transaction Bonuses

Our board of directors has authorized certain bonuses be paid to the executive officers simultaneously with the closing of the Asset Sale. The following table shows the amount of such transaction bonus awards.

Transaction Bonus ($)
Executive Officers(1)
Derek J. Elder	200,000
Warren Sutherland	114,000

(1)	Emory Berry ceased serving as an executive officer of Concurrent on May 15, 2017, and will not receive any compensation as a result of the consummation of the Asset Sale.

Quantification of Payments and Benefits to Concurrent’s Named Executive Officers

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of Concurrent that is based on or otherwise relates to the Asset Sale. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the compensation payable to our named executive officers in connection with the Asset Sale. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of Concurrent’s stockholders.

The table below sets forth the amount of payments and benefits that each of Concurrent’s named executive officers would receive in connection with the Asset Sale, assuming that the consummation of the Asset Sale occurred on October 18, 2017 and each such named executive officer experienced a qualifying termination on such date. The amounts below are determined using the price per share of our common stock of $6.52, and are based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table. As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. For additional information about these payments and benefits, see “Interests of Concurrent’s Directors and Executive Officers in the Asset Sale”.

	Cash Severance ($)(2)	Welfare Benefits ($)(3)	Equity ($)(4)	Transaction Bonus ($)(5)	Total ($)
Executive Officers(1)
Derek J. Elder	$993,444	$19,121	$1,287,400	$200,000	$2,499,965
Warren Sutherland	$234,215	$12,944	$245,520	$114,000	$606,679

(1)	Emory Berry ceased serving as an executive officer of Concurrent on May 15, 2017, and will not receive any compensation as a result of the consummation of the Asset Sale.
(2)	The amounts in this column represent the cash severance payments under the Executive Employment Agreements, which amounts will not become payable unless a qualifying termination of employment occurs.
(3)	The amounts in this column represent the value of payments in respect of health insurance benefits that the named executive officer may become entitled to upon a qualifying termination of employment under the terms of his Executive Employment Agreement.
(4)	The amounts in this column represent the value of accelerated vesting of time-based restricted stock and performance-based restricted stock (including the value of accrued dividends) held by the executive officers, which awards will become fully vested and upon which all restrictions will lapse upon the consummation of the Asset Sale.
(5)	The amounts in this column represent the value of the transaction bonuses that have been approved by our board of directors and are expected to be paid simultaneously with the consummation of the Asset Sale.

Agreements Related to the Asset Purchase Agreement

In connection with the closing of the Asset Sale, we and Vecima have agreed to enter into the Transition Services Agreement, Escrow Agreement and Non-Compete Agreement. In addition, in connection with the execution of the Asset Purchase Agreement, certain of our stockholders entered into the Voting Agreement with Vecima.

Voting Agreement

Simultaneously with the execution of the Asset Purchase Agreement, certain of our stockholders holding, in the aggregate, approximately 20.9% of our issued and outstanding common stock as of November 3, 2017 entered into a Voting Agreement with Vecima (the “Voting Agreement”). The stockholder signatories to the Voting Agreement are JDS1, LLC, our largest stockholder and beneficial owner of approximately 17.7% of our issued and outstanding common stock based on public filings as of November 3, 2017, and director and chief executive officer Derek Elder, chief financial officer Warren Sutherland, and directors Wayne Barr, Robert Pons, and Dilip Singh (each solely in their capacity as stockholders). The Voting Agreement requires these stockholders to vote any shares held or thereafter acquired in favor of the Asset Sale and against any action or proposal involving an alternative acquisition proposal. The Voting Agreement will terminate if the Asset Purchase Agreement is terminated, our board of directors modifies or withdraws its recommendation that stockholders vote to approve the Asset Sale, or we amend or waive any provision of the Asset Purchase Agreement that results in a material decrease in the purchase price without the prior consent of the stockholder signatories to the Voting Agreement. The Voting Agreement does not limit or affect any action or decision of any stockholder in his capacity as a director or officer and does not restrict any stockholder from exercising his fiduciary duties as an officer or director.

Transition Services Agreement

In connection with the closing of the Asset Sale, Concurrent and Vecima will enter into a transition services agreement (the “Transition Services Agreement”) in which Vecima has agreed to provide resources for our use, including the services of its employees (and any of our employees who become employed by Vecima) in connection with our tax, accounting, and financial reporting obligations for a period of 1 year and access to office space for 90 days. In addition, the Transition Services Agreement permits the parties to request services from one another, on an as-needed basis and at specified rates.

Escrow Agreement

In connection with the closing of the Asset Sale, Concurrent and Vecima have agreed to enter into an escrow agreement with the escrow agent (the “Escrow Agreement”). At the closing, Vecima will deliver $1.45 million of the purchase price to be held and administered by the escrow agent for a period of 12 months in accordance with the Escrow Agreement. These funds will secure our indemnification obligations to Vecima arising under the Asset Purchase Agreement. On the date that is 12 months following the closing, the escrow agent will release to us the balance of the escrow amount that has not been distributed to Vecima to satisfy indemnified losses, except that the escrow agent will retain any or all of the escrow amount necessary to satisfy unresolved claims for indemnification, if any.

Non-Compete Agreement

In connection with the closing of the Asset Sale, we have agreed to enter into a non-competition and non-solicitation agreement (the “Non-Compete Agreement”), which provides that until the third anniversary of the closing of the Asset Sale, we will not:

•	engage in any activity that competes with the Content Delivery and Storage Business;
•	use or disclose any confidential, non-public information to be transferred to Vecima at the closing or otherwise related to the Content Delivery and Storage Business; or
•	own, manage, operate, assist, invest in or acquire any person or entity that competes with the Content Delivery and Storage Business (except for ownership of 5% or less of the outstanding securities of a publicly traded entity).

The Non-Compete Agreement further provides that during the three-year period, we may not solicit or recruit any of our current employees who become employees of Vecima at the closing or otherwise encourage any such employee to terminate his or her employment with Vecima.

Stockholder Approval of the Asset Sale

We are organized under the corporate laws of the State of Delaware. Under Section 271 of the Delaware General Corporation Law, any sale by us of “all or substantially all” our assets requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. We are selling substantially all of Concurrent’s remaining operating assets and, following the closing of the Asset Sale, will not have a material on-going business unless and until Concurrent acquires or invests in a new business. After taking into account the specific facts and circumstances of the Asset Sale, we have determined that stockholder approval of the Asset Sale may be required under Section 271 of the Delaware General Corporate Law. The Asset Purchase Agreement provides that if our stockholders fail to approve the Asset Sale, either Concurrent or Vecima may terminate the Asset Purchase Agreement. The Asset Purchase Agreement also provides that obtaining such approval is a condition to each of Concurrent and Vecima being obligated to consummate the transactions contemplated by the Asset Purchase Agreement.

No Changes to the Rights of Stockholders

There will be no change in the rights of our stockholders as a result of the Asset Sale.

No Appraisal Rights in Respect of the Asset Sale

Neither Delaware law nor our certificate of incorporation provides for stockholder appraisal rights in connection with the Asset Sale.

Regulatory Approvals

Neither we nor Vecima are aware of any regulatory requirements or governmental approvals or actions that may be required to consummate the Asset Sale, except for compliance with the applicable regulations of the SEC in connection with this proxy statement.

Change of Name

Among the assets being transferred to Vecima under the Asset Purchase Agreement is the limited right to use the name “Concurrent Computer Corporation.” Accordingly, following the closing, we anticipate that we will file a certificate of amendment to our certificate of incorporation and amend our bylaws for the purpose of effecting a corporate name change. Pursuant to Section 242(b)(1) of the Delaware General Corporation Law and our bylaws, the name change and related certificate of amendment will not require stockholder approval but will need to be approved by our board of directors. Our board of directors has not yet made a final decision on a new name for the company.

The change of our name would not have an effect on the rights of the holders of our currently outstanding shares of common stock nor would it affect the validity of any of our existing stock certificates that bear the name “Concurrent Computer Corporation.” Stockholders with certificated shares may continue to hold existing certificates, and the number of shares represented by those certificates will remain unchanged. New stock certificates that are issued after a change in our name will bear the new name once it is in effect.

Following the Asset Sale and name change, our common stock will continue to be traded on The NASDAQ Global Market and is expected to continue trading under the symbol “CCUR”.

The amendment to our certificate of incorporation to change our name from “Concurrent Computer Corporation” will become effective upon the filing of a certificate of amendment of our certificate of incorporation with the Secretary of State of the State of Delaware. However, our board of directors has reserved the right to abandon the proposed amendment at any time prior to the effectiveness of the filing of the amendment with the Secretary of State of the State of Delaware. If the Asset Sale is not consummated, we do not intend to file the amendment and our name will remain “Concurrent Computer Corporation.” If the Asset Sale is consummated, we intend to promptly amend our certificate of incorporation and bylaws in order to effect a corporate name change, as will be determined by board of directors at a later date and for the reasons described above.

Accounting Treatment of the Asset Sale

The Asset Sale is expected to be accounted for as a sale of a business for accounting purposes. At the closing of the Asset Sale, any excess of purchase price received by us, less transaction expenses, over the book value of the assets sold will be recognized as a gain for financial accounting purposes. In subsequent reporting periods, the Content Delivery and Storage Business for current and prior years, including any gain on the sale of the assets, will be presented as a discontinued operation for financial reporting purposes.

Certain U.S. Federal Income Tax Consequences of the Asset Sale

The Asset Sale will be a taxable event to us for U.S. federal income tax purposes. We do not, however, anticipate that we will incur significant U.S. federal income tax liabilities as a result of the transaction due to the availability of net operating loss carryforwards. We anticipate that the Asset Sale will result in alternative minimum tax and state income taxes to us, but we do not expect that the Asset Sale will result in any U.S. federal income tax consequences to our stockholders.

RISK FACTORS RELATING TO THE PROPOSAL TO APPROVE THE ASSET SALE

You should carefully consider the risk factors described below and those risk factors generally associated with our business contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 3017, which is attached as Annex D to this proxy statement and our subsequent SEC filings, along with other information provided to you in this proxy statement, in deciding how to vote on the proposal to approve the sale of the Content Delivery and Storage Business to Vecima pursuant to the terms of the Asset Purchase Agreement. See “Where You Can Find More Information” beginning on page 75. The special risk considerations described below are not the only ones facing Concurrent. Additional considerations not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following special risk considerations actually occur, our business, financial condition or results of operations could be materially adversely affected, the market price of our common stock may decline, and you may lose all or part of your investment.

The Asset Sale may not be completed or may be delayed if the conditions to closing are not satisfied or waived.

The Asset Sale may not be completed or may be delayed because the conditions to closing set forth in the Asset Purchase Agreement, including approval of the transaction by our stockholders and the absence of a material adverse effect before the closing, may not be satisfied or waived. If the Asset Sale is not completed, we may have difficulty recouping the costs incurred in connection with negotiating the Asset Sale, our relationships with our customers, suppliers and employees may be damaged and our business may be harmed.

If we fail to complete the Asset Sale, our business may be harmed.

As a result of our announcement of the Asset Sale, third parties may be unwilling to enter into material agreements with respect to the Content Delivery and Storage Business. New or existing customers and business partners may prefer to enter into agreements with our competitors who have not expressed an intention to sell their business because customers and business partners may perceive that such new relationships are likely to be more stable. Employees working in the Content Delivery and Storage Business may become concerned about the future of the business and lose focus or seek other employment. If we fail to complete the Asset Sale, the failure to maintain existing business relationships or enter into new ones could adversely affect our business, results of operations and financial condition. If we fail to complete the Asset Sale, we will also retain and continue to operate the Content Delivery and Storage Business. The resultant potential for loss or disaffection of employees or customers of the Content Delivery and Storage Business could have a material, negative impact on the value of the Content Delivery and Storage Business.

In addition, if the Asset Sale is not consummated, our directors, executive officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the transaction and we will have incurred significant third party transaction costs, in each case, without any commensurate benefit, which may have a material and adverse effect on our stock price and results of operations.

Failure to complete the Asset Sale may cause the market price for our common stock to decline.

If our stockholders fail to approve the Asset Sale, or if the Asset Sale is not completed for any other reason, the market price of our common stock may decline due to various potential consequences, including:

•	we may not be able to sell the Content Delivery and Storage Business to another party on terms as favorable to us as the terms of the Asset Purchase Agreement;
•	the failure to complete the Asset Sale may create substantial doubt as to our ability to effectively implement our current business strategies; and
•	our costs related to the Asset Sale, such as legal and accounting fees, must be paid even if the Asset Sale is not completed.

If the Asset Sale is not completed, we may explore other potential transactions, but the alternatives may be less favorable to us and there can be no assurance that we will be able to complete an alternative transaction.

If the Asset Sale is not completed, we may explore other potential transactions, including a sale of the Content Delivery and Storage Business to another party on such terms as the board of directors may approve. The terms of an alternative transaction may be less favorable to us than the terms of the Asset Sale and there can be no assurance that we will be able to reach agreement with or complete an alternative transaction with another party.

The amount of net proceeds that we will receive from the Asset Sale is subject to uncertainties.

Pursuant to the Asset Purchase Agreement, the amount that we receive from Vecima is subject to the possibility of reduction by virtue of a purchase price adjustment described under the heading “The Asset Purchase Agreement — Post-Closing Purchase Price Adjustment.” The amount of net proceeds is also subject to a $1.45 million escrow described under the heading “The Asset Purchase Agreement — Escrow” which may be reduced in whole or in part after the closing if Vecima successfully asserts claims for indemnification pursuant to the indemnification provisions of the Asset Purchase Agreement. See “The Asset Purchase Agreement — Indemnification.” Furthermore, we may have unforeseen liabilities and expenses that must be satisfied from the after-tax net proceeds of the Asset Sale, leaving less to fund our remaining operations.

You are not guaranteed any of the proceeds from the Asset Sale.

You should not vote in favor of the Asset Sale based upon the assumption that you will receive any portion of the net proceeds from the Asset Sale. Our board of directs has instructed the Investment Committee to evaluate options to maximize the value of our remaining assets, including identifying potential opportunities to invest in or acquire one or more operating businesses that provide opportunities for appreciation in value. As of the date hereof, the Investment Committee has not identified any specific acquisition or investment target. If the Investment Committee is unable to identify a suitable acquisition target that is appropriately valued, we may consider alternatives for returning capital to stockholders while we wind up our affairs. If we wind up our affairs and liquidate under applicable law, our net operating loss carryforwards will be forfeited.

Management could spend or invest the net proceeds from the Asset Sale in ways with which our stockholders may not agree.

Our management could spend or invest the proceeds from the Asset Sale in ways with which our stockholders may not agree. Management and the board of directors may authorize such spending or investment without seeking stockholder approval. The investment of these proceeds may not yield a favorable return.

There can be no assurances that we will be successful in investing the proceeds of the Asset Sale.

The process to identify potential investment opportunities and acquisition targets, to investigate and evaluate the future returns therefrom and business prospects thereof and to negotiate definitive agreements with respect to such transactions on mutually acceptable terms can be time consuming and costly. We are likely to encounter intense competition from other companies with similar business objectives to ours, including private equity and venture capital funds, leveraged buyout funds, investment firms with significantly greater financial and other resources and operating businesses competing for acquisitions. Many of these companies are well established and have extensive experience in identifying and effecting business combinations.

In addition, we will incur operating expenses, resulting from payroll, rent and other overhead and professional fees, while we are searching for appropriate opportunities to invest the proceeds of the Asset Sale.

We may consider potential acquisition candidates in different industries, and you have no basis at this time to ascertain the merits or risks of any business that we may ultimately operate.

Our business strategy contemplates the potential acquisition of one or more operating businesses or other investments that we believe will provide better returns on equity than the Content Delivery and Storage Business that we are selling, and we are not limited to acquisitions and/or investments to any particular acquisition targets or any particular industry or type of business. Accordingly, there is no current basis for you to evaluate the possible merits or risks of the target business with which we may ultimately effect a business combination or other investment. Although we will seek to evaluate the risks inherent in a particular investment or acquisition opportunity, we cannot assure you that all of the significant risks present in that opportunity will be properly assessed. Even if we properly assess those risks, some of them may be outside of our control or ability to affect. We will not seek stockholder approval for any business combination or other investment that we may pursue, so you will most likely not be provided with an opportunity to evaluate the specific merits or risks of such a transaction before we become committed to the transaction.

Resources will be expended in researching potential acquisitions and investments that might not be consummated.

The investigation of target businesses and the negotiation, drafting and execution of relevant agreements, disclosure documents, and other instruments will require substantial management time and attention in addition to costs for accountants, attorneys and others. If a decision is made not to complete a specific business combination or other investment the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, even if an agreement is reached relating to a specific opportunity, we may fail to consummate the transaction for any number of reasons, including those beyond our control.

Subsequent to an acquisition, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our share price, which could cause you to lose some or all of your investment.

Even if we conduct extensive due diligence on a target business with which we combine, we cannot assure you that this diligence will identify all material issues that may be present inside a particular target business, that it would be possible to uncover all material issues through a customary reasonable amount of due diligence, or that factors outside of the target business and outside of our control will not later arise. As a result of these factors, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by a target business or by virtue of our obtaining post-Divestiture debt financing. Accordingly, you could suffer a significant reduction in the value of your shares.

We may issue additional shares of common stock or other securities to complete business combinations or under employee incentive plans. Any such issuances would dilute the interest of our stockholders and likely present other risks.

Our amended and restated certificate of incorporation authorizes our board of directors to issue shares of our common stock or preferred stock from time to time in their business judgment up to the amount of our then authorized capitalization. We may issue a substantial number of additional shares of our common stock, and may issue shares of our preferred stock, in order to complete business combinations or under employee incentive plans. These issuances:

•	may significantly dilute your equity interests;
•	may subordinate the rights of holders of shares of our common stock if shares of preferred stock are issued with rights senior to those afforded our common stock;

•	could cause a change in control if a substantial number of shares of our common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards and could result in the resignation or removal of our present officers and directors; and
•	may adversely affect prevailing market prices for our common stock.

We may issue notes or other debt securities, or otherwise incur substantial debt, to complete a business combination, which may adversely affect our leverage and financial condition and thus negatively impact the value of our stockholders’ investment in us.

Although we have no commitments as of the date of this proxy statement to issue any notes or other debt securities, or to otherwise incur indebtedness, we may choose to incur substantial debt to finance our growth plans. The incurrence of debt could have a variety of negative effects, including:

•	default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;
•	acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach covenants that require the maintenance of financial ratios or reserves without a waiver or renegotiation of that covenant;
•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;
•	our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;
•	our inability to pay dividends on our common stock;
•	using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;
•	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;
•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and
•	limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

We may have a limited ability to assess the management of a prospective target business and, as a result, may effect a business combination with a target business whose management may not have the skills, qualifications or abilities to manage a public company.

When evaluating the desirability of effecting a business combination with a prospective target business, our ability to assess the target business’s management may be limited due to a lack of time, resources or information. Our assessment of the capabilities of the target’s management, therefore, may prove to be incorrect and such management may lack the skills, qualifications or abilities we suspected. Should the target’s management not possess the skills, qualifications or abilities necessary to manage a public company, the operations and profitability of the post-combination business may be negatively impacted.

We may attempt to complete business combinations with private companies about which little information is available, which may result in a business combination with a company that is not as profitable as we suspected, if at all.

In pursuing our acquisition strategy, we may seek to effectuate business combinations with privately held companies. By definition, very little public information exists about private companies, and we could be required to make our decision on whether to pursue a potential initial business combination on the basis of limited information, which may result in a business combination with a company that is not as profitable as we expect, if at all.

After the closing of the Asset Sale, we may stop paying dividends to our stockholders.

On October 27, 2017, the board of directors determined that Concurrent will (i) make the regularly scheduled quarterly dividend payment of $0.12 per share of common stock in December 2017 and (ii) suspend future dividend payments while the Investment Committee considers potential acquisition targets and alternative uses of our remaining assets, including the proceeds of the Asset Sale.

We may make acquisitions where we do not own all or a majority of the target enterprise.

We may make acquisitions where do not own all or a majority of the target enterprise. We may engage in such acquisitions or make such investments where we desire the target management to continue to have a significant equity incentive to grow and ensure the profitability of the target business. We may also make such acquisitions or investments where we do not have sufficient financial resources to acquire all of the equity in the target company or where the target has price requirements that we are unwilling to meet at the time of the acquisition or investment. Our minority or less than 100% ownership subjects us to risks that we do not control the target company and its results of operations, business condition or prospects may be materially adversely impacted by the decisions of the other equity owners or the difficulty of negotiating among equity owners.

By completing the Asset Sale, we will no longer be engaged in the content delivery and storage business.

The Content Delivery and Storage Business accounted for substantially all of our revenue from continuing operations for the fiscal year ended June 30, 2017. By selling substantially all of our assets relating to the Content Delivery and Storage Business to Vecima, we will be exiting the content delivery and storage business. Following the Asset Sale, we will no longer have an operating business but we expect to continue to incur operating expenses and anticipate our expenses and losses will increase in the foreseeable future as we continue our efforts to identify and evaluate potential acquisition targets.

We will be unable to compete with the Content Delivery and Storage Business for a period of three years after the date of the closing of the Asset Sale.

In connection with the closing of the Asset Sale, we have agreed to enter into the Non-Compete Agreement, which provides that until the third anniversary of the closing of the Asset Sale, we will not:

•	engage in any activity that competes with the Content Delivery and Storage Business;
•	use or disclose any confidential, non-public information to be transferred to Vecima at the closing or otherwise related to the Content Delivery and Storage Business; or
•	own, manage, operate, assist, invest in or acquire any person or entity that competes with the Content Delivery and Storage Business (except for ownership of 5% or less of the outstanding securities of a publicly traded entity).

The Asset Purchase Agreement will expose us to contingent liabilities that could have a material adverse effect on our financial condition.

We have agreed to indemnify Vecima for breaches of any representation, warranty, or covenant made by us in the Asset Purchase Agreement, for losses arising out of or in connection with excluded assets or excluded liabilities, and for certain other matters. Indemnification claims by Vecima would reduce the amount of the escrow that we receive and could have a material adverse effect on our financial condition. Other than in the event of fraud or willful misconduct, we will not be obligated to indemnify Vecima for any breach of the representations, warranties or covenants made by us under the Asset Purchase Agreement until the aggregate amount of claims for indemnification exceed $100,000. In the event that claims for indemnification for breach of most of the representations and warranties made by us under the Asset Purchase Agreement exceed this threshold, we will be obligated to indemnify Vecima for any damages or loss resulting from such breach up to five percent (5%) of the final purchase price. See “The Asset Purchase Agreement — Indemnification.”

Certain of Concurrent’s directors and executive officers may have interests in the Asset Sale that may be different from, or in addition to, the interests of our stockholders.

Certain of Concurrent’s directors and executive officers may have interests in the Asset Sale that are different from, or in addition to, the interests of Concurrent stockholders. These interests include the requirement that Concurrent may become liable to pay its executive officers change of control related severance payments following the consummation of the Asset Sale and the potential acceleration of vesting of restricted stock, restricted stock units and stock options held by Concurrent’s executive officers under circumstances to be agreed upon by Concurrent and such executive officers. As a result of these interests, Concurrent’s directors and executive officers could be more likely to recommend a vote in favor of the Asset Sale than if they did not hold these interests, and may have reasons for doing so that are not the same as the interests of our other stockholders. See “The Asset Sale (Proposal No. 1) — Interests of Concurrent’s Directors and Executive Officers in the Asset Sale.”

The Asset Purchase Agreement limits our ability to pursue alternatives to the Asset Sale.

The Asset Purchase Agreement contains provisions that make it more difficult for us to sell the Content Delivery and Storage Business to any party other than Vecima. These provisions include the prohibition on our ability to solicit acquisition proposals, the requirement that we pay a termination fee of $1.45 million if the Asset Purchase Agreement is terminated in specified circumstances, and Vecima’s right to be advised of acquisition proposals and to submit revised proposals for consideration. See “The Asset Purchase Agreement — Termination Of The Asset Purchase Agreement”, “The Asset Purchase Agreement — Termination Fee”, and “The Asset Purchase Agreement — Acquisition Proposals.” These provisions could discourage a third party that might have an interest in acquiring all of or a significant part of Concurrent or the Content Delivery and Storage Business from considering or proposing an alternative transaction, even if that party were prepared to pay consideration with a higher value than the consideration to be paid by Vecima.

Vecima’s right, as set forth in the Asset Purchase Agreement, to be advised of and to submit a revised offer in response to any unsolicited third-party acquisition proposal continues until the termination of the Asset Purchase Agreement, which could make it more difficult for Concurrent to complete an alternative business combination transaction with another party.

The utilization of our net operating loss carryforwards may be challenged.

If we earn taxable income in future periods, the Internal Revenue Service may challenge the utilization of our net operating loss carryforwards. The Internal Revenue Service will have a number of theories on which it and the U.S. Justice Department could base a challenge to our utilization of our net operating loss carryforwards and the resolution of such challenges is uncertain.

Future issuances or repurchases of our equity, or transfers of our equity by third parties, may impair our future ability to use a substantial amount of our existing net operating loss carryforwards.

From time to time we complete an analysis of the ownership changes in our stock pursuant to Section 382 of the Internal Revenue Code. As of June 30, 2017, the ownership change was 22.3%, compared to 27.7% as of June 30, 2016. Future transactions and the timing of such transactions could cause an additional ownership change for Section 382 income tax purposes. Section 382 limits the ability of a company that undergoes an “ownership change,” which is generally defined as any change in ownership of more than 50% of its common stock over a three year period, to utilize its net operating loss carryforwards and certain built-in losses or deductions, as of the ownership change date, that are recognized during the five-year period after the ownership change. Such transactions may include, but are not limited to, additional repurchases or issuances of common stock, an acquisition of a new business for newly issued shares of our capital stock, or acquisitions or sales of shares of Concurrent stock by certain holders of our shares, including persons who have held, currently hold or may accumulate in the future five percent or more of our outstanding common stock for their own account. Most of these transactions are beyond our control. If an additional ownership change were to occur for purposes of Section 382, we would be required to calculate a new annual restriction on the use of our net operating loss carryforwards to offset future taxable income. We could lose all or a substantial part of the benefit of our accumulated net operating loss carryforwards if an ownership change pursuant to Section 382 does occur.

THE ASSET PURCHASE AGREEMENT

The summary of the material terms of the Asset Purchase Agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the Asset Purchase Agreement, a copy of which is attached as Annex A and which we incorporate by reference into this document. We encourage you to carefully read the Asset Purchase Agreement in its entirety.

The Asset Purchase Agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Concurrent or Vecima or any of their respective subsidiaries or affiliates. Such information regarding Concurrent can be found elsewhere in the proxy statement and in other public filings Concurrent makes with the SEC. Such information regarding Vecima can be found elsewhere in this proxy statement and in the other public filings Vecima makes with the Canadian Securities Administrators or the Toronto Stock Exchange.

The representations, warranties and covenants contained in the Asset Purchase Agreement were made only for purposes of the Asset Purchase Agreement as of specific dates and may be subject to more recent developments. Such representations, warranties and covenants were made solely for the benefit of the parties to the Asset Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating risk between parties to the Asset Purchase Agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or by other investors. For the foregoing reasons, you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Concurrent or any of their respective subsidiaries or affiliates.

General

Under the terms of the Asset Purchase Agreement, Vecima will buy the Purchased Assets at closing for a purchase price of $29 million in cash, subject to a working capital adjustment and less the escrow amount of $1.45 million, and will assume certain liabilities and obligations associated with the Content Delivery and Storage Business.

Assets to be Sold

The Asset Purchase Agreement provides that we will sell to Vecima all of the assets, properties, contractual rights, goodwill, going concern value, rights and claims of Concurrent used in the conduct of the Content Delivery and Storage Business (the “Purchased Assets”), including:

•	Contracts. All contracts that relate primarily to the Content Delivery and Storage Business and are not excluded contracts;
•	Business and Network Assets. All business and network assets used or held for use in connection with or otherwise relating to the Content Delivery and Storage Business and the assigned contracts related thereto;
•	Concurrent Content Solutions Corporation. All of Concurrent’s right, title and interest in and to all of the issued and outstanding shares of capital stock (the “CCSC Shares”) in Concurrent Content Solutions Corporation, a company organized under the laws of Japan in form of a Kabushiki Kaisha (“CCSC”);
•	Leased Real Property. All rights as lessee of real property used in or otherwise held for use in connection with or otherwise relating to the Content Delivery and Storage Business in which Concurrent or any of its subsidiaries has a leasehold interest, together with all leasehold improvements relating thereto, other than the excluded leases;
•	Inventories. All inventories, including equipment, raw materials, works-in-process, finished goods and spare and replacement parts used or held for use in connection with or otherwise relating to the Content Delivery and Storage Business;
•	Prepaid Items. All prepaid items paid by Concurrent or any of its subsidiaries in respect of the Content Delivery and Storage Business;

•	Licenses and Permits. All licenses, permits, approvals, consents, registrations, certificates and other authorizations used or held for use in connection with or otherwise relating to the Content Delivery and Storage Business;
•	Customer Premise Equipment. All customer premise equipment and related software which is owned by Concurrent or any of its subsidiaries;
•	Intellectual Property. All intellectual property used or held for use in connection with or otherwise relating to the Content Delivery and Storage Business;
•	Hardware and Software. All hardware and software, including all rights under licenses and other contracts relating thereto used or held for use in connection with or relating to the Content Delivery and Storage Business;
•	Books and Records. All books and records used or held for use in connection with or otherwise relating to the Content Delivery and Storage Business (other than minute books and stock ledgers of Concurrent, documents subject to attorney-client privilege and documents that are otherwise required by applicable law to be retained by Concurrent);
•	Accounts Receivable. All accounts receivable and prepaid accounts;
•	Access Assets. All Internet protocol addresses, codes, email addresses, domain names, identification protocols, passwords, keys and other items or information relating to subscribers or otherwise necessary to access, operate or control the Purchased Assets; and
•	Goodwill. All goodwill, together with the exclusive right for Vecima to represent itself as carrying on the Content Delivery and Storage Business in succession to Concurrent, including the limited right to use the name “Concurrent Computer Corporation”, or any variation thereof, as part of the name under which the Content Delivery and Storage Business is carried on by Vecima, including certain specifically enumerated business and domain names.

Excluded Assets

The following assets will not be sold to Vecima:

•	all book debts and other debts due prior to the closing and the benefit of all security for such accounts, notes and debts, other than accounts receivable;
•	receivables owing to Concurrent or any subsidiary (other than CCSC) relating to the sale of the Real-Time Business;
•	all cash on hand, cash equivalents, and bank deposits of Concurrent or any subsidiary (other than CCSC);
•	all short term investments of Concurrent or any subsidiary (other than CCSC);
•	all minute books and stock ledgers of Concurrent or any subsidiary (other than CCSC);
•	all indebtedness to Concurrent of any affiliate or subsidiary of Concurrent;
•	all personnel records that Concurrent or any subsidiary is required by applicable law to retain in its possession;
•	all sponsorship obligations of Concurrent under pension plans and other employee benefit plans;
•	all income tax installments paid by Concurrent or any subsidiary and the right to receive any refund of income taxes paid by Concurrent;
•	Georgia State research and development tax credits receivables;
•	Georgia State research and development deferred income;
•	all equity or other ownership interests in subsidiaries of Concurrent (other than CCSC);

•	certain enumerated contracts of Concurrent or its subsidiaries; and
•	certain enumerated leases of Concurrent or its subsidiaries.

Assumed Liabilities

Pursuant to the Asset Purchase Agreement, the following liabilities of Concurrent will be assumed by Vecima at the closing (the “Assumed Liabilities”):

•	the liabilities of Concurrent related to the operation of the Content Delivery and Storage Business to the extent accrued and reflected as a current liability in adjusted net working capital as of the closing, as finally determined in accordance with the terms of the Asset Purchase Agreement;
•	all trade accounts payable of Concurrent to third parties in connection with the Content Delivery and Storage Business that remain unpaid as of the closing;
•	all obligations of Concurrent under the contracts assigned to Vecima, except to the extent such obligations are attributable to or arise from any breach or default by Concurrent under any assigned contract on or before the closing;
•	all liabilities and obligations relating to our employees who become employed by Vecima; and
•	other specifically enumerated liabilities of Concurrent.

Excluded Liabilities

Vecima shall not assume any of the following liabilities of Concurrent:

•	all indebtedness, liabilities and obligations, other than the Assumed Liabilities, to the extent arising out of or relating to any acts, omissions, events or conditions (whether known or unknown) of Concurrent or any of its subsidiaries prior to the closing;
•	all tax liabilities of Concurrent other than those taken into account as a current liability in the final calculation of net working capital; and
•	all indebtedness, liabilities and obligations arising out of or relating to our employees that do not become employees of Vecima, including severance and bonus accruals (and any related payroll taxes) related to the sale of the Real-Time Business, whether prior to or after the closing, including damages for wrongful dismissal or other employee benefits or claims.

Purchase Price and Closing Adjustment

In addition to assuming the Assumed Liabilities, Vecima has agreed to pay Concurrent $29 million in cash for the Purchased Assets. At the closing, Vecima will pay Concurrent $27.55 million in cash, subject to adjustment based on a net working capital target of $2.64 million, as described below under the heading “Post-Closing Purchase Price Adjustment”. The remaining $1.45 million of the purchase price will be placed in escrow for a period of up to 12 months, as described below under the heading “Escrow”.

Escrow

At the closing, Vecima will deliver $1.45 million of the purchase price to be held and administered by the escrow agent for a period of 12 months in accordance with the Escrow Agreement. These funds will secure our indemnification obligations to Vecima arising under the Asset Purchase Agreement. On the date that is 12 months following the closing, the escrow agent will release to us the balance of the escrow amount that has not been distributed to Vecima to satisfy indemnified losses, except that the escrow agent will retain any or all of the escrow amount necessary to satisfy unresolved claims for indemnification, if any.

Post-Closing Purchase Price Adjustment

Prior to closing, we will deliver a statement of the estimated net working capital at closing. At closing, the cash purchase price of $29 million will be increased by the amount that the working capital estimate exceeds $2.64 million or decreased by the amount that $2.64 million exceeds the working capital estimate. The cash purchase price as so adjusted and less the $1.45 million to be placed into escrow as described above, will then be paid to Concurrent by Vecima.

Within 90 days after closing, Vecima will prepare and propose a statement of our final working capital at the closing. We will have 30 days to review the proposed final working capital statement. If we object to any of the items set forth on the statement, the parties will have 30 days to negotiate in good faith to resolve their disputes. If the parties cannot resolve all of their disagreements, such disagreements will be resolved by Deloitte & Touche LLP. If the closing working capital, as finally determined, is greater than the preliminary working capital estimate, Vecima will pay us the amount of such excess. If the closing working capital, as finally determined, is less than the preliminary working capital estimate, we will pay Vecima the amount of such deficit.

Closing

The closing of the Asset Sale will take place at the offices of Andrews Kurth Kenyon LLP, 450 Lexington Avenue, 15th Floor, New York, New York 10017 after our stockholders approve the Asset Sale and following the satisfaction or waiver of all of the other closing conditions or as the parties may otherwise agree.

Representations and Warranties

In the Asset Purchase Agreement, Concurrent made representations and warranties relating to, among other things:

•	Corporate organization, existence, and power and authority to own, lease, and operate the Purchased Assets;
•	Corporate power and authority to enter into the Asset Purchase Agreement;
•	Our board of directors’ recommendation that our stockholders approve the Asset Sale;
•	Absence of conflicts or violations;
•	Sufficiency of the Purchased Assets to carry on the Content Delivery and Storage Business in the manner in which we have conducted it;
•	Title to the Purchased Assets;
•	Leases;
•	Intellectual property;
•	Contracts;
•	Personal information;
•	Inventory;
•	Insurance;
•	CCSC;
•	Compliance with laws and licenses;
•	Consents and approvals;
•	Financial statements;
•	Absence of certain changes since June 30, 2017;
•	Non-arm’s length transactions;
•	Taxes;
•	Litigation;
•	Environmental matters;
•	Customers and suppliers;
•	Product warranties;

•	Labor matters;
•	Employees and benefits;
•	Opinion of Needham & Company; and
•	Controls and procedures over disclosure and financial reporting.

Certain of Concurrent’s representations and warranties are qualified by materiality, a Material Adverse Effect standard (as described below), and our disclosure schedules to the Asset Purchase Agreement. Except for the representations and warranties contained in the Asset Purchase Agreement (including the disclosure schedules), neither Concurrent nor any other person has made or makes any representation or warranty, on behalf of Concurrent or any of its affiliates, as to the Content Delivery and Storage Business, the Purchased Assets, the Assumed Liabilities.

In the Asset Purchase Agreement, Vecima made representations and warranties relating to, among other things:

•	Corporate organization and power;
•	Corporate power and authority to enter into the Asset Purchase Agreement;
•	That no approval from Vecima’s stockholders is required for Vecima to execute the Asset Purchase Agreement, to consummate the Asset Sale and to perform its other obligations thereunder;
•	Absence of conflicts or violations;
•	Consents and approvals;
•	Information provided by Vecima for use in this proxy statement;
•	Availability of funds to pay the purchase price; and
•	Vecima’s independent investigation of the Content Delivery and Storage Business.

Material Adverse Effect

Many of Concurrent’s representations and warranties, as well as other conditions or provisions in the Asset Purchase Agreement, are qualified by a “Material Adverse Effect” standard. For purposes of the Asset Purchase Agreement, “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to: (i) the Content Delivery and Storage Business or Purchased Assets, taken as a whole, or (ii) the ability of Concurrent to consummate the Asset Sale. The definition of “Material Adverse Effect” does not include any event, occurrence, fact, condition or change resulting from:

•	economic or political conditions in general or affecting the markets in which we operate;
•	financial, credit, banking or securities markets in general;
•	engagement by any country in hostilities (or material escalation thereof);
•	any action required to be taken by Concurrent pursuant to the Asset Purchase Agreement or other transaction documents or otherwise consented to in writing by Vecima;
•	any change in applicable law or accounting rules (including GAAP);
•	any calamity, disaster or act of God;
•	any change attributable to Vecima; or
•	any failure to meet any projections, forecasts or predictions of revenues or earnings (except that the underlying cause of such failure is not excluded).

Survival of Representations, Warranties, and Covenants

The representations, warranties, and covenants in the Asset Purchase Agreement will survive the closing:

•	Until five years after the closing, with respect to representations and warranties regarding organization, sufficiency of the Purchased Assets, title to the Purchased Assets, leases, intellectual property, compliance with laws and environmental matters;
•	Until seven years after the closing, with respect to representations and warranties regarding taxes; and
•	Until 18 months after the closing, with respect to all other representations and warranties.

Conduct of the Business Prior to Closing

Under the Asset Purchase Agreement, Concurrent has agreed that, until the closing and except as otherwise provided in the Asset Purchase Agreement or consented to in writing by Vecima we will:

•	conduct the Content Delivery and Storage Business in the ordinary course consistent with past practice;
•	perform all of our obligations under material contracts;
•	continue to maintain in full force and effect all policies of insurance or renewals thereof;
•	use commercially reasonable efforts to obtain any required governmental consents or approvals;
•	use commercially reasonable efforts to obtain any consents required from other parties;
•	cause the transfer of the CCSC Shares from Concurrent to Vecima;
•	use commercially reasonable efforts to preserve the Content Delivery and Storage Business and the goodwill of suppliers, customers, subscribers and others having business relationships with Concurrent;
•	pay liabilities relating to the Content Delivery and Storage Business that become due and payable;
•	take all necessary corporate action to authorize the transfer of the Purchased Assets to Vecima; and
•	use reasonable best efforts to satisfy the conditions to Vecima’s obligation to effect the closing.

Concurrent has also agreed that, until the closing and except as contemplated by the Asset Purchase Agreement or consented to in writing by Vecima, we will not:

•	undertake or forego any action that would constitute a breach of any representation, warranty, covenant or other obligation in the Asset Purchase Agreement;
•	enter into any material contract or make any material decision relating to the Content Delivery and Storage Business;
•	make any material change to our prices, services policies, method of billing or credit terms;
•	license, sell, encumber or transfer any Purchased Assets, other than sales of inventory in the ordinary course consistent with past practice;
•	write-down any inventory or write-off any account or note receivable;
•	cancel or amend any debt or right of value to the Content Delivery and Storage Business;
•	make any material change in financial accounting methods or depreciation or amortization policies, except as required by law or U.S. generally accepted accounting principles;
•	make, change or revoke any tax election, amend any tax return or settle or compromise any tax liability; or
•	breach, terminate, modify, waive or fail to renew any material contract.

Access to Content Delivery and Storage Business and Purchased Assets

Concurrent has agreed to permit Vecima and its representatives access during normal business hours to the Purchased Assets and our books and records relating to the Content Delivery and Storage Business.

Employees

At the closing, it is anticipated that Vecima and the key employees specified by Vecima will enter into employment agreements. No later than 30 days prior to the closing, Vecima will offer employment in writing to all other employees that Vecima desires to retain on terms that are comparable to those currently available to such employees. Any employee who accepts Vecima’s offer will become an employee of Vecima as of the closing. Concurrent shall employ all of the employees until the closing, except for any employee who (i) voluntarily resigns or retires or (ii) is terminated for cause or with Vecima’s consent. Concurrent may continue to employ after the closing any employee that does not become an employee of Vecima. Concurrent will remain liable for any severance costs associated with employees who do not become employees of Vecima.

Conditions to the Closing

Each party’s obligation to effectuate the Asset Sale is subject to the satisfaction or waiver of the following conditions:

•	No Action or Proceeding. No legal proceeding or action shall be pending or threatened that would enjoin, restrict or prohibit the purchase and sale of the Purchased Assets.
•	No Injunction. No injunction against the closing entered by a court of competent jurisdiction shall be in effect.
•	Stockholder Approval. The stockholders of Concurrent shall have approved the Asset Sale.

Vecima’s obligation to effectuate the Asset Sale is subject to the satisfaction or waiver of the following additional conditions:

•	Representations and Warranties. Our representations and warranties shall be true and correct in all material respects (without giving effect to any materiality qualifiers contained therein).
•	Covenants. We shall have complied in all material respects with all of our covenants in the Asset Purchase Agreement.
•	Closing Deliveries. We shall have made our closing deliveries.
•	Regulatory Consents. We shall have obtained all consents, approvals and authorizations of any governmental entity required to consummate the Asset Sale.
•	Contractual Consents. We shall have given or obtained all other consents required to consummate the Asset Sale.
•	No Material Adverse Effect. No Material Adverse Effect shall have occurred.
•	Disclosure Schedules. We shall have delivered updated schedules to the Asset Purchase Agreement such that all such schedules are true, correct and complete as of the closing.

Concurrent’s obligation to effectuate the Asset Sale is subject to the satisfaction or waiver of the following additional conditions:

•	Representations and Warranties. Vecima’s representations and warranties shall be true and correct in all material respects (without giving effect to any materiality qualifiers contained therein).
•	Covenants. Vecima shall have complied in all material respects with all of its covenants in the Asset Purchase Agreement.
•	Closing Deliveries. Vecima shall have made its closing deliveries.

Termination of the Asset Purchase Agreement

The Asset Purchase Agreement may be terminated at any time prior to the closing as follows:

•	by mutual written consent of Concurrent and Vecima;
•	by either Concurrent or Vecima, if:
º	the closing shall not have occurred by the End Date so long as the failure of the closing to occur by the End Date was not caused by the terminating party’s breach or failure to perform its obligations under the Asset Purchase Agreement;
º	a governmental authority shall have issued a final order or law permanently enjoining, restraining or prohibiting the transactions contemplated by the Asset Purchase Agreement, so long as the issuance of such order or law was not primarily due to the terminating party’s breach or failure to perform its obligations under the Asset Purchase Agreement; or
º	the approval of the Asset Sale by our stockholders at the Special Meeting shall not have been obtained.
•	By Vecima, if:
º	our board of directors shall have modified or withdrawn its recommendation that our stockholders approve the Asset Sale;
º	we shall have breached in any material respect our obligations relating to acquisition proposals (as described below);
º	we shall have breached our obligations relating to the Special Meeting and this proxy statement in a manner that has a material adverse impact on the approval of the Asset Sale by Concurrent’s stockholders; or
º	we shall have breached any covenant or made any inaccurate representation or warranty, which has prevented or would prevent the satisfaction of any closing condition and such breach or inaccuracy (i) has not been waived by Vecima and (ii) is not capable of being cured by the End Date or, to the extent so curable, has not been cured by Concurrent within 30 days after we receive notice thereof from Vecima.
•	By Concurrent, if:
º	we enter into an agreement in respect of a superior proposal;
º	Vecima shall have breached any covenant or made any inaccurate representation or warranty, which has prevented or would prevent the satisfaction of any closing condition and such breach or inaccuracy (i) has not been waived by Concurrent and (ii) is not capable of being cured by the End Date or, to the extent so curable, has not been cured by Vecima within 30 days after receiving notice thereof from Concurrent; or
º	all of the conditions to Vecima’s obligation to effect the closing have been satisfied and Vecima fails to effect the closing by the third business day after the later of (i) delivery of notice thereof by Concurrent and (ii) the date on which the closing otherwise would have occurred.

Acquisition Proposals

In connection with the Asset Purchase Agreement, we have agreed not to:

•	solicit, initiate, knowingly encourage, or knowingly facilitate any acquisition proposal or related inquiry (see “The Asset Purchase Agreement — Acquisition Proposals” for the definition of acquisition proposal);
•	provide information or engage in discussions regarding any acquisition proposal or inquiry;
•	provide any information in connection with any acquisition proposal;

•	enter into any letter of intent or similar agreement providing for any acquisition proposal; or
•	resolve or agree to do any of the foregoing.

Notwithstanding these restrictions, we may engage in the acts described above if we receive an unsolicited and bona fide acquisition proposal prior to approval of the Asset Sale by our stockholders at the Special Meeting, and our board of directors determines in good faith that such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal (see “The Asset Purchase Agreement — Acquisition Proposals” for the definition of superior proposal).

We have agreed to notify Vecima promptly (and within, at most, 48 hours) following receipt of any proposals or inquiries with respect to an acquisition proposal, identifying the person and the material terms of any proposals or inquiries (including, if applicable, copies of any written requests, proposals or other documents). We have also agreed to keep Vecima informed, on a reasonably current basis, of the status and terms of any such proposals or offers, including any amendments.

An “acquisition proposal” means any proposal or offer for (i) a merger or business combination with Concurrent, (ii) the acquisition of 20% or more of the Purchased Assets by any person (other than Vecima and its affiliates) or (iii) the acquisition of 20% or more of our common stock.

A “superior proposal” means any bona fide proposal for (i) a merger or business combination with Concurrent, (ii) the acquisition of 75% or more of the Purchased Assets by any person (other than Vecima and its affiliates) or (iii) the acquisition of 75% or more of our common stock, in each case only if our board of directors concludes in good faith that such proposal is (a) more favorable to our stockholders than the Asset Sale, (b) reasonably likely to be completed on a timely basis and not subject to due diligence or financing conditions and (c) to be funded by fully committed financing.

Recommendation Withdrawal/Termination in Connection with a Superior Proposal

Our board of directors has resolved to recommend that our stockholders approve the Asset Sale. However, if our board of directors determines in good faith, after consultation with outside legal and financial advisors, that an acquisition proposal constitutes a superior proposal and the failure to take such action would be inconsistent with the board’s fiduciary duties to our stockholders, it may:

•	modify, qualify or withdraw, in a manner adverse to Vecima, its recommendation that our stockholders approve the Asset Sale; and
•	enter into a binding written agreement with respect to the superior proposal and terminate the Asset Purchase Agreement (and pay the $1.45 million termination fee to Vecima).

However, prior to any change in our board of directors’ recommendation that our stockholders approve the Asset Sale, we must (i) give Vecima at least five business days’ written notice of the superior proposal, the reasons for the change and the terms of the superior proposal and (ii) take into account any revised proposal made by the Vecima.

Termination Fee

We must pay a termination fee of $1.45 million in cash to Vecima under the following circumstances:

•	if we terminate the Asset Purchase Agreement in order to enter a definitive agreement with respect to a superior proposal;
•	if Vecima terminates the Asset Purchase Agreement after (i) our board of directors modifies or withdraws its recommendation that our stockholders approve the Asset Sale; (ii) we breach in any material respect our obligations relating to acquisition proposals; or (iii) we breach our obligations relating to the Special Meeting and this proxy statement in a manner that has a material adverse impact on the approval of the Asset Sale by our stockholders; or

•	if all three of the following events occur:
º	an acquisition proposal is communicated to us or announced publicly after the date of the Asset Purchase Agreement;
º	the Asset Purchase Agreement has been terminated (i) by Vecima as the result of our breach or (ii) by either party if the closing has not occurred by the End Date or has been permanently enjoined or prohibited; and
º	within six months after such termination we enter into a definitive agreement with respect to any acquisition proposal (which need not be the same acquisition proposal described above) and such acquisition proposal is thereafter consummated.

Indemnification

After the closing, we will indemnify Vecima against all losses arising from (i) breach of the representations or warranties by Concurrent contained in the Asset Purchase Agreement or any other transaction agreement; (ii) breach by Concurrent of any covenant or obligation to be performed by it contained in the Asset Purchase Agreement or any other transaction agreement; and (iii) any liability of Concurrent other than Assumed Liabilities.

After the closing, Vecima will indemnify Concurrent against all losses arising from (i) breach of the representations or warranties by Vecima contained in the Asset Purchase Agreement or any other transaction agreement; (ii) breach by Vecima of any covenant or obligation to be performed by it contained in the Asset Purchase Agreement or any other transaction agreement; (iii) the Assumed Liabilities or any claim by a third party arising out of the operation of the Content Delivery and Storage Business after the closing; and (iv) any taxes resulting from Vecima making an election under Section 338(g) of the Internal Revenue Code in connection with the transfer of the CCSC Shares.

The indemnification obligations of both parties are subject to the following limitations:

•	Each party is only required to indemnify the other party for losses if the cumulative amount of all such losses exceeds $100,000 (the “Threshold”). If the amount of all losses does exceed the Threshold, the indemnifying party is required to indemnify the other party for all losses (and not only those in excess of the Threshold).
•	The amount of losses for which a party is entitled to indemnification shall be reduced by the amount of insurance proceeds realized with respect to such losses and the amount of any tax benefit with respect to such losses that is actually recognized by the end of the following tax year.
•	Each party is required to take commercially reasonable steps to mitigate any indemnifiable loss.
•	Neither party shall be entitled to indemnification of any loss arising from an alleged breach if such party has knowledge of the facts or circumstances giving rise to such alleged breach as of the closing.

The aggregate liability of Concurrent for indemnification of any loss arising under the Asset Purchase Agreement is capped at 5% of the purchase price, as adjusted, which is expected to be approximately $1.5 million (the “Cap”).

The Threshold and the Cap do not apply to losses arising out of fraud or willful misconduct and any such losses will not be taken into consideration in the calculation thereof.

Fees and Expenses

Except as otherwise provided in the Asset Purchase Agreement, each party has agreed to pay for its respective costs and expenses incurred in connection with the Asset Purchase Agreement, including the fees of legal, financial and other professional advisors.

Governing Law and Venue

The Asset Purchase Agreement is governed by the laws of the State of Delaware except that the parties’ rights and obligations relating to the CCSC Shares are be governed by the laws of Japan. The parties have agreed that any legal proceeding with respect to the Asset Purchase Agreement brought by another party thereto may be brought and determined in the Court of Chancery of the State of Delaware or the federal courts located in the State of Delaware.

Specific Performance

Except in connection with the payment of the Termination Fee (which shall be the sole and exclusive remedy of Vecima for any losses suffered as a result of the failure of the Asset Sale to be consummated), the parties are entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of the Asset Purchase Agreement and to specifically enforce the terms and provisions of the Asset Purchase Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under the Asset Purchase Agreement, in addition to any other remedy that may be available at law or in equity.

PROJECTED FINANCIAL INFORMATION

Important Information Concerning the Management Forecasts

Concurrent does not, as a matter of course, publicly disclose long-term forecasts or internal projections as to future revenues, earnings or other results, due to, among other reasons, the unpredictability of the underlying assumptions and estimates.

Preliminary Management Forecasts

In March 2017, in connection with building an operating model for Concurrent following the sale of our Real-Time Business and our evaluation of potential alternatives to maximize return to stockholders, including a potential cash special dividend, our management prepared and reviewed with our board of directors unaudited forecasts for the third and fourth fiscal quarter of our 2017 fiscal year, and an unaudited annual forecast for fiscal years 2018 through 2021 (collectively, the “Preliminary Management Forecasts”). The Preliminary Management Forecasts were not provided to Vecima or any other potential acquiror of our Content Delivery and Storage Business, but they were disclosed to Needham & Company in connection with Needham & Company’s advice to our board of directors regarding potential strategic alternatives, but the Preliminary Management Forecasts were not relied on by Needham & Company in delivering its fairness opinion.

Our management prepared the Preliminary Management Forecasts based on assumptions that it believed to be reasonable at the time, including assumptions related to market size, market share, competition, pricing, reimbursement, research and development expenses, sales, general and administrative expenses, contractual relationships, effective tax rate and utilization of net operating losses and other relevant factors related to our long-range operating plan, as well as how certain of these assumptions may change overtime. The foregoing is a summary of certain key assumptions and does not purport to be a comprehensive overview of all assumptions reflected in the Preliminary Management Forecasts.

The Operating Income of $31.1 million projected in the fourth fiscal quarter of 2017 was based on a forecasted gain of $33.2 million on the sale of our Real-Time Business at the time of the projection. In addition, revenue for the third fiscal quarter of 2017 included revenue from the Real-Time Business, while revenue for the fourth fiscal quarter of 2017 did not.

	Fiscal Year 2017 (in millions)
	Q3E	Q4E
	3/31/2017	6/30/2017
Total Revenue	$15.6	$9.3
Operating Income (Loss)	$(0.6)	$31.1
Adjusted EBITDA	$0.1	$0.9

	Fiscal Year Ending June 30, (in millions)
	2018E	2019E	2020E	2021E
Total Revenue	$35.7	$40.0	$45.6	$49.0
Operating Income (Loss)	$(0.7)	$1.2	$2.8	$4.1
Adjusted EBITDA	$2.2	$3.6	$5.1	$6.5

Final Management Forecasts

In June 2017, in connection with an updated view of our performance in the fourth quarter of fiscal 2017, the completion of our fiscal 2018 annual operating plan and our continued evaluation of potential alternatives to maximize stockholder value, our management updated and reviewed with our board of directors unaudited forecasts for each quarter of fiscal 2018 (which were consistent with our fiscal 2018 annual operating plan), for the six-month period ending December 31, 2018, and for fiscal years 2018 through 2022 (collectively, the “Final Management Forecasts” and, together with the Preliminary Management Forecasts, the “Management Forecasts”).

Our management prepared the Final Management Forecasts based on assumptions that it believed to be reasonable at the time, including assumptions related to market size, market share, competition, pricing, reimbursement, research and development expenses, sales, general and administrative expenses, contractual relationships, effective tax rate and utilization of net operating losses and other relevant factors related to our long-range operating plan, as well as how certain of these assumptions may change overtime. The foregoing is a summary of certain key assumptions and does not purport to be a comprehensive overview of all assumptions reflected in the Final Management Forecasts.

We provided Vecima with the Final Management Forecasts in connection with its due diligence of the Content Delivery and Storage Business. The Final Management Forecasts were also provided to Needham & Company for its use in connection with certain of its financial analyses and its opinion as described under the heading “The Asset Sale (Proposal No. 1) — Opinion of Needham & Company”.

The following is selected unaudited financial data from the Final Management Forecasts that was provided to Vecima in connection with its due diligence and to Needham & Company in connection with the preparation of its fairness opinion.

	Fiscal Year 2018 (in millions)				Fiscal Year 2019 (in millions)
	Q1E(1)	Q2E	Q3E	Q4E	6 months ending
	9/30/2017	12/31/2017	3/31/2018	6/30/2018	12/31/2018
Total Revenue	$7.1	$8.3	$8.9	$9.0	$18.8
Operating Income (Loss)	$(1.1)	$(0.4)	$(0.0)	$0.0	$0.2
Adjusted EBITDA	$(0.5)	$0.1	$0.6	$0.6	$1.2

(1)	In early October, prior to the execution of the Asset Purchase Agreement, our management provided Vecima and Needham & Company with our preliminary results for the first quarter of fiscal year 2018 ended September 30, 2017, which included total revenue of $7.9 million, operating income (loss) of ($0.7) million and adjusted EBITDA of ($0.1) million (excluding board member termination fees and transaction related costs). These preliminary results were incorporated by Needham & Company into its financial analyses prior to the delivery of its opinion, which is described under the heading “The Asset Sale (Proposal No. 1) — Opinion of Needham & Company”.

	Fiscal Year Ending June 30, (in millions)
	2018E(1)	2019E	2020E	2021E	2022E
Total Revenue	$33.4	$37.6	$42.8	$46.0	$48.3
Operating Income (Loss)	$(1.6)	$0.3	$1.7	$3.0	$3.4
Adjusted EBITDA	$0.8	$2.3	$3.8	$5.1	$5.6
Unlevered Free Cash Flow	$(0.2)	$1.2	$2.3	$3.8	$4.4

(1)	In early October, prior to the execution of the Asset Purchase Agreement, our management provided Vecima and Needham & Company with our preliminary results for the first quarter of fiscal year 2018 (as described above), which in combination with our forecasts for the remaining three quarters of fiscal year 2018, resulted in revised estimates for fiscal year 2018, including total revenue of $34.1 million, operating income (loss) of ($1.1) million, adjusted EBITDA of $1.2 million and unlevered free cash flow of $0.2. These preliminary results were incorporated by Needham & Company into its financial analyses prior to the delivery of its opinion, which is described under the heading “The Asset Sale (Proposal No. 1) — Opinion of Needham & Company”.

Additional Information Concerning the Management Forecasts

Concurrent does not as a matter of course make public projections as to future sales, earnings, or other results. However, Concurrent’s management has prepared the prospective financial information set forth below to present the Management Forecasts that were made available to Vecima (in the case of the Final Management Forecasts), our board of directors and Needham & Company and is not being included in this proxy statement to influence any stockholder’s decision whether to vote to approve the Asset Sale or for any other purpose. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Concurrent’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Concurrent. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information.

Neither Concurrent’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

By including the Management Forecasts in this proxy statement, neither Concurrent nor any of its advisors or representatives has made or makes any representation to any security holder regarding the information included in the Management Forecasts or the ultimate performance of Concurrent, Vecima or any of their affiliates compared to the information contained in the Management Forecasts. Concurrent has made no representation to Vecima, in the Asset Purchase Agreement or otherwise, concerning the Management Forecasts. The Management Forecasts are forward-looking statements. The Management Forecasts summarized in this section were prepared by Concurrent’s management.

The assumptions and estimates underlying the Management Forecasts, all of which are difficult to predict and many of which are beyond the control of Concurrent, may not be realized. There can be no assurance that the forecasted results or underlying assumptions will be realized, and actual results likely will differ, and may differ materially, from those reflected in the Management Forecasts, whether or not the Asset Sale is completed.

In particular, the Management Forecasts, while presented with numerical specificity, were necessarily based on numerous variables and assumptions that are inherently uncertain. Since the Management Forecasts cover multiple years, by their nature, they becomes subject to greater unpredictability with each successive year. Important factors that may affect actual results and results in the Management Forecasts not being achieved include, but are not limited to, the risk factors described in Concurrent’s SEC filings, including Concurrent’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017, which is attached as Annex D to this proxy statement, and otherwise described under the heading “Cautionary Statement Concerning Forward-Looking Information.” The Management Forecasts also reflect assumptions as to certain business decisions that are subject to change. The information set forth in the Management Forecasts is not fact and should not be relied upon as being necessarily indicative of actual future results.

The Management Forecasts were developed for Concurrent on a standalone basis without giving effect to the Asset Sale, and therefore the Management Forecasts do not give effect to the Asset Purchase Agreement or any changes to Concurrent’s operations or strategy that may be implemented after the consummation of the Asset Sale or to any costs incurred in connection with the Asset Sale. Furthermore, the Management Forecasts do not take into account the effect of any failure of the Asset Sale to be completed and should not be viewed as accurate or continuing in that context.

The Management Forecasts summarized in this section were prepared prior to the execution of the Asset Purchase Agreement and have not been updated to reflect any changes after the date they were prepared. Concurrent undertakes no obligation, except as required by law, to update or otherwise revise the Management Forecasts to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error or to not be appropriate, or to reflect changes in general economic or industry conditions.

In light of the foregoing factors and the uncertainties inherent in the Management Forecasts, readers of this proxy statement are cautioned not to place undue, if any, reliance on the Management Forecasts.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER SALE-RELATED COMPENSATION (PROPOSAL NO. 2)

The Named Executive Officer Sale-Related Compensation Proposal

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Concurrent is providing its stockholders with a separate advisory (non-binding) vote to approve certain compensation that may be paid or become payable to its named executive officers in connection with the Asset Sale, as described in the table under the heading “The Asset Sale (Proposal No. 1) — Interests of Concurrent’s Directors and Executive Officers in the Asset Sale — Quantification of Payments and Benefits to Concurrent’s Named Executive Officers” including the footnotes to the table and related narrative discussion beginning on page 45 of this proxy statement.

Our board of directors unanimously recommends that the stockholders of Concurrent approve the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Concurrent’s named executive officers in connection with the Asset Sale, and the agreement or understandings pursuant to which such compensation may be paid or become payable, in each case, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of this proxy statement entitled “The Asset Sale (Proposal No. 1) — Interests of Concurrent’s Directors and Executive Officers in the Asset Sale — Quantification of Payments and Benefits to Concurrent’s Named Executive Officers,” including the footnotes to the table and the related narrative discussion, is hereby APPROVED.”

Vote Required and Board Recommendation

The vote on the named executive officer sale-related compensation proposal is a vote separate and apart from the vote on the proposal to approve the Asset Sale. Accordingly, you may vote to approve the Asset Sale and vote not to approve the named executive officer sale-related compensation proposal and vice versa. Because the vote on the named executive officer sale-related compensation proposal is advisory only, it will not be binding on Concurrent or Vecima, or the board of directors or Compensation Committee of either. Accordingly, if the Asset Sale is approved by our stockholders and completed, the compensation will be payable, subject only to the conditions applicable thereto under the applicable compensation agreements and arrangements, regardless of the outcome of the non-binding, advisory vote of our stockholders.

Approval of above resolution approving the sale-related compensation of Concurrent’s named executive officers on an advisory (non-binding) basis requires an affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal, assuming a quorum is present.

Our board of directors unanimously recommends that you vote “FOR” the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to Concurrent’s named executive officers in connection with the Asset Sale.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL NO. 3)

The Adjournment Proposal

If the number of shares of common stock present in person or represented by proxy at the Special Meeting and voting in favor of the proposal to approve the Asset Sale is insufficient to approve the Asset Sale at the time of the Special Meeting, we intend to move to adjourn the Special Meeting, if necessary or appropriate (as determined in good faith by our board of directors) to a later time or date, from time to time, in order to enable the board of directors to solicit additional proxies in respect of the proposal to approve the Asset Sale.

In this proposal regarding the adjournment of the Special Meeting, we are asking you to authorize the holder of any proxy solicited by the board of directors to vote in favor of adjourning the Special Meeting for the purpose of soliciting additional proxies in favor of the proposal to approve the Asset Sale. If our stockholders approve the adjournment proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against the Asset Sale. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Asset Sale such that the proposal to approve the Asset Sale would be defeated, we could adjourn the Special Meeting without a vote on the approval of the Asset Sale and seek to convince the holders of those shares to change their votes to votes in favor of the Asset Sale. Additionally, we may seek to adjourn the Special Meeting, if necessary or appropriate (as determined in good faith by our board of directors) to a later time or date, from time to time, if a quorum is not present at the Special Meeting.

Vote Required and Board Recommendation

Approval of the proposal to adjourn the Special Meeting, if necessary or appropriate (as determined in good faith by our board of directors) to a later time or date, from time to time, requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal. No proxy that is specifically marked “AGAINST” the proposal to approve the Asset Sale will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the proposal to adjourn the Special Meeting.

Our board of directors believes that if the number of shares of common stock present in person or represented by proxy at the Special Meeting voting in favor of the proposal to approve the Asset Sale is not a sufficient number of shares to approve the Asset Sale (as determined in good faith by our board of directors), it is in the best interests of Concurrent and its stockholders to enable our board to continue to seek to obtain a sufficient number of additional votes in favor of the proposal to approve the Asset Sale.

Our board of directors unanimously recommends that you vote “FOR” adjournment of the Special Meeting to a later time or date, if necessary or appropriate (as determined in good faith by our board of directors), from time to time, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Asset Sale.

MARKET PRICE OF COMMON STOCK

Our common stock is listed for trading on The NASDAQ Global Market under the symbol “CCUR.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share as reported on The NASDAQ Global Market.

	Common Stock
	High	Low
Fiscal Year 2018 Quarter Ended:
September 30, 2017	$6.85	$5.62
Through November 3, 2017	$6.70	$5.75
Fiscal Year 2017 Quarter Ended:
September 30, 2016	$6.66	$4.95
December 31, 2016	$6.48	$5.08
March 31, 2017	$5.75	$4.75
June 30, 2017	$7.10	$4.63
Fiscal Year 2016 Quarter Ended:
September 30, 2015	$6.47	$4.54
December 31, 2015	$5.75	$4.59
March 31, 2016	$6.63	$4.81
June 30, 2016	$6.65	$4.97

The closing sale price of our common stock on The NASDAQ Global Market on October 13, 2017, the last trading day before the announcement of the Asset Sale, was $5.80. On November 3, 2017, the most recent practicable date before this proxy statement was printed, the closing price for our common stock on The NASDAQ Global Market was $6.29. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

In fiscal years 2017 and 2016, we paid four quarterly cash dividends of $0.12 per share of common stock. On October 27, 2017, the board of directors determined that Concurrent will (i) make the regularly scheduled quarterly dividend payment of $0.12 per share of common stock in December 2017 and (ii) suspend future dividend payments while the Investment Committee considers potential acquisition targets and alternative uses of our remaining assets, including the proceeds of the Asset Sale.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, to the best of our knowledge, the beneficial ownership of Concurrent’s common stock as of October 24, 2017, for directors, the named executive officers and all directors and named executives officers as a group.

Directors and NEO’s	Number of Shares Beneficially Owned(1)		Options Exercisable Within 60 Days(2)	Percentage of Shares Outstanding(3)
Wayne Barr	5,000		—		*
Derek Elder	225,000	(4)	—	2.3
Robert Pons	27,000		—		*
Steven G. Singer	—		—		*
Dilip Singh	21,000		—		*
Warren Sutherland	38,000		—		*
Directors and NEO’s as a group	316,000		—	3.2
Five Percent Stockholders
JDS1, LLC	1,711,893	(5)		17.3
Renaissance Technologies Holding Corporation	670,019	(6)		6.8
Dimensional Fund Advisors LP	633,528	(7)		6.4

*	Less than 1.0
(1)	Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. This table is based upon information supplied by the NEOs, directors and principal stockholders, and Schedule 13Ds or Schedule 13Gs filed with the SEC.
(2)	Represents shares that can be acquired through stock option exercises on or before December 23, 2017.
(3)	Based on an aggregate of 9,843,703 of common stock outstanding as of August 31, 2017. Assumes that all options exercisable on or prior to October 30, 2017, owned by this person are exercised. The total number of shares outstanding used in calculating this percentage also assumes that none of the options owned by other persons are exercised.
(4)	Includes 5,500 shares that are also held by Mr. Elder’s spouse.
(5)	Represents shares of common stock beneficially owned by JDS1, LLC (“JDS1”). The address of JDS1 is 2200 Fletcher Avenue, Suite 501, Fort Lee, New Jersey 07024-5016. This information is included in reliance upon an amendment to Schedule 13D/A filed by JDS1 with the SEC on October 24, 2017.
(6)	Represents shares of common stock beneficially owned by Renaissance Technologies LLC (“Renaissance”). The address of Renaissance is 800 Third Avenue, New York, New York 10022. This information is included in reliance upon a Schedule 13G filed by Renaissance with the SEC on February 14, 2017.
(7)	Represents shares of common stock beneficially owned by Dimensional Fund Advisors LP. (“DFA”). DFA has the power to vote over 590,795 shares and power to dispose over 607,155 shares. The address of DFA is 6300 Bee Cave Road, Austin, Texas 78746-5149. This information is included in reliance upon an amendment to Schedule 13G filed by DFA with the SEC on February 9, 2017.

SUBMISSION OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 of the Exchange Act, proposals of stockholders for possible consideration at the 2018 Annual Meeting of Stockholders (expected to be held in October 2018) must be received by the Corporate Secretary of Concurrent before the close of business on June 4, 2018 to be included in the proxy statement for that meeting, if appropriate for consideration under applicable securities laws. Stockholder proposals should be sent to:

Concurrent Computer Corporation
4375 River Green Parkway
Suite 100
Duluth, Georgia 30096
Attn: Corporate Secretary

In addition, a stockholder may bring business before the 2018 Annual Meeting of Stockholders, other than a proposal included in the proxy statement, or may submit nominations for directors, if the stockholder complies with the requirements specified in Concurrent’s Bylaws. The Bylaws require that, for proposals for the 2018 Annual Meeting of Stockholders, a stockholder must:

•	provide written notice that is received by the Corporate Secretary of Concurrent between June 27, 2018 and July 27, 2018; provided, however, that if the 2018 Annual Meeting of Stockholders is not scheduled to be held between September 25, 2018 and November 24, 2018, to be timely the stockholder’s notice must be so received not later than the close of business on the later of (1) the tenth day following the day of the public disclosure of the date of the 2018 Annual Meeting of Stockholders or (2) 90 days prior to the date of the 2018 Annual Meeting of Stockholders; and
•	supply the additional information listed in Article V of Concurrent’s Bylaws and update such information as required by the Bylaws.

The foregoing description is only a summary of the requirements of the Bylaws. Stockholders intending to submit a nomination or a proposal of other business for the 2018 Annual Meeting of Stockholders must comply with the provisions specified in the Bylaws, which were filed as an exhibit to a Form 8-K on September 9, 2011 and may be found on the Investor Relations page of Concurrent’s corporate website (http://www.concurrent.com/about/investors/), under the ‘Company’ tab in the Corporate Governance section.

OTHER MATTERS

At this time, we know of no other matters to be submitted to our stockholders at the Special Meeting. If any other matters properly come before the Special Meeting or any adjournment or postponement thereof in which your proxy has provided discretionary authority, your shares of common stock will be voted in accordance with the discretion of the persons named on the enclosed proxy card.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the “SEC Filings” section of our Investor Relations page at http://www.concurrent.com/about/investors/. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents attached as annexes to this proxy statement or other information concerning us, without charge, by written or telephonic request directed to our Corporate Secretary at Concurrent Computer Corporation, 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096, telephone (678) 258-4000, on our website at http://www.concurrent.com/about/investors/, or from the SEC through the SEC’s website at http://www.sec.gov.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR REFERRED TO IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED NOVEMBER 6, 2017. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

Execution Version

ASSET PURCHASE AGREEMENT

VECIMA NETWORKS INC.

- and -

CONCURRENT COMPUTER CORPORATION

October 13, 2017

A-i

A-ii

A-iii

THIS AGREEMENT made effective as of October 13, 2017,

B E T W E E N:

VECIMA NETWORKS INC., a corporation existing under the laws of Canada,

(the “Purchaser”),

CONCURRENT COMPUTER CORPORATION, a corporation existing under the laws of Delaware,

(the “Seller”).

WHEREAS the Seller wishes to sell to the Purchaser and the Purchaser wishes to purchase from the Seller all of the remaining assets used by the Seller or a Subsidiary of the Seller in the United States, Germany, Britain and Japan in the conduct of the Purchased Business, on the terms and conditions hereinafter set forth and to effect such a purchase the Purchaser shall purchase the assets of the Seller or its Subsidiaries with the exception of the Seller’s Japanese Subsidiary, in which case the Purchaser shall purchase the Japanese Subsidiary’s shares;

WHEREAS, in connection with the execution of this Agreement, certain holders of Common Stock (as defined below) have entered into voting agreements with Purchaser pursuant to which such persons agree, subject to the terms and conditions therein, to vote their shares of Common Stock to approve this Agreement and the transactions contemplated hereby.

NOW THEREFORE, in consideration of the respective covenants and agreements of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Defined Terms

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)	“1934 Act” means the United States Securities Exchange Act of 1934, as amended;
(b)	“Acceptable Confidentiality Agreement” has the meaning set out in Section 6.9(b);
(c)	“Accounts Payable” means all amounts due and owing by the Seller or any of its Subsidiaries (other than those owing to any Affiliate of the Seller) to suppliers for material and services in respect of the Purchased Business;
(d)	“Accounts Receivable and Prepaid Accounts” means all (i) accounts receivable, trade accounts, notes receivable, book debts and other debts due or accruing due to the Seller or any of its Subsidiaries in respect of services to be provided to Subscribers and the benefit of all security for such accounts, notes and debts and (ii) all prepaid accounts in respect of services to be provided to Subscribers;
(e)	“Acquisition Proposal” means any proposal or offer with respect to (i) a merger, consolidation or other business combination, tender offer, exchange offer, or any transaction involving the purchase or acquisition of twenty percent (20%) or more of the shares of Common Stock, including as a result of a primary issuance of Common Stock, or (ii) a direct or indirect purchase or acquisition of twenty percent (20%) or more of the Purchased Assets or Purchased Assets to which twenty percent (20%) or more of Seller’s revenues or earnings associated with the Purchased Business are attributable (other than any such proposal or offer made by the Purchaser or any of its Affiliates);
(f)	“Adverse Recommendation Change” has the meaning set out in Section 6.9(d);

(g)	“Affiliate” when used with respect to any specified Person, means any other Person who or that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such specified Person;
(h)	“Agreement” means this Asset Purchase Agreement, by and between the Purchaser and the Seller;
(i)	“Allocation” has the meaning set out in Section 2.8(a);
(j)	“Alternative Acquisition Agreement” has the meaning set out in Section 6.9(d);
(k)	“Ancillary Agreements” means, collectively, the Escrow Agreement, the Non-Compete Agreement, the Key Employee Employment Agreements, the Transition Services Agreement and the Voting Agreement;
(l)	“Applicable Law” means (i) any domestic or foreign statute, law, constitution, code, ordinance, rule, regulation, restriction, regulatory policy or guideline having the force of law, by-law (zoning or otherwise), common law or Order, (ii) any consent, exemption, approval or License of any Governmental Authority, and (iii) any policy, practice or guideline of, or contract with, any Governmental Authority which, although not actually having the force of law, is considered by such Governmental Authority as if having the force of law;
(m)	“Assigned Contracts” has the meaning set out in Section 2.1(a);
(n)	“Assumed Liabilities” has the meaning set out in Section 2.5(a);
(o)	“Board” means the board of directors of the Seller;
(p)	“Board Recommendation” has the meaning set out in Section 4.2;
(q)	“Business Day” means any day, other than a Saturday, Sunday or any day on which the principal commercial banks located in New York, New York are open to the public for conducting business and are not authorized or obligated to close;
(r)	“CCSC” has the meaning set out in Section 2.1(c);
(s)	“CCSC Shares” has the meaning set out in Section 2.1(c);
(t)	“Claim” has the meaning set out in Section 8.3;
(u)	“Closing” means the completion of the purchase and sale of the Purchased Assets, the assumption of the Assumed Liabilities, and the completion of Transaction which is to occur contemporaneously with the purchase and sale of the Purchased Assets and assumption of the Assumed Liabilities;
(v)	“Closing Date” means the date on which the Closing occurs;
(w)	“Closing Date Calculation” has the meaning set out in Section 2.5(a);
(x)	“Closing Date Payment” has the meaning set out in Section 2.3;
(y)	“Closing Date Statement” has the meaning set out in Section 2.5(a).
(z)	“Closing Time” means 10:00 a.m. (Eastern Time) on the Closing Date, or such other time on the Closing Date as the parties may agree;
(aa)	“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder;
(bb)	“Common Stock” means the common stock of the Seller, par value $0.001 per share;
(cc)	“Company Plan” has the meaning set out in Section 4.30;
(dd)	“Confidentiality Agreement” means the confidentiality agreement, executed between the Purchaser and the Seller;

(ee)	“Confidential Information” has the meaning set out in Section 6.8(a);
(ff)	“Continuing Employee” has the meaning set out in Section 6.6(b);
(gg)	“Contract” means all contracts, commitments, bills, indentures, instruments, notes, bonds, agreements, licenses, leases (including all Leases and Sub-Leases), arrangements, commitments, entitlements and engagements pursuant to which the Seller, whether oral or written, is subject to any obligation or restriction or is entitled to any right or benefit, and includes: (i) all quotations, orders or tenders for contracts which remain open for acceptance; (ii) all unfilled customer purchase orders; (iii) all forward commitments for supplies or materials; (iv) any deposits made in connection with any of the foregoing; and (v) any manufacturer’s or supplier’s warranty, guarantee or other commitment (express or implied);
(hh)	“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term “Controlled” shall have a correlative meaning;
(ii)	“Customer Premise Equipment” has the meaning set out in Section 2.1(i);
(jj)	“Designated Accounting Firm” has the meaning set out in Section 2.5(c);
(kk)	“Direct Claim” has the meaning set out in Section 8.3;
(ll)	“Disclosing Party” has the meaning set out in Section 6.8(a);
(mm)	“Disposal” means any disposal by any means, including dumping, incineration, spraying, pumping, injecting, depositing or burying;
(nn)	“Employee Plans” means all plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered, to which the Seller is a party or bound or in which the Employees participate or under which the Seller has, or shall have, any liability or contingent liability or pursuant to which payments are made or benefits are provided, or an entitlement to payments or benefits may arise with respect, to any of the Employees or any former Employees of the Purchased Business, excluding Pension Plans;
(oo)	“Employees” means all employees of the Seller or a Subsidiary of the Seller as of the date hereof;
(pp)	“Encumbrance” means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, encroachment, servitude, restriction on use, right of occupation, any matter capable of registration against title, option, right of first offer or refusal or similar right, restriction on voting (in the case of any voting or equity interest), right of pre-emption or privilege or any Contract to create any of the foregoing;
(qq)	“End Date” means four months from the date set out on the first page of this Agreement;
(rr)	“Environmental Laws” means all Applicable Laws relating to the protection of the environment including the presence, generation, use, re-use, recycling, management, handling, manufacture, processing, transportation, import, export, treatment, Release or Disposal of any Hazardous Substance as well as those relating to worker or occupational health and safety matters, and in any case includes obligations or requirements that arise under common law principles;
(ss)	“Escrow” means the escrow account maintained by the Escrow Agent in accordance with the terms of the Escrow Agreement;
(tt)	“Escrow Agent” means SunTrust Bank, a Georgia banking corporation;

(uu)	“Escrow Agreement” means that certain escrow agreement to be entered into by and among the Seller, the Purchaser and the Escrow Agent, in substantially the form attached hereto as Exhibit A;
(vv)	“Escrow Amount” means $1,450,000;
(ww)	“Escrow Release Date” means the date that is twelve (12) months following the Closing Date;
(xx)	“Estimated Closing Date Calculation” means the Seller’s calculation of the Estimated Closing Date Net Working Capital set forth in the Estimated Closing Date Statement;
(yy)	“Estimated Closing Date Net Working Capital” means the Seller’s estimate of Net Working Capital as of the Closing Date calculated pursuant to the Estimated Closing Date Calculation and set forth in the Estimated Closing Date Statement;
(zz)	“Estimated Closing Date Statement” means a certificate containing the Estimated Closing Date Net Working Capital to be prepared in good faith by the Seller in accordance with the Working Capital Rules and delivered to the Purchaser at least one (1) Business Day prior to the Closing Date;
(aaa)	“Excluded Assets” has the meaning set out in Section 2.2;
(bbb)	“Excluded Contracts” has the meaning set out in Section 2.2(m);
(ccc)	“Excluded Leases” has the meaning set out in Section 2.2(n);
(ddd)	“Final Allocation” has the meaning set out in Section 2.8(b);
(eee)	“Final Cash Purchase Price” means an amount equal to the Preliminary Cash Purchase Price, (A) plus the amount, if any, by which the Final Closing Date Net Working Capital exceeds the Estimated Closing Date Net Working Capital or minus the amount, if any, by which the Estimated Closing Date Net Working Capital exceeds the Final Closing Date Net Working Capital, (B) minus the Escrow Amount;
(fff)	“Final Closing Date Calculation” has the meaning set out in Section 2.5(a);
(ggg)	“Final Closing Date Net Working Capital” has the meaning set out in Section 2.5(a);
(hhh)	“Final Closing Date Statement” has the meaning set out in Section 2.5(a);
(iii)	“Financial Statements” means the audited consolidated financial statements of the Seller and its Subsidiaries as at and for the financial years ended June 30, 2015, June 30, 2016 and June 30, 2017 and the unaudited consolidated financial statements of the Seller and its Subsidiaries for the three month period ended September 30, 2017; provided, however, that any representations and warranties with respect to the unaudited financial statements for the three (3) month period ended September 30, 2017 shall be made only at Closing;
(jjj)	“GAAP” means United States generally accepted accounting principles in effect from time to time;
(kkk)	“Good Standing” means, with respect to any Assigned Contract, that (i) the accounts of the Subscriber that is a counterparty to such Contract are not known bad debts, (ii) the amounts owed under such Contract by the Subscriber that is counterparty to such Contract are not more than one hundred twenty (120) days in arrears from the due date of the invoice for any amount payable under the terms of such Contract, and (iii) the Subscriber that is counterparty to such Contract has not provided notice of termination of such Contract to the Seller or any of its Subsidiaries;
(lll)	“Governmental Authority” means (i) any court, tribunal, judicial body or arbitral body or arbitrator, (ii) any domestic or foreign government or supranational body or authority whether multinational, national, federal, state, territorial, municipal or local and any governmental agency, governmental authority, governmental tribunal or governmental commission of any kind whatsoever, (iii) any subdivision or authority of any of the foregoing, (iv) any quasi-governmental or private body or public body exercising any regulatory, administrative, expropriation or taxing authority under or for the account of any of the above, (v) any stock exchange or (vi) any public utility authority;
(mmm)	“Hazardous Substances” means any petroleum product or derivative thereof, any radioactive material (including radon gas), explosive or flammable materials, asbestos in any form, urea-formaldehyde foam insulation, and polychlorinated biphenyls as well as any pollutant, contaminant, waste, hazardous substance, hazardous material, hazardous waste, toxic substance, dangerous substance, dangerous good, deleterious substance, restricted hazardous waste, toxic substance or a source of contamination, contaminant or pollutant, as defined, deemed by, judicially interpreted or identified in any Environmental Law and without limiting the generality of the foregoing, any material, substance or waste that is deemed to be hazardous, toxic or dangerous pursuant to any Environmental Law due to its characteristics, use, Release or Disposal;
(nnn)	“Indebtedness” means with respect to any Person, without duplication, (a) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business consistent with past practice (other than the current liability portion of any indebtedness for borrowed money)); (c) all obligations of such Person under any financing leases or leases required to be capitalized in accordance with GAAP; (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (e) all obligations of such Person under interest rate or currency swap or other hedging transactions or agreements (valued at the termination value thereof); (f) the liquidation value, accrued and unpaid dividends, prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person; (g) all obligations of the types referred to in clauses (a) through (f) of any other Person for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (h) all obligations of the types referred to in clauses (a) through (g) of any other Person secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person);
(ooo)	“Indemnified Party” has the meaning set out in Section 8.3;
(ppp)	“Indemnifying Party” has the meaning set out in Section 8.3;
(qqq)	“Intellectual Property” has the meaning set out in Section 2.1(j);
(rrr)	“Inventories” means Purchased Assets that are (i) held for sale in the ordinary course of business of the Seller or any of its Subsidiaries, (ii) used by the Seller or any of its Subsidiaries in the process of production of Purchased Assets, or (iii) materials or supplies to be consumed in the production of Purchased Assets;
(sss)	“IRS” means the Internal Revenue Service;
(ttt)	“Japanese Law Issues” has the meaning set out in Section 1.4(a);
(uuu)	“Key Employee Employment Agreements” means the Employment Agreements to be entered into by each of the Key Employees and the Purchaser;

(vvv)	“Key Employees” means the Employees listed on Schedule 1.1(vvv);
(www)	“Leased Real Property” has the meaning set out in Section 2.1(d);
(xxx)	“Leases” has the meaning set out in Section 4.7;
(yyy)	“Letter of Intent” means the letters of intent, dated as of July 3, 2017 and August 21, 2017, respectively, by and between the Purchaser and the Seller;
(zzz)	“Licenses” has the meaning set out in Section 4.17;
(aaaa)	“Losses”, in respect of any matter, means actual out-of-pocket losses, damages, liabilities, Taxes, deficiencies, fines, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) and judgments arising directly or indirectly as a consequence of such matter;
(bbbb)	“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to: (x) the Purchased Business or Purchased Assets, taken as a whole, or (y) the ability of the Seller to consummate the Transaction; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been a “Material Adverse Effect”: (i) any change, effect, event, occurrence, state of facts or development (x) in the domestic or international economic or political conditions in general or (y) conditions generally affecting the industries and markets in which the Purchased Business operates; (ii) any changes in the domestic or international financial, credit, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iii) the engagement by any country in hostilities (or the material escalation thereof), and whether or not pursuant to the declaration of a national emergency or war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iv) any action required to be taken by the Seller pursuant to this Agreement or any Transaction Documents or that is consented to in writing by the Purchaser; (v) any change in Applicable Law or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vi) any natural or man-made disaster or act of God or other national or international calamity or any other force majeure event; (vii) any adverse change to the extent directly attributable to the Purchaser or its Affiliates, including, to the extent so directly attributable, the loss or departure of key service providers of the Purchased Business or the termination, reduction or any other adverse development in the Purchased Business’ relationship with any of its customers, suppliers, distributors or other business partners, or (viii) any failure by the Purchased Business to meet any internal or published projections, forecasts or revenue or earnings predictions in and of itself (provided that the underlying cause of such failures (subject to the other provisions of this definition) shall not be excluded);
(cccc)	“Material Contract” has the meaning set out in Section 4.16;
(dddd)	“Net Working Capital” means current assets less current liabilities, each calculated in a manner consistent with the accounting principles set forth on Schedule 1.1(dddd) (the “Working Capital Rules”);
(eeee)	“Non-Compete Agreement” means a non-competition, non-solicitation, and non-disparagement agreement to be entered into by and between the Seller and the Purchaser, substantially in the form attached hereto as Exhibit B;
(ffff)	“Offered Employees” has the meaning set out in Section 6.6(c);
(gggg)	“Order” means any final, non-appealable order, judgment, injunction, decree, stipulation, determination, award, decision, ruling or writ of or entered by or with any Governmental Authority;

(hhhh)	“Pension Plans” means all plans providing pensions, superannuation benefits, retirement savings, top up or supplemental pensions, “registered retirement savings plans” (as defined in the Code), “registered pension plans” (as defined in the Code) or “retirement compensation arrangements” (as defined in the Code);
(iiii)	“Permitted Encumbrances” means:
(i)	statutory liens for current Taxes not yet due or delinquent and for which an adequate reserve has been accrued in Final Closing Date Net Working Capital, mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Seller for a period greater than sixty (60) days, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation);zoning, entitlement, conservation restriction and other land use and environmental regulations by any Governmental Authority; all exceptions, restrictions, easements, charges, rights-of-way and other Encumbrances that do not interfere with the present use of the Purchased Assets in the Purchased Business taken as a whole; and
(ii)	the Encumbrances described in Schedule 1.1 (iiii);
(jjjj)	“Person” means an individual, legal personal representative, corporation, body corporate, firm, partnership, trust, trustee, syndicate, joint venture, unincorporated organization, limited liability company, limited liability partnership, person, association, other entity or Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing;
(kkkk)	“Pre-Closing Tax Period” means (i) any Tax period that ends on or prior to the day before the Closing Date; and (ii) in the case of any Straddle Period, the portion of such period that ends on the day before the Closing Date;
(llll)	“Preliminary Cash Purchase Price” has the meaning set out in Section 2.3;
(mmmm)	“Prepaid Item” means all of the Seller’s prepaid expenses, including but not limited to advances and deposits, relating to the Purchased Business;
(nnnn)	“Proxy Statement” means the Form DEF 14A (Definitive Proxy Statement) of the Seller, prepared in compliance with the standard proxy rules of the SEC whether or not directly applicable, and together with any amendments or supplements thereto, to be sent to holders of Common Stock in connection with the Seller Stockholder Meeting and seeking approval of the Transaction;
(oooo)	“Purchase Price” means the aggregate purchase price paid by the Purchaser to the Seller for the Purchased Business, the Purchased Assets, and the Assumed Liabilities, as such price may be adjusted following the Closing pursuant to the terms set forth in this Agreement;
(pppp)	“Purchased Assets” has the meaning set out in Section 2.1;
(qqqq)	“Purchased Business” means the content delivery business as carried out on the date hereof by the Seller and its Subsidiaries;
(rrrr)	“Real Time Transaction” means the transactions contemplated by that certain Asset Purchase Agreement, dated as of May 15, 2017, by and between the Seller and Real Time, Inc. (including, among other things, the sale and transfer of certain assets and certain liabilities of the Seller primarily related to the Seller’s “Linux and Real-Time” business);
(ssss)	“Receiving Party” has the meaning set out in Section 6.8(a);
(tttt)	“Release” includes the actual or threatened releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, migrating, escaping, leaching, disposing, dumping, depositing, issuance, spraying, burying, abandoning, incinerating, seeping or placing, or any similar action of any Hazardous Substance to, at, into, in, upon, from or through the environment or as defined in any Environmental Law;
(uuuu)	“Representatives” has the meaning set out in Section 6.8;
(vvvv)	“Required Consents” means the consents or approvals from counterparties to the Assigned Contracts listed in Schedule 4.18(b) and in form reasonably satisfactory to the Purchaser;
(wwww)	“Seller” has the meaning set out in the introduction;
(xxxx)	“Seller Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of Common Stock;
(yyyy)	“Seller Stockholder Meeting” has the meaning set out in Section 6.10;
(zzzz)	“Seller Taxes” means without duplication, (i) all Taxes, including all Transfer Taxes arising out of or relating to the Purchased Assets, Assumed Liabilities or Purchased Business for any Pre-Closing Tax Period (determined in accordance with Section 6.12(a)), (ii) Taxes of Seller or any of its Subsidiaries (other than with respect to the Purchased Assets) for any taxable period, and (iii) Taxes resulting from any breach or inaccuracy of any representations or warranties in Section 4.22, provided, however, notwithstanding anything in this Agreement to the contrary, Seller Taxes shall not include Taxes that are taken into account as a current liability in the calculation of Final Closing Date Net Working Capital;
(aaaaa)	“Severance Costs” has the meaning set out in Section 6.6(e);
(bbbbb)	“Short Term Investments” means all investment assets of the Seller or any of its Subsidiaries with original maturities of more than three (3) months or that are otherwise accounted for and classified by the Seller as “short-term investments” in its Financial Statements;
(ccccc)	“Statutory Plans” means statutory benefit plans that the Seller is required to participate in or comply with and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation;
(ddddd)	“Stockholder Litigation” has the meaning set out in Section 6.11;
(eeeee)	“Straddle Period” has the meaning set out in Section 6.12(a);
(fffff)	“Subscriber” means a Person that purchases products or services from the Seller or any of its Subsidiaries in connection with the Purchased Business;
(ggggg)	“Subsidiary” means: (i) with respect to any Person other than the Seller, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which (a) such Person or any subsidiary of such Person is a general partner, manager or managing member, (b) such Person or any one or more of its subsidiaries, or such Person and one or more of its subsidiaries, owns a majority of the outstanding equity or voting securities or interests which have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions of such corporation or other organization or (c) such Person, directly or indirectly, Controls; and (ii) with respect to the Seller, CCSC, Concurrent UK Ltd., and Concurrent Computer GmbH;
(hhhhh)	“Superior Proposal” means any bona fide Acquisition Proposal which the Board concludes in good faith, taking into account such financial, legal, regulatory and other aspects of the Acquisition Proposal and the Person making the Acquisition Proposal as the Board deems necessary and/or advisable, (i) is on terms more favorable to the Seller’s stockholders than the Transaction (after giving effect to all the proposed changes by the Purchaser in accordance with Section 6.9(f)), (ii) is reasonably likely to be completed on a timely basis and does not contain any conditionality that is related to completion of due diligence or having obtained financing for the Superior Proposal, and (iii) the financing of which is fully committed (provided that for the purpose of this definition, references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “75%”);

(iiiii)	“Target Net Working Capital” means $2,640,000;
(jjjjj)	“Tax” or “Taxes” means: (i) all U.S. federal, state, local, and non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, unclaimed property, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group or pursuant to Treasury Regulations Section 1.1502 6(a) (or any similar provision of non-U.S. state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as transferee or successor, or a result of the operation of law or any express or implied obligation to indemnify any other Person;
(kkkkk)	“Tax Return” means any return, declaration, report, estimate, claims for refund, information return or statement, election, statement of foreign bank and financial accounts, and any other return relating to or filed in connection with any Tax, including any schedule or attachment thereto, and including any related or supporting information with respect to any of the foregoing, and any amendment thereof;
(lllll)	“Termination Fee” means an amount equal to $1,450,000;
(mmmmm)	“Third Party” has the meaning set out in Section 8.5;
(nnnnn)	“Third Party Claim” has the meaning set out in Section 8.3;
(ooooo)	“Transaction” means the transaction contemplated by this Agreement and the Transaction Documents (including, without limitation, the sale and transfer of the Purchased Assets and the Purchased Business by the Seller to, and the assumption of the Assumed Liabilities by, the Purchaser);
(ppppp)	“Transaction Documents” means all of the agreements, documents, instruments and certificates contemplated by this Agreement or to be executed by a party to this Agreement in connection with the consummation of the Transaction (including, without limitation, this Agreement and Ancillary Agreements);
(qqqqq)	“Transition Services Agreement” means that certain Transition Services Agreement to be entered into by and among the Seller and the Purchaser, in substantially the form attached hereto as Exhibit C; and
(rrrrr)	“Working Capital Rules” has the meaning set forth in Schedule 1.1 (dddd).
1.2	Rules of Construction

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:

(a)	the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;
(b)	references to an “Article”, “Section”, “Schedule” or “Exhibit” followed by a number or letter refer to the specified Article or Section of or Schedule or Exhibit to this Agreement;
(c)	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;
(d)	words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)	the word “including” is deemed to mean including without limitation;
(f)	the terms “party” and “the parties” refer to a party or the parties to this Agreement;
(g)	any reference to this Agreement means this Agreement as amended, modified, replaced or supplemented from time to time;
(h)	all dollar amounts refer to United States dollars;
(i)	any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and
(j)	whenever any payment is required to be made, action is required to be taken or period of time is to expire on a day other than a Business Day, such payment shall be made, action shall be taken or period shall expire on the next following Business Day.
1.3	Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, including the Letter of Intent and the Confidentiality Agreement. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided herein.

1.4	Governing Law and Submission to Jurisdiction
(a)	This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof; provided, however, that this Transaction as it relates to the CCSC Shares, and the parties’ rights and obligations relating thereto (collectively, “Japanese Law Issues”), shall be governed by the laws of Japan, without giving effect to the principles of conflicts of laws thereof.
(b)	The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court or state court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity subject to the terms hereof. In addition, each of the parties hereto:
(i)	hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns may be brought and determined in the Court of Chancery of the State of Delaware or the federal courts located in the State of Delaware, and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts, and
(ii)	irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (A) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (B) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) to the fullest extent permitted by Applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

1.5	Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

1.6	Knowledge

References in this Agreement to the “knowledge” of the Seller mean the actual knowledge, after reasonable inquiry, of any one or more of the following officers of the Seller: Derek Elder, Warren Sutherland, and Heather Asher.

1.7	No Contra Preferentum

The language in all parts of this Agreement shall in all cases be construed as a whole and neither strictly for nor strictly against any of the parties to this Agreement.

1.8	Schedules

The following Schedules are attached to and form part of this Agreement:

Schedule 1.1(vvv)		Key Employees
Schedule 1.1(dddd)	–	Working Capital Rules
Schedule 1.1(iiii)	–	Permitted Encumbrances
Schedule 2.1(a)	–	Assigned Contracts
Schedule 2.1(b)	–	Business and Network Assets
Schedule 2.1(d)	–	Leased Real Property
Schedule 2.1(e)	–	Vehicles
Schedule 2.1(f)	–	Inventory
Schedule 2.1(i)	–	Customer Premise Equipment
Schedule 2.1(j)	–	Intellectual Property
Schedule 2.1(k)	–	Hardware and Software
Schedule 2.1(o)	–	Goodwill-List of Domain Names/Business Names
Schedule 2.2(m)	–	Excluded Contracts
Schedule 2.2(n)	–	Excluded Leases
Schedule 2.6(a)(v)		Assumed Liabilities
Schedule 2.8	–	Allocation of Purchase Price
Schedule 3.4		Closing Date Payment Instructions
Schedule 4.9(a)		Intellectual Property
Schedule 4.13	–	Property Insurance Policies
Schedule 4.16	–	Material Contracts
Schedule 4.17	–	Licenses
Schedule 4.18(a)	–	Regulatory Consents
Schedule 4.18(b)	–	Third Party Consents
Schedule 4.20	–	Absence of Changes
Schedule 4.21	–	Non-Arm’s Length Transactions
Schedule 4.22	–	Taxes Not Paid or Filed
Schedule 4.23	–	Legal and Regulatory Proceedings
Schedule 4.25	–	Major Customers and Suppliers
Schedule 4.26	–	Product Warranties
Schedule 4.28(a)	–	Employees
Schedule 4.28(b)	–	Charges Under Applicable Employment Laws
Schedule 4.30(a)	–	Company Plans
Schedule 4.30(d)	–	Company Plans Providing Beyond Retirement
Schedule 4.30(f)	–	Company Plans With Specified Acceleration

ARTICLE 2
PURCHASE AND SALE

2.1	Purchased Assets

Subject to the provisions of this Agreement, the Seller agrees to sell, assign, and transfer to the Purchaser, or cause its Subsidiaries to sell, assign, and transfer to the Purchaser, and the Purchaser agrees to purchase from the Seller or Subsidiaries, as applicable, effective as of the Closing Time, all of the remaining property and assets used or held for use in connection with or otherwise relating to the Purchased Business (other than Excluded Assets), whether real or personal, tangible or intangible, of every kind and description and wherever located (collectively, the “Purchased Assets”), including, without limitation:

(a)	Contracts. All Contracts that relate primarily to the Purchased Business and are not Excluded Contracts, including all service and supply Contracts relating to the Purchased Business and all rights, obligations, benefits and revenues (including without limitation the benefit of any conditions, limitations and indemnities) under such Contracts, and all contracts and all rights, obligations, benefits and revenues (including without limitation the benefit of any conditions, limitations and indemnities) under such Contracts with Governmental Authorities relating to the Purchased Business, and all Contracts listed or described on Schedule 2.1(a) (collectively, the “Assigned Contracts”);
(b)	Business and Network Assets. All business and network assets used or held for use in connection with or otherwise relating to the Purchased Business and Assigned Contracts related thereto, including all network infrastructure, core network hardware and software, network operating centres, head end equipment, applications, servers, customer relations management software, customer service Contracts, maintenance Contracts, email hosting Contracts and website hosting Contracts that are not Excluded Contracts and are described in Schedule 2.1(b);
(c)	Concurrent Content Solutions Corporation. All of the Seller’s right, title, and interest in and to all of the issued and outstanding shares of capital stock (the “CCSC Shares”) in Concurrent Content Solutions Corporation, a company organized under the laws of Japan in form of a Kabushiki Kaisha (“CCSC”);
(d)	Leased Real Property. All rights as lessee of real property used in or otherwise held for use in connection with or otherwise relating to the Purchased Business in which Seller or any of its Subsidiaries has a leasehold interest, together with all leasehold improvements relating thereto (the “Leased Real Property”), including all rights under the leases described in Schedule 2.1(d), other than the Excluded Leases;
(e)	Vehicles. All vehicles to which the Seller or any of its Subsidiaries has title as described in Schedule 2.1(e);
(f)	Inventories. All inventories, including replacement Customer Premise Equipment, raw materials, work-in-process, finished goods and spare and replacement parts used or held for use in connection with or otherwise relating to the Purchased Business, including the inventory described in Schedule 2.1(f);
(g)	Prepaid Items. All Prepaid Items paid by the Seller or any of its Subsidiaries in respect of the Purchased Business;
(h)	Licenses and Permits. All licenses, permits, approvals, consents, registrations, certificates and other authorizations used or held for use in connection with or otherwise relating to the Purchased Business, including those described in Schedule 4.17
(i)	Customer Premise Equipment. All customer premise equipment and related software which is owned by the Seller or any of its Subsidiaries, including customer premise equipment and related software which is owned by the Seller or any of its Subsidiaries but which is located at the residence or place of business of the Subscriber, including the customer premise equipment described in Schedule 2.1(i) (the “Customer Premise Equipment”);

(j)	Intellectual Property. All trade or brand names, business names, trade-marks (including logos), trade-mark registrations and applications, service marks, service mark registrations and applications, copyrights, copyright registrations and applications, issued patents and pending applications and other patent rights, industrial design registrations, pending applications and other industrial design rights, trade secrets, proprietary information and know-how, equipment and parts lists and descriptions, instruction manuals, inventions, inventors’ notes, research data, blue prints, drawings and designs, formulae, processes, technology and other intellectual property, together with all rights under licenses, registered user agreements, technology transfer agreements and other agreements or instruments relating to any of the foregoing, in each case used or held for use in connection with or otherwise relating to the Purchased Business (collectively, “Intellectual Property”), including the trade-marks, copyrights, patents, industrial designs, licenses and agreements described in Schedule 2.1(j);
(k)	Hardware and Software. All hardware and software, including all rights under licenses and other Contracts relating thereto used or held for use in connection with or relating to the Purchased Business, including the hardware and software described in Schedule 2.1(k);
(l)	Books and Records. To the extent possible under Applicable Law, all books and records (other than all minute books and stock ledgers of the Seller, all documents that are subject to attorney-client privilege, as determined by the Seller in its sole reasonable discretion, and all documents that are otherwise required by Applicable Law to be retained by the Seller) including, without limitation, customer sales leads, customer lists, sales records, price lists, catalogues, sales literature, advertising material, manufacturing data, production records, employee manuals, billing information, account information, troubleshooting tickets, service reports and records, supply records, inventory records, prices for service packages under the Contracts with Subscribers, installation records and correspondence files used or held for use in connection with or otherwise relating to the Purchased Business (together with, in the case of any such information which is stored electronically, the media on which the same is stored); provided, however, that the Seller shall have access to the Books and Records as set forth in Section 6.2;
(m)	Accounts Receivables. All Accounts Receivable and Prepaid Accounts;
(n)	Access Assets. All Internet protocol addresses, codes, media access control addresses, email addresses, domain names, identification protocols, passwords, keys, connection information and other items or information relating to the Subscribers or are otherwise necessary to access, contact, operate or control the Purchased Assets; and
(o)	Goodwill. All goodwill, together with the exclusive right for the Purchaser to represent itself as carrying on the Purchased Business in succession to the Seller and its Subsidiaries and the right to use any words indicating that the Purchased Business is so carried on, including the limited right to use the name “Concurrent Computer Corporation”, or any variation thereof, as part of the name or style under which the Purchased Business or any part thereof is carried on by Purchaser including the list of domain names or business names required described in Schedule 2.1(o);
2.2	Excluded Assets

The Purchased Assets shall not include any of the following property and assets (collectively, the “Excluded Assets”):

(a)	all book debts and other debts due or accruing due to Seller prior to the Closing Time and the benefit of all security for such accounts, notes and debts, other than Accounts Receivable;
(b)	receivables owing to the Seller or a Subsidiary (other than CCSC) relating to the Real Time Transaction;
(c)	all cash on hand, cash equivalents, and bank deposits of the Seller or a Subsidiary (other than CCSC);
(d)	all Short Term Investments of the Seller or a Subsidiary (other than CCSC);

(e)	all minute books and stock ledgers of the Seller or a Subsidiary (other than CCSC);
(f)	all Indebtedness to the Seller of any Affiliate or Subsidiary of the Seller;
(g)	all personnel records that the Seller or a Subsidiary is required by Applicable Law to retain in its possession;
(h)	all sponsorship obligations of the Seller under Employee Plans, Pension Plans, and Statutory Plans;
(i)	all income Tax installments paid by the Seller or a Subsidiary and the right to receive any refund of income Taxes paid by the Seller or a Subsidiary;
(j)	Georgia State research and development tax credits receivables;
(k)	Georgia State research and development deferred income;
(l)	all equity or other ownership interests in Subsidiaries of the Seller other than CCSC;
(m)	the Contracts described in Schedule 2.2(m) (the “Excluded Contracts”); and
(n)	the leases described in Schedule 2.2(n) (the “Excluded Leases”).
2.3	Purchase Price Payment at Closing

At the Closing, the Purchaser shall pay to the Seller an amount equal to $29,000,000, (A) plus the amount, if any, by which the Estimated Closing Date Net Working Capital exceeds the Target Net Working Capital, or minus the amount, if any, by which the Target Net Working Capital exceeds the Estimated Closing Date Net Working Capital (the “Preliminary Cash Purchase Price”), minus (B) the Escrow Amount by wire transfer of immediately available funds to such account or accounts notified in writing by the Seller to the Purchaser (the “Closing Date Payment”).

2.4	Escrow Payment at Closing

At the Closing, the Purchaser shall deliver or cause to be delivered by wire transfer of immediately available funds cash in an amount equal to the Escrow Amount to the Escrow Agent, pursuant to the provisions of the Escrow Agreement. The Escrow Agreement shall be entered into at the Closing, by and among the Seller, the Purchaser, and the Escrow Agent. The amounts held in Escrow (or any portion thereof) shall remain in the Escrow as a reserve to cover potential Claims for Losses incurred by the Purchaser Indemnified Parties and to be disbursed pursuant to Section 8.10 and the Escrow Agreement. On the Escrow Release Date, all funds in the Escrow shall be distributed to the Seller and/or the Purchaser, as applicable, upon the terms and conditions set forth in the Escrow Agreement.

2.5	Post-Closing Cash Purchase Price Determination
(a)	Closing Date Statement. As soon as practicable, but in any event not more than 90 (ninety) days after the Closing Date, the Purchaser shall prepare and furnish to the Seller a statement of the Purchaser’s calculation of the Net Working Capital amount as of the Closing Date (the “Closing Date Statement”). The Closing Date Statement shall be prepared in good faith by the Purchaser in accordance with the Working Capital Rules. The Closing Date Statement shall be accompanied by a certificate of the Purchaser stating in reasonable detail the calculation of the Net Working Capital amount as of the Closing Date (the “Closing Date Calculation”). The Seller shall have the opportunity to consult with and to examine the work papers, schedules and other documents prepared or reviewed by the Purchaser in connection with the preparation of the Closing Date Statement and the Closing Date Calculation. If the Purchaser fails to deliver the Closing Date Statement to the Seller within such 90 (ninety) day period, then the Estimated Closing Date Statement and the Estimated Closing Date Calculation shall be final and binding upon all parties hereto for the purpose of determining the Net Working Capital amount as of the Closing Date, and each of which shall be deemed to constitute the “Final Closing Date Statement”, “Final Closing Date Calculation” and “Final Closing Date Net Working Capital”, respectively, under this Agreement.

(b)	Time for Objections. After the Purchaser has furnished the Closing Date Statement and the Closing Date Calculation, the Seller may object thereto by written notice from the Seller to the Purchaser within thirty (30) days after the Seller’s receipt of the Closing Date Statement and the Closing Date Calculation, which notice shall specify in reasonable detail those items or amounts as to which the Seller objects. If no such notice is delivered within such thirty (30) day period, or if the Seller confirms in writing that the Seller does not object to the Closing Date Calculation prior to the end of such thirty (30) day period, or if the Purchaser and the Seller agree upon all matters in dispute within the thirty (30) day period specified in Section 2.5(c), then the Closing Date Statement and the Closing Date Calculation, as adjusted to reflect any such agreements, shall be final and binding upon all parties hereto for the purpose of determining the Net Working Capital amount as of the Closing Date, and each of which shall be deemed to constitute the “Final Closing Date Statement”, “Final Closing Date Calculation” and “Final Closing Date Net Working Capital”, respectively, under this Agreement.
(c)	Dispute Resolution. The Purchaser and the Seller shall in good faith attempt to resolve any matters in dispute with respect to the Closing Date Calculation as promptly as practicable. If the Purchaser and the Seller are unable to resolve all such items in dispute within thirty (30) days after the Purchaser’s receipt of the Seller’s written objection to the Closing Date Statement pursuant to Section 2.5, then those items or calculations in dispute shall be submitted for resolution to an independent accountant (the “Designated Accounting Firm”) mutually agreeable to the Parties, who shall be appointed with ten (10) Business Days of the end of such thirty (30) day period. If the Seller and the Purchaser cannot agree on a Designated Accounting Firm within ten (10) Business Days, then Deloitte & Touche LLP shall be the Designated Accounting Firm. The Designated Accounting Firm shall consider only those items or amounts in the Closing Date Calculation as to which the Seller has objected in accordance with Section 2.5(b), and in no event shall the Designated Accounting Firm’s calculation of the Net Working Capital amount as of the Closing Date be lower than the Net Working Capital amount set forth in the Closing Date Calculation nor higher than the Net Working Capital amount set forth in the Seller’s written notice of objection delivered in accordance with Section 2.5(b). Within twenty (20) days of the appointment of the Designated Accounting Firm, the Seller and the Purchaser shall each submit to the Designated Accounting Firm a written statement setting forth their respective positions, including any and all matters which remain in dispute. There shall be no ex parte communications between the Seller or the Purchaser, on the one hand, and the Designated Accounting Firm, on the other hand, relating to the Seller’s objections or the Closing Date Calculation, other than written answers by the Seller or the Purchaser to written questions of the Designated Accounting Firm (copies of which answers shall be provided simultaneously to the other party). The Designated Accounting Firm shall have the power, authority and duty to resolve any outstanding objections of the Seller. The Parties shall use their commercially reasonable efforts to cause the Designated Accounting Firm to submit its determination in a written statement delivered to the Purchaser and the Seller as promptly as practicable, but in no event later than thirty (30) days following submission of the dispute by the Seller and the Purchaser, and such determination, together with the determinations of the Purchaser and the Seller with respect to those items accepted by the Seller or otherwise resolved between the Purchaser and the Seller in accordance with the first sentence of this Section 2.5(c), shall become the Final Closing Date Net Working Capital and shall be final and binding upon all parties hereto and shall constitute an arbitral award that is non-appealable and upon which a judgment may be entered by a court having competent jurisdiction.
(d)	Payment of Fees. The Seller shall pay the fees of its accountants and the Purchaser shall pay the fees of the Purchaser’s accountants in connection with the preparation and review of the Closing Date Statement and the Closing Date Calculation, and the determination of the Final Closing Date Net Working Capital. The fees and disbursements of the Designated Accounting Firm shall be paid (i) by the Seller if the Seller’s objections are resolved in favor of the Purchaser or (ii) by the Purchaser if the Seller’s objections are resolved in favor of the Seller. If the Seller’s objections are resolved partially in favor of the Seller and partially in favor of the Purchaser, such fees, costs and expenses shall be shared by the Purchaser and the Seller in proportion to the aggregate amount of the Seller’s objections resolved in favor of the Seller compared to the aggregate amount of the Seller’s objections resolved in favor of the Purchaser.
(e)	Post-Closing Payment.
(i)	If the Preliminary Cash Purchase Price exceeds the Final Cash Purchase Price, then, within five (5) Business Days after final determination of the Final Closing Date Net Working Capital pursuant to this Section 2.5 and calculation of the amount by which the Preliminary Cash Purchase Price exceeds the Final Cash Purchase Price, at the election of the Purchaser, the Seller shall pay to the Purchaser an amount equal to the amount by which the Preliminary Cash Purchase Price exceeds the Final Cash Purchase Price by wire transfer of immediately available funds of such amount to such account or accounts designated in writing by the Purchaser.
(ii)	If the Final Cash Purchase Price exceeds the Preliminary Cash Purchase Price, then, within five (5) Business Days after final determination of the Final Closing Date Net Working Capital pursuant to this Section 2.5 and calculation of the amount by which the Final Cash Purchase Price exceeds the Preliminary Cash Purchase Price, the Purchaser shall pay to the Seller an amount equal to the amount by which the Final Cash Purchase Price exceeds the Preliminary Cash Purchase Price by wire transfer of immediately available funds of such amount to such account or accounts designated in writing by the Seller.
(iii)	The parties shall treat any payment pursuant to this Section 2.5 as an adjustment to the Purchase Price.
2.6	Assumption of Certain Liabilities by Purchaser
(a)	Subject to the provisions of this Agreement, from and after the Closing, the Purchaser shall assume, pay, discharge and perform all of the following liabilities and obligations relating to the Purchased Assets or the Purchased Business (collectively, the “Assumed Liabilities”):
(i)	the liabilities of the Seller arising in connection with or related to the operation of the Purchased Business to the extent and in the amount specifically accrued and reflected as a current liability in the Net Working Capital, as finally determined in accordance with the terms of this Agreement;
(ii)	all trade Accounts Payable of the Seller to third parties in connection with the Purchased Business that remain unpaid as of the Closing Date;
(iii)	all obligations of the Sellers under the Assigned Contracts, except to the extent such obligations are attributable to or arise from any breach or default by the Sellers under any Assigned Contract on or before the Closing;
(iv)	all liabilities and obligations relating to the Continuing Employees; and
(v)	the other liabilities of the Seller listed or described in Schedule 2.6(a)(v).
(b)	The Purchaser shall not assume any of the following liabilities of the Seller (all such liabilities, collectively, the “Excluded Liabilities”):
(i)	all Indebtedness, liabilities and obligations, other than the Assumed Liabilities, to the extent arising out of, relating to or occurring as a result of any acts, omissions, events, conditions, operations or activities (whether known or unknown) of the Seller or any of its Subsidiaries prior to the Closing Time;
(ii)	all Seller Taxes; and

(iii)	all Indebtedness, liabilities, obligations and any other matters arising out of, relating to or in connection with the Employees that are not Continuing Employees, including severance and bonus accruals (and any related payroll taxes) related to the Real Time Transaction, whether prior to or after the Closing Time, including all wages, severance pay, termination pay, notice of termination of employment or pay in lieu of such notice, damages for wrongful dismissal or other employee benefits or claims, including vacation pay accrual and all liabilities under all Pension Plans, Employee Plans or Statutory Plans to the extent payable on account of the Employees that are not Continuing Employees.
(c)	The Purchaser acknowledges and agrees that from and after the Closing, the Seller shall have no obligation or liability to the Purchaser whatsoever for, and the Purchaser shall take no action against the Seller based on, or in respect of, any Assumed Liabilities whether in tort or contract (including under this Agreement) or otherwise. The Purchaser shall bear all responsibility and liability for the Assumed Liabilities.
(d)	The Seller acknowledges and agrees that the Purchaser shall not assume or have any responsibility, obligation or liability whatsoever for or with respect to any Excluded Liabilities and the Seller shall take no action against the Purchaser based on, or in respect of, any Excluded Liabilities whether in tort or contract (including under this Agreement) or otherwise. The Seller shall bear all responsibility and liability for the Excluded Liabilities.
2.7	Product Liability and Warranty Obligations

The Purchaser shall assume all product liability, product warranty and other claims and obligations respecting products manufactured, sold or installed by the Seller in connection with the Purchased Business after the Closing Time.

2.8	Allocation of Purchase Price
(a)	Schedule 2.8 sets forth an allocation of the Purchase Price and Assumed Liabilities (to the extent included in “amount realized” for U.S. federal income Tax purposes) by asset category. Unless otherwise required by Applicable Law, the parties shall report, act and file any Tax Returns relating to Transfer Taxes consistent with Schedule 2.8 and none of the parties shall take any Tax position (whether in audits, Tax Returns or otherwise) that is inconsistent with Schedule 2.8 unless required to do so by Applicable Law. At Closing, Schedule 2.8 shall be adjusted, dollar for dollar, to reflect any inventory and accounts receivables included in Estimated Closing Date Net Working Capital.
(b)	Within 90 (ninety) days following Closing, Purchaser shall prepare and deliver to Seller, for its review, a schedule allocating the Purchase Price and Assumed Liabilities (to the extent included in “amount realized” for U.S. federal income Tax purposes) among the Purchased Assets in accordance with the Code and the treasury regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Allocation”). Seller shall have the right, for thirty (30) days after such delivery, to review and provide reasonable written comments to such draft Allocation. If Seller does not object to such draft Allocation within such thirty (30) day period, the draft Allocation shall be final and binding on the parties. If Seller does object to the draft Allocation within such period, Purchaser and Seller shall seek in good faith for thirty (30) days thereafter to resolve any disagreements between them with respect to the draft Allocation. If prior to the end of such thirty (30) day period, Purchaser and Seller are unable to so agree on the Allocation, then the draft Allocation shall not be binding on the parties. In such event, the Purchaser and the Seller Parent shall submit the disputed items to the Designated Accounting Firm for resolution in accordance with the principles of Section 2.5(c). The draft Allocation, as amended to reflect any agreement among the Purchaser and the Seller and the resolution of any disputed items by the Designated Accounting Firm, shall be referred to herein as the “Final Allocation.” If the Final Allocation would not be consistent with Schedule 2.8 as a result of an adjustment made pursuant to Section 2.5 or otherwise under the terms of this Agreement, Schedule 2.8 shall be adjusted accordingly, dollar for dollar, and the parties shall cooperate in amending any Tax Return that was made in reliance on the original Schedule 2.8. If any Transfer Taxes are due or Tax refunds denied as a result of such adjustment, they shall be apportioned in the manner provided in Section 2.9.
(c)	The parties and each of their respective Affiliates shall report the transactions consummated pursuant to this Agreement in a manner consistent with such Final Allocation, if any, on all Tax Returns (including IRS Form 8594). If the parties agree to a final Allocation, each party agrees that it shall (i) be bound by such Final Allocation for the purposes of determining any Taxes, (ii) report for Tax purposes the transactions consummated pursuant to this Agreement in a manner consistent with such Final Allocation, and (iii) not take a position for Tax purposes that is inconsistent with such Final Allocation on any applicable Tax Return or in any proceeding before any Tax authority, except as otherwise provided by Applicable Law. In the event that the Allocation is disputed by any Tax authority, the party receiving notice of such dispute shall promptly notify the other party and the parties shall consult in good faith how to resolve such dispute in a manner consistent with the Allocation.
2.9	Transfer Taxes

The Seller shall be liable for and shall pay all transfer, documentary, sales, use, stamp, registration, excise, recording, conveyancing, franchise, value added and other similar Taxes, levies, charges and other fees, including any penalties and interest (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement. The Seller and Purchaser shall cooperate in the preparation and filing of all Tax Returns and other documentation with respect to all such Transfer Taxes. Purchaser and Seller shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

2.10	Withholding

Notwithstanding any provision hereof to the contrary, Purchaser shall be entitled to deduct and withhold from any consideration otherwise payable hereunder such amounts as it is required to deduct and withhold pursuant to any provision of Law, including those related to or regarding Taxes. To the extent that amounts are so withheld by Purchaser under any provision of this Agreement, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipients in respect of which such deduction and withholding was made by the Purchaser, and Purchaser shall timely remit, or cause to be timely remitted, such withheld amounts to the appropriate Governmental Authority.

ARTICLE 3
CLOSING AND CLOSING CONDITIONS

3.1	Transfer

Subject to compliance with the terms and conditions hereof, the Closing, the transfer of possession of the Purchased Assets, the assumption of the Assumed Liabilities, and the consummation of the Transaction, shall be deemed to take effect as at the Closing Time at the offices of Andrews Kurth Kenyon LLP, 450 Lexington Avenue, 15th Floor, New York, NY 10017.

3.2	Risk of Loss

From the date hereof up to the Closing Time, the Purchased Assets shall be and remain at the risk of the Seller. If, prior to the Closing Time, all or any part of the Purchased Assets which are necessary to carry on the Purchased Business as currently conducted are destroyed or damaged by fire, act of God, force majeure or any other casualty, or shall be appropriated, expropriated or seized by a Governmental Authority, unless the Purchaser terminates its obligations under this Agreement in accordance with Section 3.5, the Purchaser shall complete the purchase without reduction of the Purchase Price, in which event all proceeds of insurance or compensation for expropriation or seizure shall be paid to the Purchaser at the Closing Time and all right and claim of the Seller to any such amounts not paid by the Closing Date shall be assigned at the Closing Time to the Purchaser.

3.3	Closing Deliveries by the Seller

At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

(a)	the bring-down certificates referred to in Sections 3.5(a) and 3.5(b);
(b)	a certificate signed by a senior officer of the Seller certifying (i) the articles and by-laws of the Seller, (ii) the resolution of the Seller’s directors approving the subject matter of this Agreement and (iii) the signatures of the persons authorized to sign this Agreement and/or any of the documents contemplated herein on behalf of the Seller and certifying the genuineness of such signatures;
(c)	a certificate of status (or equivalent) for the Seller issued within two (2) days prior to the Closing;
(d)	all deeds, assignments, bills of sale and other conveyancing documents required to be executed and delivered by Seller or a Subsidiary of the Seller to transfer the various categories of Purchased Assets described in Section 2.1 and for the Purchaser to assume the Assumed Liabilities;
(e)	a duly executed signature page to the Escrow Agreement;
(f)	a duly executed signature page to the Non-Compete Agreement;
(g)	a duly executed request form (kabunushi-meibo-meigi-kakikae-seikyusho) in the name of the Seller in order to register the Purchaser as the holder of the CCSC Shares on the shareholders book (kabunushi-meibo) of CCSC, a copy of the minutes of the shareholders book of CCSC showing that the Purchaser is the owner of the CCSC Shares as of the Closing Date duly certified by the representative director of CCSC and a copy of the minutes of the shareholders meeting of CCSC approving the transfer of the CCSC Shares from the Seller to the Purchaser duly certified by the representative director of CCSC;
(h)	a duly executed signature page to the Transition Services Agreement;
(i)	evidence of receipt of the Required Consents;
(j)	possession of the Purchased Assets;
(k)	a certificate duly executed by Seller, pursuant to treasury regulations section 1.1445-2(b), stating under penalties of perjury that Seller is not a foreign person within the meaning of Section 1445 of the Code;
(l)	a properly executed IRS Form W-9 from Seller;
(m)	evidence reasonably satisfactory to Purchaser that Seller has requested, to the extent available, a Tax clearance certificate, and to the extent not available, a certificate of good standing or certificate of no tax due, from the taxing authorities of Florida, Georgia, Illinois, Colorado, California, New Jersey and Pennsylvania; and
(n)	such other stockholder approvals, Governmental Authority approvals, documents, instruments, certificates and other documents dated as of the Closing Date as are expressly required under the terms of this Agreement.
3.4	Closing Deliveries by the Purchaser

At the Closing, the Purchaser shall deliver to the Seller or cause to be delivered to the Seller:

(a)	The Closing Date Payment by wire transfer of immediately available funds to the Seller’s account set forth on Schedule 3.4(a) of this Agreement;
(b)	the bring-down certificates referred to in Sections 3.6(a) and 3.6(b);

(c)	a certificate signed by a senior officer of the Purchaser certifying (i) the articles of amalgamation and by-laws of the Purchaser, (ii) the resolutions of the Purchaser’s directors approving the subject matter of this Agreement and (iii) the signatures of the persons authorized to sign this Agreement and/or any of the documents contemplated herein on behalf of the Purchaser and certifying the genuineness of such signatures;
(d)	a certificate of status (or equivalent) for the Purchaser issued within two (2) days prior to the Closing;
(e)	all deeds, assignments, bills of sale and other conveyancing documents required to transfer the various categories of Purchased Assets described in Section 2.1 and for the Purchaser to assume the Assumed Liabilities;
(f)	a duly executed signature page to the Escrow Agreement;
(g)	a duly executed signature page to the Non-Compete Agreement;
(h)	a duly executed signature page to the Transition Services Agreement;
(i)	a receipt for the Purchased Assets;
(j)	such other stockholder approvals, Governmental Authority approvals, documents, instruments, certificates and other documents dated as of the Closing Date as are expressly required under the terms of this Agreement.
3.5	Conditions of Closing in Favor of the Purchaser

The sale and purchase of the Purchased Assets is subject to the following terms and conditions for the exclusive benefit of the Purchaser, to be performed or fulfilled at or prior to the Closing Time:

(a)	Representations and Warranties. The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects (without giving effect to any materiality qualifiers contained therein) (i) as at the Closing Time as if made at such time (unless they are expressed to be made only as of an earlier fixed date, in which case they need be true and correct only as of such earlier date) and (ii) also as of the date hereof in the cases of the representations and warranties in Sections 4.1 through 4.4, and a certificate of a senior officer of the Seller, dated the Closing Date, to that effect shall have been delivered to the Purchaser, such certificate to be in form and substance satisfactory to the Purchaser, acting reasonably;
(b)	Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Seller or any of its Subsidiaries at or before the Closing Time shall have been complied with or performed in all material respects, and a certificate of a senior officer of the Seller, dated the Closing Date, to that effect shall have been delivered to the Purchaser, such certificate to be in form and substance satisfactory to the Purchaser, acting reasonably;
(c)	Regulatory Consents. There shall have been obtained from all appropriate Governmental Authorities such licenses, permits, consents, approvals, certificates, registrations and authorizations as are required to be obtained by Seller to permit the change of ownership of the Purchased Assets contemplated hereby, including those described in Schedule 4.18(a), in each case in form and substance satisfactory to the Purchaser, acting reasonably;
(d)	Contractual Consents. The Seller shall at its sole expense have given or obtained all Required Consents, in each case in form and substance satisfactory to the Purchaser, acting reasonably;
(e)	No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any Governmental Authority to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby;
(f)	Injunctions. There shall be in effect no injunction against Closing entered by a court of competent jurisdiction;

(g)	No Material Adverse Effect. There shall have been no Material Adverse Effect that has occurred since the date hereof;
(h)	Schedules to the Agreement. The Seller shall have delivered updated Schedules to this Agreement such that all Schedules to this Agreement are true, correct and complete as of the Closing Time;
(i)	Seller Stockholder Approval. The Seller Stockholder Approval shall have been obtained; and
(j)	the Seller shall have made the deliveries required by Section 3.3.
3.6	Conditions of Closing in Favor of the Seller

The sale and purchase of the Purchased Assets is subject to the following terms and conditions for the exclusive benefit of the Seller, to be performed or fulfilled at or prior to the Closing Time:

(a)	Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects (without giving effect to any materiality qualifiers contained therein) (i) as at the Closing Time as if made at such time (unless they are expressed to be made only as of an earlier fixed date, in which case they need be true and correct only as of such earlier date) and (ii) as at the date hereof in the cases of the representations and warranties in Sections 5.1 through 5.4, and a certificate of a senior officer of the Purchaser, dated the Closing Date, to that effect shall have been delivered to the Seller, such certificate to be in form and substance satisfactory to the Seller, acting reasonably;
(b)	Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser at or before the Closing Time shall have been complied with or performed in all material respects, and a certificate of a senior officer of the Purchaser, dated the Closing Date, to that effect shall have been delivered to the Seller, such certificate to be in form and substance satisfactory to the Seller, acting reasonably;
(c)	No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any Governmental Authority to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby;
(d)	Injunctions. There shall be in effect no injunction against Closing entered by a court of competent jurisdiction;
(e)	Seller Stockholder Approval. The Seller Stockholder Approval shall have been obtained; and
(f)	the Purchaser shall have made the deliveries required by Section 3.4.
3.7	Termination of Agreement

This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing Time, whether before or after receipt of the Seller Stockholder Approval (except as otherwise expressly noted), as follows:

(a)	by mutual written consent of the Seller and the Purchaser;
(b)	by either the Seller or the Purchaser, upon written notice to the other Party:
(i)	if the Closing shall not have occurred on or before 10:00 a.m. (Victoria time), on the End Date; provided, however, that the right to terminate this Agreement under this Section 3.7(b)(i) shall not be available to the party whose breach or failure to perform or comply with any obligation under this Agreement resulted in or was a primary cause of the failure of the Closing to occur on or before the End Date;
(ii)	if any Governmental Authority of competent jurisdiction shall have enacted, entered or enforced any Order or Applicable Law permanently enjoining, restraining, prohibiting, or making illegal the consummation of the transactions contemplated by this Agreement, which Order or Applicable Law shall have become final and non-appealable; provided, however, that (A) the party seeking to terminate this Agreement pursuant to this

Section 3.7(b)(ii) shall have used its commercially reasonable efforts to remove such Order or Applicable Law and (B) the right to terminate this Agreement under this Section 3.7(b)(ii) shall not be available to the party whose breach or failure to perform or comply with any obligation under this Agreement resulted in or was a primary cause of the issuance of such Order or Applicable Law; or
(iii)	if the Seller Stockholder Approval shall not have been obtained upon a vote taken thereon at the Seller Stockholder Meeting duly convened therefor, unless such meeting has been adjourned or postponed, then only if the Seller Stockholder Approval shall not have been obtained upon a vote taken thereon at any such later meeting.
(c)	by the Purchaser, upon written notice to the Seller, if there has been any breach by the Seller of any covenant, or inaccuracy in any representation or warranty, contained in this Agreement, which has prevented or would prevent the satisfaction of any condition to the Closing set forth in Section 3.5 and (i) such breach or inaccuracy has not been waived by the Purchaser, (ii) the Purchaser has provided written notice to the Seller of such breach or inaccuracy and its intent to terminate this Agreement pursuant to this Section 3.7(c), and (iii) such breach or inaccuracy is not capable of being cured by the End Date or, to the extent so curable, has not been cured by the Seller within thirty (30) days after receiving such written notice thereof from the Purchaser (if such notice is delivered by Purchaser to Seller less than thirty (30) days from the End Date, the End Date shall be extended accordingly to permit the Seller thirty (30) days to cure the breach or inaccuracy specified by the Purchaser);
(d)	by the Seller, upon written notice to the Purchaser, if there has been any breach by the Purchaser of any covenant, or inaccuracy in any representation or warranty, contained in this Agreement, which has prevented or would prevent the satisfaction of any condition to the Closing set forth in Section 3.6 and (i) such breach or inaccuracy has not been waived by the Seller, (ii) the Seller has provided written notice to the Purchaser of such breach or inaccuracy and its intent to terminate this Agreement pursuant to this Section 3.7(d), and (iii) such breach or inaccuracy is not capable of being cured by the End Date or, to the extent so curable, has not been cured by the Purchaser within thirty (30) days after receiving such written notice thereof from the Seller (if such notice is delivered by Seller to Purchaser less than thirty (30) days from the End Date, the End Date shall be extended accordingly to permit the Purchaser thirty (30) days to cure the breach or inaccuracy specified by the Seller);
(e)	by the Seller, upon written notice to the Purchaser, prior to the time at which the Seller Stockholder Approval has been obtained, in order to enter into a definitive Alternative Acquisition Agreement with respect to an Acquisition Proposal that the Board has concluded constitutes a Superior Proposal in accordance with Section 6.9; provided, however, that the Seller, (i) concurrently with such termination, pays to the Purchaser by wire transfer in immediately available funds the Termination Fee required to be paid pursuant to Section 3.9 and (ii) concurrently with such termination, enters into such definitive Alternative Acquisition Agreement;
(f)	by the Purchaser, upon written notice to the Seller, in the event that (i) the Board shall have effected an Adverse Recommendation Change, (ii) the Seller shall have violated or breached (or be deemed pursuant to the terms thereof, to have violated or breached) in any material respect any provision of Section 6.9 or (iii) the Seller shall have violated or breached Section 6.10 in a manner that has a material adverse impact on the timing of, or the ability to obtain, the Seller Stockholder Approval; or
(g)	by the Seller, upon written notice to the Purchaser, if (i) all of the conditions to the Closing set forth in Section 3.5 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing itself, each of which is capable of being satisfied at such time), (ii) the Seller shall have delivered a written notice to the Purchaser certifying that all conditions set forth in Section 3.5 have been satisfied (or would be satisfied if the Closing were to occur on the date of such notice) and the Seller stands ready, willing, and able to effect the

Closing at such time, and (iii) the Purchaser fails to effect the Closing by the third Business Day after the later of (A) delivery of such notification described in clause (iii) and (B) the date on which the Closing should have occurred pursuant to Section 3.1.
3.8	Effect of Termination

In the event that this Agreement is terminated pursuant to Section 3.7, written notice thereof shall be given by the terminating party to the other party identified in Section 3.7, specifying the provisions hereof pursuant to which such termination is made and the basis therefor, and the obligations of the Seller and the Purchaser under this Agreement, other than the obligations contained in Section 6.8, shall be terminated, provided that a party may also bring an action pursuant to Article 8 against the other party for damages suffered by it where this Agreement is terminated due to the non-performance or non-fulfilment of a condition to Closing and such non-performance or non-fulfilment is as a result of a breach of covenant, representation or warranty by such other party; provided, however, that the Purchaser shall have no right to bring any further claim for damages after receipt of the Termination Fee, except in the case of fraud or willful misconduct. Any condition to Closing may be waived in whole or in part by a party without prejudice to any claims it may have for breach of covenant, representation or warranty. Notwithstanding the foregoing, no such termination shall relieve the Seller from any obligation to pay the Termination Fee pursuant to Section 3.9, where applicable.

3.9	Termination Fee
(a)	In the event that this Agreement is terminated by the Purchaser pursuant to Section 3.7(f) or by the Seller pursuant to Section 3.7(e), then the Seller shall pay, or cause to be paid, to the Purchaser the Termination Fee (i) on or before the third Business Day following the date of such termination (in the case of termination by the Purchaser pursuant to Section 3.7(f)) or (ii) concurrently with such termination (in the case of termination by the Seller pursuant to Section 3.7(e)), by wire transfer of immediately available U.S. dollars to the applicable account or accounts designated in writing to the Seller by the Purchaser. The Purchaser acknowledges and agrees that, upon receipt of the Termination Fee, it shall be deemed to have forever waived any and all of its claims against the Seller and its Affiliates arising under this Agreement, any of the Transaction Documents, or relating to the Transaction, except in the case of fraud or willful misconduct.
(b)	In the event that this Agreement is terminated by the Seller or the Purchaser pursuant to Section 3.7(b)(i) or Section 3.7(b)(ii) or by the Purchaser pursuant to Section 3.7(c), and, in any such case, (i) at any time after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been communicated to the Seller or announced publicly and (ii) within six (6) months after such termination the Seller enters into a definitive agreement with respect to any Acquisition Proposal with another Person (which need not be the same Acquisition Proposal described in clause (i) above) and such Acquisition Proposal is thereafter consummated, then the Seller shall pay, or cause to be paid, to the Purchaser the Termination Fee prior to or concurrently with the consummation of such transaction by wire transfer of immediately available U.S. dollars to the applicable account or accounts designated in writing to the Seller by the Purchaser. Notwithstanding anything to the contrary contained herein, the Termination Fee shall not be payable under this Section 3.9(b) if the Agreement is terminated by the Seller or the Purchaser pursuant to Section 3.7(b)(i) or Section 3.7(b)(ii) and (i) at the time of such termination, the Purchaser is in breach of any provision of this Agreement, or (ii) an act or omission of the Purchaser (other than the execution and delivery of this Agreement and the compliance with its terms) has caused or contributed to (A) the failure of the Closing to occur by the End Date or (B) the entry of an Order by a Governmental Authority enjoining, restraining, prohibiting, or making illegal the consummation of the transactions contemplated by this Agreement.
(c)	Each of the parties acknowledges and agrees that the agreements contained in this Section 3.9 are an integral part of the Transaction, and that, without these agreements, the Seller nor the Purchaser would enter into this Agreement. Accordingly, if the Seller fails to promptly pay the

Termination Fee in accordance with Section 3.9(a) or Section 3.9(b) and, in order to obtain such payment, the Purchaser commences a suit that results in a judgment against the Seller for the Termination Fee (or any portion thereof), as the case may be, then the Seller shall pay, or cause to be paid, to the Purchaser all its costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount of the Termination Fee, as the case may be, from and including the date payment of such amount was due through the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made plus two percent (2%). The Termination Fee is non-refundable and shall not be set off by or credited against any other payment. Receipt by the Purchaser of the Termination Fee shall constitute an affirmative waiver by Purchaser of any and all of its claims against the Seller and its Affiliates arising under this Agreement or relating to the Transaction, except in the case of fraud or willful breach.
(d)	Notwithstanding anything to the contrary in this Agreement, in no event shall the Seller be required to pay the Termination Fee more than once.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with their purchase of the Purchased Assets:

4.1	Organization

The Seller is a corporation validly existing under the laws of Delaware and has the corporate power to own or lease its property, including the Purchased Assets, to carry on the Purchased Business as now being conducted by it, and to enter into this Agreement and to perform its obligations hereunder. The Seller is duly qualified as a corporation to do business in each jurisdiction in which the nature of the Purchased Business or the Purchased Assets makes such qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

4.2	Authorization

Except for the Seller Stockholder Approval and obtaining the consents and approvals described in Schedule 4.18(b), as of the date hereof, the Seller has taken, and as of the Closing, the Subsidiaries will have taken, all corporate action necessary to authorize the execution and delivery of, and the observance and performance of its covenants and obligations under, this Agreement. The Seller Stockholder Approval is the only vote of the holders of any of the Seller’s capital stock necessary in connection with the consummation of the Transactions. This Agreement has been duly authorized, executed and delivered by the Seller and is a legal, valid and binding obligation of the Seller, enforceable against the Seller by the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction. At a meeting duly called and held, the Board has (i) declared this Agreement and the sale of the Purchased Assets, advisable, fair to and in the best interests of the Seller and its stockholders, (ii) approved this Agreement and the Ancillary Agreements and the Transaction, (iii) resolved to recommend the approval of this Agreement and the transactions contemplated hereby by the Seller’s stockholders (such recommendation, the “Board Recommendation”) and (iv) directed that this Agreement and the transactions contemplated hereby be submitted to the Seller’s stockholders for approval.

4.3	No Other Agreements to Purchase

No Person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Seller or any of its Subsidiaries of any of the Purchased Assets.

4.4	No Violation

The execution and delivery of this Agreement by the Seller and the consummation of the Transaction shall not result in: (a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Seller or any of its Subsidiaries under: (i) any provision of the certificate of incorporation or by-laws of the Seller or any of its Subsidiaries; (ii) any Applicable Law; or (iii) any license, permit, approval, consent or authorization held by the Seller or any of its Subsidiaries or necessary to the operation of the Purchased Business; (b) the creation or imposition of any Encumbrance on any of the Purchased Assets; or (c) subject to the consents that are required to be obtained as set forth in Schedule 4.18(b), a violation or a default under any Contract to which the Seller or any of its Subsidiaries is a party or bound or relieves any other party to any Contract of that party’s obligations thereunder or enables it to terminate its obligations thereunder.

4.5	Sufficiency of Purchased Assets

The Purchased Assets are sufficient to carry on the Purchased Business in the manner in which the Seller and its Subsidiaries have conducted the Purchased Business. All Purchased Assets owned and used by the Seller or any of its Subsidiaries in connection with the Purchased Business are in operating condition. To the knowledge of the Seller, (i) there are no facts or conditions affecting the Purchased Assets which would be reasonably anticipated to interfere in any material respect with the use, occupancy or operation of the Purchased Assets as currently used, occupied or operated, and (ii) there are no material repair or maintenance costs with respect to the Purchased Assets outside of the ordinary course of business that the Seller or any of its Subsidiaries reasonably expected to be incurred as of the date hereof.

4.6	Title to Personal Property

Upon the Closing, the Purchaser shall have acquired good and marketable title or a valid leasehold interest in each of the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

4.7	Leases

Schedule 2.1(d) sets forth the municipal addresses of all of the Leased Real Property. Neither the Seller nor any of its Subsidiaries is a party to any lease or agreement to lease in respect of any real property, whether as lessor or lessee, in respect of the Purchased Business, other than the leases described in Schedule 2.1(d) (the “Leases”) relating to the Leased Real Property or the Excluded Leases. Schedule 2.1(d) sets out the parties to each of the Leases, their dates of execution and expiry dates, any options to renew, the locations of the leased lands and premises and the rent payable thereunder. Except as described in Schedule 2.1(d), the Seller occupies the Leased Real Property and, to the knowledge of the Seller, has the exclusive right to occupy and use the Leased Real Property. Each of the Leases is in full force and effect, and neither the Seller nor, to the Seller’s knowledge, any other party thereto is in breach of any covenants, conditions or obligations contained therein. Where available, the Seller has provided a true and complete copy of each Lease and all amendments thereto to Purchaser.

4.8	Owned Real Property

Neither the Seller nor any of its Subsidiaries owns or has agreed to acquire any fee interest any real property. The Seller leases or subleases all real property that is primarily used in the Purchased Business or otherwise included as a Purchased Asset.

4.9	Intellectual Property
(a)	Schedule 2.1(j) sets out all registered or pending Intellectual Property (including particulars of registrations or applications for registration) and all licenses, registered user agreements and other Contracts which comprise or relate to Intellectual Property. The Intellectual Property comprises all trade or brand names, business names, trade-marks, service marks, copyrights, patents, industrial designs, trade secrets, know-how, inventions, designs and other industrial or intellectual property materially necessary to conduct the Purchased Business. The Seller is the beneficial owner of the Intellectual Property, free and clear of all Encumbrances, and, except as set forth on Schedule 2.1(j), is not a party to or bound by any Contract or any other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affects, the Intellectual Property. Except as set out on Schedule 2.1(j), the Seller has not granted to any Person any interest in or right to use all or any portion of the Intellectual Property. Except as set forth on Schedule 4.9(a), to the knowledge of the Seller, the Seller’s conduct of the Purchased Business does not infringe upon the intellectual property rights, domestic or foreign, of any other Person. The Seller has no knowledge of any claim of infringement or breach of any industrial or intellectual property rights of any other Person, nor has the Seller received any notice that the conduct of the Purchased Business, including the use of the Intellectual Property, infringes upon or breaches any industrial or intellectual property rights of any other Person, or the trade secrets, know-how or confidential or proprietary information of any other Person, and the Seller has no knowledge of any infringement or violation of any of its rights in the Intellectual Property. The Seller is not aware of any state of facts which casts doubt on the validity or enforceability of any of the Intellectual Property. The Seller has provided or made available to the Purchasers true and complete copies of all Contracts and all amendments thereto which comprise or relate to the Intellectual Property.
(b)	The products of Seller and its Subsidiaries do not use and are not distributed with Open Source Materials in any manner that (i) requires the disclosure or distribution in source code form of any of such products or any Intellectual Property, (ii) requires the licensing of any of such products or Intellectual Property for the purpose of making derivative works, or (iii) imposes any other material limitation, obligation, restriction, condition on or loss of the exclusive right of the Seller or any of its Subsidiaries to own, use, license, or distribute any of such products or Intellectual Property and impose fees with respect to the use of any of such products or Intellectual Property. Neither the Seller nor any of its Subsidiaries has received any written demand to license, disclose, or distribute Open Source Materials. With respect to any Open Source Materials that are used or have been used in any of the Seller’s products, the Seller and its Subsidiaries are and have been materially compliant with all license terms relating thereto. “Open Source Materials” means software that is distributed as “free software,” “open source software” (e.g., Linux) or similar licensing or distribution models, or that requires that the software covered by the license or any software incorporated into, based on, derived from or distributed with such software: (i) be disclosed, distributed or made available in source code form; or (ii) be licensed under the terms of any open source software license, including software licensed or distributed under any of the following licenses or distribution models or licenses or distribution models similar to any of the following: GNU’s General Public License (GPL), GNU’s Lesser/Library General Public License (LGPL) or Affero GPL (AGPL), Mozilla Public License (MPL), the BSD licenses, the Artistic License (e.g. PERL), the Netscape Public License, the Sun Community Source License (SCSL), the Apache License, and any other license or distribution model listed by the Open Source Initiative at www.opensource.org/licenses/alphabetical.
(c)	The Seller has no registered trademark rights in “Concurrent” or “Concurrent Computer Corporation,” except as listed in Schedule 2.1(j), and makes no representation or warranty regarding the Purchaser’s ability to use the name “Concurrent,” “Concurrent Computer Corporation,” or any similar name after the Closing.
4.10	Contracts

As of the date hereof, the Seller has no reason to believe that the benefits of any relationship, including without limitation any Contract, with any of the Subscribers shall not continue after the date hereof in substantially the same manner as prior to the date hereof. Schedule 2.1(a) sets out a complete and correct list of all Subscribers as of the date hereof. The Seller has provided or made available to the Purchaser (a) true and complete copies of the forms of Contract and all amendments thereto entered into with Subscribers in the ordinary course of business and (b) true and complete copies of all Contracts and amendments thereto entered into with Subscribers.

4.11	Personal Information

To the knowledge of the Seller, the Seller and its Subsidiaries are in material compliance with (i) Applicable Law relating to privacy or personal information and (ii) any privacy policy published or distributed by the Seller or any of its Subsidiaries.

4.12	Inventory

The Inventories are in good condition, are merchantable, are of a quality and quantity usable or saleable in the ordinary course of business, and are fit for the purposes for which they are intended (except to the extent, if any, written down to net realizable value as at the Closing Date). To the knowledge of the Seller, the Inventories are labelled and stored in compliance with all Applicable Laws.

4.13	Property Insurance

Schedule 4.13 sets out all insurance policies (specifying the insurer, the amount of the coverage, the type of insurance, the policy number and any pending claims thereunder) maintained by the Seller or any of its Subsidiaries on the Purchased Assets as of the date hereof and true and complete copies of the most recent inspection reports, if any, received from insurance underwriters or others as to the condition of the Purchased Assets. Neither the Seller nor any of its Subsidiaries is in default with respect to any of the provisions contained in any such insurance policy or has failed to give any notice or present any claim under any such insurance policy in a due and timely fashion. The Seller has provided or made available to the Purchaser a true copy of each property insurance policy referred to in Schedule 4.13.

4.14	CCSC

CCSC is a stock company (Kabushiki Kaisha) duly incorporated and validly existing under the laws of Japan, and has corporate power to own or lease its property and carry on its business as now being conducted by it. CCSC’s total number of authorized shares is 10,000, and all of them have been duly and validly issued. The CCSC Shares represent all the issued and outstanding shares in CCSC, and except for them, no CCSC shares, share acquisition rights, bonds with share acquisition rights, convertibles bonds or any other rights to acquire its shares exist. The Seller validly holds all of the CCSC Shares, and is the beneficial shareholder of the CCSC Shares. No mortgages, pledges, attachments, liens, claims and other obligations exist on the CCSC Shares, and no share certificates have been issued for the CCSC Shares.

4.15	No Expropriation

No part of the Purchased Assets has been taken or expropriated by any Governmental Authority, nor has any notice or proceeding in respect thereof been received by the Seller or any of its Subsidiaries. Neither the Seller nor any of its Subsidiaries has any knowledge of any intent or proposal to give any such notice or commence any such proceedings.

4.16	Agreements and Commitments

Except as described on Schedule 4.16, neither the Seller nor any of its Subsidiaries is a party or subject to, and the Purchased Business or Purchased Assets are not otherwise subject to, the following Contracts (collectively, the “Material Contracts”):

(a)	any distributor, sales, advertising, agency, or manufacturer’s representative Contract involving an annual commitment or payment reasonably expected to be in excess of $75,000;
(b)	any collective bargaining agreement or other Contract with any labor union or employee association;
(c)	any continuing Contract for the purchase of materials, supplies, equipment or services with a sale price in excess of $75,000;
(d)	any employment or consulting Contract or any other Contract with any director, or officer of the Seller, other than oral Contracts of indefinite hire terminable by the Seller without cause or reasonable notice;
(e)	any profit sharing, bonus, stock option, pension, retirement, disability, stock purchase, medical, dental, hospitalization, insurance or similar plan or agreement providing benefits to any current or former director, officer, employee, independent contractor or consultant;
(f)	any mortgage or promissory note, trust indenture, loan agreement, guarantee or other Contract for the borrowing of money or a leasing transaction of the type required to be capitalized in accordance with GAAP;

(g)	any commitment for charitable contributions;
(h)	any Contracts for capital expenditures;
(i)	any Contract for the sale of any assets, other than sales of inventory to customers in the ordinary course of the Purchased Business;
(j)	any Contract pursuant to which the Seller is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;
(k)	any confidentiality, secrecy or non-disclosure Contract (whether the Seller is a beneficiary or obligor thereunder) relating to any proprietary or confidential information or any non-competition or similar Contract;
(l)	any license, franchise or other agreement which relates in whole or in part to any Intellectual Property; or
(m)	any agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person, except for checks endorsed for collection in the ordinary course of the Purchased Business.

The Seller and its Subsidiaries have performed all of the material obligations required to be performed by them and are entitled to all benefits under, and are not in material breach or alleged to be in material breach in respect of, any Material Contract. All Material Contracts are in Good Standing and in full force and effect, and, to Seller’s knowledge, no event, condition or occurrence exists which, after notice or lapse of time or both, would constitute a material default under any of the foregoing. The Seller has provided or made available to the Purchaser a true and complete copy of each Material Contract listed or described on Schedule 4.16 and all amendments thereto.

4.17	Compliance with Laws; Licenses

To Seller’s knowledge, the Seller and its Subsidiaries have complied with all Applicable Law applicable to the Purchased Business or the Purchased Assets, and the regulations thereunder, except where such non-compliance would not have a Material Adverse Effect. Schedule 4.17 sets out a complete and accurate list of all licenses, permits, approvals, consents, certificates, registrations and other similar authorizations conferred or otherwise created by a Governmental Authority (the “Licenses”) held by or granted to the Seller in connection with or relating to the Purchased Business, and there are no other Licenses necessary to carry on the Purchased Business or to own or lease any of the Purchased Assets. Each License is valid and subsisting and neither the Seller nor any of its Subsidiaries is in material default or breach of any License and, to the knowledge of the Seller, no proceeding is pending or threatened to revoke or limit any License. The Seller has provided or made available a true and complete copy of each License and all amendments thereto to the Purchaser.

4.18	Consents and Approvals
(a)	There is no requirement to make any filing with, give any notice to or to obtain any license, permit, certificate, registration, authorization, consent or approval of, any Governmental Authority as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for the filings, notifications, Licenses, permits, certificates, registrations, consents and approvals (i) described in Schedule 4.18(a), (ii) which relate solely to the identity of the Purchaser or the nature of any business carried on by the Purchaser, or (iii) which, in the aggregate, would not have a Material Adverse Effect if not obtained prior to the Closing.
(b)	There is no requirement under any Contract relating to the Purchased Business or Purchased Assets to which the Seller is a party or by which it is bound to give any notice to, or to obtain the consent or approval of, any party to such agreement, instrument or commitment relating to the consummation of the transactions contemplated by this Agreement, except for the notifications, consents and approvals described in Schedule 4.18(b) and those which, in the aggregate, would not have a Material Adverse Effect if not obtained prior to the Closing.

4.19	Financial Statements

The Financial Statements have been prepared in accordance with GAAP (except insofar as the interim Financial Statements are presented without footnotes) applied on a basis consistent with prior periods and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Seller and its Subsidiaries on a consolidated basis as at their respective dates and the sales, earnings and results of operations of the Seller and its Subsidiaries on a consolidated basis for the respective periods covered by them. The Seller has provided or made available true and complete copies of the Financial Statements to the Purchaser.

4.20	Absence of Changes

Since June 30, 2017, and other than as set forth on Schedule 4.20, the Purchased Business has been carried on only in the ordinary and normal course consistent with past practice and there has not been, to Seller’s knowledge:

(a)	any Material Adverse Effect;
(b)	any material damage, destruction or loss (whether or not covered by insurance) affecting the Purchased Assets;
(c)	any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by the Seller or any of its Subsidiaries in connection with the Purchased Business other than in the ordinary and normal course of the Purchased Business and consistent with past practice;
(d)	any labor trouble adversely affecting the Purchased Business or the Purchased Assets;
(e)	any license, sale, assignment, transfer, disposition, pledge, mortgage or granting of a security interest or other Encumbrance on or over any Purchased Assets, other than sales of inventory to customers in the ordinary and normal course of the Purchased Business;
(f)	any write-down of the value of any inventory or any write-off as uncollectible of any accounts or notes receivable or any portion thereof relating to the Purchased Business;
(g)	any cancellation of any debts or claims owing to, or any amendment, termination or waiver of any rights of value to, the Purchased Business;
(h)	any material increase in the compensation of Employees (including, without limitation, any increase pursuant to any Employee Plan or commitment), or any increase in any such compensation or bonus payable to any officer, Employee, consultant or agent thereof or the execution of any employment contract with any officer or Employee, or the making of any loan to, or engagement in any non-employment related transaction with, any Employee, officer or director of Seller or any of its Subsidiaries in relation to the Purchased Business;
(i)	any forward purchase commitments in excess of the requirements of the Purchased Business for normal operating Inventories or at prices higher than the current market prices;
(j)	any forward sales commitments other than in the ordinary and normal course of the Purchased Business or any failure to satisfy any accepted order for goods or services;
(k)	any change in the accounting or tax practices followed by the Seller or any of its Subsidiaries;
(l)	any change adopted by the Seller or any of its Subsidiaries in its depreciation or amortization policies or rates; or
(m)	any change in the credit terms offered to customers of, or by suppliers to, the Purchased Business.

4.21	Non-Arm’s Length Transactions

Except as set forth on Schedule 4.21, with respect to the Purchased Assets: (a) neither the Seller nor any of its Subsidiaries has since June 30, 2017 made any payment or loan to, or borrowed any moneys from or become otherwise indebted to, any officer, director, employee, stockholder or any other Person not dealing at arm’s length with the Seller or any Affiliate of any of the foregoing and neither the Seller nor any of its Subsidiaries is indebted to any such Person, except as disclosed on the Financial Statements and except for usual employee reimbursements and compensation paid in the ordinary course of the Purchased Business; and (b) except for Contracts of employment, neither the Seller nor any of its Subsidiaries is a party to any significant or material Contract with any officer, director, employee, stockholder or any other Person not dealing at arm’s length with the Seller or any Affiliate of any of the foregoing. No officer, director, or, to the Seller’s knowledge, stockholder of the Seller, and, to the Seller’s knowledge, no entity which is an Affiliate of one or more of such Persons: (i) owns, directly or indirectly, any interest in (except for shares representing less than five per cent of the outstanding shares of any class or series of any publicly traded company), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor of the Purchased Business or a lessor, lessee, supplier, distributor, sales agent or customer of the Purchased Business; (ii) owns, directly or indirectly, in whole or in part, any property that the Seller or any of its Subsidiaries uses in the operations of the Purchased Business; or (iii) has, to the knowledge of the Seller, any cause of action or other claim whatsoever against, or owes any amount to, the Seller or any of its Subsidiaries in connection with the Purchased Business, except for any liabilities reflected in the Financial Statements and claims in the ordinary course of business such as for accrued vacation pay and accrued benefits under Employee Plans or a Contract of employment.

4.22	Taxes

Except as set forth on Schedule 4.22, each of the Seller and its Subsidiaries have duly filed on a timely basis all Tax Returns showing material amounts of Taxes due required to be filed by it and has paid or remitted all Taxes which are due and payable, and all assessments, reassessments, governmental charges, penalties, interest and fines due and payable by it. All such Tax Returns are true, correct, and complete in all material respects. The Seller and its Subsidiaries have timely and properly withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any past or present employee, officer, director, independent contractor, creditor, member, shareholder or other third party. There are no liens upon any of the Purchased Assets, other than Permitted Encumbrances. Neither the Seller nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency with respect to the Purchased Business or Purchased Assets, except for waivers or extensions no longer in effect. No Tax audits or administrative or judicial Tax proceedings are being conducted with respect to the Purchased Assets or the Purchased Business.

The representations and warranties set forth in this Section 4.22 are the Seller’s sole and exclusive representations and warranties regarding Tax matters.

4.23	Litigation

Except as described in Schedule 4.23, there are no actions, suits or proceedings (whether or not purportedly on behalf of the Seller or any of its Subsidiaries) pending or, to the knowledge of the Seller, threatened against or affecting, the Seller or any of its Subsidiaries in respect of the Purchased Assets, at law or in equity or before or by any Governmental Authority.

4.24	Environmental
(a)	The Seller and each of its Subsidiaries are in material compliance with all Environmental Laws.
(b)	The Seller and its Subsidiaries have obtained and are in material compliance with all permits required under Environmental Law and necessary for the ownership, lease, operation or use of the Purchased Assets and the conduct of the Purchased Business as currently conducted and operated, except where the failure to possess or comply would not be reasonably expected to have a Material Adverse Effect.

(c)	Except as would not have a Material Adverse Effect, to the Seller’s Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Laws with respect to the business or assets of the Seller and its Subsidiaries or any Real Property currently owned, operated or leased by the Seller and its Subsidiaries, and neither the Seller nor any of its Subsidiaries has received written notice that any Real Property currently owned, operated or leased in connection with the business of the Seller and its Subsidiaries has been contaminated with any Hazardous Material which would reasonably be expected to result in material liability under, or a violation of Environmental Laws by, the Seller or any of its Subsidiaries.
(d)	The Seller has previously made available to the Purchaser final environmental reports, with respect to the business or assets of the Seller and its Subsidiaries or any currently owned, operated or leased Real Property which are in the possession or control of the Seller or any of its Subsidiaries.
(e)	The representations and warranties set forth in this Section 4.24 are the Seller’s sole and exclusive representations and warranties regarding environmental matters.
4.25	Customers and Suppliers

Schedule 4.25 sets out the major customers (being the top ten (10) customers of the Purchased Business based on sales for the twelve (12) months ended June 30, 2017) and major suppliers (being the top ten (10) suppliers of the Purchased Business based on expenditures for the twelve (12) months ended June 30, 2017) of the Purchased Business. Since June 30, 2017, there has been no termination or cancellation of, and no modification or change in, the business relationship of Seller and its Subsidiaries with any major customer or group of major customers or major supplier or group of major suppliers.

4.26	Product Warranties

Except as described in the warranty statement attached as Schedule 4.26, neither the Seller nor any of its Subsidiaries has given any warranties to any buyer of products or services supplied by the Purchased Business. Schedule 4.26 also sets out all commitments of the Seller or any of its Subsidiaries to take back or repurchase products from customers.

4.27	Collective Agreements

No labor organization, as that term is defined by the National Labor Relations Act, 29 U.S.C. §152(5) (provided, however, that with respect to the Subsidiaries, the term “labor organization” shall have the meaning set forth in Applicable Law of the respective jurisdiction of such Subsidiary), is certified to represent any Employees with respect to their employment by the Seller or any of its Subsidiaries, neither the Seller nor any of its Subsidiaries is a party to any Contract with any labor organization, neither the Seller nor any of its Subsidiaries has made commitments to or conducted negotiations with any labor organization with respect to any future Contracts and to the Seller’s knowledge there are no current attempts to organize or establish any labor organization with respect to Employees. To the Seller’s knowledge, no labor organization has filed or brought any grievances in respect of the Purchased Business, filed or brought any unfair labour practice complaints or sought to have the Seller or any of its Subsidiaries declared a related or successor employer. There is no labour strike, slow down, work stoppage or lockout in effect, or to the knowledge of the Seller, threatened against the Seller, nor has there been any such event within the past five years.

4.28	Offered Employees
(a)	Schedule 4.28(a) contains a complete and accurate list of the names of the Employees, as well as the following information for each: (i) hire or engagement date; (ii) job title or project description and responsibility; (iii) current base salary or hourly wage rate or other compensation (as applicable); (iv) target annual incentive bonus opportunity (if applicable, or if no target exists, prior year incentive bonus); (v) accrued vacation and paid time-off (if applicable); (vi) rate of vacation (if applicable); (vii) leave status (if applicable) and amount of service credit recognized (if applicable) for purposes of those Company Plans for which service credit is relevant for purposes of determining vesting, eligibility or level or duration of benefits.

(b)	Except as described in Schedules 4.23 and 4.28(b), there are no complaints, claims or charges outstanding, or to the knowledge of the Seller, anticipated, nor are there any orders, decisions, directions or convictions currently registered or outstanding by any tribunal or agency against or in respect of the Seller or any of its Subsidiaries under or in respect of any applicable employment laws.
(c)	To the knowledge of the Seller, the Seller and its Subsidiaries are employing all employees of the Purchased Business in material compliance with all applicable immigration, health, labour and employment laws, rules, regulations, notices and orders, including those pertaining to labour relations, occupational health and safety, equal pay, employment discrimination, harassment, retaliation, or other employment-related matters and is not in violation of any such laws, rules, regulations, notices or orders.
4.29	Employee Accruals

All accruals for unpaid vacation pay, premiums for Statutory Plans, accrued wages, salaries and commissions and Employee Plan payments have been reflected in the books and records of the Seller.

4.30	Employee Plans
(a)	Each plan, program, agreement or arrangement relating to employee compensation, employee benefits, severance, employment, vacation, incentive compensation and bonus compensation, in each case sponsored, or maintained by, or otherwise covering the Sellers or a Subsidiary of the Seller for the benefit of any of their respective employees, other than any plans, programs, agreements or arrangements required by applicable Law to be adopted, sponsored or maintained, is referred to herein as a “Company Plan.” Schedule 4.30(a) contains each Company Plan under which Employees are eligible to participate. Each Company Plan has been maintained in material compliance with its terms and with the requirements prescribed by all Applicable Laws.
(b)	Current and complete copies of all written Company Plans as amended to date or, where oral, written summaries of the terms thereof, and all booklets and communications concerning the Company Plans that have been provided to persons entitled to benefits under the Company Plans have been delivered or made available to the Purchaser together with current and complete copies of all material documents relating to the Company Plans, including, as applicable, all trust agreements, funding agreements, insurance contracts and policies, investment management agreements, subscription and participation agreements, benefit administration contracts and any financial administration contracts.
(c)	There are no participating employers with respect to any Company Plan other than the Seller and, to the knowledge of the Seller; the Seller does not have any obligations under any Company Plan to provide benefits to any person who is not an Employee or former Employee of the Seller.
(d)	Except as set forth on Schedule 4.30(d), none of the Company Plans provides benefits beyond retirement or other termination of service to Employees or former employees or to the beneficiaries or dependants of such Employees.
(e)	Neither the Seller nor any of its Subsidiaries has any formal plan or has made any promise or commitment, whether legally binding or not, to create any new Company Plan or to improve or change the benefits provided under any Company Plan beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, applicable Law, and continuation of coverage through the end of the month in which termination occurs.
(f)	Except as contemplated in this Agreement or disclosed in Schedule 4.30(f), none of the Company Plans provides for benefit increases or the acceleration of, or an increase in, securing or funding obligations that are contingent upon, or shall be triggered by, the entering into of this Agreement of the completion of the transactions contemplated herein.

(g)	Except as would not result in material liability to the Seller or any Subsidiary of the Seller, all contributions to and payments from each Company Plan that were required to be made in accordance with the terms of any such Company Plan in respect of the current or prior plan years and, where applicable, with the Applicable Laws that govern such Company Plan, have been made in a reasonably timely manner; (i) each Company Plan is fully insured or fully funded (both on a going-concern and solvency basis) and no notice of underfunding, non-compliance, failure to be in good standing or otherwise has been received by Seller from any Governmental Authority; (ii) to the knowledge of the Seller, all material reports, returns and similar documents with respect to any Company Plan required to be filed with any Governmental Authority or distributed to any Company Plan participant have been filed or distributed on a reasonably timely basis; and (iii) to the knowledge of the Seller, there are no pending or threatened investigations by any Governmental Authority involving or relating to any Company Plan or any claims (except for claims for benefits payable in the normal operation of the Company Plans), suits or proceedings against the Seller or any of its Subsidiaries in respect of any Company Plan.
(h)	Neither the Seller nor any of its Subsidiaries participates in or contributes to any Multi-Employer Plans.
4.31	Opinion of Financial Advisor

The Board has received the opinion of Needham & Company, the financial advisor to the Seller, to the effect that, as of the date of the approval of this Agreement by the Board, and based upon and subject to the factors and assumptions set forth in such opinion, the consideration to be received by the Seller pursuant to this Agreement is fair, from a financial point of view, to the Seller.

4.32	Sarbanes-Oxley Act
(a)	The Seller and its Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Seller and its Subsidiaries is made known to the Seller’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in alerting in a timely manner the Seller’s principal executive officer and principal financial officer to material information required to be included in the Seller’s periodic and current reports required under the 1934 Act.
(b)	The Seller and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Seller’s financial reporting and the preparation of the Seller’s consolidated financial statements for external purposes in accordance with GAAP. The Seller has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to the Seller’s auditors and audit committee (i) any deficiencies, significant deficiencies and material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect the Seller’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Seller and its Subsidiaries.
(c)	The Seller makes no representation or warranty that the disclosure controls and procedures referenced in Section 4.32(a) or the internal controls referenced in Section 4.32(b) are compliant with, or meet the standards set forth in, the laws or regulations of Canada or the laws or regulations of any other foreign jurisdiction.

4.33	No Other Representations and Warranties

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 4 (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULE), NEITHER THE SELLER NOR ANY OTHER PERSON HAS MADE OR MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER WRITTEN OR ORAL, ON BEHALF OF THE SELLER OR ANY OF ITS AFFILIATES, AS TO THE PURCHASED BUSINESS, THE PURCHASED ASSETS, THE OFFERED EMPLOYEES, THE ASSUMED LIABILITIES OR WITH RESPECT TO ANY OTHER INFORMATION PROVIDED TO THE PURCHASER BY THE SELLER OR ANY AFFILIATE OR REPRESENTATIVE OF THE SELLER.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller as follows and acknowledges and confirms that the Seller is relying on such representations and warranties in connection with its sale of the Purchased Assets:

5.1	Organization

The Purchaser validly exists under the laws of the British Columbia and has the power to enter into this Agreement and to perform its obligations hereunder.

5.2	Authorization

The Purchaser has taken all action necessary to authorize the execution and delivery of, and the observance and performance of its covenants and obligations under, this Agreement. This Agreement has been duly authorized, executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser by the Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction. No approval from the stockholders of the Purchaser or any stockholder, member, or manager, of any Affiliate of the Purchaser is required for the Purchaser to validly authorize the execution and delivery of, and the observance and performance of its covenants and obligations under, this Agreement.

5.3	No Violation

The execution and delivery of this Agreement by the Purchaser and the consummation of the Transactions shall not result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Purchaser under: (a) any Contract to which the Purchaser is a party or by which it is bound; (b) any provision of the corporate governance documents or by-laws or resolutions of the board of directors (or any committee thereof) or stockholders of the Purchaser; or (c) any Applicable Law.

5.4	Consents and Approvals

There is no requirement for the Purchaser to make any filing with, give any notice to or obtain any license, permit, certificate, registration, authorization, consent or approval of, any Governmental Authority as a condition to the lawful consummation of the Transactions.

5.5	Disclosure Documents

None of the information provided by the Purchaser for inclusion in the Proxy Statement or any amendment or supplement thereto, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Seller and at the time the Seller’s stockholders vote on approval of this Agreement, shall contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

5.6	Availability of Funds

The Purchaser has, or shall have at the Closing, sufficient cash on hand or other sources of immediately available funds that together enable it to pay the Preliminary Cash Purchase Price and to otherwise perform all of its obligations under each of the Transaction Documents.

5.7	Independent Investigation

The Purchaser has conducted its own independent investigation, review and analysis of the Purchased Assets and Purchased Business, and acknowledges that it has been provided with adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Seller for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and consummate the Transaction, the Purchaser has relied solely upon its own investigation and the express representations and warranties of the Seller set forth in Article 4 of this Agreement (including related portions of the Disclosure Schedules); and (b) neither the Seller nor any other Person has made any representation or warranty as to the Seller, the Purchased Assets, the Purchased Business, or this Agreement, except as expressly set forth in Article 4 of this Agreement (including the related portions of the Disclosure Schedules). The Purchaser acknowledges and agrees that it shall have no Claim against the Seller as a result of any failure of the disclosure controls and procedures referenced in Section 4.32(a) or the internal controls referenced in paragraph Section 4.32(b) to comply with, or meet the standards set forth in, the laws or regulations of Canada or the laws or regulations of any other foreign jurisdiction.

ARTICLE 6
COVENANTS

The Seller and the Purchaser agree to the following covenants (for purposes of this Article 6, Seller includes its Subsidiaries, other than CCSC post-Closing):

6.1	Access to Purchased Business and Purchased Assets
(a)	The Seller shall forthwith make available to the Purchaser and its Representatives, upon request, with reasonable notice, and at reasonable times and during normal business hours, all title documents, Contracts, financial statements, policies, plans, reports, licenses, orders, permits, books of account, accounting records, filings and all other documents, information and data relating to the Purchased Business.
(b)	The Seller shall afford the Purchaser and its Representatives reasonable opportunity, upon request, with reasonable notice, and at reasonable times during normal business hours, the opportunity to inspect the Purchased Assets.
(c)	At the request of the Purchaser, and as permitted by Applicable Law, the Seller shall execute such consents, authorizations and directions as may be necessary to permit the inspection of the Purchased Business or any of the Purchased Assets, or to enable the Purchaser or its Representatives to obtain access to all files and records relating to any of the Purchased Assets maintained by, and conduct such other inquiries of, any Governmental Authority.
(d)	From and after the Closing, the Purchaser shall (i) observe the covenants and agreements set forth in the Transition Services Agreement, (ii) afford the Seller (as applicable) and its authorized accountants, investment bankers, counsel and other representatives reasonable access (during regular business hours, in such a manner as to not interfere with the normal operation of the Purchased Business, upon reasonable advance notice) to all books, records and files (including Tax returns) of the Purchased Business to the extent related to the Purchased Assets and cause the Purchased Business’s independent public accountants to provide access to their work papers and such other information that relate to the Purchased Assets as the Seller may reasonably request (subject to entering into applicable confidentiality arrangements and hold harmless letters), (iii) provide to the Seller all other existing information concerning the business, properties and personnel of the Purchased Business as the Seller may from time to time reasonably request and (iv) provide the Seller (as applicable) with reasonable assistance in connection with the preparation of financial statements and with regulatory compliance and reporting with respect to the Purchased Assets; provided, however, that, notwithstanding the foregoing, the Purchaser shall not have any obligation to provide any disclosure to the extent restricted under Applicable Law or that is subject to legal privilege owned by the Purchaser (as applicable); provided, further, that in exercising access rights under this Section 6.1(d), the Seller shall be solely responsible for its costs and expenses of such investigation. All information obtained by the Seller and its representatives shall be subject to the Confidentiality Agreement, which shall remain in full force and effect until the expiration of this covenant. All requests for access to the properties, books, records and files shall be made to such representatives of the Purchaser as the Purchaser shall designate.
6.2	Delivery of Books and Records

At the Closing Time, there shall be delivered to the Purchaser by the Seller all the books and records described in Section 2.1(l). The Purchaser agrees that it shall preserve the books and records so delivered to it for a period of seven (7) years from the Closing Date, or for such longer period as is required by any Applicable Law, and shall permit the Seller or its Representatives reasonable access thereto, but the Purchaser shall not be responsible or liable to the Seller for or as a result of any accidental loss or destruction of, or damage to, any such books or records.

6.3	Delivery of Updated Schedules to the Agreement

At the Closing Time, the Seller shall deliver updated Schedules to this Agreement such that all Schedules to this Agreement are true and complete as of the Closing Time; provided that Schedules 1.1(vvv) and 1.1(dddd) shall not be subject to update.

6.4	Use of Name

Immediately after Closing the Purchaser shall use the name “Concurrent” or “Concurrent by Vecima” or like name at the sole discretion of the Purchaser acting reasonably.

6.5	Conduct of Purchased Business Prior to Closing

Without in any way limiting any other obligations of the Seller hereunder, during the period from the date hereof to the Closing Time, except in the ordinary course of business of the Seller consistent with past practices or as would have a Material Adverse Effect:

(a)	Conduct Business in the Ordinary Course. The Seller shall conduct the Purchased Business only in the ordinary and normal course consistent with past practice and the Seller shall not, without the prior written consent of the Purchaser, enter into any transaction or refrain from doing any action which, if effected before the date of this Agreement, would constitute a breach of any representation, warranty, covenant or other obligation of the Seller contained herein, and the Seller shall not enter into any material supply arrangements relating to the Purchased Business or make any material decisions or enter into any material Contracts with respect to the Purchased Business without the consent of the Purchaser, which consent shall not be unreasonably withheld or delayed;
(b)	Customer Pricing and Billing. The Seller shall not (i) make any material changes to the prices, services or policies provided to the Subscribers and other customers and offered to potential Subscribers and customers as of the date hereof or (ii) make any material change to the method of billing or the credit terms made available to Subscribers and customers;
(c)	Maintain Assets. The Seller shall not license, sell, assign, transfer, dispose of, pledge, mortgage or grant a security interest or other Encumbrance on or over any Purchased Assets, other than sales of inventory to customers in the ordinary and normal course of the Purchased Business;
(d)	Write Downs. Except as what has been disclosed to the Purchaser, the Seller shall not write-down of the value of any inventory or write-off as uncollectible any accounts or notes receivable or any portion thereof relating to the Purchased Business;
(e)	Cancelling Debt. The Seller shall not cancel any debts or claims owing to, or amend, terminate or waive any rights of value to, the Purchased Business;

(f)	Accounting and Tax Practices. The Seller shall not make any material change in its financial accounting methods and practices, except as required by applicable Law or changes in GAAP, make any new Tax election or change or revoke any existing Tax election, amend any Tax Return, except as required by applicable Law, or settle or compromise any Tax Liability, provided, however, the Seller is permitted to make those changes, amendments, elections, settlements, or compromises which could not reasonably be expected to increase the Tax liability of the Purchaser with respect to the Purchased Assets or the Purchased Business for any taxable period (or portion thereof) beginning on or after the Closing Date;
(g)	Depreciation and Amortization Policies. The Seller shall not make any material change in its depreciation or amortization policies or rates;
(h)	Maintain Material Contracts. The Seller shall not breach, terminate, modify, waive any material right under or cancel or fail to renew, any Material Contract, including those described in the Schedules;
(i)	Enforce Contracts. The Seller shall observe and perform all of its obligations under all Material Contracts up to the Closing Time and, in the case of a material default by another party thereto, it shall forthwith advise the Purchaser of such default and shall, if requested by the Purchaser, enforce all of its rights under the applicable Contract in respect of such default;
(j)	Continue Insurance. The Seller shall continue to maintain in full force and effect all director and officer and policies of insurance or renewals thereof now in effect, shall take out, at the sole expense of the Purchaser, such additional insurance as may be reasonably requested by the Purchaser and shall give all notices and present all claims under all policies of insurance in a due and timely fashion;
(k)	Regulatory Consents. The Seller shall, at its sole expense, use commercially reasonable efforts to obtain, at or prior to the Closing Time, from all appropriate Governmental Authorities, the filings, notifications, Licenses, permits, certificates, registrations, consents and approvals described in Schedule 4.18(a);
(l)	Required Consents. The Seller shall, at its sole expense, use commercially reasonable efforts to obtain, at or prior to the Closing Time, the Required Consents;
(m)	CCSC Shareholders Approval. The Seller shall cause the shareholders meeting of CCSC to approve the transfer of the CCSC Shares from the Seller to the Purchaser prior to the Closing Time;
(n)	Preserve Goodwill. The Seller shall use commercially reasonable efforts to preserve intact the Purchased Business and Purchased Assets and to carry on the Purchased Business as currently conducted, and the Seller shall use commercially reasonable efforts to promote and preserve for the Purchaser the goodwill of suppliers, customers, Subscribers and others having business relations with the Seller;
(o)	Discharge Liabilities. The Seller shall pay and discharge liabilities of the Seller relating to the Purchased Business that are due and payable in accordance with the terms governing such liabilities, except those contested in good faith by the Seller;
(p)	Corporate Action. The Seller shall take or cause to be taken all necessary corporate action, steps and proceedings to approve or authorize validly and effectively the transfer all of the Purchased Assets at the Closing to the Purchaser and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and to cause all necessary meetings of directors and stockholders of the Seller to be held for such purpose; and
(q)	Best Efforts. Subject to the provisions of Section 6.9, the Seller shall use its reasonable best efforts to satisfy the conditions contained in Section 3.5.

6.6	Employees
(a)	At the Closing Time, the Purchaser and each of the Key Employees shall enter into the Key Employee Employment Agreements.
(b)	The Seller shall be responsible for and discharge all Severance Costs arising on or after the Closing Time in respect of the Key Employees who do not accept Key Employee Employment Agreements on or prior to the Closing.
(c)	Not later than thirty (30) days prior to the Closing Date, the Purchaser shall offer employment, effective from the Closing Time, in writing to all Employees (other than the Key Employees) that the Purchaser desires to retain, including any Employee who is absent because of vacation, family, medical, military, short- or long-term disability, or any other approved leave of absence (collectively, the “Offered Employees”), on terms and conditions of employment which are substantially comparable in the aggregate to those currently available to such Offered Employees. An Offered Employee who accepts the Purchaser’s offer of employment (each, a “Continuing Employee”) in writing shall, subject to the conditions set forth herein, become an employee of the Purchaser as of the Closing Time. Notwithstanding anything contained herein to the contrary, the Continuing Employees (other than the Key Employees) that are Employees of Seller as of the Closing shall be “employees at will” and nothing in this Section 6.6 shall limit the ability of the Purchaser to terminate the employment of any Continuing Employee (other than the Key Employees) that is an Employee of Seller as of the Closing or to revise or terminate any employee benefit plan, program or policy from time to time. The Purchaser acknowledges and agrees that the employment by Vecima of Continuing Employees that are Employees of a Subsidiary of the Seller shall be subject to compliance with Applicable Law in the jurisdictions in which such Continuing Employees are based, and the Purchaser shall bear any and all obligations and liabilities under such Applicable Law to the Continuing Employees of Subsidiaries of the Seller. The Purchaser shall bear any and all obligations and liability under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq., resulting from employment losses relating to the Purchased Business or Purchased Assets.
(d)	The Seller shall employ all of the Employees until the Closing Time, except for any Employees who prior to the Closing Time: (i) are terminated for cause; (ii) are terminated with the Purchaser’s consent, which consent shall not be unreasonably withheld; (iii) voluntarily resign; or (iv) retire. The Seller may continue to employ any Employee that is not a Continuing Employee after the Closing.
(e)	Subject to the provisions this Section 6.6(e), the Seller agrees that it shall remain responsible for and shall discharge all obligations and liabilities for, and agrees the Purchaser shall not assume any liability for or be responsible for, any matter arising out of, relating to or in connection with the Employees that are not Continuing Employees, whether prior to or after the Closing Time, including all wages, severance pay (contractual, statutory or at common law), termination pay, notice of termination of employment or pay in lieu of such notice, damages for wrongful dismissal or other employee benefits or claims, including vacation pay accrual, including all legal fees and out-of-pocket expenses resulting from or arising directly or indirectly out of, in connection with, or pursuant to the termination of any Employee that is not a Continuing Employee (collectively, “Severance Costs”).
(f)	The Purchaser shall be responsible only for and discharge all Severance Costs arising on or after the Closing Time in respect of the Continuing Employees. Purchaser shall offer severance benefits for Continuing Employees which are comparable to those under Seller’s severance plan immediately prior to the Closing.
(g)	The Seller shall be responsible for and discharge all Severance Costs arising on or after the Closing Time in respect of the Offered Employees who are not Continuing Employees.

(h)	Purchaser shall indemnify Seller and hold Seller harmless from any severance or other costs related to Purchaser’s termination of employment of any Continuing Employee, and Purchaser shall, within ten (10) Business Days of Seller’s written request, reimburse Seller for such costs and expenses.
(i)	The Seller shall not attempt in any way to discourage any of the employees from accepting any offer of employment made by the Purchaser and shall not solicit the services of any of the Continuing Employees during the three year period following the Closing Date without the consent in writing of the Purchaser, which consent may be unreasonably withheld.
(j)	The Purchaser and the Seller intend that the Transaction should not result in a separation, termination or severance of employment of any Continuing Employee, and that each Continuing Employee shall have continuous employment immediately before and immediately after the Closing Time.
(k)	Claims of Continuing Employees and their eligible beneficiaries and dependents for medical, dental, prescription drug, life insurance or other welfare benefits (other than disability benefits) that are incurred before the Closing Date shall be the sole responsibility of the Seller and the Company Plans.
(l)	The Purchaser shall provide each Continuing Employee with credit for any co-payments and deductibles paid during the plan year commencing immediately prior to the Closing Date in satisfying any applicable co-payments, deductible or other out of pocket requirements under any welfare plans in which such employees are eligible to participate after the Closing Date for the plan year immediately following the Closing Date. Claims of Continuing Employees and their eligible beneficiaries and dependents for medical, dental, prescription drug, life insurance and other welfare benefits (other than disability benefits) that are incurred from and after the Closing Date shall be the sole responsibility of the Purchaser. For purposes of this paragraph, a medical/dental claim shall be considered incurred on the date when the medical/dental services are rendered or medical/dental supplies are provided, and not when the condition arose or when the course of treatment began.
(m)	Claims of individuals receiving long-term disability benefits under a Company Plan as of the Closing Date, and claims of individuals who are eligible for long-term disability benefits under a Company Plan where the circumstances giving rise to such claim occurred prior to the Closing Date, shall be the sole responsibility of the Seller. Except as provided in the preceding sentence, claims of Continuing Employees and their eligible beneficiaries and dependents for short-term or long-term disability benefits from and after the Closing Date shall be the sole responsibility of the Purchaser.
(n)	Purchaser shall provide each Continuing Employee credit for all service prior to the Closing Date to the same extent that such service was credited under the comparable Company Plan, under all employee benefit plans of the Purchaser for all purposes, including purposes of eligibility, vesting, benefit accrual and determination of level of benefits. Notwithstanding the foregoing, such service shall not be recognized to the extent that it results in the duplication of benefits.
(o)	Effective as of the Closing Date, the Purchaser shall credit each Continuing Employee with such employee’s unused vacation days accrued (including any vacation days purchased under the Seller’s or an Affiliate’s vacation buying plan, if any) by such employee with the applicable employer prior to the Closing Date in accordance with the personnel or similar policies applicable to such employees as of the Closing Date.
(p)	Effective as of the Closing Date, the Purchaser shall maintain or designate a defined contribution plan and related trust intended to be qualified under Sections 401(a), 401(k) and 501(a) of the Code (the “Purchaser’s 401(k) Plan”). Effective as of the Closing Date, the Continuing Employees shall cease participation in the Seller’s relevant defined contribution plan and the Purchaser shall permit the Continuing Employees to commence participation in the Purchaser’s

401(k) Plan and to elect a “direct rollover” of such Continuing Employees’ account balances (including promissory notes evidencing all outstanding loans) from the Seller’s relevant defined contribution plan.
(q)	Purchaser shall offer continuation coverage pursuant to COBRA to all individuals who are “M&A qualified beneficiaries” (as such term is defined in Q&A 4 of Treas. Reg. Section 54.4980B-9) as a result of the transaction contemplated by this Agreement and shall continue offering such coverage to such individuals for as long as such individuals are eligible to receive, and elect to receive, COBRA coverage. Purchaser shall provide the benefits, if any, required after the Closing Date pursuant to Section 4980B of the Code or Part 6 of Title I of ERISA for any Continuing Employee with respect to whom a qualifying event under Code Section 4980B occurs after the Closing Date.
6.7	Employee Plans

The Seller shall remain responsible for, and agrees the Purchaser shall not assume any liability for or be responsible for, accrued wages, salaries and commissions of Employees or premiums or accrued benefits under any of the Employee Plans, Pension Plans or Statutory Plans, prior to the Closing Time.

6.8	Confidential Information
(a)	Each of the parties acknowledges having received Confidential Information belonging to the other party in the course of negotiating this Agreement. As used herein, the term “Confidential Information” includes any and all of the following information of the Seller or the Purchaser that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party or its Representatives (a “Disclosing Party”) to the other party or its Representatives (a “Receiving Party”):
(i)	all information that is a trade secret under applicable trade secret or other law;
(ii)	all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, software and computer software and database technologies, systems, structures and architectures;
(iii)	all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, Tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and
(iv)	all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

Information is not, however, “Confidential Information” if it (a) is or becomes generally available to the public other than as a result of a disclosure, in violation of this Agreement or Applicable Law, by the Receiving Party, its affiliates or any of their officers, directors, employees, agents, advisors, consultants, accountants, lawyers, auditors or representatives who have been informed of the Confidential Information (collectively, the “Representatives”), (b) was available to or known to the Receiving Party or its Representatives prior to disclosure by the Disclosing Party or its Representatives, (c) is or becomes available to the Receiving Party or its Representatives from a source other than the Disclosing Party or its Representatives; provided that the source of such information was not known by the Receiving Party or its Representatives to be prohibited from disclosing such information to the Receiving Party or its Representatives by a legal, contractual or fiduciary obligation, or (d) has otherwise been independently acquired or developed by the Receiving Party or its Representatives without violating any obligations under this Agreement or Applicable Law. Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other Applicable Law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information shall still be considered Confidential Information of that Disclosing Party to the extent included within the definition of that term.

(b)	Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information: (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Transaction; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any person, except in each case as otherwise expressly permitted by the terms of this Agreement, with the prior written consent of a Representative of the Disclosing Party, or if required by Applicable Law (provided that the Receiving Party (A) promptly notifies the Disclosing Party of the existence, terms and circumstances surrounding such a requirement (unless prohibited by Applicable Law) so that the Disclosing Party may seek a protective order or other appropriate remedy, or waive compliance with the provisions of this Agreement, and (B) if, in the absence of a protective order, such disclosure is required in the opinion of the Receiving Party’s counsel, the Receiving Party may make such disclosure without liability under this Agreement, provided that the Receiving Party only furnishes that portion of the Confidential Information which is legally required, gives the Disclosing Party notice of the Confidential Information to be disclosed as far in advance of its disclosure as practicable (unless prohibited by Applicable Law), and, upon the Disclosing Party’s request and at the Disclosing Party’s expense, cooperates in any efforts by the Disclosing Party to ensure that confidential treatment shall be accorded to such disclosed information).
(c)	The Receiving Party shall disclose the Confidential Information of the Disclosing Party only to its Representatives who require such material for the purpose of evaluating the Transaction and are informed by the Receiving Party of the confidentiality obligations herein. Each Receiving Party shall: (i) enforce the terms of this Section 6.8 as to its Representatives; (ii) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Section 6.8; and (C) be responsible and liable for any breach herein of by its Representatives.
(d)	Unless and until this Agreement is terminated, the Seller shall maintain as confidential, in accordance with past practices, any Confidential Information of the Seller relating to any of the Purchased Assets, the Purchased Business and the Assumed Liabilities. Notwithstanding the preceding sentence, the Seller may use any Confidential Information of Seller before the Closing in the ordinary course of business in connection with the transactions permitted by Section 6.5.
(e)	From and after the Closing, the provisions of Section 6.8(a) above shall not apply to or restrict in any manner the Purchaser’s use of any Confidential Information of the Seller relating solely to the Purchased Assets, the Purchased Business or the Assumed Liabilities; provided, however, that the Purchaser shall not publicly disclose any Confidential Information relating to the Seller other than in connection with the operation of, and as necessary to operate, the Purchased Business, without the Seller’s prior written consent.
(f)	The parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the Transaction and, except as required by any Applicable Law and subject to Section 6.8(b), no party shall issue any such press release or make any such public announcement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.
(g)	Prior to any public announcement of the Transaction pursuant to Section 6.8(f), neither party shall disclose this Agreement or any aspects of such transaction except to its board of directors, its senior management, the Offered Employees, its legal, accounting, financial or other professional advisors, any financial institution contacted by it with respect to any financing required in connection with such transaction and counsel to such institution, or as may be required by any Applicable Law or any Governmental Authority having jurisdiction.
6.9	Acquisition Proposals.
(a)	From the execution of this Agreement until the earlier to occur of (i) the date of the termination of this Agreement in accordance with its terms and (ii) the Closing Time, except as expressly permitted by Section 6.9(b), the Seller shall not, and shall cause its Affiliates and its and their respective directors, officers and employees not to, and the Seller shall use its reasonable best efforts to cause its and its Affiliates’ other Representatives not to, directly or indirectly, (A) solicit, initiate, knowingly encourage, or knowingly facilitate any Acquisition Proposal or any inquiry, expression of interest, proposal, offer or request for information that could reasonably be expected to lead to or result in an Acquisition Proposal, or the making or consummation thereof, (B) other than to inform any Person of the existence of the provisions contained in this Section 6.9, enter into any discussions or negotiations regarding, or furnish to any Person any information in connection with, or enter into any Contract or other agreement or understanding with respect to, any Acquisition Proposal or any inquiry, expression of interest, proposal, offer or request for information that could reasonably be expected to lead to or result in an Acquisition Proposal, or (C) resolve or agree to do any of the foregoing. It is agreed that any violation of the restrictions set forth in this Section 6.9(a) by any Representative of the Seller or any of its Affiliates shall constitute a breach of this Section 6.9 by the Seller.
(b)	Notwithstanding the foregoing, at any time prior to obtaining the Seller Stockholder Approval, in response to a bona fide written Acquisition Proposal (which Acquisition Proposal was made after the date of this Agreement and did not result from a breach of Section 6.9(a)) that the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes or could reasonably be expected to lead to a Superior Proposal, the Seller shall give the Purchaser written notice of such determination promptly after the Board makes such determination (and in no event later than forty-eight (48) hours after such determination) and, after the delivery of such written notice, the Seller and its Representatives may take any action that would otherwise be prohibited by Section 6.9(a); provided, however, that the Seller and Person making such Acquisition Proposal enter into a customary confidentiality agreement containing terms no less favorable to the disclosing party than those set forth in the Confidentiality Agreement (excluding any standstill agreement contained therein) (an “Acceptable Confidentiality Agreement”); provided, that all such information (to the extent that such information has not been previously provided or made available to the Purchaser) is provided or made available to the Purchaser substantially concurrently with the time it is provided or made available to such Person.
(c)	The Seller shall notify the Purchaser promptly (but in no event later than forty-eight (48) hours after receipt by the Seller or any of its Affiliates (or any of its or their Representatives) of any Acquisition Proposal, any inquiry that could be reasonably expected to lead to an Acquisition Proposal or of any request for information relating to the Seller or any of its Affiliates or for access to the business, properties, assets, books, or records of the Seller or any of its Affiliates by any Person that, to the knowledge of the Seller, may be considering making, or has made, an Acquisition Proposal, which notice shall be provided orally and in writing and shall provide the material terms and conditions of, any such Acquisition Proposal, indication, or request (including the identity of the Person making any such Acquisition Proposal, indication or request, and copies of any related documentation, including any related financing commitments). Thereafter, the Seller shall keep the Purchaser promptly informed in writing on a reasonably current basis of the status of, and any material changes to, the terms of any such Acquisition Proposal (including providing the Purchaser a notification in writing within forty-eight (48) hours following any determination by the Board pursuant to Section 6.9(b) or any material changes to the terms of any such Acquisition Proposal) and any discussions and negotiations concerning the material terms and conditions thereof.
(d)	Except as otherwise provided in Section 6.9(e) and Section 6.9(f), the Board (or any committee thereof) shall not (i) (w) withdraw or publicly propose to withdraw, or modify or qualify (or public propose to modify or qualify) in any manner adverse to Purchaser, the Board Recommendation, (x) fail to include the Board Recommendation in the Proxy Statement, (y) if a tender offer or exchange offer that constitutes an Acquisition Proposal shall have been commenced by a person that is not affiliated with the Purchaser, fail to publish, send or give to its stockholders, pursuant to Rule 14e-2 under the 1934 Act, within the ten (10) Business Day period after such tender offer or exchange offer is first published, sent or given, or subsequently amended in any material respect or withdraw, a statement recommending that stockholders reject such tender offer or exchange offer and affirm the Board Recommendation, or (z) approve, adopt or recommend any Acquisition Proposal, or propose publicly to approve, adopt or recommend, any Acquisition Proposal (any action in this clause (i), an “Adverse Recommendation Change”), or (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, or allow the Seller or any of its Affiliates to execute or enter into any Contract or other agreement or understanding (written or oral, binding or non-binding, preliminary or definitive), other than an Acceptable Confidentiality Agreement to the extent expressly permitted by Section 6.9(b), with any Person constituting or relating to, or that is intended to or could reasonably be expected to lead to or result in, any Acquisition Proposal, or requiring, or reasonably expected to cause, the Seller to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with this Agreement, any of the Transactions, or requiring, or reasonably expected to cause, the Seller to fail to comply with this Agreement (any such document, agreement or arrangement, an “Alternative Acquisition Agreement”).
(e)	Notwithstanding anything to the contrary in this Agreement, if, at any time prior to obtaining the Seller Stockholder Approval, a written bona fide Acquisition Proposal that is first made after the date hereof and did not result from a breach of this Section 6.9 is made, and the Board concludes in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and the failure to approve or recommend such Superior Proposal would be inconsistent with the Board’s fiduciary duties to the stockholders of the Seller under Applicable Law, the Board may make an Adverse Recommendation Change and/or the Seller may terminate this Agreement in accordance with this Section 6.9(e) and Section 3.7(e); provided, however, that the Seller shall not terminate this Agreement pursuant to this Section 6.9(e) or Section 3.7(e) unless the Seller (i) has complied with and not breached its obligations under this Section 6.9, including its obligations set forth in Section 6.9(f), (ii) pays, or causes to be paid, to the Purchaser the Termination Fee prior to or concurrently with such termination, and (iii) concurrently with such termination, enters into a definitive written Alternative Acquisition Agreement that documents all the terms and conditions of such Superior Proposal.
(f)	Notwithstanding anything to the contrary in this Agreement, and as permitted by Applicable Law and the Board’s fiduciary duties, the Board shall not make an Adverse Recommendation Change pursuant to Section 6.9(e) and the Seller shall not be entitled to terminate this Agreement pursuant to Section 6.9(e) or Section 3.7(e) unless (i) the Seller shall have provided the Purchaser at least five (5) Business Days’ prior written notice advising the Purchaser that it intends to take such action, which notice shall (A) state that the Seller has received a Superior Proposal, (B) specify the material terms and conditions of such Superior Proposal, including the identity of the Person making such Superior Proposal, and (C) enclose the most recent draft of any agreements intended to be entered into with the Person making or providing such Superior Proposal (or any Affiliate of such Person), (ii) if requested by the Purchaser, the Seller and its Representatives shall have negotiated in good faith during such five (5) Business Day period following delivery of such written notice with the Purchaser concerning any revisions to the terms of this Agreement and the Transaction Documents that the Purchaser proposes in response to such Superior Proposal and (iii) after complying with clauses (i) and (ii) of this Section 6.9(f), the Board shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal continues to constitute a Superior Proposal, after giving due consideration to any changes proposed to be made to this Agreement by the Purchaser in writing. The parties acknowledge and agree that, (A) if the Purchaser, within five (5) Business Days following its receipt of the written notice referred to in this Section 6.9(f), makes a proposal that, as determined in good faith by the Board (after consultation with its outside counsel and financial advisor), results in the applicable Acquisition Proposal no longer being a Superior Proposal, then the Board shall have no right to make an Adverse Recommendation Change pursuant to Section 6.9(e) and the Seller shall have no right to terminate this Agreement pursuant to Section 6.9(e) or Section 3.7(e) as a result of such Acquisition Proposal, and (B) any (i) material revisions to the financial terms or any other material terms of a Superior Proposal or (ii) revisions to the financial terms or any other material terms to an Acquisition Proposal that the Board had determined no longer constitutes a Superior Proposal, shall constitute a new Acquisition Proposal and shall in each case require the Seller to deliver to the Purchaser a new written notice pursuant to this Section 6.9(f) and a new five (5) Business Day period shall commence thereafter. The Board shall have no right to make an Adverse Recommendation Change pursuant to Section 6.9(e) and the Seller shall have no right to terminate this Agreement pursuant to Section 6.9(e) or Section 3.7(e) unless the Board has complied with the procedures set forth in Section 6.9(e) and this Section 6.9(f).
(g)	Nothing contained in this Section 6.9 shall prohibit the Seller or the Board from complying with its disclosure obligations under Applicable Law regarding an Acquisition Proposal, including (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A under the 1934 Act or (ii) making any “stop, look and listen” communication to the stockholders of the Seller pursuant to Rule 14d-9(f) under the 1934 Act; provided, however, that neither the Seller nor the Board may effect an Adverse Recommendation Change except in compliance with this Section 6.9.
(h)	Notwithstanding anything to the contrary contained in this Section 6.9 or elsewhere in this Agreement, the provisions of this Section 6.9 shall not apply to (i) any transaction relating to Seller’s businesses other than the Purchased Business and/or Seller’s assets other than the Purchased Assets, so long as clause (B) of the definition of Acquisition Proposal is not satisfied, or (ii) any transaction that is conditioned on the consummation of the Transaction, including, without limitation, any investment in or tender offer for Common Stock or other equity securities of Seller or any merger, consolidation, recapitalization or other business combination involving Seller or any of its Affiliates or any sale of assets of the Seller.
6.10	Seller Stockholder Approval; Proxy Statement

Without limiting the Seller’s obligations set forth in Section 6.5(o), the Seller shall cause a meeting of its stockholders (the “Seller Stockholder Meeting”) to be duly called and held as soon as reasonably practicable following the date hereof for the purpose of voting on the approval of this Agreement and the Transaction. Subject to Section 6.9, the Board shall recommend approval of this Agreement and the Sale of the Purchased Assets by the Seller’s stockholders. In connection with such meeting, the Seller shall (i) promptly prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable, the Proxy Statement and all other proxy materials for such meeting, (ii) use its reasonable best efforts to obtain the Seller Stockholder Approval, and (iii) otherwise use its reasonable best efforts to comply with all legal requirements applicable to such meeting. The Proxy Statement shall not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The covenant contained in the foregoing sentence shall not apply to statements or omissions included in the Proxy Statement based upon information furnished to the Seller by the Purchaser specifically for use therein.

6.11	Stockholder Litigation

Each of the parties shall, as promptly as reasonably practicable following its being notified of the same, notify the other party in writing of, and shall give the other party the opportunity to participate in the defense and settlement of, any action, lawsuit or proceeding against such party or its directors, executive officers, or similar persons by any stockholder of such party relating, directly or indirectly, to this Agreement or the Transaction (the “Stockholder Litigation”). Notwithstanding anything to the contrary, neither party shall communicate with any opposing party in any Stockholder Litigation regarding any settlement thereof without either (a) consulting with the other party in advance of such communication, taking into account in good faith the other party’s views as to acceptable settlement terms and promptly informing the other party of the contents of such communication or (b) allowing the other party’s counsel to participate reasonably in such communication. Neither party shall settle any Stockholder Litigation without the prior written consent of the other party (which shall not be unreasonably withheld, conditioned, or delayed).

6.12	Taxes
(a)	Purchaser shall prepare and file (or cause to be prepared and filed) all Tax Returns related to the Purchased Assets for any Tax period commencing on or prior to the day before the Closing Date and ending on or after the Closing Date (a “Straddle Period”). All real property Taxes, personal property Taxes and similar ad valorem obligations and other Taxes imposed on a periodic basis levied with respect to the Purchased Assets for any Straddle Period shall be pro-rated between Purchaser and Seller, and Seller shall be responsible for the portion of such Taxes that relates to the Tax period ending on the day before the Closing Date. For purposes of this Section 6.12 and Article 8, the portion of such Taxes that relates to the Tax period ending on the day before the Closing Date shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the day before the Closing Date and the denominator of which is the number of days in the entire Tax period.
(b)	Each party shall, and each party shall cause its applicable Affiliates to, cooperate in all reasonable respects with respect to Tax matters and provide one another with such information as is reasonably requested to enable the requesting party to complete and file all Tax Returns it may be required to file (or cause to be filed) with respect to the Purchased Assets or the Purchased Business, to respond to Tax audits, inquiries or other Tax proceedings and to otherwise satisfy Tax requirements.
(c)	Notwithstanding anything to the contrary, to the extent that the Purchaser or any of its Affiliates receives any Tax refund (or Tax credit in lieu of a refund) relating to the Purchased Assets and attributable to a Pre-Closing Tax Period, the Purchaser shall pay such amount to Seller to the extent such amount is not taken into account in the calculation of Final Closing Date Net Working Capital. Purchaser shall forward, and shall cause its Affiliates to forward, to the Seller the amount of such refund within 30 days after such refund is received, net any reasonable costs or expenses incurred by Purchaser or its Affiliates in procuring such refund. If any such Tax refund (or Tax credit in lieu of a refund) for which Seller received payment pursuant to this Section 6.12(c) is subsequently disallowed by a Governmental Authority, Seller shall return such disallowed amount, including any interest and penalties, to the Purchaser.
(d)	Any Tax audit or other Tax proceeding shall be deemed to be a Third Party Claim subject to the procedures set forth in Sections 8.5 and 8.6 of this Agreement.
(e)	Seller and Purchaser agree to comply with the “Alternate Procedure” described in Section 5 of Revenue Procedure 2004-53, 2004-34 I.R.B. 320.

(f)	Notwithstanding anything herein to the contrary, and to the extent permitted by applicable Law, Purchaser may, in its sole discretion, make or cause to be made an election under Section 338(g) of the Code in connection with the transfer of the CCSC Shares.
6.13	Non-Transferrable Assets
(a)	Notwithstanding anything to the contrary set forth in this Agreement or in any of the Transaction Documents, nothing contained in this Agreement or in any of the Transaction Documents shall be construed as, or constitute, an attempt, agreement or other undertaking to transfer or assign to the Purchaser any asset, property or right that would otherwise constitute a Purchased Asset, but that by its terms is not transferable or assignable to the Purchaser pursuant to this Agreement without any required consent, waiver, approval, authorization, qualification or other order of any Governmental Authorities or other Persons. If such consent, waiver, approval, authorization, qualification or other order is not obtained prior to the Closing, then such asset, property or right shall, subject to the terms of this Agreement, not be assigned or transferred to Purchaser at the Closing (each, a “Non-Transferable Asset”).
(b)	From and after the Closing and, with respect to each Non-Transferable Asset, Seller, on the one hand, and Purchaser on the other, shall use their reasonable efforts to obtain the consent, waiver, approval, authorization, qualification or order to any such Non-Transferable Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Purchaser as Purchaser may request. Without limiting the foregoing, until the earlier to occur of such time as such Non-Transferable Asset shall be properly and lawfully transferred or assigned to the Purchaser, the Seller shall exercise its commercially reasonable efforts to cooperate with the Purchaser in any reasonable and lawful arrangements designed to provide the benefits of such Non-Transferable Assets to the Purchaser as if such Non-Transferable Assets were Purchased Assets transferred to the Purchaser at the Closing and, if the Seller provides such rights and benefits, the Purchaser shall assume all obligations and burdens thereunder (to the extent the same would have otherwise been an Assumed Liability), including by way of subcontracting, sub-licensing, or sub-leasing to the Purchaser. The Seller shall promptly pay to Purchaser any monies received by any Seller from and after the Closing under such Non-Transferable Assets or any benefit arising thereunder, except to the extent the same represents an Excluded Asset. Promptly upon receipt of such consent, waiver, approval, authorization, qualification or other order necessary to render a Non-Transferable Asset a Purchased Asset, the Seller shall transfer and assign a Non-Transferable Asset (which would, at such point, become a Purchased Asset) and such rights therein to the Purchaser without the payment by the Purchaser of any additional consideration. To the extent any Non-Transferable Asset or the rights thereunder may not be assigned to the Purchaser by reason of the absence of any such consent, waiver, approval, authorization, qualification or other order and provided only to the extent no portion of the economic claims, rights or benefits under such asset are received by the Purchaser, the Purchaser shall not assume any Assumed Liabilities to the extent based upon, arising out of, with respect to or by reason of such Non-Transferable Asset.
6.14	Waiver of Bulk Sales Requirements

Each of the parties waives compliance with any applicable bulk sales laws, including, without limitation, article 6 of the Uniform Commercial Code provisions.

ARTICLE 7
SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES

7.1	Survival of Covenants, Representations and Warranties

All representations, warranties, covenants and agreements made by the parties in this Agreement or in any certificates or documents delivered pursuant to or contemplated by this Agreement shall survive the Closing and shall continue in full force and effect as follows:

(a)	the representations and warranties set out in Article 4 and in Article 5 (other than those set out in Sections 4.1, 4.5, 4.6, 4.7, 4.9, 4.17, 4.22, 4.24 and 5.1) and the updating of such representations and warranties accomplished by the certificates to be delivered pursuant to Sections 3.5(a) and 3.6(a) shall survive the Closing and terminate on the date that is eighteen (18) months following the Closing Date;
(b)	the representations and warranties in Sections 4.1, 4.5, 4.6, 4.7, 4.9, 4.17, 4.24 and 5.1 (as they may be updated pursuant to Sections 3.5(a) and 3.6(a)) shall survive the Closing and terminate on the date that is five (5) years following the Closing Date;
(c)	the representations and warranties in Section 4.22, as updated pursuant to Section 3.5(a), shall survive the Closing and terminate on the date that is seven (7) years following the Closing Date; and
(d)	all covenants and other agreements of the parties contained in this Agreement shall survive the Closing indefinitely, unless a covenant, by its terms, ends on a specified date.

ARTICLE 8
INDEMNIFICATION

8.1	Indemnification by the Seller

Subject to the provisions of this Article 8, the Seller agrees to indemnify and save harmless the Purchaser from all Losses suffered or incurred by the Purchaser as a result of or arising directly or indirectly out of or in connection with:

(a)	any breach by the Seller of or any inaccuracy of any representation or warranty of the Seller contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto;
(b)	any breach or non-performance by the Seller or any of its Subsidiaries of any covenant to be performed by it which is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto; and
(c)	any liabilities of the Seller or any of its Subsidiaries other than the Assumed Liabilities, including the Excluded Liabilities;

provided, however, that the Seller shall not be required to indemnify or save harmless any Purchaser pursuant to paragraph 8.1(a) above unless such Purchaser shall have provided notice to the Seller in accordance with Section 8.3 on or prior to the expiration of the applicable time period related to such representation and warranty as set out in Section 7.1.

8.2	Indemnification by the Purchaser

Subject to the provisions of this Article 8, the Purchaser agrees to indemnify and save harmless the Seller from all Losses suffered or incurred by the Seller as a result of or arising directly or indirectly out of or in connection with:

(a)	any breach by the Purchaser of or any inaccuracy of any representation or warranty of the Purchaser contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto;
(b)	any breach or non-performance by the Purchaser of any covenant to be performed by it contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto;

(c)	the Assumed Liabilities or any other Losses sustained by the Seller as a result of any claim by a third party arising out of or attributable to the operation of the Purchased Business after the Closing (unless resulting from any inaccuracy of a Seller representation and warranty hereunder or a breach by Seller of any of its obligations hereunder);
(d)	any incremental Taxes incurred by Seller as a result of the Purchaser making an election under Section 338(g) of the Code in connection with the transfer of the CCSC Shares, determined on a with and without basis; and
(e)	any Transfer Taxes that Purchaser is obligated to pay as set forth in Section 2.8;

provided, however, that the Purchaser shall not be required to indemnify or save harmless the Seller pursuant to paragraph 8.1(a) above unless the Seller shall have provided notice to the Purchaser in accordance with Section 8.3 on or prior to the expiration of the applicable time period related to such representation and warranty as set out in Section 7.1.

8.3	Notice of Claim

In the event that a party (the “Indemnified Party”) shall become aware of any claim, proceeding or other matter (a “Claim”) in respect of which the other party (the “Indemnifying Party”) agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):

(a)	the factual basis for the Claim; and
(b)	the amount of the Claim, if known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any Liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give such notice on a timely basis.

8.4	Direct Claims

With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the Claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If the parties agree at or prior to the expiration of such thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, (i) if the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction.

8.5	Third Party Claims

With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defense of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party’s out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defense of such Third Party Claim and to retain counsel to act on its behalf; provided, however, that the fees and disbursements of such counsel shall be paid by the Indemnified Party. If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If any Third Party Claim is of a nature such that (i) the Indemnified Party is required by Applicable Law, or (ii) it is necessary in the reasonable view of the Indemnified Party acting in good faith and in a commercially reasonable manner in respect of (A) a Third Party Claim by a customer relating to products or services supplied by Seller in respect of the Purchased Business or the Purchased Assets prior to the Closing Time or (B) a Third Party Claim relating to any Contract which is necessary to the ongoing operations of Seller in respect of the Purchased Business or the Purchased Assets or any material part thereof by a reasonable and prudent operator in substantially the manner in which it has heretofore operated by Seller, in order to avoid material damage to the relationship between the Indemnified Party and any of its major customers or to preserve the rights of the Indemnified Party under such an essential Contract, to make a payment to any person (a “Third Party”) with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, as the case may be, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party. If such payment, by resulting in settlement of the Third Party Claim, precludes a final determination of the merits of the Third Party Claim and the Indemnified Party and the Indemnifying Party are unable to agree whether such payment was reasonable in the circumstances having regard to the amount and merits of the Third Party Claim, such dispute shall be submitted to arbitration pursuant to JAMS.

8.6	Settlement of Third Party Claims

If the Indemnifying Party fails to assume control of the defense of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defense of any Third Party Claim, neither the Indemnifying Party nor the Indemnified Party shall settle any Third Party Claim without the written consent of the other party, which consent shall not be unreasonably withheld or delayed.

8.7	Cooperation

The Indemnified Party and the Indemnifying Party shall cooperate fully and in good faith with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

8.8	Exclusive Remedy

The provisions of this Article 8 shall apply to any Claim for breach of any covenant, representation, warranty or other provision of this Agreement or any agreement, certificate or other document delivered pursuant to this Agreement (other than a claim for specific performance or injunctive relief) with the intent that all such Claims shall be subject to the limitations and other provisions contained in this Article 8. The parties acknowledge that the failure to comply with a covenant or obligation contained in this Agreement may give rise to irreparable injury to a party inadequately compensable in damages. Accordingly, a party may seek to enforce the performance of this Agreement by injunction or specific performance upon application to a court of competent jurisdiction without proof of actual damage (and without requirement of posting a bond or other security). Each of the Purchaser and the Seller expressly waives and renounces any other remedies whatsoever, whether at law or in equity, which it would otherwise be entitled to as against any other Party.

8.9	Taxes

The parties acknowledge and agree that any indemnification payments made in accordance with this Article 8 shall be treated for all Tax purposes as an adjustment to the Purchase Price, unless otherwise required by Applicable Law.

8.10	Disbursements from Escrow
(a)	The parties agree that, until all amounts are paid from the Escrow, any payment to be made on account of a Claim pursuant to this Article 8 shall be made from the Escrow Amount and that neither party shall be required to make a direct payment on account of a Claim until all funds contained in the Escrow have been distributed.
(b)	On the Escrow Release Date (or if such day is not a Business Day, on the first Business Day thereafter), the Seller and the Purchaser, in accordance with the terms of the Escrow Agreement, shall jointly instruct the Escrow Agent to pay to the Seller the excess of the amounts then available in the Escrow minus the amount of any Claims finalized but not yet paid minus the Purchaser’s reasonable and good faith estimate of any Losses that are subject to a pending Claim (as mutually agreed by the Seller acting reasonably and in good faith) or in dispute and remain unresolved (the “Release Amount”). Upon receipt of any such notice, the Escrow Agent shall disburse the Release Amount promptly and in any event within three (3) Business Days of the delivery of such notice.
(c)	If the amounts remaining in the Escrow have not been fully disbursed in accordance with Section 8.10(a), then the Escrow Agent shall hold the funds in escrow until the Escrow Agent receives: (i) an order, judgment or decree of a court which has taken jurisdiction relating to the amounts remaining in the Escrow directing the disbursement of such amounts; (ii) written directions signed by the Seller to disburse all of the remaining Escrows to Purchaser; (iii) written directions signed by Purchaser to disburse all of the remaining Escrow to the Seller; or (iv) written directions signed by both the Seller and Purchaser specifying how the amounts remaining in the Escrow are to be disbursed. If disbursement is to be made in accordance with Section 8.10(c) (i), (ii) or (iii) above, the Escrow Agent shall provide the Seller and Purchaser with written notice of its intent to distribute not less than ten (10) days prior to disbursing the Escrow Amount. If either party objects, the Escrow Agent shall continue to hold the Escrow Amount in accordance with the Escrow Agreement.
8.11	Limitations
(a)	No amount shall be payable to the Purchaser or the Seller in satisfaction of claims for indemnification pursuant to Section 8.1 or Section 8.2 unless and until the aggregate amount of all Losses arising therefrom exceeds $100,000 (the “Threshold”); provided, however, that (i) once the Threshold has been reached, the respective Indemnified Party may make claims for indemnification and may receive amounts for all Losses (including the amount of the Threshold), (ii) the Threshold shall not apply with respect to any Losses resulting from, arising out of or relating to fraud or willful misconduct, and (C) no Losses resulting from a breach fraud or willful misconduct shall count towards satisfaction of the Threshold.
(b)	The aggregate liability of the Seller for indemnification, and the aggregate amount of all payments required to be made by the Seller in satisfaction of claims for indemnification, under this Agreement, shall not exceed five percent (5%) of the Purchase Price (the “Cap”). The Cap shall not apply to any Losses based upon, arising out of, with respect to, or by reason of, fraud or willful misconduct. The attainment of the Cap shall be computed without considering Losses based upon, arising out of, with respect to, or by reason of, fraud or willful misconduct.
(c)	The amount of any Losses for which an Indemnified Party is entitled to indemnity under this Article 8 shall be reduced by (i) the amount of insurance proceeds realized by the Indemnified Party or its Affiliates with respect to such Losses and (ii) the amount of any Tax benefit actually recognized in cash by the Indemnified Party or its Affiliates in the same Tax year in which the applicable Losses were incurred or in the following Tax year.

(d)	Each Indemnified Party shall take all commercially reasonable steps to mitigate any indemnifiable Loss. In the event the Indemnified Party shall fail to take, or cause to be taken, such commercially reasonable steps, then notwithstanding anything in this Agreement to the contrary, the Indemnifying Party shall not be required to indemnify the Indemnified Party for that portion of Losses that would reasonably have been expected to have been avoided if the Indemnified Party had taken, or caused to be taken, such commercially reasonable steps.
(e)	Notwithstanding anything to the contrary contained herein, no Indemnified Party shall be entitled to any Claim arising from an alleged breach of any representation, warranty, covenant or obligation of the Indemnifying Party if the Indemnified Party has knowledge of the facts or circumstances giving rise to such alleged breach on the Closing Date.
8.12	Survival of Indemnities

The provisions of this Article 8 shall survive the Closing and the completion of the Transaction.

ARTICLE 9
MISCELLANEOUS

9.1	Notices
(a)	Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by fax or e-mail or similar means of recorded electronic communication, or sent by registered mail, charges prepaid, or internationally recognized overnight courier service, addressed as follows:
(i)	if to the Purchaser, addressed as follows:

Vecima Networks Inc.
771 Vanalman Avenue
Victoria, British Columbia V8Z 3B8
Canada

Attention:	Peter Torn, General Counsel and Corporate Secretary
Email:	peter.torn@vecima.com
Fax:	1-250-881-1974
(ii)	if to the Seller, addressed as follows:

Concurrent Computer Corporation.
4375 River Green Parkway Ste 100
Duluth, GA, 30096
USA

Attention:	Heather Asher, Senior Counsel; Warren Sutherland, Chief Financial Officer
Email:	heather.asher@ccur.com; warren.sutherland@ccur.com
Fax:	1-678-258-4300

with a copy (which shall not constitute service) to:

Andrews Kurth Kenyon LLP
450 Lexington Avenue, 15th Floor
New York, NY 10017

Attention:	Paul N. Silverstein, Esq.
Email:	paulsilverstein@andrewskurth.com
Fax:	1-212-850-2929

(b)	Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day or if delivery or transmission is made on a Business Day after 5:00 p.m. at the place of receipt, then on the next following Business Day) or, if mailed, on the second (2nd) Business Day following the date of mailing; provided, however, that if at the time of mailing or within two (2) Business Days thereafter there is or occurs a labor dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.
(c)	Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 9.1.
9.2	Amendments and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on or against a party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

9.3	Assignment
(a)	No party may assign any of its rights or benefits under this Agreement, or delegate any of its duties or obligations, except with the prior written consent of the other parties.
(b)	Notwithstanding the foregoing, the Purchaser may assign all of its rights, benefits, duties and obligations under this Agreement in whole or in part, without the consent of the other parties, to any Affiliate of the Purchaser, whereupon the assignee shall be liable for all of the obligations of the Purchaser under this Agreement; provided, however, that any such assignment shall not relieve the Purchaser from any of its obligations hereunder.
9.4	Successors and Assigns

This Agreement shall inure to the benefit of and shall be binding on and enforceable by and against the parties and, where the context so permits, their respective successors and permitted assigns.

9.5	Expenses; Commissions

Except as otherwise provided for herein, each party shall pay for its own costs and expenses incurred in connection with the negotiation, preparation, and execution of this Agreement and the Transaction Documents and performance of the Transactions, including the fees and expenses of legal counsel, financial advisors, accountants and other professional advisors.

9.6	Further Assurances

Each of the parties hereto shall, at all times after the date hereof and upon any reasonable request of the other party, promptly do, execute, deliver or cause to be done, executed and delivered, all further acts, documents and things as may be required or necessary for the purposes of giving effect to this Agreement, including such other instruments of sale, transfer, conveyance, assignment, confirmation, certificates and other instruments as may be reasonably requested in order to more effectively transfer, convey and assign the Purchased Business, the Purchased Assets, and the Assumed Liabilities and to effectuate the Transactions.

9.7	Counterparts

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts, with the same effect as if all parties had signed and delivered the same document, and all counterparts shall together constitute one and the same original document.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this Asset Purchase Agreement has been executed by the parties as of the date first above written.

VECIMA NETWORKS INC.

By:	/s/ Sumit Kumar Name: Sumit Kumar Title: CEO and President

CONCURRENT COMPUTER CORPORATION

By:	/s/ Derek Elder Name: Derek Elder Title: Chief Executive Officer

Exhibit A

Escrow Agreement

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”), is made and entered into as of this    day of           , 20  , by and among VECIMA NETWORKS INC., a corporation existing under the laws of Canada (the “Purchaser”), CONCURRENT COMPUTER CORPORATION, a Delaware corporation (the “Seller”), and SUNTRUST BANK, a Georgia banking corporation, as escrow agent (the “Escrow Agent”). The Purchaser, the Seller and the Escrow Agent are each referred to herein as a “Party” and collectively as the “Parties.”

BACKGROUND

A. Purchaser and Seller have entered into that certain Asset Purchase Agreement of even date herewith (the “Purchase Agreement”), pursuant to which, among other things, the Seller has sold to the Purchaser, and the Purchaser has purchased from the Seller, all of the Purchased Assets (as defined in the Purchase Agreement).

B. The Purchaser and the Seller have agreed to establish an escrow fund pursuant to the Purchase Agreement, providing for the delivery on the Closing Date to the Escrow Agent of the sum of One Million Four Hundred Fifty Thousand Dollars ($1,450,000) (the “Escrow Amount”).

C. The Escrow Agent is willing to act as escrow agent for the Escrow Fund (as defined below) under this Agreement.

AGREEMENT

In consideration of the premises and the mutual promises and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1. Definitions.  Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Purchase Agreement.

2. The Escrow Agent Appointment.  The Purchaser and the Seller hereby appoint and designate SUNTRUST BANK as the Escrow Agent, to receive, hold, and distribute the Escrow Fund (as hereinafter defined) in accordance with the terms of this Agreement. The Escrow Agent hereby accepts its appointment as the escrow agent and agrees to hold, administer, invest, and disburse the Escrow Fund (as defined below) in accordance with the terms hereof.

3. Escrow Fund.  Simultaneously with the execution of this Agreement, the Purchaser has delivered to the Escrow Agent, by wire transfer of immediately available funds, the Escrow Amount (such sum, as adjusted from time to time pursuant to the terms hereof, together with any interest or other income earned thereon, being referred to collectively herein as the “Escrow Fund”).

3.1. Investment of Escrow Fund.  Unless otherwise instructed in joint written instructions signed by the Purchaser and the Seller, the Escrow Agent shall invest all funds held pursuant to this Agreement in accordance with the Investment Selection Instructions set forth as Exhibit 3.1 hereto. Except in the event of fraud, gross negligence or intentional misconduct, none of the Seller, the Purchaser or the Escrow Agent shall have any liability for any loss or deprecation resulting from investments made in accordance with the provisions of this Agreement or for any costs in connection with any such investment. All income from such invested cash shall be held and disbursed by the Escrow Agent as part of the Escrow Fund. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent is authorized and directed to sell or redeem any investments as it deems necessary to make any payments or distributions required under this Agreement.

3.2. Disbursement of the Escrow Fund.  The Escrow Fund shall secure the obligations with respect to all amounts payable to the Purchaser pursuant to Article 8 of the Purchase Agreement. The foregoing obligations being secured by the Escrow Fund shall hereinafter be referred to, individually, as an “Escrow Claim” and, collectively, as “Escrow Claims.” Escrow Claims against

ANNEX A: A-1

the Escrow Fund may be made by the Purchaser, on its own behalf or on behalf of any other Purchaser Indemnitee at any time on or prior to 11:59 p.m. Eastern on [  ] (the “Release Date”) (i.e., the date that is twelve (12) months following the Closing Date (as defined in the Purchase Agreement)). The Purchaser shall promptly notify the Seller and the Escrow Agent concurrently in writing (such that such notice is sent to the Seller and the Escrow Agent on the same day) of the assertion of any claim for indemnity under Section 8.1 of the Purchase Agreement to the extent Purchaser intends to seek recovery of all or any portion of such claim against the Escrow Fund (“Escrow Notice”), which Escrow Notice shall, to the extent known at such time, (i) describe the Escrow Claim and the basis for such claim in reasonable detail and (ii) contain a reasonable, good faith estimate of the amount of such Escrow Claim. Failure of the Purchaser to exercise promptness in such notification shall not amount to a waiver of such Escrow Claim, except to the extent the Seller clearly demonstrates that the defense of any third party suit, action or proceeding subject to such Escrow Notice are materially prejudiced by such failure. This Agreement shall not change or modify in any way the events or circumstances which give rise to the obligation of the Seller to make any payments pursuant to the Purchase Agreement, but shall solely provide the Purchaser security therefor. The Escrow Agent shall disburse the amounts from time to time on deposit in the Escrow Fund as follows:

(a) with respect to an Escrow Claim for indemnity under Section 8.10 of the Purchase Agreement,

(i) the Escrow Claim shall be paid not more than one (1) Business Day after receipt by the Escrow Agent of instructions contained in a joint written consent or agreement of the Seller and the Purchaser to the payment of such Escrow Claim, specifying the amount thereof and containing instructions for payment; or

(ii) the Escrow Claim shall be paid not more than two (2) Business Days after receipt by the Escrow Agent of instructions contained in a “Final Decision” (as defined below) with respect to such Escrow Claim, specifying the amount thereof and containing instructions for payment.

For the avoidance of doubt, except for funds to be released to the Seller pursuant to Section 8.10(b), no Escrow Funds shall be released from the Escrow Account without either a joint written consent or agreement of the Seller and the Purchaser or a Final Decision.

(b) As soon as practicable following (and in any event, within one (1) Business Day after) the Release Date, the Escrow Agent shall automatically distribute to the Seller, or its designees, an amount, if greater than zero, equal to (i) the balance of the Escrow Fund less (ii) the amount of all Escrow Claims with respect to which the Escrow Agent has received an Escrow Notice on or prior to the Release Date but which remain unresolved as of such date and/or unsatisfied amount(s) owed to the Purchaser from the Escrow Fund as of such date.

Notwithstanding the foregoing, if any Escrow Claims have been asserted in writing (and furnished to the Escrow Agent) by the Purchaser on or prior to the Release Date and remain unresolved on the Release Date, the escrow shall continue until the resolution of such Escrow Claims pursuant to the terms of the Purchase Agreement, and during such continuance, the Escrow Agent shall continue to hold the Escrow Fund up to the amount of the outstanding and unresolved Escrow Claims pursuant to the terms of the Purchase Agreement. Upon resolution of each Escrow Claim pending as of the Release Date and the payment of all amounts payable to the Purchaser or any Purchaser Indemnified Party pursuant to Article 8, the Escrow Agent shall distribute to the Seller, or its designee, the balance, if any, of the Escrow Fund.

“Final Decision” means a written settlement signed jointly by the Seller and the Purchaser with respect to any amount in the Escrow Fund, or a written judgment by a court of competent jurisdiction with respect to any amount in the Escrow Fund delivered by the Seller or the Purchaser to the Escrow Agent and accompanied by a written opinion from legal counsel for such Party to the effect that such judgment is from a court of competent jurisdiction and is final

ANNEX A: A-2

and not subject to further proceedings or appeal and a written instruction from such Party to the Escrow Agent to effectuate such judgment. The Escrow Agent may rely on the joint written consent or agreement of Seller and the Purchaser with respect to a Final Decision and the Escrow Agent shall have no responsibility to make any determination as to whether such judgment is from a court of competent jurisdiction or is a final judgment or whether any such Final Decision complies with the Purchase Agreement.

(d) Termination of Escrow Fund. The escrow provided for hereunder shall terminate upon the final disbursement of the Escrow Fund pursuant to the terms of this Agreement.

4. Escrow Agent.

4.1 Duties.  In performing its duties under this Agreement or upon the claimed failure to perform its duties hereunder, the Escrow Agent shall have no liability with respect to any damages, losses or expenses except to the extent such damages, losses or expenses have been finally adjudicated by a court of competent jurisdiction to have resulted from, or have arisen from, the Escrow Agent’s willful misconduct or gross negligence. The Escrow Agent shall not be responsible or liable for the failure of any Party to perform in accordance with this Agreement. The Escrow Agent’s sole responsibility shall be for the safekeeping and disbursement of the Escrow Fund in accordance with the terms of this Agreement. The Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. No provision of this Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement. The Escrow Agent shall be entitled to rely upon and shall be protected in acting upon any request, instruction, statement or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Agreement. In no event shall the Escrow Agent be liable hereunder for incidental, indirect, special, consequential or punitive damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Escrow Agent shall not be obligated to take any legal action or to commence any proceeding in connection with the Escrow Fund, any account in which the Escrow Fund is deposited, or this Agreement, or to appear in, prosecute or defend any such legal action or proceedings. The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, and shall incur no liability (not resulting from its fraud, gross negligence or willful misconduct) and shall be fully protected from any liability whatsoever in acting in accordance with the advice, opinion or instruction of such counsel. The Purchaser and the Seller shall be jointly and severally liable for, and shall promptly pay, upon demand, the reasonable and documented fees and expenses of any such legal counsel. The Escrow Agent shall have no liability (not resulting from its fraud, gross negligence or willful misconduct) with respect to the transfer or distribution of any funds effected by the Escrow Agent pursuant to wiring or transfer instructions provided to the Escrow Agent in accordance with the provisions of this Agreement. Notwithstanding anything to the contrary herein provided, the Escrow Agent shall in no event be deemed to be a collateral agent or agent for any pledgee or purported pledgee of property held under this Agreement. The Escrow Agent makes no representation concerning whether or not any security interest exists with respect to any property held under the terms of this Agreement and the Escrow Agent shall have no duty or obligation with respect to the creation, perfection or continuation of any such security interest, it being understood and agreed that the duties of the Escrow Agent with respect to any property held pursuant to this Agreement are limited and confined exclusively to the duties and responsibilities expressly set forth herein. This Agreement shall not be deemed or construed to be asecurity agreement or to grant a security interest in any property held in escrow hereunder. The Escrow Agent shall not be required to take notice of or have any obligations or responsibilities in connection

ANNEX A: A-3

with the Purchase Agreement, the transactions contemplated thereby or any other agreement between any other parties to the Purchase Agreement, other than this Agreement.

4.2 Indemnification.

(a) From and at all times after the date of this Agreement, the Purchaser and the Seller shall, jointly and severally, to the fullest extent permitted by law and to the extent provided herein, defend, indemnify and hold harmless the Escrow Agent and each director, officer, employee, attorney, agent and affiliate of the Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof in connection with the Escrow Agent’s good faith acceptance of and performance of its duties and obligations under this Agreement or which arise directly or indirectly by virtue of the Escrow Agent’s undertaking to serve as Escrow Agent hereunder; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability (or any cost or expense related to such liability, including attorneys’ fees, costs and expenses) finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted from the gross negligence or willful misconduct of such Indemnified Party. If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify the Purchaser and the Seller in writing, and the Purchaser and the Seller shall have the right to assume the defense thereof, including the employment of counsel and the payment of all expenses. Such Indemnified Party shall, in its sole discretion, have the right to employ separate counsel in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party unless (i) the Purchaser and the Seller mutually agree in writing to pay such fees and expenses, (ii) both the Purchaser and the Seller shall fail to assume the defense of such action or proceeding or shall fail, in the reasonable discretion of such Indemnified Party, to employ counsel reasonably satisfactory to the Indemnified Party in any such action or proceeding, or (iii) the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnified Party, on the one hand, and the Purchaser or the Seller, on the other hand, and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Purchaser or the Seller. All such fees and expenses payable by the Purchaser and the Seller pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim. All of the foregoing losses, damages, costs and expenses of the Indemnified Parties shall be payable upon demand of such Indemnified Party, jointly and severally, by the Seller and the Purchaser. The obligations of the Purchaser and the Seller under this Section 4.2 shall survive any termination of this Agreement and the resignation or removal of the Escrow Agent.

(b) The Parties agree that neither the payment by the Purchaser and the Seller of any claim by the Escrow Agent for indemnification hereunder nor the disbursement of any amounts to the Escrow Agent from the Escrow Fund in respect of a claim by the Escrow Agent for indemnification shall impair, limit, modify, or affect, as between the Purchaser and the Seller, the respective rights and obligations of the Seller, on the one hand, and the Purchaser, on the other hand, under this Agreement. The Purchaser and the Seller agree solely between themselves that any obligation for indemnification under this Section 4.2 (or for fees and expenses of the Escrow Agent described in Section 4.1) shall be borne by the Party or Parties determined by an arbitrator or a court of competent jurisdiction to be responsible for causing the loss, damage, liability, cost or expense for which the Escrow Agent is entitled to indemnification or, if no such determination is made, then one-half by the Purchaser and one-half by the Seller.

ANNEX A: A-4

4.3 Disputes.  If, at any time, there shall exist any dispute between the Purchaser and the Seller with respect to the holding or disposition of any portion of the Escrow Fund or any other obligations of the Escrow Agent hereunder, or if at any time the Escrow Agent is unable to determine, to the Escrow Agent’s sole satisfaction, the proper disposition of any portion of the Escrow Fund or the Escrow Agent’s proper actions with respect to its obligations hereunder, or if the Purchaser and the Seller have not, within thirty (30) days of the furnishing by the Escrow Agent of a notice of resignation pursuant to Section 4.4 below, appointed a successor escrow agent to act hereunder, then the Escrow Agent may, in its sole discretion, take either or both of the following actions:

(a) suspend the performance of any of its obligations under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of the Escrow Agent acting in accordance with the advice, opinion or instruction of its counsel or until a successor escrow agent shall have been appointed (as the case may be); or

(b) petition (by means of an interpleader action or any other appropriate method) a court of competent jurisdiction, for instructions with respect to such dispute or uncertainty, and pay into or deposit with such court all disputed Escrow Funds held by it in the Escrow Fund for holding and disposition in accordance with the instructions of such court, and the Escrow Agent shall thereupon be discharged from all further obligations as Escrow Agent under this Agreement.

The Escrow Agent shall have no liability, except for liability for its own fraud, gross negligence or willful misconduct, to the Purchaser, the Seller or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Escrow Fund or any delay in or with respect to any other action required or requested of the Escrow Agent.

4.4 Resignation of Escrow Agent.  The Escrow Agent may resign from the performance of its duties hereunder at any time by giving thirty (30) days’ prior written notice to the Purchaser and the Seller or may be removed, with or without cause, by the Purchaser and the Seller, acting jointly, at any time by the giving of ten (10) days’ prior written notice to the Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor escrow agent as provided herein. Upon any such notice of resignation or removal, the Purchaser and the Seller, acting jointly, shall appoint a successor escrow agent hereunder, which shall be a commercial bank, trust company or other financial institution with a combined capital and surplus in excess of $1 billion, unless otherwise agreed by the Purchaser and the Seller. In the event the Purchaser and the Seller shall fail to appoint a successor escrow agent within thirty (30) days after the resignation or removal of the Escrow Agent, as contemplated hereby, the Escrow Agent may deposit the Escrow Fund into the registry of a court of competent jurisdiction and shall thereupon be discharged from all further duties as Escrow Agent under this Agreement. Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor escrow agent, such successor escrow agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession. After any retiring Escrow Agent’s resignation or removal, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement.

4.5 Receipt.  By its execution and delivery of this Agreement, the Escrow Agent acknowledges receipt of the Escrow Amount.

4.6 Fees.  The Purchaser and the Seller shall each pay one-half of the fees for the services provided by the Escrow Agent hereunder in accordance with invoices, consistent with the fees set forth on Schedule I, delivered to the Purchaser and the Seller by the Escrow Agent. The obligations

ANNEX A: A-5

of the Purchaser and the Seller under this Section 4.6 shall survive any termination of this Agreement and the resignation or removal of the Escrow Agent.

5. Miscellaneous.

5.1 Notices.  All notices, requests, claims, demands, waivers, consents, approvals and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by nationally-recognized overnight courier, by overnight U.S. express mail (postage prepaid, return receipt requested), or e-mail transmission (so long as a receipt of such e-mail is requested and received) to each other party as follows:

To the Purchaser:	Vecima Networks Inc. 771 Vanalman Avenue Victoria, British Columbia V8Z 3B8 Canada Attention: Peter Torn, General Counsel and Corporate Secretary Email: peter.torn@vecima.com Fax: 1-250-881-1974
To the Seller:	Concurrent Computer Corporation 4375 River Green Parkway, Suite 100 Duluth, Georgia 30096 Attn: Heather Asher, Senior Counsel EMAIL: heather.asher@ccur.com
with a copy (which shall not constitute notice) to:	Andrews Kurth Kenyon LLP 450 Lexington Avenue, 15th Floor New York, NY 10017 Attention: Paul N. Silverstein, Esq. Email: paulsilverstein@andrewskurth.com Fax: 1-212-850-2929
If to Escrow Agent:	SunTrust Bank
Mail Code CS-HDQ-5307
919 East Main Street, 7th Floor
Richmond, Virginia 23219
Attn: Charles Henderson
AVP, Escrow Services
Telephone: (804) 782-7087
Fax: (804) 225-7141
EMAIL: Charles.Henderson@suntrust.com

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

5.2 Tax Reporting.  The Escrow Agent shall provide monthly reports of transactions and holdings to the Purchaser and the Seller as of the end of each month, at the address provided by the Purchaser and the Seller. The Escrow Agent shall report to the Internal Revenue Service, as of each calendar year-end, all income earned from the investment of any sum held in the Escrow Account as the income of the Purchaser for purposes of the Internal Revenue Code of 1986, as amended and applicable state and local income tax law. The Escrow Agent shall timely furnish to the Purchaser, the Internal Revenue Service, and any other taxing authority, an Internal Revenue Service Form 1099 (and any other applicable form) showing the income earned from the Escrow Account for each tax year. Notwithstanding anything to the contrary herein provided, except for the delivery

ANNEX A: A-6

of Form 1099’s, the Escrow Agent shall have no duty to prepare or file any Federal or state tax report or return with respect to any funds or equity held pursuant to this Escrow Agreement or any income earned thereon.

5.3 Time of the Essence.  Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty under this Agreement shall fall upon a Saturday, Sunday or any date on which banks in Georgia are closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

5.4 Successors and Assigns.  Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business of the Escrow Agent may be transferred, shall be the Escrow Agent under this Agreement without further act. Except as set forth in the immediately preceding sentence, no assignment or transfer by any Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties. Notwithstanding the foregoing, the Seller may transfer or assign in whole or in part, any or all of its rights, interests or obligations hereunder to any party that directly or indirectly acquires the Seller or substantially all of the assets of the Seller provided, however, that such assignee(s) (i) shall agree in writing to be bound by the obligations of the Seller and (ii) shall provide the Escrow Agent with all forms and documentation requested by the Escrow Agent to verify identification and authorization to act in accordance with the USA Patriot Act of 2001. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

5.5 Partial Invalidity.  Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

5.6 Governing Law.  Jurisdiction; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the State of Delaware in any proceeding arising in connection with this Agreement, and agrees that any such proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party further agrees that service of process may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 5.1 above. Each Party waives all right to trial by jury in any proceeding arising out of relating to this Agreement, or its performance under or the enforcement of this Agreement.

5.7 Interpretation; Rules of Construction.  When a reference is made in this Agreement to Exhibits, Schedules, or Sections, such reference shall be to an Exhibit to, Schedule of, or Section of this Agreement, respectively, unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to “$” or dollars shall refer to United States dollars, unless otherwise specified. The Parties have participated jointly in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

ANNEX A: A-7

5.8 Entire Agreement; Amendments.  This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof and constitute the entire agreement among the Parties with respect thereto. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

5.9 Waivers.  Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

5.10 No Limitation.  The Parties (other than the Escrow Agent) agree that the rights and remedies of any Party under this Agreement shall not operate to limit any other rights and remedies otherwise available to any Party under the Purchase Agreement.

5.11 Execution in Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic imaging means, including email transmission by PDF, shall be effective as delivery of a manually executed counterpart to this Agreement.

5.12 Other Transactions with the Purchaser or the Seller.  The Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may become pecuniarily interested in any transaction in which the Purchaser or the Seller may be interested, and contract and lend money to the Purchaser or the Seller and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for the Purchaser, the Seller or for any other entity.

5.13 Authorized Signatures.  Contemporaneously with the execution and delivery of this Agreement and, if necessary, from time to time thereafter, each of the parties to this Agreement shall execute and deliver to the Escrow Agent a Certificate of Incumbency substantially in the form of Exhibit 5.13-A and 5.13-B hereto (a “Certificate of Incumbency”) for the purpose of establishing the identity and authority of persons entitled to issue notices, instructions or directions to the Escrow Agent on behalf of each such party. Until such time as the Escrow Agent shall receive an amended Certificate of Incumbency replacing any Certificate of Incumbency theretofore delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on the most recent Certificate of Incumbency furnished to the Escrow Agent. Whenever this Agreement provides for joint written notices, joint written instructions or other joint actions to be delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on any joint written notice, instructions or action executed by persons named in such Certificate of Incumbency.

[SIGNATURE PAGES FOLLOW]

ANNEX A: A-8

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

PURCHASER:
VECIMA NETWORKS INC.

By:	Name: Title:

SELLER:
CONCURRENT COMPUTER CORPORATION

By:	Name: Title:

ESCROW AGENT: SUNTRUST BANK

By:	Name: Title:

ANNEX A: A-9

SCHEDULE I

SCHEDULE OF FEES

See attached.

Exhibit B

Non-Compete Agreement

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (this “Agreement”) is entered into as of            , 20  , by and between Vecima Networks Inc., a Canadian corporation (“Buyer”), and Concurrent Computer Corporation, a Delaware corporation (“Seller”).

RECITALS

Buyer and Seller have entered into an Asset Purchase Agreement dated as of October 13, 2017 (the “Purchase Agreement”) pursuant to which Buyer is purchasing substantially all of the assets of Seller used in the conduct of the Business (the “Transaction”).

Seller is engaged in, among other things, the business of developing, marketing and supporting software applications and solutions (including software, hardware and services) for video content delivery and storage technologies (the “Business”).

The Purchase Agreement requires that this Agreement be executed and delivered by Seller as a condition to the obligations of Buyer to close the Transaction.

NOW, THEREFORE, in consideration of the recitals and the covenants, representations, warranties, conditions and agreements hereinafter expressed, the parties hereto hereby agree as follows:

1. Defined Terms.  Unless otherwise defined herein, all capitalized terms used herein shall have the meanings attributed to them in the Purchase Agreement. In addition, all capitalized terms used in the provisions of the Purchase Agreement that are incorporated by reference herein shall have the meaning ascribed to such terms in the Purchase Agreement.

2. Acknowledgements.

(a) Seller recognizes that the covenants set forth in Section 3 of this Agreement are an essential part of the Transaction and that, but for the agreement of Seller to comply with such covenants, Buyer would not close the Transaction. Seller acknowledges and agrees that the covenants set forth in Section 3 of this Agreement are necessary to protect the legitimate business interests of Buyer acquired in the Transaction, including, without limitation, trade secrets and other confidential information of Seller and goodwill included in the Purchased Assets, and that irreparable harm and damage will be done to Buyer if Seller takes any action in any way prohibited by such covenants.

(b) Seller acknowledges and agrees that the reputation and goodwill associated with the Purchased Assets are an integral part of the past and future success of the Business. Seller acknowledges and agrees further that the Intellectual Property acquired by Buyer pursuant to the Purchase Agreement is an integral part of the past and future success of the Business, including the growth and expansion of the Business using the Intellectual Property acquired pursuant to the Purchase Agreement, and that the consideration Buyer is paying pursuant to the Purchase Agreement is intended, among other things, to ensure that Buyer can use and exploit the reputation, goodwill, and Intellectual Property included in the Purchased Assets to the fullest extent possible throughout the world without the Seller undermining the value of that which Buyer is acquiring by (among other things) competing in violation of the terms of this Agreement. Seller acknowledges further that if Seller deprives Buyer of the goodwill included in the Purchased Assets or in any manner utilizes the reputation and goodwill of the Business in competition with Buyer or otherwise competes in violation of the terms of this Agreement, Buyer will be deprived of the benefits it is paying for pursuant to the Purchase Agreement. Seller acknowledges further that Buyer’s interest in acquiring the Purchased Assets arises materially from the anticipated incorporation of the Business into Buyer’s operations (including the operations of Buyer’s Affiliates), and that Seller has operated, and that Buyer and its Affiliates intend to continue to operate, the Business on a global scale. Given this express motivation of Buyer to enter into the Transaction, Seller acknowledges and agrees that Seller’s competition with the Business in the geographic areas that are covered by the Business following the incorporation of such Business into Buyer’s operations would be unfair and thus that Buyer reasonably needs protection against such unfair competition by Seller.

ANNEX A: B-1

(c) Seller hereby acknowledges the broad territorial scope of the covenant contained in this Agreement, but acknowledges and agrees that the restrictions are reasonable and enforceable in view of, among other things, (i) the narrow range of activities prohibited, (ii) the products related to the Business are being marketed worldwide, (iii) the Business competes with other businesses that are or could be located in any part of the world, (iv) the fact that a business which competes with Buyer’s operation of the Business could greatly benefit if it were to obtain the confidential information included in the Purchased Assets, (v) the sale to Buyer of the Purchased Assets, including Intellectual Property and goodwill, pursuant to the Purchase Agreement, (vi) the fact that Seller would have an unfair competitive advantage if Seller were allowed to engage in the competitive activities prohibited by this Agreement in light of the confidential, proprietary and trade secret information and/or goodwill that Seller had as of the Closing, (vii) the provisions of Section 3 of this Agreement are reasonable and necessary to protect and preserve Buyer’s interests in and right to use and operate the Purchased Assets and the Business from and after Closing, and (viii) Buyer would be irreparably damaged if Seller were to breach the covenants set forth in Section 3 of this Agreement.

3. Non-Competition and Non-Solicitation.  In consideration of the amounts payable to Seller pursuant to the Purchase Agreement and the consummation of the Transaction, Seller agrees that Seller shall not:

(a) for a period of three (3) years after the Closing Date (the “Restricted Period”) and anywhere in the world, directly or indirectly through any entity other than Buyer or its Affiliates, as a principal, employee, partner, member, officer, director, agent or otherwise, compete, assist in or provide financial resources to any activity which competes with the Business as it was conducted by the Seller prior to the Closing; provided, however, that the foregoing shall not prohibit Seller from owning 5% or less of the outstanding equity or debt securities of a publicly traded entity;

(b) use or disclose to anyone, except authorized personnel of Buyer or its Affiliates, any Confidential Information in or related to the Purchased Assets to the extent such Confidential Information was incorporated in or related to the Purchased Assets as of the Closing; and if Seller is or may be obligated to disclose any such Confidential Information pursuant to Applicable Law or legal process, then Seller shall provide Buyer with prompt written notice before any such disclosure sufficient to enable Buyer either to seek a protective order or other appropriate remedy preventing or prohibiting such disclosure or to waive compliance with the provisions of this Section or both; provided that, nothing herein shall prevent Seller from using or disclosing information that is generally available to the public; or

(c) directly or indirectly, during the Restricted Period, solicit or recruit any Continuing Employee or encourage a Continuing Employee to leave the Buyer’s employment, or solicit, recruit or hire any person who at the time of proposed hire by Seller had been an officer or employee of Buyer or any of its Affiliates subsequent to the Closing and within the previous twelve (12) months, or induce or attempt to induce, or assist anyone else to induce or attempt to induce, any customer of the Business to reduce or discontinue its business with Buyer or any of its Affiliates or disclose to anyone else the name and/or requirements of any such customer or provide goods or services to any such customer in competition with the goods or services of the Business.

4. Remedies.  If Seller breaches the covenants set forth in Section 3 of this Agreement, Buyer will be entitled to the following remedies:

(a) such money damages, as may be established by competent proof, from Seller; and

(b) injunctive or equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Section 3 of this Agreement, it being agreed that money damages alone would be inadequate to compensate Buyer and would be an inadequate remedy for such breach.

ANNEX A: B-2

5. Waiver.  The rights and remedies of the parties to this Agreement are cumulative and without prejudice to any other rights or remedies under Applicable Law. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Applicable Law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

6. Notice.  All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered by courier delivery to the party for which it is intended, upon transmission by facsimile provided there is electronic acknowledgement of receipt, or five (5) Business Days after having been deposited in the mail, certified or registered (with receipt requested) and postage prepaid, addressed at the address shown in this Section 6 for, or such other address as may be designed in writing hereafter by, such party:

Buyer:

Vecima Networks Inc.
771 Vanalman Avenue
Victoria, British Columbia V8Z 3B8
Canada
Attention:     Peter Torn, General Counsel and Corporate Secretary
Email:        peter.torn@vecima.com
Fax:          1-250-881-1974

Seller:

Concurrent Computer Corporation.
4375 River Green Parkway Ste 100
Duluth, GA, 30096
USA
Attention:     Heather Asher, Senior Counsel
Email:        heather.asher@ccur.com

with a copy (which shall not constitute service) to:

Andrews Kurth Kenyon LLP
450 Lexington Avenue, 15th Floor
New York, NY 10017
Attention:     Paul N. Silverstein, Esq.
Email:        paulsilverstein@andrewskurth.com
Fax:          1-212-850-2929

Either party may, by notice to the other party, change the address and/or contact person to which any such notices are given.

7. Assignment; Binding Agreement.  This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, delegated or assigned by either party hereto without the prior written consent of the other party (which consent shall not be unreasonably withheld), except that Buyer shall have the right to transfer and assign its rights hereunder to any of its Affiliates without the need for such consent.

ANNEX A: B-3

8. Counterparts; Facsimile Signatures.  This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Agreement may be executed by electronic or facsimile signature(s).

9. Headings; Interpretation.  The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement. Each reference in this Agreement to a Section, unless otherwise indicated, shall mean a Section of this Agreement. Each party hereto has participated substantially in the negotiation and drafting of this Agreement and each party hereto agrees that any ambiguity herein should not be construed against the draftsman. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular.

10. Right to Recover Costs and Fees.  Seller undertakes and agrees that if Seller breaches this Agreement, Seller shall be liable for all expenses, costs and fees (including attorneys’ fees) incurred by Buyer in enforcing its rights hereunder.

11. Modification.  This Agreement may not be amended, supplemented or otherwise modified except by a written agreement executed by authorized representatives of both of the parties hereto.

12. Remedies Cumulative.  Except as otherwise expressly provided herein, all rights and remedies of the parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Applicable Law.

13. Governing Law.  This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without reference to its choice of law rules.

14. Submission to Jurisdiction.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the federal courts located in Delaware, or if such courts do not have jurisdiction, in any Delaware state court for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby, and each of the parties hereto agrees to commence any action, suit or proceeding relating hereto in the federal courts located in Delaware or, if such courts do not have jurisdiction, in any Delaware state court. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction pursuant to this Section 14. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the above noted jurisdictions, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum or to raise any similar defense or objection. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BETWEEN THE PARTIES HERETO, DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY DISPUTES RELATED HERETO. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO AGENT, REPRESENTATIVE OR ATTORNEY OF ANY OF THE OTHER PARTIES HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION 14.

15. Judicial Enforcement.  If any territorial, time or activity limitation (or the lack thereof) is determined to be unreasonable by a court or other tribunal, the parties agree to the reduction of such territorial, time or activity limitations (including the imposition of such a limitation if it is missing) to such an area, period or scope of activity as said court or tribunal shall deem reasonable under the circumstances. Also, if Buyer seeks partial enforcement of Section 3 as to only a territory, time and scope of activity which is reasonable, then Buyer shall be entitled to such reasonable partial enforcement.

ANNEX A: B-4

If such reduction or (if Buyer seeks partial enforcement) such partial enforcement is not possible, then the unenforceable provision or portion thereof shall be severed as provided in Section 16.

16. Severability.  If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, so long as the remaining provisions, taken together, are sufficient to carry out the overall intentions of the parties hereto as evidenced hereby.

17. Entire Agreement.  Seller acknowledges and agrees that Seller is not entering into this Agreement in reliance upon any term or condition not stated herein; that this Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and that this Agreement supersedes all prior and contemporaneous agreements and understandings, whether written or oral or express or implied, pertaining to Seller’s ability to compete with the Business; provided, however, nothing in this Agreement shall supersede the Purchase Agreement, or relieve any party hereto of its obligations under the Purchase Agreement.

[Signature Page Follows]

ANNEX A: B-5

IN WITNESS WHEREOF, the parties have each caused this Agreement to be executed as of the day, month and year first above written.

BUYER:
VECIMA NETWORKS INC.

By:	Name: Title:

SELLER:
CONCURRENT COMPUTER CORPORATION

By:	Name: Title

ANNEX A: B-6

Exhibit C

Transition Services Agreement

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), effective as of            , 20   (the “Effective Date”), is made and entered by and between Vecima Networks Inc., a corporation existing under the laws of Canada (the “Purchaser”), and Concurrent Computer Corporation, a Delaware corporation (the “Seller” and, together with the Purchaser, individually a “Party” and collectively the “Parties”).

RECITALS

WHEREAS, the Seller and the Purchaser entered into that certain Asset Purchase Agreement dated October 13, 2017 (the “Purchase Agreement”);

WHEREAS, in order to ensure an orderly transition of the Purchased Business to the Purchaser and the Seller’s reasonable access to such Continuing Employees as may be necessary for the Seller to complete its ongoing tax, accounting, and financial reporting obligations, the Parties desire to enter into this Agreement, pursuant to which each Party shall provide certain transition services (such Party, when providing such transition services, the “Providing Party”) to the other Party (such Party, when receiving such transition services, the “Receiving Party”), all as further set forth in this Agreement; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the Parties hereby agree as follows:

1.	FEES AND SERVICES.
i.	Fees for Purchaser Resources. Seller shall pay Purchaser for any of Purchaser’s employees, agents, or “Continuing Employees” (as that term is used in the Purchase Agreement), (collectively, the “Resources”) that are used to satisfy a Request for Services delivered by the Seller. Purchaser shall charge the Seller the “Fully Burdened Labor Costs” for each Resource that the Seller uses on an hourly basis. For purposes of this Agreement, “Fully Burdened Labor Costs” means the hourly base salary per Resource multiplied by 1.1775. Each month, Purchaser shall invoice Seller for the Resources used and the Seller shall pay such invoice within thirty (30) days of the invoice date.
ii.	Fees for External Resources. If the Purchaser needs to use or hire external resources to support its obligations pursuant to this Agreement, one half of the cost of the external resources shall be charged to Seller on a cost recovery basis as per the invoice received by the Purchaser from the external services provider, and the Purchaser shall bear the other one half of the cost of the external resources. The Purchaser shall forward any invoice received for external resources hired by Purchaser to support its obligations pursuant to this Agreement to Seller promptly, and Seller shall pay its one half share of such costs within the later of thirty (30) days of the invoice date.
iii.	Seller requests financial and tax Services from Purchaser. The Purchaser agrees to provide the Seller with services set out in Exhibit A attached hereto. Each service outlined in Exhibit A is included in the definition of “Service” and collectively included in the definition of “Services” set forth in Section 1(iv) below.
iv.	Request for other Services by either Party. Either Party may submit a request (a “Request for Services”) to the other Party for the performance of services (each, a “Service” and collectively, the “Services”). A Request for Services may include requests for tax, accounting and financial reporting services that are not included in Exhibit A, which shall be treated under the terms of this Section (iv). A Request for Services shall include: (i) a description of the Services sought by the Party delivering such request; (ii) an estimate of the number of hours the Party reasonably believes shall be required to complete the requested Services; and (iii) the name or names of the person or persons that the Party desires to complete the Services. Within three (3) Business Days of receipt of a Request for Services, the Party receiving such Request for Services shall respond to the other Party in writing, indicating: (i) the date or dates on

ANNEX A: C-1

which the Party receiving a Request for Services shall make personnel available to perform the Services sought by the Party delivering a Request for Services; and (ii) the hourly rates of the personnel that shall be made available to provide the Services. The Party receiving a Request for Services shall use commercially reasonable efforts to make the person or persons specifically requested by the Party delivering a Request for Services available to perform such Services. The hourly rates of Seller personnel made available to perform Services for the Purchaser shall equal the hourly rate paid by the Seller to the Purchaser in the course of such person’s employment (which, in the case of salaried employees, shall be determined by dividing such person’s then applicable base salary by 2,080).
v.	Limitation of Service. The Seller shall not have access to any of the Purchaser’s real time accounting systems or services.
vi.	Standard of Service. The Parties shall provide the Services in good faith, in accordance with Applicable Law, and, as applicable, in a manner generally consistent with the historical performance of the Services. The Parties agree that all the Resources may not be available at all, or available in a timely manner, in a manner generally consistent with the historical performance of the Services until the Real Time Transition Agreement dated effective May 15, 2017 between the Seller and Real Time, Inc. is completed in its entirety, which the Seller estimates will occur in November 2017.
vii.	Delivery of Request for Services. A Request for Services shall be sent by or on behalf of the General Contact of the Party requesting Services (as specified in Section 9) to the attention of the General Contact for the Party to be providing Services (as specified in Section 9). A Request for Services shall be sent via electronic mail.
2.	TERM. The term of this Agreement (“Term”) shall commence on the Effective Date and continue in effect for twelve (12) months, unless earlier terminated as provided herein.
3.	RESERVED.
4.	INTELLECTUAL PROPERTY.
(i)	It is the expectation of the Parties that no software or inventions shall be created pursuant to this Agreement. Except as may be set forth in any Request for Services or other correspondence between the Parties, no right, title or interest in any software or inventions is assigned pursuant to this Agreement. Notwithstanding the foregoing, however, the Receiving Party may create reports, documents, and other works of authorship in connection with the Services provided hereunder (collectively, “Reports”). All such Reports are created as a work made for hire on behalf of the Receiving Party and shall be exclusively owned by the Receiving Party. In the event that any such Report is not characterized as a work made for hire, the Providing Party hereby assigns all right, title and interest, including all copyright rights, in such Reports to the Receiving Party.
(ii)	Each Party, in the performance of the Services, may use Intellectual Property, as defined in the Purchase Agreement, which it owned or licensed prior to the Effective Date of this Agreement or developed or licensed outside the scope of this Agreement (“Pre-Existing IP”). To the extent that the Receiving Party accesses or uses any Pre-Existing IP in its receipt of the Services, the Providing Party hereby grants the Receiving Party a non-exclusive, non-transferable (except as provided in Section 4(ii)) right and license to access and use the Pre-Existing IP as necessary or desirable to receive the benefit of the Services. The Receiving Party shall use the Pre-Existing IP consistent with the use of such Pre-Existing IP prior to the Closing Date, solely to the extent necessary to receive the Services. Except for the limited licenses in the Pre-Existing IP granted herein, each Party retains all right, title and interest in any of its Pre-Existing IP.

ANNEX A: C-2

5.	REPRESENTATIONS AND WARRANTIES.
(i)	Mutual Representations and Warranties. Each Party represents and warrants to the other Party that: (a) it is duly organized and validly existing under the laws of the jurisdiction in which it was organized and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and the person executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; (c) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with this Agreement’s terms and (d) in the performance of its Services hereunder that it shall not infringe any third party Intellectual Property.
(ii)	Warranty Disclaimers. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 4(i), NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES REGARDING THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OR IMPLIED WARRANTIES ARISING OUT OF COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.
6.	TERMINATION.
(i)	A Receiving Party may terminate any Service with respect to which it is a Receiving Party under this Agreement for convenience at any time by providing ten (10) days prior written notice to a Providing Party. The Parties may terminate this Agreement or any Service provided hereunder by written agreement signed by both Parties.
(ii)	Either Party may terminate this Agreement immediately by providing written notice to the other Party if the other Party is in material breach of this Agreement and fails to cure such breach within fifteen (15) days after written notice thereof.
(iii)	Effective upon termination of this Agreement, no Party in its capacity as a Providing Party shall have any further obligation to provide the Services, and no Party in its capacity as a Receiving Party shall owe any further compensation to the Providing Party or have any further liability to the Providing Party in connection with this Agreement with respect to the Services for which it is a Receiving Party, except for any compensation that accrued prior to the date of termination or in connection with such Services. The Seller shall reasonably cooperate with the Purchaser, and the Purchaser shall reasonably cooperate with the Seller, in completing all work in process and assist with transitioning any matters that require the Seller’s or the Purchaser’s assistance, as applicable, each as requested by the other Party. In addition, the Seller shall return to the Purchaser, and the Purchaser shall return to the Seller, all or destroy property belonging to the Purchaser or to the Seller, as applicable, that was used by the Seller or the Purchaser, as applicable, in providing the Services, including, but not limited to, all Confidential Information.
7.	INDEMNIFICATION AND LIMITATION OF LIABILITY.
(i)	The Seller shall indemnify, defend and hold the Purchaser and its affiliates and each of their respective directors, managers, officers, employees, members and stockholders harmless from and against all claims, demands, money judgments, settlements, liabilities, costs and expenses (including reasonable attorneys’ fees) incurred by any one or more of them in connection with, arising from or occurring as a result of a third party claim, demand or other action or proceeding to the extent based upon or arising from any one or more of the following: (a) any grossly negligent act or omission or intentional wrongdoing of the Seller in connection with this Agreement, (b) any breach of this Agreement by the Seller, and (c) any violation of governing law, rule or regulation by the Seller in connection with this Agreement.
(ii)	The Purchaser shall indemnify, defend and hold the Seller and its affiliates and each of their respective directors, managers, officers, employees, members and shareholders harmless from and against all claims, demands, money judgments, settlements, liabilities, costs and expenses (including reasonable attorneys’ fees) incurred by any one or more of them in connection with,

ANNEX A: C-3

arising from or occurring as a result of a third party claim, demand or other action or proceeding to the extent based upon or arising from any one or more of the following: (a) any grossly negligent act or omission or intentional wrongdoing of Purchaser in connection with this Agreement, (b) any breach of this Agreement by Purchaser, or (c) any violation of governing law, rule or regulation by Purchaser in connection with this Agreement.
(iii)	In no event shall either Party be liable to the other Party or its affiliates, managers directors, officers, employees, agents, shareholders, members or representatives for any consequential, indirect, special or punitive damages unless such damages are awarded to a third party (whether via final, non-appealable judgment, order or settlement) in connection with any event, circumstance of occurrence with respect to which a Party has an indemnification obligation hereunder; provided, that either Party may be liable to the other Party or its affiliates, managers, directors, officers, employees, agents, shareholders, members or representatives for reasonably foreseeable consequential, indirect and special damages solely to the extent in connection with, arising from or occurring as a result of a breach of Section 8 hereof.
(iv)	Each Party’s indemnification obligations under this Agreement shall be limited to the Cap (and shall be taken into account in determining the aggregate amount of indemnification obligations subject to the Cap under Section 8 of the Purchase Agreement). Each Party’s indemnification obligations under this Agreement shall expire one year after the termination of this Agreement (“Indemnity Expiration Date”); provided, that each Party shall remain liable for indemnification claims made by the other Party prior to the Indemnity Expiration Date. Each Party shall notify the other Party in writing of any indemnification claim, specifying the factual basis of the claim in reasonable detail, to the extent then known by the Purchaser or the Seller, as applicable, prior to the Indemnity Expiration Date.
(v)	The Services provided by the Purchaser to the Seller hereunder are provided “AS IS” and with “ALL FAULTS” and without any warranty of any kind, express or implied, including the implied warranties of fitness for a particular purpose and data accuracy. The Purchaser’s aggregate liability to the Seller in connection with the Services provided by Purchaser to Seller hereunder shall be limited to the greater of: (a) the amounts paid or payable by the Seller to the Purchaser for such Services and (b) $10,000. In the event of any conflict between the terms of this Section 7(v) and any other provision in this Section 7 (including Section 7(iii)), the terms of this Section 7(v) shall prevail.
8.	CONFIDENTIALITY. Each Party agrees it shall receive certain Confidential Information from the other Party. Each Party agrees to, and shall cause its representatives to, treat such Confidential Information in accordance with the terms of Section 6.8 of the Purchase Agreement.
9.	CONTACT PERSONS. Each Party appoints the individuals below to serve as its primary point of contact for matters related to this Agreement.

General Contact
Purchaser	Dean Rockwell Email: dean.rockwell@vecima.com
Seller	Warren Sutherland Email: warren.sutherland@ccur.com

ANNEX A: C-4

10.	MISCELLANEOUS.
(i)	The Parties agree that the relationship of the Providing Party to the Receiving Party is that of an independent contractor. The Providing Party has no authority to bind the Receiving Party, and the Receiving Party has no authority to bind the Providing Party, by or to any obligation, agreement, promise, representation, or warranty, and neither Party shall incur any liability for or on behalf of the other Party. Nothing herein shall be deemed to constitute or appoint either Party as the agent or legal representative of other Party.
(ii)	This Agreement and the rights, obligations, and remedies of the Parties shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without reference to any of its conflict of law principles which would otherwise require the application of the law of a different jurisdiction. The Parties irrevocably submit to the jurisdiction of any state or federal court located in the State of Delaware, solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a state or federal court. Notwithstanding the foregoing, either Party shall be entitled to bring a claim for injunctive or other equitable relief in any court of competent jurisdiction.
(iii)	Except as set forth herein, including the reference to and incorporation of the Purchase Agreement where specified, this Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes any prior written or verbal agreements or understandings in connection herewith, except as expressly provided in the Purchase Agreement. No amendment, waiver, or modification hereto shall be valid unless specifically made in writing and signed by an authorized signatory of both Parties hereto. If any provision is judicially determined to be invalid or unenforceable, then such provision shall be modified to the least extent to make such provision valid and enforceable, if legally permissible, or, if not, such provision shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions shall be given full force and effect. There are no third party beneficiaries to this Agreement.
(iv)	Excluding payment obligations, either Party shall be excused from delays in performing or failure to perform hereunder to the extent that such delays or failures result from causes beyond the reasonable control of such party, including, but not limited to, any act of God or public enemy, act of any military, civil or regulatory authority, riots, civil disorders, rebellions or revolutions in any country, terrorist acts, threat of terrorism, change in any law or regulation, fire, flood, earthquake, storm or other similar event, disruption or outage of communications, power or other utility, labor problems or strikes, and any other cause, whether similar or dissimilar to any of the foregoing which could not have been prevented through the use of reasonable care or which was not reasonably foreseeable by the affected Party.
(v)	Except as otherwise expressly stated in this Agreement, Section 4 shall survive the expiration or termination of this Agreement for a period of six (6) months, and Sections 6(iii), 7, 8 and 10 shall survive indefinitely.

[Signature page immediately follows]

ANNEX A: C-5

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Effective Date.

SELLER:
CONCURRENT COMPUTER CORPORATION
By: Name: Title:
PURCHASER:
VECIMA NETWORKS INC.
By: Name: Title:

ANNEX A: C-6

EXHIBIT A: SERVICES TO BE PROVIDED

Description of Service	Term of Services	Fee
Access to office: Purchaser will provide the Seller two of the Purchaser’s offices for two of the Seller’s employees. The Purchaser will provide that these two offices will each have one computer with Office 365.	Terminates 90 days from Closing (as “Closing” is defined in the Purchase Agreement).	US$1 per month
Audits: Purchaser to make certain Continuing Employees (as defined in the Purchase Agreement) available to Seller for support of the Seller’s interim and annual audits. Such services are limited to making Continuing Employees on an “as is” and “as available” basis.	Term	Fully Burdened Labor Costs
Sarbanes-Oxley (SOX) Compliance: Purchaser to make certain Continuing employees available to Seller for support in connection with Seller’s internal and external SOX testing. Such services are limited to making Continuing Employees available on an “as is” and “as available” basis.	Term	Fully Burdened Labor Costs

ANNEX A: C-7

Annex B

Needham & Company, LLC 445 Park Avenue, New York, NY 10022-4406 (212) 371-8300

October 13, 2017

Board of Directors
Concurrent Computer Corporation

4375 River Green Parkway, Suite 100
Duluth, GA 30096

Gentlemen:

We understand that Concurrent Computer Corporation (the “Company”) and Vecima Networks Inc. (“Purchaser”) propose to enter into an Asset Purchase Agreement (the “Agreement”) whereby, upon the terms and subject to the conditions set forth in the Agreement, Purchaser will purchase from the Company and certain subsidiaries of the Company (such subsidiaries, together with the Company, the “Sellers”) all of the assets relating to the Sellers’ content delivery business unit (the “Business”) and assume certain liabilities relating to the Business for a purchase price (the “Consideration”) of $29,000,000 in cash, subject to adjustment as set forth in the Agreement (the “Transaction”). The terms and conditions of the Transaction will be set forth more fully in the Agreement.

You have asked us to advise you as to the fairness, from a financial point of view, to the Company of the Consideration to be received by the Sellers pursuant to the Agreement.

For purposes of this opinion we have, among other things: (i) reviewed a draft of the Agreement dated October 12, 2017; (ii) reviewed certain publicly available information concerning the Business and certain other relevant financial and operating data of the Business furnished to us by the Company; (iii) held discussions with members of management of the Company concerning the current operations of and future business prospects for the Business; (iv) reviewed certain financial forecasts with respect to the Business prepared by the management of the Company and held discussions with members of such management concerning those forecasts; (v) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed generally relevant to similar data for the Business; (vi) reviewed the financial terms of certain business combinations that we deemed generally relevant; and (vii) reviewed such other financial studies and analyses and considered such other matters as we have deemed appropriate.

Boston Office: One Federal Street, Boston, MA 02110 (617) 457-0910
California Offices: 3000 Sand Hill Road, Building 3, Menlo Park, CA 94025 (650) 854-9111
535 Mission Street, San Francisco, CA 94105 (415) 262-4860
Chicago Office: 180 North LaSalle, Suite 3700, Chicago, IL 60601 (312) 981-0412

Board of Directors
Concurrent Computer Corporation
October 13, 2017

Needham & Company, LLC

In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us for purposes of this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. We have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. In addition, we have assumed, with your consent, that the Transaction will be consummated upon the terms and subject to the conditions set forth in the draft Agreement dated October 12, 2017 without waiver, modification or amendment of any material term, condition or agreement thereof and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Sellers, Purchaser, the Business or the contemplated benefits of the Transaction. With respect to the financial forecasts for the Business provided to us by the management of the Company, we have assumed, with your consent and based upon discussions with such management, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of the Business. We express no opinion with respect to any of such forecasts or estimates or the assumptions on which they were based. We have assumed that the portion of the Consideration which under the terms of the Agreement will be held in escrow and held back will be fully payable to the Sellers, and that adjustments will be made to the amount of the Consideration pursuant to the terms of the Agreement based on amounts estimated by management of the Company.

We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of any of the Sellers, Purchaser, or the Business nor have we evaluated the solvency or fair value of any of the Sellers, Purchaser, or the Business under any state or federal laws relating to bankruptcy, insolvency or similar matters. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances and events occurring after the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the Company of the Consideration to be received by the Sellers pursuant to the Agreement and we express no opinion as to the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of the Company, or as to the Company’s underlying business decision to engage in the Transaction or the relative merits of the Transaction as compared to other business strategies that might be available to the Company. In addition, we express no opinion with respect to the amount or nature or any other aspect of any compensation paid or payable to or received or to be received by any officers, directors or employees of any party to the Transaction, or any class of such persons, relative to the Consideration to be received by the Sellers pursuant to the Agreement or with respect to the fairness of any such compensation. Our opinion does not constitute a recommendation to any stockholder of the Company or any of the Sellers as to how such stockholder should vote or act on any matter relating to the Transaction.

Board of Directors
Concurrent Computer Corporation
October 13, 2017

Needham & Company, LLC

We are not expressing any opinion as to the value of the Company’s common stock or the prices at which of the Company’s common stock will trade at any time.

We have been engaged by the Board of Directors of the Company as financial advisor in connection with the Transaction and to render this opinion, and have received a retainer fee and will receive additional fees for our services, a portion of which is payable upon rendering of this opinion, and a substantial portion of which is contingent on the consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our role as financial advisor and out of the rendering of this opinion and to reimburse us for certain of our out-of-pocket expenses. We have not in the past two years provided investment banking or financial advisory services to the Company unrelated to our current engagement that covers the Transaction or to Purchaser for which we have received or are entitled to receive compensation. We may in the future provide investment banking and financial advisory services to the Company, Purchaser and their respective affiliates unrelated to our current engagement that covers the Transaction, for which services we would expect to receive compensation. In the ordinary course of our business, we may actively trade securities of the Company or Purchaser for our own account or for the accounts of customers or affiliates and, accordingly, may at any time hold a long or short position in such securities.

This letter and the opinion expressed herein are provided at the request and for the information of the Board of Directors of the Company and may not be disclosed publicly, quoted or referred to, or used for any other purpose without our prior written consent, except that this letter may be disclosed in connection with any proxy statement or information statement used by the Company in connection with the Transaction provided that this letter is quoted in full in such proxy statement or information statement. This opinion has been approved by a fairness committee of Needham & Company, LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the Sellers in the Transaction pursuant to the Agreement is fair to the Company from a financial point of view.

Very truly yours,

/s/ NEEDHAM & COMPANY, LLC

NEEDHAM & COMPANY, LLC

Annex C

Concurrent Computer Corporation
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On October 13, 2017, Concurrent entered into the Asset Purchase Agreement, which contemplates the probable sale of substantially all of the assets and liabilities related to the Content Delivery and Storage Business to Vecima, for a purchase price of $29.0 million, subject to adjustment based on the level of working capital as of the final closing date and provisions that require us to indemnify Vecima for certain losses that it incurs as a result of a breach by us of our representations and warranties in the Asset Purchase Agreement and certain other matters. The completion of the transactions contemplated by the Asset Purchase Agreement is subject to customary closing conditions, including the approval of the transactions by our stockholders.

The following unaudited pro forma condensed consolidated financial statements give effect to the Asset Sale, the receipt of net proceeds from the Asset Sale, and the other assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements. These adjustments are based upon information and assumptions available at the time of the filing of this proxy statement.

The unaudited pro forma condensed financial information is based on financial statements prepared in accordance with U.S. generally accepted accounting principles, which are subject to change and interpretation. The unaudited pro forma condensed consolidated financial statements were based on and derived from Concurrent’s historical consolidated financial statements, adjusted for those amounts which were determined to be directly attributable to the Asset Sale, factually supportable, and with respect to the Unaudited Pro Forma Condensed Consolidated Statements of Operations, expected to have a continuing impact on the consolidated results. In the opinion of management, all necessary adjustments to the unaudited pro forma consolidated financial information have been made.

The unaudited pro forma condensed financial information is based upon available information and assumptions that management considers to be reasonable, and such assumptions have been made solely for purposes of developing such unaudited pro forma condensed financial information for illustrative purposes in compliance with the disclosure requirements of the SEC. The unaudited pro forma condensed financial information is not necessarily indicative of the financial position or results of operations that would have occurred had the Asset Sale occurred on the dates indicated. In addition, these unaudited pro forma condensed consolidated financial statements should not be considered indicative of the future financial performance and results of operations of Concurrent.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2017 gives effect to the Asset Sale and adjustments as if it occurred on the date of the balance sheet.

The unaudited pro forma condensed consolidated statements of operations for the fiscal years ended June 30, 2016 and 2017, give effect to the Asset Sale and adjustments as if they had occurred on July 1, 2015 and carried forward through the latest period presented.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with Concurrent’s historical audited consolidated financial statements and notes thereto included in its Annual Report on Form 10-K for the year ended June 30, 2017.

The unaudited condensed consolidated pro forma financial statements are prepared in accordance with Article 11 of Regulation S-X.

Concurrent Computer Corporation

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of June 30, 2017
(Amounts in thousands of U.S. dollars)

	As Reported	Sale of CDN/Storage Business	Proceeds from Sale	Pro Forma Adjustments		Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$35,893	$—	$27,571 (b)	$(465	)(d)	$62,999
Short-term investments	6,870	—	—	—		6,870
Accounts receivable, net	6,930	6,886 (a)	—	—		44
Escrow receivable	2,000	—	1,450 (b)	—		3,450
Inventories	1,865	1,865 (a)	—	—		—
Prepaid expenses and other current assets	1,366	495 (a)	—	—		871
Total current assets	54,924	9,246	29,021	(465)		74,234
Property and equipment, net	1,726	1,533 (a)	—	—		193
Deferred income taxes, net	15	—	—	—		15
Other long-term assets, net	1,142	598 (a)	—	—		544
Total Assets	$57,807	$11,377	$29,021	$(465)		$74,986
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$8,164	$3,648 (a)	$1,328 (c)	$—		$5,844
Deferred revenue	1,454	1,454 (a)	—	—		—
Total current liabilities	9,618	5,102	1,328	—		5,844
Long-term liabilities:
Deferred revenue	66	66 (a)	—	—		—
Pension liability	3,582	—	—	—		3,582
Other long-term liabilities	1,072	206 (a)	—	—		866
Total liabilities	14,338	5,374	1,328	—		10,292
Commitments and contingencies
Stockholders’ equity:
Series preferred stock	—	—	—	—		—
Class A preferred stock	—	—	—	—		—
Common stock	94	—	—	5	(d)	99
Capital in excess of par value	212,018	—	—	1,694	(d)	213,712
Accumulated deficit	(165,498)	6,003 (a)	27,693 (c)	(2,164)(d)		(145,972)
Treasury stock, at cost; 37,788 shares	(255)	—	—	—		(255)
Accumulated other comprehensive income (loss)	(2,890)	—	—	—		(2,890)
Total stockholders’ equity	43,469	6,003	27,693	(465)		64,694
Total liabilities and stockholders’ equity	$57,807	$11,377	$29,021	$(465)		$74,986

See accompanying notes to these unaudited pro forma condensed consolidated financial statements

Concurrent Computer Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended June 30, 2017
(Amounts in thousands of U.S. dollars, except for share and per share amounts)

	As Reported	Sale of CDN/Storage Business		Pro Forma
Revenues:
Product	$17,141	$17,141	(e)	$—
Service	10,506	10,506	(e)	—
Total revenues	27,647	27,647		—
Cost of sales:
Product	7,632	7,632	(e)	—
Service	4,820	4,820	(e)	—
Total cost of sales	12,452	12,452
Gross margin	15,195	15,195		—
Operating expenses:
Sales and marketing	11,130	11,130	(e)	—
Research and development	8,233	8,233	(e)	—
General and administrative	8,068	3,077	(e)	4,991
Total operating expenses	27,431	22,440		4,991
Operating loss	(12,236)	(7,245)		(4,991)
Interest income	82	1	(e)	81
Interest expense	(1)	—	(e)	(1)
Other income, net	7	23	(e)	(16)
Loss from continuing operations before income taxes	(12,148)	(7,221)		(4,927)
Benefit from income taxes	(1,037)	(616)(e)		(421)
Loss from continuing operations	$(11,111)	$(6,605)		$(4,506)
Basic and diluted loss per share	$(1.20)			$(0.47)
Weighted average shares outstanding – basic and diluted	9,252,275	258,338	(f)	9,510,613
Cash dividends declared per common share	$0.48			$0.48

See accompanying notes to these unaudited pro forma condensed consolidated financial statements

Concurrent Computer Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended June 30, 2016
(Amounts in thousands of U.S. dollars, except for share and per share amounts)

	As Reported	Sale of CDN/Storage Business		Pro Forma
Revenues:
Product	$22,044	$22,044	(e)	$—
Service	9,963	9,963	(e)	—
Total revenues	32,007	32,007		—
Cost of sales:
Product	8,544	8,544	(e)	—
Service	4,660	4,660	(e)	—
Total cost of sales	13,204	13,204
Gross margin	18,803	18,803		—
Operating expenses:
Sales and marketing	9,950	9,950	(e)	—
Research and development	10,549	10,549	(e)	—
General and administrative	7,556	3,089	(e)	4,467
Gain on sale of product line, net	(4,100)	(4,100	)(e)	—
Total operating expenses	23,955	19,488		4,467
Operating income (loss)	(5,152)	(685)		(4,467)
Interest income	37	—		37
Other income (loss), net	409	425	(e)	(16)
Loss from continuing operations before income taxes	(4,706)	(260)		(4,446)
Provision for income taxes	8,031	444	(e)	7,587
Loss from continuing operations	$(12,737)	$(704)		$(12,033)
Basic and diluted loss per share	$(1.39)			$(1.29)
Weighted average shares outstanding – basic and diluted	9,154,437	151,109	(f)	9,305,546
Cash dividends declared per common share	$0.48			$0.48

See accompanying notes to these unaudited pro forma condensed consolidated financial statements

Concurrent Computer Corporation

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Basis of Presentation

The unaudited pro forma condensed consolidated statements of operations for the years ended June 30, 2016 and 2017 were derived from the historical audited consolidated financial statements for the years ended June 30, 2016 and 2017 included in Concurrent’s Annual Report on Form 10-K for the year ended June 30, 2017. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2017 was also derived from the historical audited consolidated financial statements included in Concurrent’s Annual Report on Form 10-K for the year ended June 30, 2017.

Disposition of Content Delivery and Storage Business

On October 13, 2017, Concurrent entered into the Asset Purchase Agreement, which contemplates the sale of substantially all of the assets and liabilities related to the Content Delivery and Storage Business to Vecima, for a purchase price of $29.0 million, subject to adjustment based on the level of working capital as of the final closing date and provisions that require us to indemnify Vecima for certain losses that it incurs as a result of a breach by us of our representations and warranties in the Asset Purchase Agreement and certain other matters. The completion of the transactions contemplated by the Asset Purchase Agreement is subject to customary closing conditions, including the approval of the transactions by our stockholders.

Proceeds from the sale are payable to Concurrent as follows: (1) a $27.55 million payment to be received by Concurrent at closing (subject to an adjustment for estimated working capital) and (2) $1.45 million to be placed in escrow to satisfy our post-closing indemnity obligations (which amount will be released to Concurrent on or before the date twelve months following the closing date, less any portion of the escrow used to make indemnification or purchase price adjustment payments to Vecima). Estimated external transaction costs directly attributable to the transaction consisting of investment banking fees, legal, tax, accounting and other professional fees are approximately $1.4 million; taxes are estimated at $1.3 million; and the net book value of assets being transferred in the Asset Sale are estimated to be approximately $6.0 million as of June 30, 2017. The resulting pre-tax gain of approximately $23.0 million will be reflected within the discontinued operations of Concurrent’s unaudited condensed consolidated financial statements for the three months ended December 31, 2017.

Additionally, internal transaction-related costs for employee bonuses and other costs are approximately $0.5 million. As a result of a change-in-control, acceleration of share-based compensation expense for 490,613 unvested restricted share awards is approximately $1.7 million.

Pro Forma Adjustments

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2017 reflects the following adjustments:

(a)	Represents the unaudited amounts of Content Delivery and Storage Business assets and liabilities which were sold or transferred to Vecima as if the Asset Sale had occurred on June 30, 2017.
(b)	Reflects the net proceeds expected to be received at closing from the Asset Sale. The sale price of $29.0 million has been (1) increased by approximately $1.4 million for a pre-closing adjustment of estimated working capital and reduced by (2) $1.45 million withheld as the escrow amount and (3) approximately $1.4 million for estimated external transaction expenses assumed to be paid at closing.
(c)	Reflects (1) the excess of the proceeds identified in (b) above over the net book value of the Content Delivery and Storage Business net assets sold of $6.0 million at June 30, 2017, less (2) tax liabilities from the Asset Sale and (3) payment of estimated external transaction-related expenses. Concurrent is in a net operating loss position offset with a full valuation allowance in the U.S. where the predominance of the net assets for the Content Delivery and Storage Business was sold. As a result, Concurrent expects to utilize its existing U.S. federal net operating losses to offset the gain on sale resulting from the Asset Sale. However, we do expect to incur U.S. federal alternative minimum tax, U.S. state income tax and other jurisdictional income taxes which are estimated at $1.3 million in the aggregate.
(d)	Reflects (1) $0.5 million in estimated pre-tax internal transaction bonuses and (2) $1.7 million in accelerated share-based compensation expense triggered by a change in control for 490,613 unvested restricted share awards. The internal transaction bonuses are assumed to be paid at closing. These amounts are excluded from the unaudited pro forma condensed consolidated statements of operations because they are charges directly attributable to the Asset Sale that will not have a continuing impact on Concurrent’s operations; however, the total amount is reflected as an increase to the accumulated deficit in the unaudited pro forma balance sheet.

The unaudited pro forma condensed consolidated statements of operations for the years ended June 30, 2016 and 2017 reflect the following adjustments:

(e)	The elimination of operating results of the Content Delivery and Storage Business in the unaudited condensed consolidated statements of operations for Concurrent for the years ended June 30, 2016 and 2017 as if the Asset Sale had occurred on July 1, 2015. Adjustments to income taxes reflects the estimated income tax expense using the applicable statutory rates of Concurrent calculated on a jurisdictional basis related to the elimination of operating results of the Content Delivery and Storage Business due to the Asset Sale. In jurisdictions where we have a full valuation allowance on our deferred tax assets, that rate has been adjusted to zero.
(f)	Reflects the incremental weighted average number of shares due to the assumed acceleration of unvested restricted share awards during the years ended June 30, 2016 and 2017 as if the Disposition had occurred on July 1, 2015.

Annex D

CONCURRENT COMPUTER CORPORATION
ANNUAL REPORT ON FORM 10-K

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-K

Annual Report Pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934

(Mark One)
☒	Annual Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended June 30, 2017

OR

☐	Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from      to

Commission File Number: 001-37706

Concurrent Computer Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State of Incorporation)

04-2735766

(I.R.S. Employer Identification No.)

4375 River Green Parkway, Suite 100, Duluth, Georgia 30096

(Address of principal executive offices, including zip code)

(678) 258-4000

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
Common Stock, $0.01 par value	NASDAQ Global Market System

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.Yes ☐ No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.Yes ☐ No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).Yes ☒ No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See definition of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).Yes ☐ No ☒

The aggregate market value of the common equity held by non-affiliates of the registrant as of December 31, 2016 was approximately $49,963,414 based on the closing price of $5.35 of our common stock as reported by the NASDAQ Global Market on December 31, 2016. There were 9,894,103 shares of common stock outstanding as of September 15, 2017.

Certain portions of the Registrant’s Proxy Statement to be used in connection with Registrant’s 2017 Annual Meeting of Stockholders scheduled to be held on October 25, 2017 are incorporated by reference in Part III hereof.

Concurrent Computer Corporation
2017 Form 10-K Annual Report

Page
Part I
Item 1. Business	2
Item 1A. Risk Factors	10
Item 1B. Unresolved Staff Comments	22
Item 2. Properties	22
Item 3. Legal Proceedings	22
Item 4. Mine Safety Disclosures	23
Item 4A. Executive Officers of the Registrant	23
Part II
Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities	24
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations	24
Item 8. Consolidated Financial Statements and Supplementary Data	37
Report of Independent Registered Public Accounting Firm	45
Consolidated Balance Sheets	46
Consolidated Statements of Operations	47
Consolidated Statements of Comprehensive Income (Loss)	48
Consolidated Statements of Stockholders’ Equity	49
Consolidated Statements of Cash Flows	50
Notes to Consolidated Financial Statements	51
Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	37
Item 9A. Controls and Procedures	37
Item 9B. Other Information	38
Part III
Item 10. Directors, Executive Officers and Corporate Governance	39
Item 11. Executive Compensation	39
Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	39
Item 13. Certain Relationships and Related Transactions, and Director Independence	39
Item 14. Principal Accountant Fees and Services	39
Part IV
Item 15. Exhibits and Financial Statement Schedules	40

PART I

Cautionary Statement Regarding Forward-Looking Statements

When we use the terms “Concurrent,” “we,” “our,” and “us,” we mean Concurrent Computer Corporation and its subsidiaries.

Certain statements made or incorporated by reference in this Annual Report on Form 10-K may constitute “forward-looking statements” within the meaning of the federal securities laws. When used or incorporated by reference in this report, the words “believes,” “expects,” “estimates,” “anticipates,” and similar expressions, are intended to identify forward-looking statements. Statements regarding future events and developments, our future performance, market share, new market growth, payment of dividends, ability to utilize our net deferred tax assets and availability of earnings and profits with respect to dividend income, as well as our expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of our forward-looking statements in this report include, but are not limited to, the impact of our content delivery strategy on our business; the impact of our AquariTM storage solution strategy on our business; the impact of any strategic initiatives we may undertake; the impact of the current reestablishment of and potential for future release of our tax valuation allowances on future income tax provisions and income taxes paid; expected level of capital additions; our expected cash position; the impact of interest rate changes and fluctuation in currency exchange rates; our sufficiency of cash; and the impact of litigation and the payment of dividends. These statements are based on beliefs and assumptions of our management, which are based on currently available information. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. The risks and uncertainties which could affect our financial condition or results of operations include, without limitation: the potential consolidation of the markets that we serve; delays or cancellations of customer orders; non-renewal of maintenance and support service agreements with customers; changes in product demand; economic conditions; various inventory risks due to changes in market conditions; margins of the content delivery business to capture new business; our ability to reinvest the net proceeds from the sale of our Real-Time segment in a manner that we believe will generate an adequate return to our remaining business; fluctuations and timing of large content delivery orders; uncertainties relating to the development and ownership of intellectual property; uncertainties relating to our ability and the ability of other companies to enforce their intellectual property rights; the pricing and availability of equipment, materials and inventories; the concentration of our customers; failure to effectively manage change; delays in testing and introductions of new products; the impact of reductions in force on our operations; rapid technology changes; system errors or failures; reliance on a limited number of suppliers and failure of components provided by those suppliers; uncertainties associated with international business activities, including foreign regulations, trade controls, taxes, tariffs and currency fluctuations; the impact of competition on the pricing of content delivery products; failure to effectively service the installed base; the entry of new, well-capitalized competitors into our markets; the success of new content delivery products, including acceptance of our new storage solutions; the success of our relationships with technology and channel partners; capital spending patterns by a limited customer base; the current challenging macroeconomic environment; continuing unevenness of the global economic recovery; global terrorism; privacy concerns over data collection; our ability to utilize net operating losses to offset cash taxes in the event of an ownership change as defined by the Internal Revenue Service; earthquakes, tsunamis, floods and other natural disasters in areas in which our customers and suppliers operate; the process of evaluation of strategic alternatives; and the availability of debt or equity financing to support our liquidity needs.

Our forward-looking statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

Additional risks and uncertainties which could affect our financial condition or results are discussed below under Item 1A. Risk Factors.

Item 1. Business.

Overview

Concurrent is a global software and solutions company that develops advanced applications focused on storing, protecting, transforming, and delivering visual media. Concurrent enables the world’s leading innovators in visual media to entertain, inform, and communicate, by providing the tools to help them unlock their creativity and share it with the world. We accomplish this by developing open software solutions that make the world’s visual media available online, when and where it is needed around the globe. Our business is comprised of one operating segment for financial reporting purposes, content delivery.

Our content delivery solutions consist of software, hardware and services for intelligently storing, processing and streaming video content to a variety of consumer devices. Our streaming, video processing and storage products and services are deployed by service providers to support consumer-facing video applications including live broadcast video, video-on-demand (“VOD”) and time-shifted television services such as cloud-based digital video recording (“cDVR”). In fiscal year 2016, we introduced Aquari, our software-defined scale-out storage solution that is ideally suited for a wide-range of applications in the media delivery value chain that require advanced performance, very large storage capacity, and a high degree of configuration flexibility.

In September 2015, we sold our multi-screen video analytics product line for collecting and analyzing data related to content delivery applications (see Note 5 to the consolidated financial statements). In May 2017, we sold our Real-Time solutions business (“Real-Time business”) to Battery Ventures for gross proceeds of $35 million. The Real-Time business provided real-time Linux operating system variants, development and performance optimization tools, simulation software and other system software combined, in many cases, with computer platforms and services. The Real-Time sale transaction was the culmination of a strategic process disclosed in our Form 10-K filed on August 30, 2016 which consisted of evaluating strategic alternatives and focusing on Concurrent’s other, and now the remaining, content delivery business. Prior to the sale, Concurrent sold the Real-Time business products to a wide variety of companies seeking high performance, real-time computer solutions in the defense, aerospace, financial and automotive markets around the world. Results of our Real-Time business are retrospectively reflected as a discontinued operation in our consolidated financial statements for all periods presented (see Note 4 to the consolidated financial statements). Unless otherwise noted, discussion of our business and results of operations in this Annual Report on Form 10-K refers to our continuing operations.

We were incorporated in Delaware in 1981 under the name Massachusetts Computer Corporation.

As soon as reasonably practicable after filing with the Securities and Exchange Commission (“SEC”), we make our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports available, free of charge, on the Investors page of our website (www.concurrent.com), under the ‘Company’ tab then ‘Investors’ in the SEC Filings section. We have adopted a code of ethics that is applicable to all employees as well as a code of ethics applicable to our principal executive, financial, and accounting officers. Both of these ethics policies are posted on the Investors page of our website (www.concurrent.com), under the ‘Company’ tab then ‘Investors’ in the Corporate Governance section. Copies of these documents will be furnished upon written request delivered to the following address: Attn: Corporate Secretary, 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096. If we amend or change our code of ethics applicable to our principal executive, financial and accounting officers or grant a waiver under such code, we will disclose these events through our website. No information from our website is incorporated within this filing.

The Content Delivery Market

Our content delivery solutions are used by cable, telecommunications and Internet service providers to offer live broadcast, VOD and time-shifted television services to their end-customers. Digital video consumption has grown steadily year-over-year and streaming services have become a critical source of revenue for video service providers around the world. By 2020, video is expected to account for 79% of all global Internet traffic, according to a Cisco forecast for 2015 to 2020. Binge-watching has also become a major VOD trend, according to research by Deloitte, with 73% of consumers reporting that they have binge-watched an average of five hours of video content per sitting.

Consumer use of Internet-based subscription video services is also on the rise. According to research by Deloitte, subscription streaming video services were used in nearly 50% of all U.S. households in 2016, an increase of 6% relative to 2014. According to the NPD Group’s Connected Intelligence Smartphone and Tablet Usage Report, as of March 2016, streaming video is now used by 81% of all U.S. smartphone users on their mobile devices.

New services like cDVR are also beginning to roll out, enabling consumers to record and store live video programming in a remote digital network and watch it whenever they choose, on any device, over both fixed and wireless networks. According to market research from Technavio, the global cDVR market is expected to grow at a compounded annual growth rate (“CAGR”) of almost 31% between 2016 and 2020.

The Software-defined Storage Market

Software-defined storage (“SDS”) is a network-attached storage architecture in which a cluster of general purpose computer systems is loaded with software that organizes the servers and the disk space in them into a reliable and expandable storage system. The total amount of storage space can be expanded through the addition of computer systems, and the data stored on the cluster is intelligently coded and spread across the systems such that failure of a disk or entire computer system will not result in a loss of data. The market for SDS is growing rapidly. According to research firm Grand View Research, the global SDS market crossed the $2 billion mark in 2016, and is estimated to be nearly $20 billion in 2024. Growth in the SDS media & entertainment market is driven by a variety of factors, including the need for:

•	increasingly larger capacities to support larger libraries of content and higher quality video types; the need to store different types of video for set top boxes “(STBs”), smart TVs and mobile consumption as demanded by end-users;
•	more modern “object” storage technologies that can effectively store massive scale libraries that traditional “file” technologies cannot handle; and
•	more elastic storage architectures than can cost-effectively enable the consolidation of multiple, specialized storage systems onto a single common storage platform.

A study by Gartner, Inc. predicts that SDS systems sales will surpass traditional storage systems revenue by 2020, with 70% to 80% of unstructured data being stored in SDS systems.

Business Strategy

Content Delivery Solutions

Our content delivery strategy is to develop products that enable service providers and content providers to deliver a more compelling video entertainment experience on every screen. Our solutions are designed to provide a seamless evolutionary path that enables customers to support today’s business requirements while also taking advantage of next generation technologies that deliver the advanced features required to succeed in tomorrow’s video entertainment landscape. We offer flexible and scalable solutions comprised of software integrated with standard commercial hardware, as well as software-only solutions that can be deployed on customer provided hardware. Our proven, best-in-class solutions include features to address both classic televisions as well as Internet connected consumer devices from a common solution architecture. We market products that encode, transcode, record, protect, distribute, intelligently cache, and stream video content to a variety of viewing devices. Our content delivery solutions support live and on-demand services including broadcast TV, multi-screen VOD, time-shifted TV, and cDVR services.

Consolidated Storage Solutions

Our storage strategy is focused on providing open, scalable storage solutions that serve the multi-workload requirements of a broad range of content provider and video distribution customers throughout the media delivery workflow. Our solutions are software-defined, enabling them to be more easily managed and configured to support each customer’s unique media application and storage scaling requirements, integrated with standard commercial hardware. We employ open source storage software along with our extensive video experience to deliver a high-performance storage platform that can scale to exabyte capacity levels. We continue to enhance our Aquari storage solution to expand the range of supported features, improve the management and control software, and perform integrations with a variety of technology partners to support market-specific requirements.

Products and Services

Our business is comprised of one segment for financial reporting purposes: Content Delivery. Our products fall into four principal categories: video origin servers, video caches, video transcoders, and storage. In addition, we provide technical support for our products. For fiscal year 2017, our products accounted for 62% of our revenue and our services accounted for 38% of our revenue.

Concurrent’s products are all software-based and utilize our expertise and innovations in video ingesting, recording, processing, storage and delivery, combined with standard commercial hardware sourced from leading original equipment manufacturers (“OEMs”). Our products allow content providers to simplify the processing and storage of video assets as they prepare them for delivery to an increasingly complex set of distribution options. Our products also allow video service providers to build regional, national and global content delivery networks (“CDNs”) to stream video to any screen. We believe our modular, software-based approach provides our customers with the ability to more easily deploy new systems, expand those deployments and add services over time. Our unified solution provides a common software framework for delivering video to traditional STBs as well as Internet connected devices over both private and public networks. Our design goal is to provide seamless processing and delivery for end-user viewing of the highest quality on any device and to offer a seamless migration path for content providers and service providers that are evolving their traditional workflows toward more flexible IP-based technologies and hybrid private- and public-cloud service models.

Our software is integrated with standard commercial hardware components such as servers, disk arrays, solid state storage arrays, and network switching equipment. Our products are compatible with a wide range of video workflow technologies, including Media Asset Managers (“MAM”), digital head-end equipment, network transport, IP routers/switches, QAMs, DSL technologies, CMTS, STBs, and IP-connected consumer devices.

Origin Product

ZephyrTM Origin is Concurrent’s industry proven solution for ingesting, hosting and delivering video services. Zephyr Origin has the density, scalability and full-feature capabilities needed for cable and telecom operators to deliver 24/7 video service scale and reliability. Zephyr Origin is deeply integrated with Concurrent’s LagunaTM Cache and vendors providing digital rights management (“DRM”), back office software, and STBs, to provide a turn-key content delivery solution for service providers of any size. Zephyr Origin supports traditional video STB technologies as well as newer IP STBs and mobile devices, to give service providers ultimate flexibility and choice for their customers.

Transcode Product

Zephyr Transcode is Concurrent’s software-based video transcoding solution for both file and live workflows. It works together with Zephyr Origin to provide a scalable solution for the increasing complex and “just in time” nature of encoding prior to delivery. Concurrent provides Zephyr Transcode in a scalable blade server that is easy to scale and configure. Zephyr Transcode is also available independently of Zephyr Origin for content provider environments in which the same quality, flexibility and time constraints are a key consideration in their transcode solution decisions. Software-based transcoding provides easy upgrade flexibility for customers as video standards and quality requirements change with increasing frequency.

Caching Product

Laguna Cache is multi-tier video caching solution that improves economics and service quality of video services by reducing network traffic and start-up latency. Laguna Cache supports densities that are up to two times better than competing solutions. Laguna Cache can be deployed in a multi-tier series to give customers ultimate flexibility in designing complex delivery networks to meet their cost and performance needs. Like Zephyr Origin, Laguna Cache is deeply integrated with vendors throughout their ecosystem to provide a turn-key content delivery solution. Laguna Cache is deployable as a container-based product, which means it is easily managed and deployed by modern infrastructure “orchestration” systems like Docker or Kubernetes.

Storage Products

Aquari Storage is an open, software-defined, scale-out storage solution that supports a wide variety of applications and workloads. Powered by storage-optimized real-time enhancements for Linux, Aquari delivers the scalability and performance required to address the needs of content provider and video distribution customers. Based on open source Ceph storage software, Aquari delivers unmatched flexibility by combining multiple types of storage into a single platform, which means one storage solution can address the storage needs of multiple applications within an organization. With its intuitive controls, single point of management, and resilient, self-healing technology, Aquari reduces the time and effort associated with managing traditional storage solutions.

Services

Product Support.  We offer worldwide hardware and software maintenance and support services for our products. Our services include installation, integration, training, on-site maintenance, 24x7 telephone support, return-to-factory warranty, depot repair, troubleshooting, operational support, and software support services.

Custom Engineering and Integration Services.  We also provide custom engineering and integration services in the design of special hardware and software to help our customers with their specific applications. This may include custom modifications to our products or integration of third-party interfaces or devices into our systems prior to delivery to our customers. Many customers use these services to migrate existing applications from earlier generations of our systems or our competitors’ systems.

Professional Services.  We offer additional professional services in connection with our solutions, including additional onsite services, enhanced monitoring services, site audits, and other consulting services related to our products.

Sales and Marketing

We sell our solutions primarily through our direct field sales team supported by consultants and our sales support group located in North America, Latin America, the United Kingdom and Japan. Our sales force has significant experience in content delivery and storage applications. Our global sales efforts are augmented by a variety of channel partners (resellers and system integrators).

Customers

We derive revenue from a limited number of customers. Our products are typically assembled and shipped in the same quarter the purchase order is received, and as a result, we typically have minimal backlog. Our backlog for content delivery and storage products and services at June 30, 2017 totaled $8.9 million compared to $4.2 million at June 30, 2016.

We have purchase agreements with many customers, but these agreements typically do not require minimum purchases of our products. As a result, sales to specific customers tend to, and are expected to continue to, vary from year-to-year, depending on such customers’ budgets for capital expenditures and new product introductions.

A significant portion of our content delivery solutions revenue has come from, and is expected to continue to come from, sales to service providers. Charter Communications/Time Warner Cable (“Charter/TWC”; Charter Communications and Time Warner Cable merged in May 2016) represented 29% and 36% of our total revenue from continuing operations for the fiscal years ended June 30, 2017 and 2016, respectively. Jupiter Communications (“J:COM”) represented 17% and 11% of our total revenue from continuing operations for the fiscal years ended June 30, 2017 and 2016, respectively. Cox Communications, Inc. (“Cox”) represented 16% and 14% of our total revenue from continuing operations for the fiscal years ended June 30, 2017 and 2016, respectively. Videotron represented less than 10% and 10% of our total revenue from continuing operations for the fiscal years ended June 30, 2017 and 2016, respectively. No other content delivery customer accounted for more than 10% of our total revenue during fiscal years 2017 and 2016.

For a more in-depth analysis of risk associated with customer concentration, see Note 13 to the consolidated financial statements.

New Product Development

We are committed to the development of new technology and rapid innovation. Research and development costs related to continuing operations are expensed when incurred and aggregated $8.2 million and $10.5 million in fiscal years 2017 and 2016, respectively. See Part II, Management’s Discussion and Analysis of Financial Condition and Results of Operations, for explanations of changes in research and development expenses. The following development strategies are indicative of the general direction of product development activities. Due to the inherent uncertainty involved with product development, we cannot guarantee the availability of future products and features.

Concurrent is focusing our new product development efforts on solutions that leverage our core competencies and strong legacy of high performance and reliability. New product development consists of feature and performance enhancement of our existing products and solutions, as well as new products intended to address our current and new markets. New product initiatives include:

Origin and Caching Products.  Our research and development strategies for our origin and caching products are based on market demands and emerging trends in the ways content is delivered and consumed in the marketplace. We continue to advance the features set for and capabilities of our core CDN customers. We are also focused on broadening the range and diversity of the customers we serve with our product line and introducing new features that will enable us to reach beyond our core markets. We are also working on cloud-aware solutions that enable our products to operate in and with private and public cloud environments to support the needs of Internet-based video service providers that rely on cloud-based infrastructure and over-the-top delivery. We also continue to work on deep integrations of our products with technologies provided by third-party vendors and partners, with the goal of providing a complete end-to-end solution that can deliver content from providers through service providers to consumers on any media device.

Storage Products.  Research and development strategies for our storage products are dedicated to improving the media-specific intelligence and integration of our solution with third-party systems. We also continue to focus on ease of use by enhancing our management console to make our storage platforms easier to deploy, scale, monitor and maintain. We are also working to improve the performance of our storage solutions in both throughput and capacity to support a wide range of usage scenarios throughout the media workflow. In support of these different usage scenarios, we are also working with a variety of third-party solution providers to integrate our systems to ensure a seamless and low-risk deployment for our content provider and service provider customers.

Competition

Our products are sold into highly-competitive environments, driven by rapid technological innovation. All of the product groups compete based upon features, reliability, scalability, service and price. Due in part to the range of performance and application capabilities of our products, we compete in various markets against a number of companies.

The major competitors of our origin and cache solutions currently include the following: Adobe Systems Incorporated, Akamai Technologies, ARRIS Group, Inc., Broadpeak, Cisco Systems, Inc., Edgeware AB, Ericsson AB, Harmonic, Inc., Nokia Corporation and Wowza Media Systems, LLC.

The major competitors to our transcode solutions include Harmonic Inc., Ateme SA, and Amazon.com, Inc.

Our storage solutions compete with offerings sold by Dell EMC, NetApp, Quantum Corporation, Scality, Inc. and Qumulo.

Additional competitors with significant market presence and financial resources, including computer hardware and software companies, content providers, television equipment manufacturers and digital STB manufacturers, may enter our markets, thereby further intensifying competition. Potential future competitors may also include one or more of the parties with whom we currently have a strategic relationship. Although we have copyright and other intellectual property rights with respect to much of the technology incorporated into our products, our strategic partners have not agreed to refrain from competing against us. Increased competition could result in price reductions that would adversely affect our business, financial condition and results of operations. Many of our current and potential future competitors have significantly greater financial, technical, sales, marketing and other resources than we do, and greater brand name recognition. In addition, many of our competitors have well-established relationships with our current and potential customers and have extensive knowledge of our markets.

Intellectual Property

We rely on a combination of contracts and copyright, trademark, patent and trade secret laws to establish and protect our proprietary rights in our technology. We distribute our products under purchase agreements or purchase terms that contain various provisions protecting our ownership and confidentiality of any licensed technology. The source code of our products is protected as a trade secret and as an unpublished copyright work. However, some of our products utilize open source code that provides limited copyright protection. In addition, in certain instances, we license our products under licenses that give licensees limited access to the source code of certain of our products, particularly in connection with our strategic alliances.

Despite the precautions we have taken, there can be no assurance that our products or technology will not be copied or otherwise obtained and used without authorization. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries and with respect to open source code utilized in certain of our products. We believe that, due to the rapid pace of innovation within our industry, factors such as the technological and creative skills of our personnel are more important in establishing and maintaining a technology leadership position within the industry than are the various legal protections for our technology.

We own twelve U.S. patents: Nos. 7,877,468, 8,079,052, 8,505,057, 8,522,268, 8,650,601, 8,695,031, 8,763,044, 8,943,218, 8,972,600, 9,241,174, 9,288,536 and 9,113,233 and have multiple patent applications pending in the U.S. We have also obtained a patent license to a patent portfolio (13 patents, 29 patent applications, and all additions, divisionals, continuations, continuations-in-part, extensions, reissues and foreign counterparts thereof) which is owned by Alcatel-Lucent, now part of Nokia Corporation (the “Patent License”). These patents cover multiple interactive television, targeted advertising, and on-demand technologies.

We have entered into licensing agreements with several third-party software developers and suppliers. Generally, such agreements grant us non-exclusive, worldwide term licenses to distribute software as part of the solutions we market.

Suppliers

We sometimes purchase product components or subcontract assembled components from a single supplier in order to obtain the required technology and the most favorable price and delivery terms. These components include systems, system boards, memory, CPUs, mother boards, storage devices, software, and chassis. We purchase product components from the following single suppliers: Avnet, Inc. (“Avnet”), CSP, Inc., Dell, Inc. (“Dell”), General Electric, MBX Systems (“MBX”), igolgi Inc., Oracle Corporation, Seagate Cloud Systems, Inc. (“Seagate Cloud Systems” and acquirer of Dot Hill Systems Corporation), and Super Micro Computer, Inc. Comparable products are available from other sources and would conform to our system specifications with moderate engineering effort. Single-source suppliers accounting for 10% or more of these purchases during the fiscal year ended June 30, 2017 were Dell (34%), MBX (29%) and Seagate Cloud Systems (10%). During the fiscal year ended June 30, 2016, Avnet (31%), MBX (26%) and Dell (18%), were the only single-source suppliers accounting for 10% or more of these purchases.

Seasonality

We have experienced variations in revenue, expenses and operating results from quarter-to-quarter, and it is probable that these variations will continue. We believe that fluctuations in the number of orders for our content delivery products being placed from quarter-to-quarter are principally attributable to the buying patterns and budgeting cycles of our customers. In addition, orders are often not finalized until the end of a quarter. However, we do not believe seasonality is a significant factor at this time.

Governmental Regulation

We are subject to various international, U.S. federal, state and local laws affecting our business. Any finding that we have been or are in noncompliance with such laws could result in, among other things, governmental penalties. Further, changes in existing laws or new laws may adversely affect our business.

Our business is subject to government regulation based on the products we sell, such as obtaining an export license or an end-use certificate from the buyer in certain circumstances. In the U.S., these requirements include, among others, the U.S. Export Administration Regulations, International Traffic in Arms Regulations and the economic sanctions and embargo laws enforced by the Office of Foreign Assets Control. If a government audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, or fines.

Several countries where our systems are shipped have adopted rules and regulations governing the labeling of computer hardware which apply to our products. Specifically, we must comply with the Waste of Electronic and Electrical Equipment (“WEEE”) and Restriction of Hazardous Substances Directive (“RoHS”) enacted in the European Union.

Industries we serve are subject to extensive regulation in the U.S. and other countries. Our content delivery business is dependent upon the continued growth of video services in the U.S. and internationally. Broadband companies in the U.S. are subject to extensive government regulation by the Federal Communications Commission (“FCC”) and other federal and state regulatory agencies. Additional regulations could have the effect of limiting capital expenditures by our customers and thus could have a material adverse effect on our business, financial condition and results of operations. The enactment by federal, state or international governments of new laws or regulations could adversely affect our customers, and thereby materially adversely affect our business, financial condition and results of operations. In particular, the adoption of the EU Data Protection Regulation Compliance enacted by the European Union, contains various data privacy related requirements which we may be required to comply with by May 25, 2018 and such compliance requirements could have a material adverse effect on our business, financial condition and results of operations.

Environmental Matters

We export our products around the world where there are environmental regulations. These laws could have the effect of limiting our capital expenditures and thus could have a material adverse effect on our business, financial condition and results of operations. Violations of such laws may result in the imposition of substantial remediation costs and penalties. We believe we are in compliance with all material environmental laws and regulations.

Employees

As of June 30, 2017, we had 110 employees and contractors worldwide. Of these employees and contractors, 94 were located in the U.S. and 16 were located internationally. Our employees are not unionized.

Financial Information About Foreign And Domestic Operations And Export Sales

A summary of our revenue and long-lived assets by geographic area attributable to our foreign and domestic continuing operations for the fiscal years ended June 30, 2017 and 2016 is presented in Note 12 to the consolidated financial statements included herein.

Item 1A. Risk Factors.

The following are various material risks we currently face. You should carefully consider each of the following risks and all of the other information in this Annual Report on Form 10-K before investing in our securities. If any of the following risks and uncertainties develops into actual events, our business, financial condition and results of operations could be materially and adversely affected. If that happens, the trading prices of our common stock and other securities we may issue in the future could decline significantly. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business.

The risk factors below contain forward-looking statements regarding Concurrent. Actual results could differ materially from those set forth in the forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements” on page 15.

Risks Related to Our Business

A significant portion of our revenue was previously derived from the Real-Time business which was sold on May 15, 2017. If we are unsuccessful in maintaining or growing the profits from our remaining content delivery business or are not able to successfully reinvest the proceeds from the sale of our Real-Time business, our business will be adversely affected.

The Real-Time sale transaction was the culmination of a strategic process disclosed in our Form 10-K filed on August 30, 2016 which consisted of evaluating strategic alternatives and focusing on maintaining and growing our other, and now our remaining, content delivery business. If we are unsuccessful in maintaining or growing our remaining content delivery business or if we are unable to adequately manage expenses of maintaining or growing such business, our operating profits could be materially adversely affected.

Prior to the sale of our Real-Time business, we sold our Real-Time business products to a wide variety of customers in the defense, aerospace, financial and automotive markets around the world. Due to our limited customer base and the ongoing consolidation trend among our customers, one of the most significant opportunities for revenue growth is in the expansion of services and products made available to our existing customer base. Such expansion requires expenditure of expenses that will now only be supported by the revenue from our remaining content delivery business.

See Note 4 to the consolidated financial statements for more information about the sale of the Real-Time business.

A significant portion of our revenue has been, and is expected to continue to be, concentrated in a small number of customers and our customer base may be subject to further consolidation. If we are unsuccessful in maintaining or expanding relationships with these customers or lose any of these customers, our business will be adversely affected.

If we are unsuccessful in maintaining key relationships with existing customers, if our existing customers’ purchasing levels are reduced or they choose to upgrade their services with solutions from our competitors, or if our existing customers’ capital expenditure cycles are interrupted due to consolidation, our business will be materially adversely affected. Further, if we are unsuccessful in establishing relationships with other large companies or experience problems in any of our systems, our ability to attract new customers and sell additional products to existing customers will be materially adversely affected.

Due to our limited customer base and the relative size of each customer compared to Concurrent, our customers may make extensive demands on our business. Such demands may include high levels of contractual service, product-improvement obligations and severe price pressure. In addition, our failure to adequately perform under these contracts could result in liquidated damages. The payment of any liquidated damages or failure to meet our customers’ expectations could substantially harm our future business prospects.

We typically do not have written agreements that require customers to purchase fixed minimum quantities of our products. Our sales to specific customers tend to, and are expected to continue to, vary from year-to-year, depending on such customers’ budgets for capital expenditures and new product introductions. Further, such expenditures may be reduced, delayed or cancelled as a result of global economic conditions, the performance of each of these customers’ businesses, and the impact of changes in capital spending cycles.

In North America, service providers have widely adopted video services over the past decade. Many will be reluctant to change vendors as systems are upgraded due to the integration into their network, and some may opt for internally-developed solutions. In addition, we may focus on smaller service providers in order to expand market penetration and increase revenue and these opportunities may require more sales and marketing resources while resulting in relatively smaller order sizes. As a result, future opportunities for new sales of content delivery solutions into these markets may be challenging and/or limited.

We depend on a small number of domestic cable multiple system operators (“MSOs”) for a substantial proportion of our domestic revenues. Any decrease or delay in capital spending for advanced technologies harms our operating results, financial condition and cash flows.

The capital spending patterns of our existing and potential customers are dependent on a variety of factors, including:

•	annual budget cycles;
•	technology adoption cycles and network architectures of service providers, and evolving industry standards that may impact them;
•	changes in general economic conditions;
•	changes in spending relative to consolidation activities;
•	changes in strategic focus;
•	competitive pressures, including pricing pressures; and
•	discretionary customer spending patterns.

We expect these sales to continue to constitute a substantial portion of our revenues for the foreseeable future. Demand for our products will depend on the magnitude and timing of capital spending by service providers on advanced technologies for constructing and upgrading their network infrastructure. Further demand will also depend on customers’ continuing to upgrade and expand their offerings with our solutions. Any slowdowns or delays in this spending would likely have a material adverse impact on our quarterly revenues and could result in net losses.

If revenues forecasted for a particular period are not realized in such period due to the lengthy, complex and unpredictable sales cycles of our products, our operating results, financial condition and cash flows for that or subsequent periods will be adversely affected.

The sales cycles of our products are typically lengthy, complex and unpredictable and usually involve:

•	a significant technical evaluation period;
•	a significant commitment of capital and other resources by service providers;
•	substantial time required to engineer the deployment of our products;
•	substantial time and expense testing and qualifying new technologies; and
•	substantial time and expense deploying new technologies into their networks.

For these and other reasons, our sales cycles are generally between six and eighteen months, but can last longer. If orders forecasted for a specific customer for a particular quarter do not occur in that quarter, our operating results, financial condition and cash flows for that quarter or subsequent quarters could be substantially lower than anticipated. Our quarterly and annual results may fluctuate significantly due to revenue recognition rules and the timing of the receipt of customer orders. Additionally, service revenues such as installation services associated with product sales are impacted by such delays.

If we fail to develop and market new products and product enhancements in a timely manner, our business could be adversely affected.

Our future success is dependent on our development and marketing of new products and solutions that enhance our current products and achieve market acceptance. In addition, services, products or technologies developed by others may render one or more of our products or technologies uncompetitive, unmarketable or obsolete. Our future success will depend on our ability to continue to enhance our existing products, including development of new applications for our technology, and to develop and introduce new products to meet and adapt to changing customer requirements and emerging technologies. Our failure to respond or respond quickly enough to rapidly changing technologies could adversely affect our business, financial condition and results of operations. Our efforts to trim expenses in research and development could have the unintended consequence of impacting our delivery of new products or enhancements to existing products. Our inability to develop, on a timely basis, new products or enhancements to existing products, or the failure of such new products or enhancements to achieve market acceptance could have a material adverse effect on our business, financial condition and results of operations.

We have invested, and will continue to invest, in new storage solutions. The failure of these products to gain market acceptance within the timeframes we expect or the failure of these products to perform well in field deployments could adversely affect our business, financial condition and results of operations. Further, delays in product or feature availability may impact our ability to address market opportunities. Performance problems in lab or field deployments could adversely impact our reputation in new storage markets. Better financed or more established competitors could prevent our entry into, or limit our success, in these new markets. There can be no assurance that we will be successful in pursuing our new storage products.

We are continuing to adapt our content delivery products to add features allowing deployments to cable, IPTV, and Internet CDN providers to enable multi-screen video delivery. The changes require new knowledge sets, especially in research and development, and will require us to develop and sell new products to new customers. A failure to execute on this transition, or execute quickly enough, will adversely affect our business.

Our video expertise for more than fifteen years has been focused on the VOD market. Although we have been successful in VOD, we recognize it is a relatively limited market and, as such, we are transitioning the business to serve video to all devices. We are introducing the products necessary to serve these new markets. We have also invested in new sales professionals to help us sell our existing and new products to a wider customer set. We believe that these steps are necessary, but that they will be expensive. We are making these investments in a challenging macroeconomic environment and may be unable to develop or sell any new marketable products. In addition, we face robust competition both from internally-developed solutions and from large, well-positioned companies. If we are not successful in establishing new products and new customers, we will have expended considerable effort and capital to transition the business and will not have received any economic benefit.

We cannot guarantee that our products and services will keep pace with technological developments and emerging industry standards, address the changing needs of our customers or achieve market acceptance, any of which could materially adversely affect our business.

The markets for our products are characterized by rapidly changing technology, evolving industry standards and new product introductions and enhancements. There can be no assurance that we will be successful in enhancing our current and planned content delivery products or developing, integrating and marketing new products that satisfy customer needs or achieve market acceptance. In addition, services, products or technologies developed by others may render one or more of our products or technologies uncompetitive, unmarketable or obsolete. Future technological advances may result in the availability of new products and services that could compete with our solutions or reduce the cost of existing products or services. Our future success will depend on our ability to continue to enhance our existing products, including development of new applications for our technology, and to develop and introduce new products to meet and adapt to changing customer requirements and emerging technologies. Further, announcements of currently planned or other new product offerings by our competitors may cause customers to defer purchase decisions or to fail to purchase our existing solutions. Our failure to respond to rapidly changing technologies could adversely affect our business, financial condition and results of operations.

Broadband Internet video services for televisions have gained traction and could replace or dilute revenue associated with current VOD services and limit or eliminate our service provider customers’ interest in our content delivery products.

A number of well-funded companies have launched services and are or will be capable of delivering Internet video services for home television viewing. As these products are developed, successfully deployed and embraced by consumers, our customers may discontinue purchases of our content delivery products.

We have experienced competitive pricing pressure for our products and services and expect to continue to experience this pressure. As pricing pressures continue, it may impact our revenue and call into question our ability to achieve and maintain profitability.

Over the years, our industry has experienced a decrease in average selling prices. We anticipate that the average selling prices of our products will continue to decrease in the future in response to competitive pricing pressures, increased sales discounts and new product introductions by our competitors. We may experience substantial decreases in future operating results, financial condition and cash flows due to a decrease of our average selling prices. We also anticipate that our gross margins will fluctuate from period-to-period as a result of the mix of products we sell in any given period. If our sales of lower margin products significantly expand in future quarterly periods, our overall gross margin levels, operating results, financial condition and cash flows will be adversely impacted.

We incurred net losses in the past and may incur further losses in the future.

We incurred losses from continuing operations of $11.1 million and $12.7 million in fiscal years ended June 30, 2017 and 2016, respectively. As of June 30, 2017, we had an accumulated deficit of approximately $165.5 million. We may have difficulty sustaining profitable operations and incur additional net losses in the future.

We have taken and continue to take measures to address the variability in the market for our products and services, which could have long-term negative effects on our business or impact our ability to adequately address an increase in customer demand.

We have taken and continue to take measures to address the variability in the market for our products and services, to increase average revenue per unit of our sales and to reduce our operating expenses, rationalize capital expenditure and minimize customer turnover. We cannot ensure that the measures we have taken will not impair our ability to effectively develop and market products and services, to remain competitive in the industries in which we compete, to operate effectively, to operate profitably during slowdowns or to effectively meet a rapid increase in customer demand. These measures may have long-term negative effects on our business by reducing our pool of technical and operational talent, decreasing or slowing improvements in our products and services, making it more difficult to hire and retain talented individuals and to quickly respond to customers or competitors in an upward cycle.

If we are unable to manage change in our operations effectively, our business may be harmed through a diminished ability to monitor and control effectively our operations, and a decrease in the quality of work and innovation of our employees.

Our ability to successfully offer new products and services and implement our business plan in a rapidly evolving market requires effective planning and management. In light of the growing complexities in managing our portfolio of products and services, our anticipated future operations may strain our technical, operational and administrative resources. A failure to manage changes in our volume of business may harm our business through a decreased ability to monitor and effectively control our operations, and a decrease in the quality of products and innovation of our employees upon which our business is dependent. If we fail to meet customers’ supply expectations, we could incur penalties, our revenue would be adversely affected and we may lose business, which could materially and adversely affect our operating results, financial condition and cash flows.

Any weaknesses identified in our system of internal controls by us or our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 could have an adverse effect on our business.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that companies evaluate and report on their systems of internal control over financial reporting. We have reported material weaknesses in our financial reporting controls during the last three fiscal years. In future periods, we may identify deficiencies in our system of internal controls over financial reporting that may require remediation. There can be no assurances that any such future deficiencies identified may not be significant deficiencies or material weaknesses that would be required to be reported in future periods. Any control deficiency that we may identify in the future could adversely affect our stock price, results of operations or financial condition.

We face risks associated with the trend of increased stockholder activism.

Publicly-traded companies have increasingly become subject to campaigns by investors seeking to increase short-term stockholder value by advocating corporate actions such as financial restructuring, increased borrowing, special dividends, stock repurchases or even sales of assets or the entire company. Given our significant cash and short-term investment balances as of June 30, 2017, market capitalization and other factors, it is possible that stockholders may in the future attempt to effect such changes or acquire control over us. Responding to proxy contests and other actions by activist stockholders would be costly and time-consuming, disrupt our operations and divert the attention of our Board of Directors and senior management from the pursuit of business strategies, which could adversely affect our results of operations and financial condition.

We utilize open source software, which could enable our competitors to gain access to our source code and distribute it without paying any license fee to us.

Key components of our content delivery products utilize open source software on Linux platforms. Some open source software, especially that provided under the GNU Public License, is provided pursuant to licenses that limit the restrictions that may be placed on the distribution and copying of the provided code. Thus, it is possible that customers or competitors could copy portions of our software and freely distribute it. This could substantially impact our business and our ability to protect our products and future business.

We rely on a combination of contracts and copyright, trademark, patent and trade secret laws to establish and protect our proprietary rights in our technology. If we are unable to protect our intellectual property rights, our competitive position could be harmed or we could be required to incur expenses to enforce our rights. Our business could also be adversely affected if we are found to be infringing on the intellectual property of others.

We typically enter into confidentiality or license agreements with our employees, consultants, customers and vendors, in an effort to control access to and distribution of our proprietary information. Despite these precautions, it may be possible for a third-party to copy or otherwise obtain and use our proprietary technology without authorization. The steps we take may not prevent misappropriation of our intellectual property, and the agreements we enter into may not be enforceable. In addition, effective copyright and trade secret protection may be unavailable or limited in some foreign countries.

Our competitors or other companies may currently own or obtain patents or other proprietary rights that might prevent, limit or interfere with our ability to make, use or sell our products. Further, we have indemnification obligations with numerous customers that could require us to become involved in intellectual property litigation. As a result, we may be found to be infringing on the intellectual property rights of others. In the event of a successful claim of infringement against us or against a customer to which we have an indemnification obligation, our business and operating results, financial condition and cash flows could be adversely affected.

Any litigation or claims brought against us, whether or not valid, could result in substantial costs and diversion of our resources. Intellectual property litigation or claims brought against us could force us to do one or more of the following:

•	cease selling, incorporating or using products or services that incorporate the challenged intellectual property;
•	obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, if at all; or
•	re-design products or services that incorporate the disputed technology.

If we are forced to take any of the foregoing actions, we could face substantial costs and our business could be seriously harmed. Although we carry general liability insurance, our insurance may not cover potential claims of this type or be adequate to indemnify us for all liability that may be imposed.

In addition, we may initiate claims or litigation against third parties in the future for infringement of our proprietary rights or to determine the scope and validity of our proprietary rights or the proprietary rights of competitors. These claims could result in costly litigation and the diversion of our technical and management personnel and there can be no guarantee of success in any such action. As a result, our operating results could suffer and our financial condition and cash flows could be harmed.

Protecting our global intellectual property rights and combating unlicensed copying and use of software and other intellectual property is difficult. While piracy may adversely affect U.S. revenue, the impact on revenue from outside the U.S. is likely to be more significant, particularly in countries where laws are less protective of intellectual property rights. Our revenues may be impacted if our intellectual property is copied or otherwise misappropriated and we are not able to successfully assert our rights over our intellectual property. We may be unable to close sales if our intellectual property is copied; we may face increased competition if our trade secrets are disclosed; and our reputation may be negatively impacted if our company or product names are misused. Similarly, the absence of harmonized patent laws makes it more difficult to ensure consistent respect for patent rights, making enforcement more difficult. Reductions in the legal protection for software intellectual property rights could adversely affect revenue.

The markets in which we operate are highly competitive, and we may be unable to compete successfully against our current and future competitors, which would adversely affect our business.

The markets for content delivery products are extremely competitive. Our competitors include divisions of larger public companies with an established presence in the industry, as well as well-funded start-ups. Further, as we expand the addressable markets for our product offerings, we encounter a different set of competitors. This intense competition has negatively impacted our content delivery solutions revenues and may severely impact our success and ability to earn additional revenue through expanding our content delivery solutions offerings.

A list of the primary competitors we face in both of our markets and a categorization of our competitors is included under the Competition heading in Part I, Item 1., the Business section of this Annual Report on Form 10-K for the year ended June 30, 2017.

We have a significant base of deployed content delivery products that our customers, over time, may decide to replace for products from other companies.

A significant number of our VOD products have been deployed for several years and may be replaced with newer products or technologies. When our customers evaluate replacing those older products, they may choose a different vendor. If that were to occur, we would lose future revenue opportunities from expansion as well as maintenance revenue.

Continuing uncertainties in the domestic and global economies may reduce demand for our products and services.

The ongoing uncertainty and unevenness in the recovery in the domestic and global economy may negatively affect our operating results, financial condition and operating results. The uncertainty in economic conditions in many of our markets may impact demand for our products and render budgeting and forecasting difficult. The difficulty in forecasting demand increases the difficulty in anticipating our inventory requirements, which may cause us to over-produce finished goods, resulting in inventory impairments, or under-produce finished goods, affecting our ability to meet customer requirements.

Our operating results, financial condition and cash flows may vary based on changes in our customers’ capital expenditures. We sell our solutions primarily to large organizations whose businesses fluctuate with general economic and business conditions. As a result, decreased demand for our solutions and services caused by a weakening global economy may cause a decline in our revenue. Historically, economic downturns have resulted in overall reductions in corporate spending. In the future, potential customers may decide to reduce their budgets for capital expenditures by deferring or reconsidering product purchases, which would negatively impact our operating results, financial results and cash flows.

In some cases, we rely on a limited number of suppliers, which entails several risks, including the possibility of defective parts, a shortage of components, an increase in component costs, and reduced control over delivery schedules.

Our reliance on single suppliers entails a number of risks, including the possibility of defective parts, a shortage of components, increase in components costs, and reduced control over delivery schedules. Any of these events could adversely affect our business, results of operations and financial condition. We estimate that a lead-time of 12 – 16 weeks may be necessary to switch to an alternative supplier of certain custom application specific integrated circuit and printed circuit assemblies. A change in the supplier of these components, without the appropriate lead-time, could result in a material delay in shipments by us of certain products. Where alternative sources are available, qualification of the alternative suppliers and establishment of reliable supplies of components from such sources may also result in delays. Shipping delays may also result in a delay in revenue recognition, possibly outside the fiscal period originally planned, and, as a result, may adversely affect our financial results for that particular period. See the Suppliers heading in Part I, Item 1., the Business section of this Annual Report on Form 10-K for additional information.

A large number of our maintenance contracts are for legacy systems that are aging and may be replaced.

A large percentage of the services we provide are to customers who run our legacy hardware and systems. Over time, these systems will be replaced and the customers may not choose to purchase replacement systems from us. In such a case, our service revenue will be materially negatively impacted.

Sales to international customers accounted for approximately 34% and 37% of our revenue from continuing operations in fiscal years 2017 and 2016, respectively. Accordingly, our business is susceptible to numerous risks associated with international operations.

We are subject to a number of risks associated with international business activities that could increase our costs, lengthen our sales cycle and require significant management attention. These risks include:

•	compliance with, and unexpected changes in, regulatory requirements resulting in unanticipated costs and delays;
•	difficulties in compliance with export and re-export regulations governing U.S. goods and goods from our international subsidiaries;
•	lack of availability of trained personnel in international locations;
•	challenges in dealing with international channel partners;
•	tariffs, export controls and other trade barriers;
•	longer accounts receivable payment cycles than in the U.S.;
•	potential difficulty of enforcing agreements and collecting receivables in some foreign legal systems;
•	potential difficulty in enforcing intellectual property rights in certain foreign countries;
•	potentially adverse tax consequences, including restrictions on the repatriation of earnings;
•	the burdens of complying with a wide variety of foreign laws;

•	general economic and political conditions in international markets, including the impact of the U.K’s departure from the European Union; and
•	foreign currency exchange rate fluctuations.

Our efforts to maintain channels to market and sell our products internationally may not be successful.

Our international sales are supported by a combination of direct sales in certain international locations and indirect channel sales through distributor and reseller arrangements with third parties in others. We may not be able to maintain productive reseller and/or distribution agreements and/or may not be able to successfully manage these sales channels. In addition, many of our resellers also sell products from other vendors that compete with our products and may choose to focus on products of those vendors. Additionally, our ability to utilize an indirect sales model in these international markets will depend on our ability to qualify and train those resellers to perform product installations and to provide customer support. If we fail to develop and cultivate relationships with significant resellers, or if these resellers do not succeed in their sales efforts (whether because they are unable to provide support or otherwise), we may be unable to grow or sustain our revenue in international markets.

Product failures or interruptions could cause delays in shipments, require design modifications or field replacement, which may have a negative impact on our business and damage our reputation and customer relationships.

Product failures may adversely affect our business, financial condition and results of operations. Despite our own testing, vendor testing and additional testing by current and potential customers, all errors or failures may not be found in our products prior to being deployed or, if discovered, successfully corrected in a timely manner. These errors or failures could cause delays in product introductions and shipments or require design modifications that could adversely affect our competitive position. Further, some errors may not be detected until the systems are deployed. In such a case, we may have to undertake substantial field replacement programs to correct the problem including the shipment of replacement parts. Our reputation may also suffer if our customers view our products as unreliable, whether based on actual or perceived errors or failures in our products.

In addition, a defect, error or performance problem with content delivery products could cause our customers’ offerings to fail for a period of time or be degraded. Any such failure would cause customer service and public relations problems for our customers. As a result, we could experience delayed or lost revenue due to adverse customer reaction, negative publicity regarding us and our products and services and claims for substantial damages against us, regardless of our responsibility for such failure. Any claim could be expensive and require us to spend a significant amount of resources. In circumstances where third-party technology incorporated with or in our systems includes a defect, error or performance problem or fails for any reason, we may have to replace such third-party technology at our expense and be responsible to our customers for their corresponding claims. Such tasks could be expensive, could require us to spend a significant amount of resources and insurance coverage, if available, may be inadequate.

Trends in our business may cause our quarterly operating results to fluctuate; therefore, period-to-period comparisons of our operating results may not necessarily be meaningful.

We have experienced significant variations in the revenue, expenses and operating results from quarter-to-quarter in our business, and it is likely that these variations will continue. We believe that fluctuations in the number of orders for our products being placed from quarter-to-quarter are principally attributable to the buying patterns and budgeting cycles of our customers. In addition, sales cycles associated with the purchase of many of our products are typically lengthy and orders are often not finalized until the end of a quarter. As a result, our results of operations have fluctuated in the past and will likely continue to fluctuate in accordance with this purchasing activity. Therefore, period-to-period comparisons of our operating results may not necessarily be meaningful. In addition, because these factors are difficult for us to forecast, our business, financial condition and results of operations for one quarter or a series of quarters may be adversely affected and below the expectations of securities analysts and investors, which could result in material declines of our stock price.

Our business may be adversely affected if we fail to retain our current key personnel, many of whom would be difficult to replace, or fail to attract additional qualified personnel.

Our future performance depends on the continued service of our senior management, engineering, sales and marketing personnel. Competition for qualified personnel is intense, and we may fail to retain our key employees or to attract or retain other highly qualified personnel. The loss of the services of one or more of our key personnel could seriously impact our business, especially the loss of highly specialized technical personnel. Our future success also depends on our continuing ability to attract, hire, train and retain highly skilled managerial, technical, sales, marketing and customer support personnel. In addition, new employees frequently require extensive training before they achieve desired levels of productivity. We do not carry key person life insurance on any of our employees.

As our products age, we may not be able to purchase necessary parts to support legacy systems currently deployed or to be deployed.

With the passage of time, suppliers of essential parts may stop producing these parts. In such cases, we may be required to redesign our products to accommodate the obsolescence. If that occurs, we will have to spend considerable effort in the redesign and, in some cases, may be forced to have the redesigned products requalified. Requalification may take several months, thereby delaying expected revenue.

We could be exposed to legal liability if our products were used to violate copyright laws.

Our content delivery products enable recording, storing, and delivering video over commercial networks. Thus, our customers could use our products without first obtaining permission from content owners to record and deliver copyrighted video. In such a situation, we could face liability for claims that our products enabled or assisted in breaching copyright laws.

If content providers, such as movie studios, limit the scope of content licensed for use in the digital content delivery market, our business, financial condition and results of operations could be negatively affected because the potential market for our products would be more limited than we currently believe.

The success of the content delivery market is contingent upon content providers, such as movie studios, continuing to permit their content to be licensed for distribution in this market. Content providers may, due to concerns regarding marketing or illegal duplication of the content, limit the extent to which they provide content to the markets served by our customers and potential customers. A limitation of available content would indirectly limit the demand for our content delivery solutions.

Our facilities could be subject to severe weather that could shut down those facilities and halt production.

All of our facilities are, from time to time, subject to severe weather that could result in a temporary shut-down of the impacted facility. Further, an extended shut-down within the Atlanta, Georgia metropolitan area could slow the release of software products for our content delivery business since most of the developers for those products are located at two facilities in this area.

A failure to detect fraud in the business could be serious.

Over the last several years, we have observed an increase in minor instances of attempted fraud in the business, including unauthorized use of company credit cards and unauthorized banking transactions. While we are confident that we have comprehensive controls in place, there can be no assurances that all business fraud will be detected and/or thwarted. A loss related to fraud, especially an uninsured loss, could have an adverse effect on our business.

Risks Related to Our Industries

The cable and telecommunications industries are experiencing consolidation, which could result in delays or reductions in purchases of products and services, which could have a material adverse effect on our business.

We are experiencing the consolidation of many participants in the cable and telecommunications industries. When consolidations occur, it is possible that the acquirer will not continue using the same suppliers, possibly resulting in an immediate or future elimination of sales opportunities and future support revenue. Even if sales are not reduced, consolidation can also result in pressure from customers for lower prices or better terms, reflecting the increase in the total volume of products purchased, the elimination of a price differential between the acquiring customer and the company acquired or other factors. Consolidations could also result in delays in purchasing decisions by the affected companies prior to completion of the transaction and by the merged businesses. The purchasing decisions of the merged companies could have a material adverse effect on our business.

Our business is subject to governmental regulation. Any finding that we have been or are currently in noncompliance with such laws could result in, among other things, governmental penalties or class action lawsuits. Further, changes in existing laws or new laws may adversely affect our business.

We are subject to various international, U.S. federal, state and local laws. The television industry is subject to extensive regulation in the U.S. and other countries. Our content delivery solutions revenue is dependent upon the continued growth of the digital television industry in the U.S. and internationally. Broadband companies are subject to extensive government regulation by the FCC and other federal and state regulatory agencies. The 1984 Cable Act, which amended the Communications Act of 1934, established policies in the areas of ownership, channel usage, franchise provisions and renewals, subscriber rates and privacy, obscenity and lockboxes, unauthorized reception of services, equal employment opportunity, and pole attachments. The 1984 Cable Act also defined jurisdictional boundaries among federal, state and local authorities for regulating cable television systems which, among other provisions, allow for expanded regulatory powers when domestic cable penetration exceeds a threshold of 70% of U.S. households. Additional regulations could have the effect of limiting capital expenditures by our customers and thus could have a material adverse effect on our business, financial condition and results of operations. If we were found to be, or believed to be non-compliant with privacy laws, we could face substantial exposure to government fines or privacy litigation. In addition, new ‘net neutrality’ legislation or regulations could be implemented or interpreted in a way that curtails certain of our products’ uses within our customers’ data networks and adversely impacts our customers’ ability to operate those networks efficiently or profitably. This could impact our sales of those products. The enactment by federal, state or international governments of new laws or regulations could adversely affect our customers, and thereby materially adversely affect our business, financial condition and results of operations.

Our operating results may be adversely affected by continuing economic uncertainty in Europe and elsewhere and by related global economic conditions.

The lingering effects of the European debt crisis and related European financial restructuring efforts may cause the value of the European currencies, including the euro, to further deteriorate, thus reducing the purchasing power of our European customers. One potential outcome of the European financial situation is the re-introduction of individual currencies in one or more Eurozone countries or the dissolution of the euro entirely. Should the euro dissolve entirely, the legal and contractual consequences for holders of euro-denominated obligations would be determined by laws in effect at such time. The potential dissolution of the euro, or market perceptions concerning this and related issues, could adversely affect the value of our euro-denominated assets and obligations. In addition, the European crisis has contributed to instability in global credit markets. If global economic and market conditions, or economic conditions in Europe, the U.S. or other key markets, remain uncertain, persist, or deteriorate further, consumer purchasing power and demand for our products could decline, and we may experience material adverse impacts on our business, operating results, and financial condition.

We may be subject to liability if private information supplied to our customers is misused.

Our content delivery solutions allow companies to collect and store data that many viewers may consider confidential. Unauthorized access or use of this information could result in liability to our customers, and potentially us, and might deter potential on-demand viewers. We have no control over the policy of our customers with respect to the access to this data and the release of this data to third parties.

Other Risks

Fluctuations in our future effective tax rates could affect our future operating results, financial condition and cash flows.

We are required to periodically review our deferred tax assets and determine whether, based on available evidence, a valuation allowance is necessary. Accordingly, we have performed such evaluation, from time to time, based on historical evidence, trends in profitability, expectations of future taxable income and implemented tax planning strategies. Further, although we benefit from net operating loss carryforwards in the U.S., some of our foreign subsidiaries do not have such net operating losses, exposing us to tax liabilities in various countries.

The calculation of tax liabilities involves dealing with uncertainties in the application of complex global tax regulations. We recognize potential liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and the extent to which, additional taxes will be due. In the event we determine that it is appropriate to create a reserve or increase an existing reserve for any such potential liabilities, the amount of the additional reserve is charged as an expense in the period in which it is determined. If payment of these amounts ultimately proves to be unnecessary, the reversal of the liabilities would result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary. If the estimate of tax liabilities proves to be less than the ultimate tax assessment for the applicable period, a further charge to expense in the period such short fall is determined would result. Such a charge to expense could have a material and adverse effect on our results of operations for the applicable period.

During the fourth quarter of fiscal year 2014, we released $13.7 million of valuation allowances against our U.S. deferred tax assets (including discontinued operations). However, during the fourth quarter of fiscal year 2016, we reestablished $12.5 million of valuation allowances against our U.S. deferred tax assets (including discontinued operations) and as of June 30, 2017 and 2016, our U.S. deferred tax assets are fully reserved. Changes to our business in the future may require a release of our valuation allowances, which would result in additional tax benefits that would improve our net income. See Note 9 to the consolidated financial statements for further discussion.

We have implemented certain anti-takeover provisions that could make it more difficult for a third-party to acquire us.

Provisions of Delaware law and our restated certificate of incorporation, and amended and restated bylaws, could make it more difficult for a third-party to acquire us, even if doing so would be beneficial to our stockholders.

We are subject to certain Delaware anti-takeover laws regulating corporate takeovers. These anti-takeover laws prevent a Delaware corporation from engaging in a business combination involving a merger or sale of more than 10% of our assets with any stockholder, including affiliates and associates of the stockholder, who owns 15% or more of the outstanding voting stock, for three years following the date that the stockholder acquired 15% or more of the corporation’s stock except under limited circumstances.

There are provisions in our restated certificate of incorporation and our amended and restated bylaws that also may delay, deter or impede hostile takeovers or changes of control.

Additionally, see the risk factor below that discusses our formal amendment to our certificate of incorporation adopted by our stockholders at our 2016 Annual Meeting of Stockholders held on October 26, 2016 designed to limit our exposure to an ownership change and as further discussed in Note 9 to the consolidated financial statements.

We may engage in future acquisitions that dilute the ownership interest of our stockholders, cause us to incur debt or assume contingent liabilities or present other challenges, such as integration issues, for our business, which if not successfully resolved would adversely affect our business.

As part of our business strategy, we review acquisition prospects that would complement our current product offerings, enhance our technical capabilities or otherwise offer growth opportunities. We periodically review investments in new businesses, and we may acquire businesses, products or technologies in the future.

In the event of any future acquisitions, we could issue equity securities that would dilute current stockholders’ percentage ownership, incur substantial debt, or assume contingent liabilities. These actions could materially adversely affect our operating results, financial condition and cash flows. Acquisitions also entail numerous risks, including:

•	difficulties in the assimilation of acquired operations, technologies or services;
•	unanticipated costs associated with the acquisition;
•	diversion of management’s attention from other business concerns;
•	adverse effects on existing business relationships;
•	risks associated with entering markets in which we have no or limited prior experience; and
•	potential loss of key employees of acquired companies.

We cannot assure that we will be able to successfully integrate any business, products, technologies or personnel that we might acquire in the future. Our failure to do so could materially adversely affect our business, operating results and financial condition.

Future issuances or repurchases of our equity, or transfers of our equity by third parties, may impair our future ability to use a substantial amount of our existing net operating loss carryforwards.

From time to time we complete an analysis of the ownership changes in our stock pursuant to Section 382 of the Internal Revenue Code. As of June 30, 2017, the ownership change was 22.3%, compared to 27.7% as of June 30, 2016. Future transactions and the timing of such transactions could cause an additional ownership change for Section 382 income tax purposes. Section 382 limits the ability of a company that undergoes an “ownership change,” which is generally defined as any change in ownership of more than 50% of its common stock over a three-year period, to utilize its net operating loss carryforwards and certain built-in losses or deductions, as of the ownership change date, that are recognized during the five-year period after the ownership change. Such transactions may include, but are not limited to, additional repurchases or issuances of common stock, or acquisitions or sales of shares of Concurrent stock by certain holders of our shares, including persons who have held, currently hold or may accumulate in the future five percent or more of our outstanding common stock for their own account. Most of these transactions are beyond our control. If an additional ownership change were to occur for purposes of Section 382, we would be required to calculate a new annual restriction on the use of our net operating loss carryforwards to offset future taxable income. We could lose all or a substantial part of the benefit of our accumulated net operating loss carryforwards if an ownership change pursuant to Section 382 does occur.

We are exposed to fluctuations in currency exchange rates that could negatively impact our financial results and cash flows.

To date, the majority of our revenues have been denominated in U.S. dollars, while a significant portion of our international expenses are incurred in the local currencies of countries in which we operate. Because a portion of our business is conducted outside the U.S., we face exposure to adverse movements in foreign currency exchange rates specifically the Japanese yen, euro and British pound. These exposures may change over time as business practices evolve, and they could have a material adverse impact on our financial results and cash flows. An increase in the value of the dollar could increase the real cost to our customers of our products in those markets outside the U.S. where we often sell in dollars, and a weakened dollar could increase local currency operating costs. In preparing our consolidated financial statements, certain financial information is required to be translated from foreign currencies to the U.S. dollar using either the spot rate or the weighted-average exchange rate. If the U.S. dollar changes relative to applicable local currencies noted above, there is a risk our reported sales, operating expenses, and net income could significantly fluctuate. We are not able to predict the degree of exchange rate fluctuations, nor can we estimate the effect any future fluctuations may have upon our future operations.

Our stock price has been volatile in the past and may be volatile in the future.

Our common stock is traded on the NASDAQ Global Market. For the 12 months ended June 30, 2017, the high and low prices reported on the NASDAQ Global Market were $7.10 and $4.63, respectively. Further,

as of September 15, 2017, the closing price as reported on the NASDAQ Global Market was $6.22. The market price of our common stock may fluctuate significantly in the future in response to various factors, some of which are beyond our control, including, among others:

•	variations in our quarterly operating results;
•	changes in securities analysts’ estimates of our financial performance;
•	the development of the content delivery market in general;
•	the investment in storage markets;
•	changes in market valuations of similar companies;
•	announcement by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	loss of a major customer or failure to complete significant transactions;
•	consolidation of companies that comprise our target market;
•	suspension, reduction or cancellation of the quarterly dividend; and
•	additions or departures of key personnel.

In addition, in recent years, the stock market in general, the NASDAQ Global Market and the market for technology companies in particular, have experienced extreme price and volume fluctuations. In some cases, these fluctuations have been unrelated or disproportionate to the operating performance of these companies. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance.

In the past, class action litigation often has been brought against companies following periods of volatility in the market price of those companies’ common stock. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management’s attention and resources, which could materially and adversely affect our business, financial condition and results of operations.

A sustained period of low stock price brings with it a risk that our stock will not comply with the minimum trading-price rules of the NASDAQ Global Market, and may be subject to delisting, thus significantly impacting the liquidity of our stock and our access to public capital.

Item 1B. Unresolved Staff Comments.

None.

Item 2. Properties.

Our principal facilities as of June 30, 2017 are listed below. All of the principal facilities are leased. Management considers all facilities listed below to be suitable for the purpose(s) for which they are used, including operations, research and development, sales, marketing, service, and administration.

Location	Principal Use	Expiration Date of Lease	Approx. Floor Area (Sq. Feet)
4375 River Green Parkway Suite 100 Duluth, Georgia 30096	Corporate Headquarters, Administration, Research and Development, Operations, Service, Sales and Marketing	December 2018	36,600
201 17th Street Suite 540 Atlanta, Georgia 30363	Research and Development, Operations, Sales and Marketing	September 2018	4,785

In addition to the facilities listed above, we also lease space in various domestic and international locations for use as sales and service offices typically under short-term or subleasing arrangements.

Item 3. Legal Proceedings.

We are not presently involved in any material litigation. However, we are from time to time party to various routine legal proceedings arising out of our business. We cannot predict the outcome of these lawsuits, legal proceedings and claims with certainty. Nevertheless, we believe that the outcome of any currently existing proceedings, even if determined adversely, would not have a material adverse effect on our business, balance sheets or the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows in the period ended June 30, 2017.

Item 4. Mine Safety Disclosures.

Not applicable.

Item 4A. Executive Officers of the Registrant.

Our officers are elected by the Board of Directors to hold office until their successors have been chosen and qualified or until earlier resignation or removal. Set forth below are the names, positions and ages of executive officers as of August 31, 2017:

Name	Position	Age
Derek Elder	President, Chief Executive Officer, and Director	46
Warren Sutherland	Chief Financial Officer	46

Derek Elder, President, Chief Executive Officer, and Director.  Mr. Elder joined Concurrent as President, Chief Executive Officer and Director on November 18, 2014. Mr. Elder most recently served as Senior Vice President and General Manager of the DOCSIS & Multiservice Gateway business unit at ARRIS Group, Inc. (“ARRIS”) (NASDAQ: ARRS) since April 2013. Mr. Elder has also held a number of other leadership positions at ARRIS in sales, product management and marketing during his ten-year tenure, including serving as Senior Vice President & General Manager, Touchstone Broadband CPE Division from March 2011 to April 2013, Senior Vice President, Product Management & Marketing from May 2008 to May 2011 and Senior Vice President, North American Sales prior thereto. Prior to ARRIS, Mr. Elder was a technology and business leader at Tropic Networks, Cisco Systems and Narad Networks, Inc. Mr. Elder earned his undergraduate degree from the University of Maryland University College and his Masters of Business Administration from The Pennsylvania State University.

Warren Sutherland, Chief Financial Officer.  Mr. Sutherland was appointed as our Chief Financial Officer on May 15, 2017. Mr. Sutherland most recently served as Concurrent’s Vice President of Sales Operations, Information Technology and Financial Planning & Analysis since 2016. Mr. Sutherland has more than 16 years of financial and operational leadership experience with public and private companies in the high-tech and fin-tech industries. Mr. Sutherland held various financial management positions at Concurrent from 2000 – 2015 and then joined Cardlytics, Inc., a fin-tech company, as Vice President of Financial Planning & Analysis for one year before returning to Concurrent in mid-2016. Mr. Sutherland began his accounting career as an auditor with Arthur Andersen. He is a certified public accountant and holds a Bachelor of Business Administration in Finance and Masters of Accountancy, both from the University of Georgia.

PART II

Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

Our Common Stock is currently traded under the symbol “CCUR” on the NASDAQ Global Market. The following table sets forth the high and low sales price for our Common Stock for the periods indicated, as reported by the NASDAQ Global Market.

Fiscal Year 2017 Quarter Ended:	High	Low
September 30, 2016	$6.66	$4.95
December 31, 2016	$6.48	$5.08
March 31, 2017	$5.75	$4.75
June 30, 2017	$7.10	$4.63

Fiscal Year 2016 Quarter Ended:	High	Low
September 30, 2015	$6.47	$4.54
December 31, 2015	$5.75	$4.59
March 31, 2016	$6.63	$4.81
June 30, 2016	$6.65	$4.97

On September 15, 2017, the last reported sale price of our common stock on NASDAQ was $6.22 per share. As of August 31, 2017, there were 519 registered holders of record of our common stock.

In fiscal years 2017 and 2016, we paid four quarterly cash dividends of $0.12 per share of common stock. We intend to pay a regular quarterly cash dividend on our common shares subject to, among other things, our results of operations, cash balances, future cash requirements, financial condition, statutory requirements of Delaware law, and other factors that the Board of Directors may deem relevant. We believe that a portion of our dividends may be treated as a return of capital to stockholders, rather than dividend income, as we believe dividend payments may exceed our cumulative earnings and profits.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the consolidated financial statements and the related notes thereto, which appear elsewhere herein. Except for the historical financial information, many of the matters discussed in this Item 7 may be considered “forward-looking” statements that reflect our plans, estimates and beliefs. Actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, elsewhere herein, including in Item 1A. Risk Factors and under the heading “Cautionary Note Regarding Forward Looking Statements” on page 15 herein.

Overview

We are a global software and solutions company that develops advanced applications focused on storing, protecting, transforming, and delivering visual media. We enable the world’s leading innovators in visual media to entertain, inform, and communicate, by providing the tools to help them unlock their creativity and share it with the world. We accomplish this by developing open software solutions that make the world’s visual media available online, when and where it is needed around the globe. Our business is comprised of one operating segment for financial reporting purposes, Content Delivery.

Our content delivery solutions consist of software, hardware and services for intelligently storing, processing and streaming video content to a variety of consumer devices. Our streaming, video processing and storage products and services are deployed by service providers to support consumer-facing video applications including live broadcast video, video-on-demand and time-shifted television services such as cloud-based digital video recording. In fiscal year 2016, we introduced Aquari Storage, our software-defined scale-out storage solution that is ideally suited for a wide-range of applications in the media delivery value chain that require advanced performance, very large storage capacity, and a high degree of configuration flexibility.

In September 2015, we sold our multi-screen video analytics product line for collecting and analyzing data related to content delivery applications (see Note 5 to the consolidated financial statements).

In May 2017, we sold our Real-Time solutions business (“Real-Time business”) to Battery Ventures for gross proceeds of $35 million. The Real-Time business provided real-time Linux operating system variants, development and performance optimization tools, simulation software and other system software combined, in many cases, with computer platforms and services. Prior to the sale, Concurrent sold the Real-Time business products to a wide variety of companies seeking high performance, real-time computer solutions in the defense, aerospace, financial and automotive markets around the world. Results of our Real-Time business are retrospectively reflected as a discontinued operation in our consolidated financial statements for all periods presented (see Note 4 to the consolidated financial statements).

Other than consolidated amounts reflecting operating results and balances for both the continuing and discontinued operations, all remaining amounts presented in the accompanying consolidated financial statements reflect the financial results and financial position of our continuing content delivery solutions business.

Application of Critical Accounting Policies

The SEC defines “critical accounting policies” as those that require application of management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

The following is not intended to be a comprehensive list of all of our accounting policies. Our significant accounting policies are more fully described in Note 2 to the consolidated financial statements. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the U.S., with no need for management’s judgment in their application. There are also areas in which management’s judgment in selecting an available alternative would not produce a materially different result.

We have identified the following as accounting policies critical to us:

Revenue Recognition and Related Matters

The significant majority of the Company’s multiple element arrangements are accounted for under ASC 605-25, Multiple Element Arrangements. This guidance pertains to revenue arrangements with multiple deliverables, and accounting guidance on all tangible products containing both software and non-software components that function together to deliver the product’s essential functionality. While most of our arrangements contain a software element, because the software components and non-software components of the tangible product function together to deliver the tangible product’s essential functionality, we meet the scope exception of ASC-985-605-15-4(e).

We generate revenue from the sale of products and services. We commence revenue recognition when all of the following conditions are met:

•	persuasive evidence of an arrangement exists,
•	the system has been delivered or the services have been performed,
•	the fee is fixed or determinable, and
•	collection of the fee is probable.

Determination of the third and fourth criteria above are based on our judgments regarding the fixed nature of the fee charged for products and services delivered and the collectability of those fees.

Our standard multiple-element contractual arrangements with our customers generally include the delivery of systems with multiple components of hardware and software, certain professional services that typically involve installation and consulting, and ongoing system maintenance. Product revenue is generally recognized when the product is delivered. Professional services that are of a consultative nature may take place prior to, or after, delivery of the system, and installation services typically occur within 90 days after delivery of the system. Professional services revenue is typically recognized as the service is performed. Initial warranty begins after delivery of the system and typically is provided for 90 days to three years after delivery. Maintenance revenue, where applicable, will be recognized ratably over the maintenance period. Our product sales are predominantly system sales whereby software and equipment function together to deliver the essential functionality of the combined product.

Prior to the sale of our multi-screen video analytics product line in September 2015 (see Note 5 to the consolidated financial statements), our sales model for multi-screen video analytics software products included the option for customers to purchase a perpetual license, a term license, or software as a service. Customers also had the option to purchase maintenance or managed services with their license. Revenue from these sales generally was recognized over the term of the various customer arrangements. Professional services attributable to implementation of our multi-screen video analytics software products or managed services were essential to the customers’ use of these products and services. We deferred commencement of revenue recognition for the entire arrangement until we had delivered the essential professional services or had made a determination that the remaining professional services were no longer essential to the customer. We recognized revenue for managed services and software-as-a-service arrangements once we commenced providing the managed or software services and recognized the service revenue ratably over the term of the various customer contracts. In circumstances whereby we sold a term or perpetual license and maintenance or managed services, we commenced revenue recognition after both the software and service were made available to the customer and recognized the revenue from the entire arrangement ratably over the longer of the term license or service period, because we did not have vendor specific objective evidence (“VSOE”) for either our term licenses or our maintenance and managed services for multi-screen video analytics software solutions.

We evaluate each element in a multiple-element arrangement to determine whether it represents a separate unit of accounting. An element constitutes a separate unit of accounting when the delivered item has standalone value and delivery of the undelivered element is probable and within our control. Our various systems have standalone value because we have either routinely sold them on a standalone basis or we believe that our customers could resell the delivered system on a standalone basis. Professional services have standalone value because we have routinely sold them on a standalone basis, there are similar third-party vendors that routinely provide similar professional services, and certain customers perform the installation themselves. Our maintenance has standalone value because we have routinely sold maintenance separately.

We allocate revenue to each element in an arrangement based on the following selling price hierarchy: the selling price for a deliverable is based on its VSOE, if available, third-party evidence (“TPE”), if VSOE is not available, or estimated selling price (“ESP”), if neither VSOE nor TPE is available. We have typically been able to establish VSOE of fair value for our maintenance and services. We determine VSOE of fair value for professional services and maintenance by examining the population of selling price for the same or similar services when sold separately and on a standalone basis, and determining that the pricing population for each VSOE classification is within a very narrow range of the median selling price. For each element, we evaluate at least annually whether or not we have maintained VSOE of fair value based on our review of the actual selling price of each element over the previous 12-month period.

Our product deliverables are typically comprised of complete systems with numerous hardware and software components that operate together to provide essential functionality, and we are typically unable to establish VSOE or TPE of fair value for our products. Due to the custom nature of our products, we must determine ESP at the individual component level whereby our estimated selling price for the total system is determined based on the sum of the individual components. ESP for components of our content delivery products are based upon our most frequent selling price (“mode”) of standalone and bundled sales, based upon a 12-month historical analysis. If a mode selling price is not available, then ESP will be the median selling price of all such component sales based upon a 12-month historical analysis, unless facts and circumstances indicate that another selling price, other than the mode or median selling price, is more representative of our estimated selling price. Our methodology for determining estimated selling price requires judgment, and any changes to pricing practices, the costs incurred to integrate products, the nature of our relationships with our customers, and market trends could cause variability in our estimated selling prices or cause us to re-evaluate our methodology for determining estimated selling price. We update our analysis of mode and median selling price at least annually, unless facts and circumstances indicate that more frequent analysis is required.

In addition, we also sell software under multiple-element arrangements that do not include hardware. Under these software arrangements, we allocate revenue to the various elements based on VSOE of fair value. Our VSOE of fair value is determined based on the price charged when the same element is sold separately. If VSOE of fair value does not exist for all elements in a multiple-element arrangement, but does exist for undelivered elements, we recognize revenue using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement is recognized as revenue. Where fair value of undelivered elements has not been established, the total arrangement is recognized over the period during which the services are performed.

Income Taxes

As part of the process of preparing our consolidated financial statements, we are required to estimate income taxes in each of the jurisdictions in which we operate. The provision for income taxes is determined using the asset and liability approach for accounting for income taxes. A current liability is recognized for the estimated taxes payable for the current year. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates in effect for the year in which the timing differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of changes in tax rates or tax laws are recognized in the provision for income taxes in the period that includes the enactment date.

Valuation allowances are established when necessary to reduce deferred tax assets to the amount more-likely-than-not to be realized. To the extent we establish or change the valuation allowance in a period, the tax effect will generally flow through the consolidated statement of operations. In the case of an acquired or merged entity, we will record any valuation allowance on a deferred tax asset established through purchase accounting procedures as an adjustment to goodwill at the acquisition date. Any subsequent change to a valuation allowance established during purchase accounting that occurs within the measurement period of the acquisition (a period not to exceed 12 months) will also be recorded as an adjustment to goodwill, provided that such a change relates to new information about the facts and circumstances that existed on the acquisition date. All other changes to a valuation allowance established during purchase accounting will flow through the consolidated statement of operations.

The determination of our provision for income taxes requires significant judgment, the use of estimates and the interpretation and application of complex tax laws. We are subject to income taxes in the U.S. and numerous foreign jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes and recording the related tax assets and liabilities. In the ordinary course of our business, there are transactions and calculations for which the ultimate tax determination is uncertain. In spite of our belief that we have appropriate support for all the positions taken on our tax returns, we acknowledge that certain positions may be successfully challenged by the taxing authorities. Therefore, an accrual for uncertainty in income taxes is provided for, when necessary. In the event that we have accruals for uncertainty in income taxes, these accruals are reviewed quarterly and reversed upon being sustained under audit, the expiration of the statute of limitations, new information, or other determination by the taxing authorities. The provision for income taxes includes the impact of changes in uncertainty in income taxes. Although we believe our recorded tax assets and liabilities are reasonable, tax laws and regulations are subject to interpretation and inherent uncertainty; therefore our assessments can involve both a series of complex judgments about future events and rely on estimates and assumptions. Although we believe these estimates and assumptions are reasonable, the final determination could be materially different than that which is reflected in our provision for income taxes and recorded tax assets and liabilities.

In the calculation of our quarterly provision for income taxes, we use an annual effective rate based on expected annual income and statutory tax rates, which may require judgments and estimates. The tax (or benefit) applicable to significant unused or infrequently occurring items, discontinued operations or extraordinary items are separately recognized in the income tax provision in the quarter in which they occur.

In assessing the realizability of deferred tax assets, we consider whether it is more-likely-than-not that some portion or all of our deferred tax assets will not be realized. In determining whether or not a valuation allowance for deferred tax assets is needed, we evaluate all available evidence, both positive and negative, including: trends in operating income or losses; currently available information about future years; future reversals of existing taxable temporary differences; future taxable income exclusive of reversing temporary differences and carryforwards; taxable income in prior carryback years if carryback is permitted under the tax law; and tax planning strategies that would accelerate taxable amounts to utilize expiring carryforwards, change the character of taxable and deductible amounts from ordinary income or loss to capital gain or loss, or switch from tax-exempt to taxable investments. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

As of June 30, 2017, we continue to maintain a full valuation allowance on our net deferred tax assets in all jurisdictions except Japan and the U.K. We believe that it is more-likely-than-not that the deferred tax assets will not be realized in the jurisdictions in which we maintain a full valuation allowance. During the fourth quarter of fiscal year 2016, we evaluated the recent trend operating results in the U.S. and concluded that it was more-likely-than-not that we will be unable to realize our U.S. deferred tax asset. Based upon our recent operating losses and our estimate of future U.S. earnings due to our investment in our storage solutions product line, we reestablished a full valuation allowance in the U.S. during the fourth quarter of fiscal year. In Japan and the U.K., we believe that it is more-likely-than-not that we will realize our entire deferred tax inventory, and no valuation allowance is needed.

Defined Benefit Pension Plan

We maintain defined benefit pension plans (the “Pension Plans”) for a number of former employees of our German subsidiary (“participants”). In 1998, the Pension Plans were closed to new employees and no existing employees are eligible to participate, as all eligible participants are no longer employed by Concurrent. The Pension Plans provide benefits to be paid to all participants at retirement based primarily on years of service with Concurrent and compensation rates in effect near retirement. Our policy is to fund benefits attributed to participants’ services to date. The determination of our Pension Plans’ benefit obligations and expenses are dependent on our selection of certain assumptions used by actuaries in calculating such amounts. Those assumptions include, among others, the weighted average discount rate, the weighted average expected rate of return on plan assets and the weighted average rate of compensation increase. To the extent that these assumptions change, our future benefit obligation and net periodic pension expense may be positively or negatively impacted.

Selected Operating Data as a Percentage of Total Revenue

The following table sets forth our consolidated historical operating information from continuing operations, as a percentage of total revenues (unless otherwise noted) for the periods indicated:

	Year Ended June 30,
	2017	2016
Revenue (% of total revenue):
Product	62.0%	68.9%
Service	38.0	31.1
Total revenue	100.0	100.0
Cost of sales (% of respective revenue category):
Product	44.5	38.8
Service	45.9	46.8
Total cost of sales	45.0	41.3
Gross margin	55.0	58.7

	Year Ended June 30,
	2017	2016
Operating expenses:
Sales and marketing	40.3	31.1
Research and development	29.8	33.0
General and administrative	29.2	23.6
Gain on sale of product line, net	—	(12.8)
Total operating expenses	99.3	74.9
Operating loss	(44.3)	(16.2)
Interest income, net	0.3	0.1
Other income, net	—	1.3
Loss from continuing operations before income taxes	(44.0)	(14.8)
Provision (benefit) for income taxes	(3.8)	25.1
Loss from continuing operations	(40.2)	(39.9)

Results of Operations

We recognize revenue for product sales in accordance with the appropriate accounting guidance as described in our critical accounting policies. We recognize revenue from customer service plans ratably over the term of each plan, which are typically between one and two years.

Custom engineering services are often completed within 90 days from receipt of an order. Revenues from these services are recognized upon completion, delivery and acceptance of the product to the customer. In certain instances, our customers require significant customization of both the software and hardware products. In these situations, the services are considered essential to the functionality of the software and, therefore, the revenue from the arrangement, with the exception of maintenance, is recognized in conformity with accounting standards governing long term construction-type contracts and performance of construction-type and certain production-type contracts. If we are able to determine reasonable estimates of the cost of the arrangement, we record the value of the entire arrangement (excluding maintenance) as the project progresses based on actual costs incurred compared to the total costs expected to be incurred through completion. If we are unable to reasonably estimate the costs to complete the arrangement, all revenue is deferred until the contract is completed.

Cost of sales consists of the cost of the computer systems sold, including amortization of software development costs, depreciation, labor, material, overhead and third-party product costs. Cost of sales also includes the salaries, benefits and other costs of the maintenance, service and help desk personnel associated with product installation and support activities.

Sales and marketing expenses consist primarily of the salaries, benefits, overhead, and travel expenses of employees responsible for acquiring new business and maintaining existing customer relationships, as well as marketing expenses related to trade publications, advertisements, trade shows and depreciation costs of demo equipment.

Research and development expenses are comprised of salaries, benefits, overhead, and travel expenses of employees involved in hardware and software product enhancement and development, cost of outside contractors engaged to perform quality assurance, hardware and software product enhancement and development. Development costs are expensed as incurred.

General and administrative expenses consist primarily of salaries, benefits, overhead, and travel expenses of management and administrative personnel, human resources, information systems, insurance, investor relations, accounting and fees for legal, board of director expenses, and other professional services.

Fiscal Year 2017 in Comparison to Fiscal Year 2016

The following table sets forth summarized consolidated financial information for each of the fiscal years ended June 30, 2017 and 2016, as well as comparative data showing increases and decreases between periods (dollars in thousands).

	Year Ended June 30,		$ Change	% Change
	2017	2016
Product revenue	$17,141	$22,044	$(4,903)	(22.2)%
Service revenue	10,506	9,963	543	5.5%
Total revenue	27,647	32,007	(4,360)	(13.6)%
Product cost of sales	7,632	8,544	(912)	(10.7)%
Service cost of sales	4,820	4,660	160	3.4%
Total cost of sales	12,452	13,204	(752)	(5.7)%
Product gross margin	9,509	13,500	(3,991)	(29.6)%
Service gross margin	5,686	5,303	383	7.2%
Total gross margin	15,195	18,803	(3,608)	(19.2)%
Operating expenses:
Sales and marketing	11,130	9,950	1,180	11.9%
Research and development	8,233	10,549	(2,316)	(22.0)%
General and administrative	8,068	7,556	512	6.8%
Gain on sale of product line, net	—	(4,100)	4,100	(100.0)%
Total operating expenses	27,431	23,955	3,476	14.5%
Operating loss	(12,236)	(5,152)	(7,084)	137.5%
Interest income, net	81	37	44	118.9%
Other income, net	7	409	(402)	(98.3)%
Loss from continuing operations before income taxes	(12,148)	(4,706)	(7,442)	158.1%
Provision (benefit) for income taxes	(1,037)	8,031	(9,068)	(112.9)%
Loss from continuing operations	(11,111)	(12,737)	1,626	(12.8)%
Income from continuing operations, net of income taxes	39,492	1,624	37,868	2331.8%
Net income (loss)	$28,381	$(11,113)	$39,494	(355.4)%

Product Revenue.  Product revenue decreased by $4.9 million, or 22.2%, for fiscal year 2017 compared to fiscal year 2016. Additionally, fiscal year 2017 includes $3.0 million of product revenue from our Aquari storage product solution compared to $2.0 million in fiscal year 2016. The period-over-period decrease in product revenue resulted from the following:

•	North American product revenue decreased by $5.2 million, or 30.6%, due to lower purchasing volume from our largest North American customer in fiscal year 2017 compared to fiscal year 2016.
•	European product revenue decreased by $0.8 million, or 36.8%. European product revenue fluctuates from period to period primarily due to the product upgrade and expansion patterns of our customers.
•	Asia-Pacific product revenue increased by $0.7 million, or 27.4%. as our largest customer in the region increased their purchasing volume.
•	South American product revenue increased $0.4 million (we had no sales in this region in the prior year period).

Fluctuation in product revenue is often due to the fact that we have a small number of customers making periodic large purchases that account for a significant percentage of revenue. Our product revenue is also subject to customers’ capital spending cycles, including product upgrade and expansion patterns, and may be impacted in the future by consolidation of the industry in which our customers operate.

Service Revenue.  Services revenue increased by $0.5 million, or 5.5%, for fiscal year 2017 compared to fiscal year 2016 despite the loss of $0.5 million in content delivery service revenue as a result of the sale of our multi-screen video analytics product line in September 2015. The increase period-over-period is primarily due to an increase in the volume of out-of-warranty revenue and installation revenue from our Aquari storage product.

Product Gross Margin.  Product gross margin was $9.5 million for fiscal year 2017, a decrease of $4.0 million, or 29.6%, from $13.5 million for fiscal year 2016. The decrease in gross margin dollars is primarily due to the decrease in product revenue. Product gross margin as a percentage of product revenue decreased to 55.5% for fiscal year 2017 from 61.2% for fiscal year 2016 primarily due to the product mix of our more mature content delivery solutions and the increased volume of our Aquari storage solutions, which currently has a lower gross margin than our more mature products.

Service Gross Margin.  Service gross margin was $5.7 million for fiscal year 2017, an increase of $0.4 million, or 7.2%, from $5.3 million for fiscal year 2016. Gross margin on service revenue increased to 54.1% of service revenue for fiscal year 2017 from 53.2% of service revenue for fiscal year 2016. Service margin as a percentage of service revenue improved slightly due to the higher volume of out-of-warranty revenue and installation revenue, with a less than commensurate increase in service costs, as our service costs of sales are mostly comprised of relatively fixed salaries for our service and support teams that vary minimally with changes in revenue.

Sales and Marketing.  Sales and marketing expenses were $11.1 million for fiscal year 2017, an increase of $1.1 million, or 11.9%, from $10.0 million for fiscal year 2016. This year-over-year increase primarily resulted from (1) a $0.5 million increase in severance costs due to changes in segment sales leadership and other eliminated sales positions, (2) a $0.4 million signing bonus for a sales executive of the Company upon entering into a new employment arrangement (which superseded a previously existing arrangement) upon the sale of our Real-Time business, (3) a $0.3 million increase in domestic sales and marketing personnel costs and (4) a $0.2 million increase in international sales and marketing costs primarily in Japan, partially offset by (3) a $0.2 million decrease in trade shows and other marketing-related activities.

Research and Development.  Research and development expenses were $8.2 million for fiscal year 2017, a decrease of $2.3 million, or 22.0%, from $10.5 million for fiscal year 2016. The year-over-year decrease primarily resulted from a reduction of headcount in the U.S. within our development teams.

General and Administrative.  General and administrative expenses were $8.1 million for fiscal year 2017, an increase of $0.5 million, or 6.8%, from $7.6 million for fiscal year 2016. This increase was primarily due to (1) $0.6 million in severance to two executives incurred upon the sale of our Real-Time business and transaction bonuses to internal staff also in connection with the sale of our Real-Time business, (2) $0.5 million increase in professional fees and legal settlements, including costs related to our shareholder litigation, Board standstill agreement and review of strategic alternatives, partially offset by (3) a $0.3 million bonus paid to our chief executive officer in connection with the execution of an amendment to his employment agreement in October 2015, and (4) a $0.2 million decrease in other bonuses.

Gain on Sale of Product Line, net.  During fiscal year 2016, we sold the customer contracts and intellectual property related to our multi-screen video analytics product line for $3.5 million. The recorded net gain of $4.1 million included (1) customer contracts and intellectual property with a net book value of $0.2 million, (2) related assets and liabilities not sold or transferred in the transaction of $1.0 million (net liability, consisting primarily of unearned deferred revenue) and (3) legal, accounting and other expenses of $0.2 million that would not have been incurred otherwise.

Other Income (Expense), net.  During fiscal year 2017, we recognized less than $0.1 million of net realized foreign currency translation gains compared to $0.4 million in net realized currency translation gains in fiscal year 2016. These gains result from the impact of the changes in value of the British pound, euro and Japanese yen, relative to the U.S. dollar, on foreign currency transactions related to short-term intercompany accounts which are settled in the normal course of business by our European and Japanese subsidiaries for which the British pound, euro and Japanese yen are the functional currencies

Provision for Income Taxes.  We recorded a $1.0 million income tax benefit for fiscal year 2017 compared to a $8.0 million income tax provision for fiscal year 2016. The benefit for fiscal year 2017 is primarily due to the release of a portion of our unrecognized tax benefits and other federal and state tax benefits attributable to our loss from continuing operations. The provision for fiscal year 2016 is primarily due to non-cash income tax expense related to the reestablishment of a full valuation allowance based on our evaulation that it is more-likely-than-not that some portion or all of the U.S. deferred tax assets will not be realized as a result of our recent trend of negative operating results in the U.S. expectations for future taxable income in the U.S. due to the continued investment in our Aquari storage solutions product line.

In jurisdictions other than the U.K. and Japan, we either generate net operating losses or occasionally utilize some of the net operating loss carryforward amounts. However, because of the cumulative accounting losses in those jurisdictions, we maintain a full valuation allowance on those losses. This results in no net income tax provision impact in those jurisdictions as of June 30, 2017.

Loss from Continuing Operations.  Our loss from continuing operations for fiscal year 2017 was $11.1 million, or $1.20 loss per basic and diluted share, compared to a net loss for fiscal year 2016 of $12.7 million, or $1.39 loss per basic and diluted share.

Income from Discontinued Operations, Net of Income Taxes.  We sold our Real-Time business in May 2017. As a result, income from discontinued operations, net of income taxes includes the financial results of our Real-Time business for the year ended June 30, 2016 and through May 15, 2017 (and through May 30, 2017 for the European operations of the Real-Time business) during the year ended June 30, 2017. Included in income from discontinued operations, net of income taxes is the recognition of a pre-tax gain on the sale of the Real-Time business of $34.6 million. The gain on the sale of the Real-Time business also reflects $2.7 million of third-party transaction related expenses from the transaction for the year ended June 30, 2017.

Liquidity and Capital Resources

Our liquidity is dependent upon many factors, including sales volume, product and service costs, operating results and the efficiency of asset use and turnover. Our future liquidity will be affected by, among other things:

•	our reliance on a small customer base, typically represented by a small number of large, concentrated orders (the largest three customers accounted for 62% and 61% of fiscal year 2017 and 2016 total revenue from continuing operations;
•	our content delivery product revenue is subject to customers’ capital spending cycles and may be impacted in the future by consolidation of the industry in which our customers operate;
•	the rate of growth or decline or change in market, if any, of content delivery market expansions and the pace that video service companies implement, upgrade or replace content delivery technology;
•	our investment strategy into the storage solutions market;
•	our ability to renew maintenance and support service agreements with customers and retain existing customers;
•	our future access to capital;
•	our ability to manage expenses consistent with the rate of growth or decline in our markets;
•	our exploration and evaluation of strategic alternatives;
•	ongoing cost control actions and expenses, including capital expenditures;
•	the margins on our product and service sales;
•	timing of product shipments, which typically occur during the last month of the quarter;
•	the impact of delays of product acceptance from our customers;
•	the percentage of sales derived from outside the U.S. where there are generally longer accounts receivable collection cycles;

•	the number of countries in which we operate, which may require maintenance of minimum cash levels in each country and, in certain cases, may restrict the repatriation of cash, by requiring us to maintain levels of capital; and
•	the use of cash to pay quarterly and special dividends.

Uses and Sources of Cash

We used $3.0 million and used $2.2 million of cash from operating activities during fiscal years 2017 and 2016, respectively. Operating cash flows in fiscal year 2017 were primarily attributable to operating losses for the year. Operating cash flows in fiscal year 2016 were primarily driven by the timing of customer billings and payments to suppliers at the end of the fiscal year.

We invested $0.9 million and $2.3 million in property and equipment during fiscal years 2017 and 2016, respectively. Capital additions during each of these periods were primarily related to: (1) development and test equipment for our development groups and (2) demonstration systems used by our sales and marketing group. Fiscal year 2017 capital expenditures were driven by our initial investments in lab and test equipment for our Aquari storage development group. We expect our capital expenditures for fiscal year 2018 to be similar to fiscal year 2017.

We invested $6.9 million in short-term investments during the year ended June 30, 2017. We moved cash to these short-term investments in the third quarter of fiscal year 2017 so that we may earn a higher return than we had previously earned with our cash and cash equivalent balances. Our short-term investments consist of highly liquid commercial paper and have original maturities of more than 3 months but no more than 12 months.

In May 2017, we sold our Real-Time business for gross proceeds of $35.0 million in cash subject to working capital and other adjustments. Net proceeds from the sale received through June 30, 2017 totaling $31.0 million are as follows: (1) a $29.4 million payment to the Company in cash received on May 15, 2017 (including a reduction for estimated working capital of $0.8 million), (2) a $2.8 million payment in cash to the Company concurrently with the transfer of the European operations of the Real-Time business to the Purchaser received on May 30, 2017, less (3) $1.1 million in cash transferred in the sale. The remaining $2.0 million placed in escrow as security for certain purchase price adjustments and for the Company’s indemnification obligations will be released to the Company on or before May 15, 2018 (less any portion of the escrow used to make indemnification or purchase price adjustment payments).

During the year ended June 30, 2016, we sold the customer contracts and intellectual property related to our multi-screen video analytics product line for $3.5 million in cash.

We paid four quarterly cash dividends, each for $0.12 per share, during each of fiscal years 2017 and 2016. During fiscal years 2017 and 2016, we also paid an additional $0.2 million and $0.1 million of dividends, respectively, that had been held as dividends payable from previous declarations to restricted stockholders for whom restrictions lapsed during each respective fiscal year. In fiscal year 2017, the additional amount paid includes payments of dividends to certain terminated executives whose vesting of restricted shares was accelerated in connection with the sale of the Real-Time business. We intend to pay a regular quarterly cash dividend on our common shares subject to, among other things, our results of operations, cash balances, future cash requirements, financial condition, statutory requirements of Delaware law, and other factors that the Board of Directors may deem relevant. We believe that a portion of our dividends may be treated as a return of capital to stockholders, rather than dividend income, as we believe dividend payments may exceed our cumulative earnings and profits.

Although we do not have any outstanding debt or borrowing facilities in place at June 30, 2017, we periodically review the need for credit arrangements. Based upon our existing cash balances, historical cash usage, and anticipated operating cash flow in the near term, we believe that existing cash balances will be sufficient to meet our anticipated working capital, capital expenditure requirements and any dividend payments for at least the next twelve months.

We had working capital (current assets less current liabilities) of $45.3 million and $22.6 million and cash, cash equivalents and short-term investments of $42.8 million and $20.3 million (including $1.5 million in cash and cash equivalents attributable to our discontinued operations) at June 30, 2017 and 2016, respectively. At June 30, 2017, we had no material commitments for capital expenditures.

As of June 30, 2017, approximately $0.7 million, or 1.9% of our cash is in foreign accounts and there is no expectation that any foreign cash would need to be transferred from these foreign accounts to cover U.S. operations in the next 12 months. Based upon our existing cash balances and short-term investments, historical cash usage, and anticipated operating cash flow in the current fiscal year, we believe that existing U.S. cash balances will be sufficient to meet our anticipated working capital, dividend payments and capital expenditure requirements for at least the next 12 months.

Off-Balance Sheet Arrangements

We enter into agreements in the ordinary course of business with customers, resellers, distributors, integrators and suppliers that often require us to defend and/or indemnify the other party against intellectual property infringement claims brought by a third-party with respect to our products. We evaluate estimated losses for such indemnifications under ASC Topic 460-10-25, Guarantees. We consider factors such as the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. To date, we have not encountered material costs as a result of such obligations and have not accrued any material liabilities related to such indemnifications in our financial statements. See Note 16 to the consolidated financial statements for additional disclosures regarding indemnification.

Contractual Obligations

The following table summarizes our significant contractual obligations as of June 30, 2017:

	Payments Due By Fiscal Year
Contractual Obligations	Total	2018	2019 – 2020	2021 – 2022	2023 – 2027
Operating leases(1)	$687	$471	$216	$—	$—
Pension plan	2,443	248	500	492	1,203
Total	$3,130	$719	$716	$492	$1,203

(1)	Excludes charges for common area maintenance, operating expenses, insurance and taxes associated with the leased properties.

Recent Accounting Guidance

Recent Accounting Guidance Not Yet Adopted

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), a new standard related to revenue recognition as part of its ongoing efforts to assist in the convergence of U.S. GAAP and International Financial Reporting Standards. Under ASU 2014-09, recognition of revenue occurs when a customer obtains control of promised goods or services in an amount that reflects the consideration to which the entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. In July 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date and deferred the original effective date of ASU 2014-09 by one year. As a result, ASU 2014-09 will be effective for us beginning July 1, 2018. Early adoption is not permitted. Additionally, in March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net) (“ASU 2016-08”); in April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing (“ASU 2016-10”); and in May 2016, the FASB issued ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients (“ASU 2016-12”), all of which provide additional clarification on certain topics addressed in ASU 2014-09. ASU 2016-08, ASU 2016-10 and ASU 2016-12 follow the same implementation guidelines as ASU 2014-09 and ASU 2015-14. We anticipate that ASU 2014-09 and its related standards may have a material impact, and we are currently evaluating the impact these standards will have on our consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory (“ASU 2015-11”). This amendment requires that an entity measure its inventory at the “lower of cost and net realizable value.” Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. Current literature requires measurement of inventory at “lower of cost or market.” Market could be replacement cost, net realizable value, or net realizable value less an approximate normal profit margin. ASU 2015-11 applies to all entities and is effective for annual periods beginning after December 15, 2016, and interim periods thereafter, with early adoption permitted. We do not expect ASU 2015-11 to have a material impact on our consolidated financial statements or disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 requires a lessee to recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. We are currently evaluating the effect that ASU 2016-02 will have on our consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU No. 2016-09, Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). ASU 2016-09 provides for simplification of certain aspects of employee share-based payment accounting including income taxes, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2016. Early adoption is permitted, including adoption in an interim period. We do not expect ASU 2016-09 to have a material impact on our consolidated financial statements or disclosures.

In August 2016, the FASB issued ASU No. 2016-15, Clarification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), which eliminates the diversity in practice related to the classification of certain cash receipts and payments in the statement of cash flows, by adding or clarifying guidance on eight specific cash flow issues. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, with early adoption permitted. The amendments in this update should be applied retrospectively to all periods presented, unless deemed impracticable, in which case, prospective application is permitted. We do not expect ASU 2016-15 to have a material impact on our consolidated financial statements or disclosures.

In January 2017, the FASB issued ASU No. 2017-01 — Business Combinations (Topic 805) (“ASU 2017-01”), which clarifies the definition of a business. For accounting and financial reporting purposes, businesses are generally comprised of three elements; inputs, processes, and outputs. Integrated sets of assets and activities capable of providing these three elements may not always be considered a business, and the lack of one of the three elements does not always disqualify the set from being a business. The issuance of ASU 2017-01 provides a clarifying screen to determine when a set of assets and activities is not a business. Primarily, the screen requires that when substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the set is not a business. The amendments contained in ASU 2017-01 are effective for annual periods beginning after December 15, 2017 and may be early adopted for certain transactions that have occurred before the effective date, but only when the underlying transaction has not been reported in the financial statements that have been issued or made available for issuance. We do not expect ASU 2017-01 to have a material impact on our consolidated financial statements or disclosures.

In March 2017, the FASB issued ASU 2017-07, Compensation — Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (“ASU 2017-07”) which requires the service cost component of the net periodic benefit cost to be presented in the same income statement line items as other employee compensation costs arising from services rendered during the period. In addition, only the service cost component will be eligible for capitalization. Other components will be presented separately from the line items that include the service cost and outside of any subtotal of operating income, if one is presented. ASU 2017-07 is effective annual periods beginning after December 15, 2017, including interim periods within those fiscal years, with early adoption permitted. The guidance on the presentation of the components of net periodic benefit cost requires retrospective application.

The guidance limiting the capitalization of net periodic benefit cost requires prospective application. We do not expect ASU 2017-07 to have a material impact on our consolidated financial statements or disclosures.

In May 2017, the FASB issued ASU 2017-09, Compensation — Stock Compensation (Topic 718): Scope of Modification Accounting (“ASU 2017-09”), to provide clarity and reduce both diversity in practice and cost complexity when applying the guidance in Topic 718 to a change to the terms and conditions of a stock-based payment award. ASU 2017-09 also provides guidance about the types of changes to the terms or conditions of a share-based payment award that require an entity to apply modification accounting in accordance with Topic 718. ASU 2017-09 is effective for annual periods beginning after December 15, 2017, and for interim periods therein. Early adoption is permitted. We do not expect the adoption of ASU 2017-09 to have a material impact on our consolidated financial statements or disclosures.

Item 8. Consolidated Financial Statements and Supplementary Data.

The following consolidated financial statements and supplementary data are included herein.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Not applicable.

Item 9A. Controls and Procedures.

Evaluation of Controls and Procedures

We conducted an evaluation as of June 30, 2017, under the supervision and with the participation of our management, including our chief executive officer (“CEO”) and chief financial officer (“CFO”), of the effectiveness of the design and operation of our disclosure controls and procedures. The term “disclosure controls and procedures,” as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act, means controls and other procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the company’s management, including its principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure. Based upon that evaluation, our CEO and CFO concluded that, as of such date, our disclosure controls and procedures were effective as of the end of the period covered by this report.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

Management believes the consolidated financial statements included in this Annual Report on Form 10-K fairly represent in all material respects our consolidated financial condition, results of operations and cash flows as of and for the periods presented.

Management’s Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Pursuant to the rules and regulations of the SEC, internal control over financial reporting is a process designed by, or under the supervision of, our principal executive and principal financial officers to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

•	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Concurrent;
•	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of Concurrent are being made only in accordance with authorizations of management and directors of Concurrent; and
•	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Concurrent’s assets that could have a material effect on the financial statements.

Under the supervision and with the participation of our management, including our CEO and CFO, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on criteria established in “Internal Control — Integrated Framework” (originally issued in 1992 and updated in 2013) by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Our management concluded that our internal control over financial reporting was effective as of June 30, 2017.

This Annual Report on Form 10-K does not include an attestation report of our independent registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by our independent registered public accounting firm in accordance with recent amendments to Section 404 of the Sarbanes-Oxley Act of 2002 pursuant to Section 989G of the Dodd-Frank Wall Street Reform and Consumer Protection Act that permit us to provide only management’s report in this Annual Report on Form 10-K.

Changes in Internal Control

There were no changes to our internal controls over financial reporting during the quarter ended June 30, 2017 that materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.

Item 9B. Other Information.

None.

PART III

Item 10. Directors, Executive Officers and Corporate Governance.

Information regarding the Registrant’s executive officers is located in Item 4A of this Form 10-K.

The Registrant hereby incorporates by reference in this Form 10-K certain information contained under the caption “Election of Directors” in the Registrant’s Proxy Statement to be used in connection with its Annual Meeting of Stockholders to be held on October 25, 2017 (“Registrant’s 2017 Proxy Statement”).

The Registrant hereby incorporates by reference in this Form 10-K certain information contained under the caption “Section 16(a) Beneficial Ownership Reporting Compliance” in the Registrant’s 2017 Proxy Statement.

The Registrant hereby incorporates by reference in this Form 10-K certain information contained under the caption “Election of Directors — Corporate Governance and Committees of the Board of Directors” in the Registrant’s 2017 Proxy Statement.

Item 11. Executive Compensation.

The Registrant hereby incorporates by reference in this Form 10-K certain information contained under the caption “Compensation Discussion and Analysis” (Other than the Compensation Committee Report) and “Compensation of Directors” in the Registrant’s 2017 Proxy Statement.

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The Registrant hereby incorporates by reference in this Form 10-K certain information contained under the captions “Common Stock Ownership of Management and Certain Beneficial Owners” and “Equity Compensation Plan Information” in the Registrant’s 2017 Proxy Statement.

The Registrant knows of no contractual arrangements, including any pledge by any person of securities of the Registrant, the operation of which may at a subsequent date result in a change in control of the Registrant.

Item 13. Certain Relationships and Related Transactions, and Director Independence.

The Registrant herein incorporates by reference in this Form 10-K certain information under the caption “Certain Relationships and Related Party Transactions” in the Registrant’s 2017 Proxy Statement.

Item 14. Principal Accountant Fees and Services.

The registrant hereby incorporates by reference in this Form 10-K certain information under the caption “Principal Accountant Fees and Services” in the Registrant’s 2017 Proxy Statement.

PART IV

Item 15. Exhibits and Financial Statement Schedules.

(a) (1) Financial Statements Filed As Part of This Report:

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of June 30, 2017 and 2016

Consolidated Statements of Operations for the years ended June 30, 2017 and 2016

Consolidated Statements of Comprehensive Income (Loss) for the years ended June 30, 2017 and 2016

Consolidated Statements of Stockholders’ Equity for the years ended June 30, 2017 and 2016

Consolidated Statements of Cash Flows for the years ended June 30, 2017 and 2016

Notes to Consolidated Financial Statements

(2) Financial Statement Schedules

Schedule II Valuation and Qualifying Accounts

All other financial statements and schedules not listed have been omitted since the required information is included in the Consolidated Financial Statements or the Notes thereto, is not applicable, material or required.

(3) Exhibits

Exhibit	Description of Document
2.1	Asset Purchase Agreement, dated as of May 15, 2017, by and between Concurrent Computer Corporation and Concurrent Computer Corporation (France), on the one hand, and Real Time, Inc. on the other hand (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on May 15, 2017).
3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-2 (No. 33-62440)).
3.2	Certificate of Amendment of the Restated Certificate of Incorporation of the Registrant (incorporated by reference to the Registrant’s Proxy on Form DEFR14A filed on June 2, 2008).
3.3	Certificate of Amendment to its Restated Certificate of Incorporation of the Registrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 30, 2011).
3.4	Amended and Restated Bylaws of the Registrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 9, 2011).
3.5	Certificate of Correction to Restated Certificate of Incorporation of the Registrant (incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002).
3.6	Amended Certificate of Designations of Series A Participating Cumulative Preferred Stock (incorporated by reference to the Form 8-A/A, dated August 9, 2002).
3.7	Amendment to Amended Certificate of Designations of Series A Participating Cumulative Preferred Stock (incorporated by reference to the Form 8-A/A, dated August 9, 2002).
3.8	Certificate of Designations of Series B Preferred Stock (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 1, 2016).
3.9	Certificate of Amendment to the Restated Certificate of Incorporation of Registrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on November 7, 2016).

Exhibit	Description of Document
3.10	Certificate of Elimination of Series B Participating Preferred Stock of Registrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on November 7, 2016).
4.1	Form of Common Stock Certificate (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2003).
4.2	Form of Series B Participating Preferred Stock Certificate (incorporated by reference to the Registrant’s Registration Statement on Form 8-A (No. 001-37706)).
4.3	Form of Right Certificate (included in Exhibit 10.18).
10.1†	Schedule of Officers who have entered into the Form Indemnification Agreement (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2004).
10.2†	1991 Restated Stock Option Plan (as amended as of October 26, 2000) (incorporated by reference to Exhibit A to the Registrant’s Proxy Statement dated September 18, 2000).
10.3†	Richard Rifenburgh Non-Qualified Stock Option Plan and Agreement (incorporated by reference to the Registrant’s Registration Statement on Form S-8 (No. 333-82686)).
10.4†	Concurrent Computer Corporation 2001 Stock Option Plan (incorporated by reference to Annex II to the Registrant’s Proxy Statement dated September 19, 2001).
10.5†	Concurrent Computer Corporation Amended and Restated 2001 Stock Option Plan (incorporated by reference to the Registrant’s Registration Statement on Form S-8 (No. 333-125974)).
10.6†	Form of Option Agreement with Transfer Restrictions (incorporated by reference to the Registrant’s Current Report on Form 8-K dated June 24, 2005).
10.7†	Form of Non-Qualified Stock Option Agreement between the Registrant and its executive officers (incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 1997).
10.8†	Consulting Services Agreement among the Company, TechCFO and Emory Berry (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 9, 2007).
10.9†	Indemnification Agreement between the Company and Emory Berry (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 9, 2007).
10.10†	Amended and Restated Employment Agreement between Concurrent Computer Corporation and Dan Mondor dated October 4, 2010 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on October 4, 2010 (No. 000-13150)).
10.11†	Employment Agreement, dated August 1, 2008, between Concurrent Computer Corporation and Emory O. Berry (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 6, 2008 (No. 001-13150)).
10.12†	Concurrent Computer Corporation 2011 Stock Incentive Plan (incorporated by reference to Annex I to the Registrant’s Proxy Statement dated September 12, 2011).
10.13	Board Representation and Standstill Agreement, dated July 23, 2012, among Concurrent Computer Corporation, Singer Children’s Management Trust, Lloyd I. Miller, III, Robert M. Pons, Dilip Singh and certain other parties (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on July 23, 2012 (No. 000-13150)).
10.14†	Employment Agreement, dated November 18, 2014, between Concurrent Computer Corporation and Derek Elder (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on November 18, 2014 (No. 001-13150)).
10.15†	Concurrent Computer Corporation 2011 Stock Incentive Plan Award Agreement — Terms and Conditions (incorporated by reference to Exhibit 10.16 to Registrant’s Annual Report on Form 10-K filed on August 26, 2015).

Exhibit	Description of Document
10.16†	Amendment to Employment Agreement dated October 15, 2015 between Concurrent Computer Corporation and Derek Elder (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 15, 2015).
10.17	Tax Asset Preservation Plan, dated as of March 1, 2016, between Concurrent Computer Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 1, 2016).
10.18	Board Representation and Standstill Agreement, dated August 29, 2016, among Concurrent Computer Corporation, JDS1, LLC, Julian Singer and Wayne Barr (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on August 29, 2016).
10.19	Amendment to Tax Asset Preservation Plan, dated as of October 13, 2016, between Concurrent Computer Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on October 13, 2016).
10.20†	Amendment to Employment Agreement dated September 1, 2016 between Concurrent Computer Corporation and Derek Elder (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on September 2, 2016).
10.21	License and Support Agreement, dated as of May 15, 2017, by and between Concurrent Computer Corporation and Real Time, Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on May 15, 2017).
10.22†	Employment Agreement, dated May 15, 2017, between Concurrent Computer Corporation and Warren Sutherland (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on May 15, 2017).
10.23†	Separation Agreement, dated May 15, 2017, between Concurrent Computer Corporation and Emory O. Berry (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on May 15, 2017).
21.1*	List of Subsidiaries.
23.1*	Consent of Deloitte & Touche LLP.
31.1*	Certification of Chief Executive Officer, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2*	Certification of Chief Financial Officer, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1*	Certification of Chief Executive Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2*	Certification of Chief Financial Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101.INS*	XBRL Instance Document.
101.SCH*	XBRL Schema Document.
101.CAL*	XBRL Calculation Linkbase Document.
101.DEF*	XBRL Definition Linkbase Document.
101.LAB*	XBRL Labels Linkbase Document.
101.PRE*	XBRL Presentation Linkbase Document.

†	Indicates management contract or compensatory plan.
*	Included herewith.

CONCURRENT COMPUTER CORPORATION
ANNUAL REPORT ON FORM 10-K

Item 8
Consolidated Financial Statements and Supplementary Data
Year Ended June 30, 2017

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Concurrent Computer Corporation:

We have audited the accompanying consolidated balance sheets of Concurrent Computer Corporation and subsidiaries (the “Company”) as of June 30, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for the years ended June 30, 2017 and 2016. Our audits also included the financial statement schedule listed in the Index at Item 15(a)(2). These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Concurrent Computer Corporation and subsidiaries as of June 30, 2017 and 2016, and the results of their operations and their cash flows for the years ended June 30, 2017 and 2016, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
September 20, 2017

CONCURRENT COMPUTER CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	June 30,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$35,893	$18,798
Short-term investments	6,870	—
Accounts receivable, net of allowance for doubtful accounts of $10 at both June 30, 2017 and 2016	6,930	8,862
Receivable from sale of Real-Time business held in escrow	2,000	—
Inventories	1,865	2,342
Prepaid expenses and other current assets	1,366	711
Current assets of discontinued operations	—	9,215
Total current assets	54,924	39,928
Property and equipment, net	1,726	2,578
Deferred income taxes, net	15	146
Other long-term assets, net	1,142	668
Noncurrent assets of discontinued operations	—	1,916
Total assets	$57,807	$45,236
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$8,164	$6,315
Deferred revenue	1,454	4,017
Current liabilities of discontinued operations	—	6,985
Total current liabilities	9,618	17,317
Long-term liabilities:
Deferred revenue	66	198
Pension liability	3,582	3,720
Other long-term liabilities	1,072	1,056
Noncurrent liabilities of discontinued operations	—	1,947
Total liabilities	14,338	24,238
Commitments and contingencies (Note 16)
Stockholders’ equity:
Shares of series preferred stock, par value $.01; 1,250,000 authorized; none issued	—	—
Shares of class A preferred stock, par value $100; 20,000 authorized; none issued	—	—
Shares of common stock, par value $.01; 14,000,000 authorized; 9,410,878 and 9,218,093 issued and outstanding at June 30, 2017 and 2016, respectively	94	92
Capital in excess of par value	212,018	210,971
Accumulated deficit	(165,498)	(189,265)
Treasury stock, at cost; 37,788 shares	(255)	(255)
Accumulated other comprehensive income (loss)	(2,890)	(545)
Total stockholders’ equity	43,469	20,998
Total liabilities and stockholders’ equity	$57,807	$45,236

The accompanying notes are an integral part of the consolidated financial statements.

CONCURRENT COMPUTER CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data)

	Year Ended June 30,
	2017	2016
Revenues:
Product	$17,141	$22,044
Service	10,506	9,963
Total revenues	27,647	32,007
Cost of sales:
Product	7,632	8,544
Service	4,820	4,660
Total cost of sales	12,452	13,204
Gross margin	15,195	18,803
Operating expenses:
Sales and marketing	11,130	9,950
Research and development	8,233	10,549
General and administrative	8,068	7,556
Gain on sale of product line, net	—	(4,100)
Total operating expenses	27,431	23,955
Operating loss	(12,236)	(5,152)
Interest income	82	37
Interest expense	(1)	—
Other income, net	7	409
Loss from continuing operations before income taxes	(12,148)	(4,706)
Provision (benefit) for income taxes	(1,037)	8,031
Loss from continuing operations	(11,111)	(12,737)
Income from discontinued operations, net of income taxes	39,492	1,624
Net income (loss)	$28,381	$(11,113)
Basic and diluted earnings (loss) per share:
Continuing operations	$(1.20)	$(1.39)
Discontinued operations	4.27	0.18
Net income (loss)	$3.07	$(1.21)
Weighted average shares outstanding – basic and diluted	9,252,275	9,154,437
Cash dividends declared per common share	$0.48	$0.48

The accompanying notes are an integral part of the consolidated financial statements.

CONCURRENT COMPUTER CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Amounts in thousands)

	Year Ended June 30,
	2017	2016
Net income (loss)	$28,381	$(11,113)
Other comprehensive income (loss):
Foreign currency translation adjustment	(478)	(231)
Pension and post-retirement benefits, net of tax	292	(423)
Other comprehensive loss	(186)	(654)
Comprehensive income (loss)	$28,195	$(11,767)

The accompanying notes are an integral part of the consolidated financial statements.

CONCURRENT COMPUTER CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the years ended June 30, 2017 and 2016
(Amounts in thousands, except share data)

	Common Stock		Capital In Excess Of Par Value	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Stock		Total
	Shares	Par Value				Shares	Cost
Balance at June 30, 2015	9,136,793	$91	$210,207	$(173,595)	$109	(37,788)	$(255)	$36,557
Dividends declared				(4,620)				(4,620)
Dividends forfeited with restricted stock forfeitures				63				63
Share-based compensation expense			789					789
Lapse of restriction on restricted stock	81,300	1	(1)					—
Income tax impact of stock compensation			(24)					(24)
Other comprehensive income (loss), net of taxes:
Net loss				(11,113)				(11,113)
Foreign currency translation adjustment					(231)			(231)
Pension plan					(423)			(423)
Total comprehensive loss								(11,767)
Balance at June 30, 2016	9,218,093	92	210,971	(189,265)	(545)	(37,788)	(255)	20,998
Dividends declared				(4,734)				(4,734)
Dividends forfeited with restricted stock forfeitures				120				120
Share-based compensation expense			931					931
Lapse of restriction on restricted stock	172,785	2	(2)					—
Exercise of stock options	20,000		118					118
Reclassification of foreign currency translation adjustment from sale of Real-Time business					(2,159)			(2,159)
Other comprehensive income (loss), net of taxes:
Net income				28,381				28,381
Foreign currency translation adjustment					(478)			(478)
Pension plan					292			292
Total comprehensive income								28,195
Balance at June 30, 2017	9,410,878	$94	$212,018	$(165,498)	$(2,890)	(37,788)	$(255)	$43,469

The accompanying notes are an integral part of the consolidated financial statements.

CONCURRENT COMPUTER CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Year Ended June 30,
	2017	2016
Cash flows used in operating activities:
Net income (loss)	$28,381	$(11,113)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	1,726	1,701
Share-based compensation	931	789
Deferred income taxes, net	859	13,209
Provision for excess and obsolete inventories	188	333
Provision for bad debts	—	41
Other, net	(14)	—
Foreign currency exchange gains	(51)	(694)
Gain on sale of Real-Time business, net	(34,574)	—
Gain on sale of product line, net	—	(4,100)
Decrease (increase) in assets:
Accounts receivable	4,203	(4,805)
Inventories	180	(43)
Prepaid expenses and other current assets	(3,171)	(393)
Other long-term assets	(479)	(91)
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	747	2,495
Deferred revenue	(2,063)	249
Pension and other long-term liabilities	133	201
Net cash used in operating activities	(3,004)	(2,221)
Cash flows provided by (used in) investing activities:
Additions to property and equipment	(912)	(2,251)
Purchase of domain name	—	(35)
Purchases of short-term investments	(6,856)	—
Proceeds from sale of Real-Time business, net of cash transferred	31,043	—
Proceeds from sale of product line	—	3,500
Net cash provided by investing activities	23,275	1,214
Cash flows provided by (used in) financing activities:
Dividends paid	(4,602)	(4,472)
Proceeds from exercise of stock options	118	—
Net cash used in financing activities	(4,484)	(4,472)
Effect of exchange rates on cash and cash equivalents	(162)	296
Increase (decrease) in cash and cash equivalents	15,625	(5,183)
Cash and cash equivalents – beginning of year	20,268	25,451
Cash and cash equivalents – end of year	$35,893	$20,268
Cash paid during the period for:
Interest	$6	$3
Income taxes (net of refunds)	$799	$511

The accompanying notes are an integral part of the consolidated financial statements.

CONCURRENT COMPUTER CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

1. Overview of the Business

References herein to “Concurrent,” the “Company,” “we,” “our,” or “us” refer to Concurrent Computer Corporation and its subsidiaries unless the context specifically indicates otherwise.

Concurrent is a global software and solutions company that develops advanced applications focused on storing, protecting, transforming, and delivering high value media assets. We serve industries and customers that demand uncompromising performance, reliability and flexibility to gain a competitive edge, drive meaningful growth and confidently deliver best-in-class solutions that enrich the lives of millions of people around the world every day. As a result of the sale of our Real-Time solutions business in May 2017, as discussed below, we have one reporting segment for financial reporting purposes, Content Delivery.

Our content delivery solutions consist of software, hardware and services for intelligently streaming video content to a variety of consumer devices and storing and managing content in the network. Our streaming video and storage products and services are deployed by service providers to support consumer-facing video applications including live broadcast video, video-on-demand and time-shifted video services such as cloud-based digital video recording. In fiscal year 2016, we introduced AquariTM Storage, our unified scale-out storage solutions product that is ideally suited for a wide range of enterprise IT and video applications that require advanced performance, very large storage capacities, and a high degree of reliability.

In September 2015, we sold our multi-screen video analytics product line for collecting and analyzing data related to content delivery applications (see Note 5 — Sale of Product Line). In May 2017, we sold our Real-Time solutions business (“Real-Time business”) consisting of real-time Linux operating system versions, development and performance optimization tools, simulation software and other system software combined, in many cases, with computer platforms and services. These real-time products were sold to a wide variety of companies seeking high performance, real-time computer solutions in the defense, aerospace, financial and automotive markets around the world.

Results of our real-time business are retrospectively reflected as discontinued operations in our consolidated financial statements for all periods presented (see Note 4 — Discontinued Operations). Prior year information has been adjusted to conform with the current year presentation. Unless otherwise stated, the information disclosed in the footnotes accompanying the consolidated financial statements refer to continuing operations. See Note 4 — Discontinued Operations for more information regarding results from discontinued operations.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Concurrent and all wholly-owned domestic and foreign subsidiaries. We have no unconsolidated entities and no special purpose entities. All intercompany transactions and balances have been eliminated in consolidation.

Smaller Reporting Company

We meet the Securities and Exchange Commission’s (“SEC’s”) definition of a “Smaller Reporting Company,” and therefore qualify for the SEC’s reduced disclosure requirements for smaller reporting companies.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCURRENT COMPUTER CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

2. Summary of Significant Accounting Policies  – (continued)

Discontinued Operations

The Company records discontinued operations when the disposal of a separately identified business unit constitutes a ‘strategic shift’ in the Company’s operations, as defined in Accounting Standards Codification (“ASC”) Topic 205-20, Discontinued Operations (“ASC Topic 205-20”).

Foreign Currency

The functional currency of all of our foreign subsidiaries is the applicable local currency. The translation of the applicable foreign currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using average rates of exchange prevailing during the fiscal year. Adjustments resulting from the translation of foreign currency financial statements are accumulated in a separate component of stockholders’ equity. Gains or losses resulting from foreign currency transactions are included in the consolidated statements of operations, except for those relating to intercompany transactions of a long-term investment nature, which are accumulated in a separate component of stockholders’ equity.

Net gains on foreign currency transactions of $23 and $386 for the years ended June 30, 2017 and 2016, respectively, are included in other income, net in the consolidated statements of operations.

Cash and Cash Equivalents

Cash balances and short-term investments with original maturities of 90 days or less at the date of purchase are considered cash equivalents. Cash equivalents are stated at cost plus accrued interest, which approximates market value, and represent cash and cash invested in money market funds and commercial paper.

Short-Term Investments

Short-term investments in commercial paper and U.S. Treasury bills with original maturities of between 90 days and 1 year are classified as available for sale and are reported at fair value.

Inventories

Inventories are stated at the lower of cost or market. Cost is computed using standard cost, which approximates actual cost, determined on a first-in, first-out basis. The cost of inventories is comprised of material, labor and overhead. We reduce the recorded value of excess and obsolete inventory to its market value based upon historical and anticipated usage.

Our provision for excess and obsolescence of inventories was $102 and $208 for the years ended June 30, 2017 and 2016, respectively.

Property and Equipment

Property and equipment are stated at acquired cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of assets ranging from one to five years. Leasehold improvements are amortized over the shorter of the useful lives of the improvements or the terms of the related lease. Gains and losses resulting from the disposition of property and equipment are included in operations. Expenditures for repairs and maintenance are charged to operations as incurred and expenditures for major renewals and betterments are capitalized.

Spare Parts Inventory

We maintain a supply of repairable and reusable spare parts for possible use in future warranty repairs of our installed systems. We have classified this inventory within other long-term assets in our consolidated balance sheets.

As these service parts age over the related product post-installation service life covered by a warranty, we reduce the net carrying value of our spare parts inventory to account for the excess that builds over the

CONCURRENT COMPUTER CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

2. Summary of Significant Accounting Policies  – (continued)

service life. For certain spare parts, our assessment also includes recent usage under the associated warranties. The post-installation warranty service life of our systems is generally three to five years and, at the end of the service life, the carrying value for these parts is reduced to zero.

Our provision for excess and obsolescence of our spare parts inventory was $94 and $77 for the years ended June 30, 2017 and 2016, respectively.

Revenue Recognition Policy

The significant majority of the Company’s multiple element arrangements are accounted for under ASC 605-25, Multiple Element Arrangements. This guidance pertains to revenue arrangements with multiple deliverables, and accounting guidance on all tangible products containing both software and non-software components that function together to deliver the product’s essential functionality. While most of our arrangements contain a software element, because the software components and non-software components of the tangible product function together to deliver the tangible product’s essential functionality, we meet the scope exception of ASC Topic 985-605-15-4(e), Software.

We generate revenue from the sale of products and services. We commence revenue recognition when all of the following conditions are met:

•	persuasive evidence of an arrangement exists,
•	the system has been delivered or the services have been performed,
•	the fee is fixed or determinable, and
•	collectability of the fee is probable.

Our standard multiple-element contractual arrangements with our customers generally include the delivery of systems with multiple components of hardware and software, certain professional services that typically involve installation and consulting, and ongoing systems maintenance. Product revenue is generally recognized when the product is delivered. Professional services that are of a consultative nature may take place before, or after, delivery of the system, and installation services typically occur within 90 days after delivery of the system. Professional services revenue is typically recognized as the services are performed. Initial maintenance begins after delivery of the system and typically is provided for one to three years after delivery. Maintenance revenue is recognized ratably over the maintenance period.

Prior to the sale of our multi-screen video analytics product line in September 2015 (see Note 5 — Sale of Product Line), our sales model for multi-screen video analytics products included the option for customers to purchase a perpetual license, a term license, or software as a service. Customers also had the option to purchase maintenance or managed services with their license. Revenue from these sales generally was recognized over the term of the various customer arrangements. Professional services attributable to implementation of our multi-screen video analytics software products or managed services were essential to the customers’ use of these products and services. We deferred commencement of revenue recognition for the entire arrangement until we had delivered the essential professional services or had made a determination that the remaining professional services were no longer essential to the customer. We recognized revenue for managed services and software-as-a-service arrangements once we commenced providing the managed or software services and recognize the service revenue ratably over the term of the various customer contracts. In circumstances whereby we sold a term or perpetual license and maintenance or managed services, we commenced revenue recognition after both the software and service were made available to the customer and recognized the revenue from the entire arrangement ratably over the longer of the term license or service period, because we did not have vendor specific objective evidence (“VSOE”) for our term licenses, maintenance, or managed services for multi-screen video analytics software solutions.

CONCURRENT COMPUTER CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

2. Summary of Significant Accounting Policies  – (continued)

We evaluate each element in a multiple-element arrangement to determine whether it represents a separate unit of accounting. An element constitutes a separate unit of accounting when the delivered item has standalone value and delivery of the undelivered element is probable and within our control. Our various systems have standalone value because we have either routinely sold them on a standalone basis or we believe that our customers could resell the delivered system on a standalone basis. Professional services have standalone value because we have routinely sold them on a standalone basis, there are similar third-party vendors that routinely provide similar professional services, and certain customers perform the installation themselves. Our maintenance has standalone value because we have routinely sold maintenance separately.

We allocate revenue to each element in an arrangement based on a selling price hierarchy. The selling price for a deliverable is based on its VSOE, if available, third-party evidence (“TPE”), if VSOE is not available, or estimated selling price (“ESP”), if neither VSOE nor TPE is available. We have typically been able to establish VSOE of fair value for our maintenance and services. We determine VSOE of fair value for professional services and maintenance by examining the population of selling prices for the same or similar services when sold separately, and determining that the pricing population for each VSOE classification is within a very narrow range of the median selling price. For each element, we evaluate at least annually whether or not we have maintained VSOE of fair value based on our review of the actual selling price of each element over the previous 12-month period.

Our product deliverables are typically complete systems comprised of numerous hardware and software components that operate together to provide essential functionality, and we are typically unable to establish VSOE or TPE of fair value for our products. Due to the custom nature of our products, we must determine ESP at the individual component level whereby our ESP for the total system is determined based on the sum of the individual components. ESP for components of our content delivery products is based upon our most frequent selling price (“mode”) of standalone and bundled sales, based upon a 12-month historical analysis. If a mode selling price is not available, then ESP will be the median selling price of all such component sales based upon a 12-month historical analysis, unless facts and circumstances indicate that another selling price, other than the mode or median selling price, is more representative of our ESP. Our methodology for determining ESP requires judgment, and any changes to pricing practices, the costs incurred to integrate products, the nature of our relationships with our customers, and market trends could cause variability in our ESP or cause us to re-evaluate our methodology for determining ESP. We update our analysis of mode and median selling price at least annually, unless facts and circumstances indicate that more frequent analysis is required.

Occasionally, we sell software under multiple-element arrangements that do not include hardware. Under these software arrangements, we allocate revenue to the various elements based on VSOE of fair value. Our VSOE of fair value is determined based on the price charged when the same element is sold separately. If VSOE of fair value does not exist for all elements in a multiple-element arrangement, but does exist for undelivered elements, we recognize revenue using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement is recognized as revenue. Where fair value of undelivered elements has not been established, the total arrangement is recognized over the period during which the services are performed.

Shipping and Handling Costs

Shipping and handling amounts we bill to our customers are included in product revenues and the related shipping and handling costs we incur are included in product cost of sales.

Taxes Collected from Customers and Remitted to Governmental Authorities

Taxes assessed by a governmental authority that are imposed on revenue transactions between us and our customers are presented on a net basis in our consolidated statements of operations.

CONCURRENT COMPUTER CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

2. Summary of Significant Accounting Policies  – (continued)

Allowance for Doubtful Accounts

The allowance for doubtful accounts receivable is based on an analysis of our historical charge-off ratio, our aging of accounts receivable and our assessment of the collectability of our receivables. If there is a deterioration of one of our customer’s credit worthiness or actual account defaults are higher than our historical trends, our reserve estimates could be adversely impacted.

Deferred Revenue

Deferred revenue consists of billings for maintenance contracts and for products that are pending completion of the revenue recognition process. Maintenance revenue, whether bundled with the product or priced separately, is recognized ratably over the maintenance period. For contracts extending beyond one year, deferred revenue related to the contract period extending beyond 12 months is classified among long-term liabilities.

Defined Benefit Pension Plan

We maintain defined benefit pension plans (the “Pension Plan”) for a number of former employees (“participants”) of our German subsidiary. In 1998, the Pension Plans were closed to new employees and no existing employees are eligible to participate, as all eligible participants are no longer employed by Concurrent. The Pension Plans provide benefits to be paid to all participants at retirement based primarily on years of service with Concurrent and compensation rates in effect near retirement. Our policy is to fund benefits attributed to participants’ services to date as well as service expected to be earned in the future. The determination of our Pension Plans’ benefit obligations and expenses are dependent on our selection of certain assumptions used by actuaries in calculating such amounts. Those assumptions include, among others, the weighted average discount rate, the weighted average expected rate of return on plan assets and the weighted average rate of compensation increase. To the extent that these assumptions change, our future benefit obligation and net periodic pension expense may be positively or negatively impacted.

Intangible Assets

Intangible assets, net of $134 and $143 at June 30, 2017 and 2016, respectively, consist of patents and an internet domain name (www.concurrent.com). The internet domain name was acquired during the year ended June 30, 2016 for $35. The domain name is considered an indefinite lived intangible asset and is not amortizable. Intangible assets are included in other long-term assets, net in our consolidated balance sheets.

Amortization expense related to finite-lived intangible assets was $12 and $45 for the years ended June 30, 2017 and 2016, respectively. Estimated amortization expense related to our finite-lived intangible assets is $12 for each of the next five years ending June 30.

Capitalized Software

We account for software development costs in accordance with ASC Topic 985-20, Software (“ASC 985-20”). Under ASC 985-20, the costs associated with software development are required to be capitalized after technological feasibility has been established. We cease capitalization upon the achievement of customer availability. Costs incurred by us between technological feasibility and the point at which the products are ready for market are generally insignificant and as a result we had minimal software development costs capitalized at June 30, 2017 and 2016.

Cloud Computing Implementation Costs

We expense all costs for implementation, setup and other up-front costs incurred in a cloud computing contract arrangement considered a service contract.

CONCURRENT COMPUTER CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

2. Summary of Significant Accounting Policies  – (continued)

Research and Development

Research and development expenditures are expensed as incurred. These expenditures include compensation costs, materials, other direct expenses and allocated costs of information technology and facilities.

Basic and Diluted Income (Loss) per Share

Basic income (loss) per share is computed by dividing income (loss) by the weighted average number of common shares outstanding during each year. Diluted income (loss) per share is computed by dividing income (loss) by the weighted average number of shares including dilutive common share equivalents. Under the treasury stock method, incremental shares representing the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued are included in the computation. Due to the loss from continuing operations for both periods presented, common share equivalents of 270,874 and 188,467 for the years ended June 30, 2017 and 2016, respectively, were excluded from the calculation as their effect was anti-dilutive.

The following table presents a reconciliation of the numerators and denominators of basic and diluted income (loss) per share for the periods indicated:

	Year Ended June 30,
	2017	2016
Loss from continuing operations	$(11,111)	$(12,737)
Income from discontinued operations, net of income taxes	39,492	1,624
Net income (loss)	$28,381	$(11,113)
Basic and diluted EPS:
Basic and diluted weighted average shares outstanding	9,252,275	9,154,437
Basic and diluted earnings (loss) per share:
Continuing operations	$(1.20)	$(1.39)
Discontinued operations	4.27	0.18
Net income (loss)	$3.07	$(1.21)

Valuation of Long-Lived Assets

We evaluate the recoverability of long-lived assets, other than indefinite lived intangible assets, for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, we recognize an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measure the impairment loss based on the difference between the carrying amount and fair value based on discounted cash flows. As a result of these evaluations, we have not recorded any impairment losses related to long-lived assets, for the years ended June 30, 2017 and 2016.

Fair Value Measurements

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly fashion between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be either recorded or disclosed at fair value, we consider the most advantageous market in which it would transact and assumptions that market participants would use when pricing the asset or liability.

CONCURRENT COMPUTER CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

2. Summary of Significant Accounting Policies  – (continued)

The Accounting Standards Codification requires certain disclosures around fair value and establishes a fair value hierarchy for valuation inputs. The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. Each fair value measurement is reported in one of the three levels which are determined by the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

•	Level 1 Quoted prices (unadjusted) in active markets for identical assets or liabilities;
•	Level 2 Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable; and
•	Level 3 Assets or liabilities for which fair value is based on valuation models with significant unobservable pricing inputs and which result in the use of management estimates.

We have no financial assets that are measured on a recurring basis that fall within Level 3 of the fair value hierarchy.

Our financial assets that are measured at fair value on a recurring basis as of June 30, 2017 are as follows:

	Total Fair Value	Quoted Prices in Active Markets (Level 1)	Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Cash	$5,646	$5,646	$—	$—
Money market funds	26,051	26,051	—	—
Commercial paper	4,196	—	4,196	—
Cash and cash equivalents	35,893	31,697	4,196	—
Commercial paper	6,870	—	6,870	—
Short-term investments	6,870	—	6,870	—
	$42,763	$31,697	$11,066	$—

Our financial assets that are measured at fair value on a recurring basis as of June 30, 2016 are as follows:

	As of June 30, 2016 Fair Value	Quoted Prices in Active Markets (Level 1)	Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Cash	$8,743	$8,743	$—	$—
Money market funds	10,055	10,055	—	—
Cash and cash equivalents	$18,798	$18,798	$—	$—

Income Taxes

Concurrent and its domestic subsidiaries file a consolidated federal income tax return. All foreign subsidiaries file individual or consolidated tax returns pursuant to local tax laws. We follow the asset and liability method of accounting for income taxes. Under the asset and liability method, a deferred tax asset or liability is recognized for temporary differences between financial reporting and income tax basis of assets and liabilities, tax credit carryforwards and operating loss carryforwards. A valuation allowance is established to reduce deferred tax assets if it is more-likely-than-not that such deferred tax assets will not be realized.

CONCURRENT COMPUTER CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

2. Summary of Significant Accounting Policies  – (continued)

Share-Based Compensation

We account for share-based compensation in accordance with ASC Topic 718-10, Stock Compensation (“ASC 718-10”), which requires the recognition of the fair value of stock compensation in the Statement of Operations. We recognize stock compensation expense over the requisite service period of the individual grantees, which generally equals the vesting period. All of our stock compensation is accounted for as equity instruments. Refer to Note 10 to the consolidated financial statements for assumptions used in calculation of fair value.

Comprehensive Income (Loss)

Comprehensive income (loss) is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income (loss). Comprehensive income (loss) is defined as a change in equity during the financial reporting period of a business enterprise resulting from non-owner sources. Components of accumulated other comprehensive income (loss) are disclosed in the consolidated statements of comprehensive income (loss).

3. Recent Accounting Guidance

Recent Accounting Guidance Not Yet Adopted

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), a new standard related to revenue recognition as part of its ongoing efforts to assist in the convergence of U.S. GAAP and International Financial Reporting Standards. Under ASU 2014-09, recognition of revenue occurs when a customer obtains control of promised goods or services in an amount that reflects the consideration to which the entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. In July 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date and deferred the original effective date of ASU 2014-09 by one year. As a result, ASU 2014-09 will be effective for us beginning July 1, 2018. Early adoption is not permitted. Additionally, in March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net) (“ASU 2016-08”); in April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing (“ASU 2016-10”); and in May 2016, the FASB issued ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients (“ASU 2016-12”), all of which provide additional clarification on certain topics addressed in ASU 2014-09. ASU 2016-08, ASU 2016-10 and ASU 2016-12 follow the same implementation guidelines as ASU 2014-09 and ASU 2015-14. We anticipate that ASU 2014-09 and its related standards may have a material impact, and we are currently evaluating the impact these standards will have on our consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory (“ASU 2015-11”). This amendment requires that an entity measure its inventory at the “lower of cost and net realizable value.” Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. Current literature requires measurement of inventory at “lower of cost or market.” Market could be replacement cost, net realizable value, or net realizable value less an approximate normal profit margin. ASU 2015-11 applies to all entities and is effective for annual periods beginning after December 15, 2016, and interim periods thereafter, with early adoption permitted. We do not expect ASU 2015-11 to have a material impact on our consolidated financial statements or disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 requires a lessee to recognize a lease liability for the obligation to make lease payments and a

CONCURRENT COMPUTER CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

3. Recent Accounting Guidance  – (continued)

right-to-use asset for the right to use the underlying asset for the lease term. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. We are currently evaluating the effect that ASU 2016-02 will have on our consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU No. 2016-09, Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). ASU 2016-09 provides for simplification of certain aspects of employee share-based payment accounting including income taxes, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2016. Early adoption is permitted, including adoption in an interim period. We do not expect ASU 2016-09 to have a material impact on our consolidated financial statements or disclosures.

In August 2016, the FASB issued ASU No. 2016-15, Clarification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), which eliminates the diversity in practice related to the classification of certain cash receipts and payments in the statement of cash flows, by adding or clarifying guidance on eight specific cash flow issues. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, with early adoption permitted. The amendments in this update should be applied retrospectively to all periods presented, unless deemed impracticable, in which case, prospective application is permitted. We do not expect ASU 2016-15 to have a material impact on our consolidated financial statements or disclosures.

In January 2017, the FASB issued ASU No. 2017-01 — Business Combinations (Topic 805) (“ASU 2017-01”), which clarifies the definition of a business. For accounting and financial reporting purposes, businesses are generally comprised of three elements; inputs, processes, and outputs. Integrated sets of assets and activities capable of providing these three elements may not always be considered a business, and the lack of one of the three elements does not always disqualify the set from being a business. The issuance of ASU 2017-01 provides a clarifying screen to determine when a set of assets and activities is not a business. Primarily, the screen requires that when substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the set is not a business. The amendments contained in ASU 2017-01 are effective for annual periods beginning after December 15, 2017 and may be early adopted for certain transactions that have occurred before the effective date, but only when the underlying transaction has not been reported in the financial statements that have been issued or made available for issuance. We do not expect ASU 2017-01 to have a material impact on our consolidated financial statements or disclosures.

In March 2017, the FASB issued ASU 2017-07, Compensation — Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (“ASU 2017-07”) which requires the service cost component of the net periodic benefit cost to be presented in the same income statement line items as other employee compensation costs arising from services rendered during the period. In addition, only the service cost component will be eligible for capitalization. Other components will be presented separately from the line items that include the service cost and outside of any subtotal of operating income, if one is presented. ASU 2017-07 is effective annual periods beginning after December 15, 2017, including interim periods within those fiscal years, with early adoption permitted. The guidance on the presentation of the components of net periodic benefit cost requires retrospective application. The guidance limiting the capitalization of net periodic benefit cost requires prospective application. We do not expect ASU 2017-07 to have a material impact on our consolidated financial statements or disclosures.

In May 2017, the FASB issued ASU 2017-09, Compensation — Stock Compensation (Topic 718): Scope of Modification Accounting (“ASU 2017-09”), to provide clarity and reduce both diversity in practice and cost complexity when applying the guidance in Topic 718 to a change to the terms and conditions of a

CONCURRENT COMPUTER CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

3. Recent Accounting Guidance  – (continued)

stock-based payment award. ASU 2017-09 also provides guidance about the types of changes to the terms or conditions of a share-based payment award that require an entity to apply modification accounting in accordance with Topic 718. ASU 2017-09 is effective for annual periods beginning after December 15, 2017, and for interim periods therein. Early adoption is permitted. We do not expect the adoption of ASU 2017-09 to have a material impact on our consolidated financial statements or disclosures.

4. Discontinued Operations

On May 15, 2017, we completed the sale and transfer of certain assets and certain liabilities primarily related to our Real-Time business segment pursuant to an Asset Purchase Agreement (the “RT APA”) dated as of May 15, 2017 with Real Time, Inc. (the “Purchaser”), an investment company owned by Battery Ventures, a private-equity firm based in Boston, Massachusetts, for $35,000 less agreed upon adjustments for working capital. Pursuant to the terms of the RT APA, we sold and transferred certain respective equity interests in one of our subsidiaries, which constituted the European operations of the Real-Time business, upon receipt of French regulatory approval on May 30, 2017. The RT APA includes customary terms and conditions, including provisions that require us to indemnify the Purchaser for certain losses that it incurs as a result of a breach by us of our representations and warranties in the RT APA and certain other matters.

Gross proceeds from the sale were paid to us as follows: (1) a $30,200 cash payment on May 15, 2017 (subject to an adjustment for estimated working capital as defined in the RT APA), (2) a $2,800 cash payment made concurrently with the transfer of the European operations of the Real Time business to the Purchaser received on May 30, 2017 and (3) $2,000 placed in escrow as security for certain purchase price adjustments and for our indemnification obligations to the Purchaser under the RT APA which amount will be released to us on or before May 15, 2018 (less any portion of the escrow used to make indemnification or purchase price adjustment payments to the Purchaser).

The RT APA contains customary representations and warranties of each of the parties. The RT APA contains indemnification rights in our favor following closing for (i) breaches of any of the representations or warranties by the Purchaser including, but not limited to, breaches related to organization, authorization, and governmental authorization, (ii) breaches of the covenants or agreements of the Purchaser in the RT APA, and (iii) liabilities which the Purchaser agrees to assume in the RT APA.

In conjunction with the RT APA, we and the Purchaser entered into Transition Services Agreements (the “TSAs”) for the U.S./Europe and Japan. Under the TSAs, we have agreed to provide and receive various services to and from the Purchaser on an arms-length fee-for-service basis for a term of six months as of the date of the TSAs, subject to a renewal term of up to eighteen months. Net amounts charged under the TSAs for the year ended June 30, 2017 are $6 and are recorded within operating expenses. Additionally, we and the Purchaser entered into a License and Support Agreement (the “LSA”). Under the LSA, the Purchaser has agreed to provide a royalty-free, non-exclusive license to certain software products that are purchased assets under the RT APA to us for a term of three years as of the date of the LSA.

Results associated with the Real-Time business are classified as income from discontinued operations, net of income taxes, in our consolidated statements of operations. Operating expenses recorded in discontinued operations include costs incurred directly in support of the Real-Time business. During the year ended June 30, 2017, these costs included $71 in compensation payments to several employees in lieu of a portion of unvested restricted stock holdings previously awarded and related accrued dividends. Additionally, we accelerated the vesting of 9,710 shares of previously unvested restricted stock to one officer resulting in an incremental stock compensation expense of $4 during the year ended June 30, 2017 (see Note 10 — Share-Based Compensation).

Prior year results have been adjusted to conform with the current year presentation. For the years ended June 30, 2017 and 2016, income from discontinued operations is comprised of the following:

CONCURRENT COMPUTER CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

4. Discontinued Operations  – (continued)

	Year Ended June 30,
	2017	2016
Revenue	$27,032	$29,142
Cost of sales	10,568	11,689
Gross margin	16,464	17,453
Operating expenses:
Sales and marketing	5,300	5,798
Research and development	3,549	3,739
General and administrative	722	819
Total operating expenses	9,571	10,356
Operating income	6,893	7,097
Gain on sale of Real-Time business, net	34,574	—
Other income, net	92	422
Income from discontinued operations before income taxes	41,559	7,519
Provision for income taxes	2,067	5,895
Income from discontinued operations	$39,492	$1,624

A reconciliation of the gain before income taxes recorded on the sale of the Real-Time business for the year ended June 30, 2017 is as follows:

Year Ended June 30, 2017
Purchase price	$35,000
Purchase price adjustments for working capital	(839)
Net book value of assets sold	950
Currency translation adjustment reclassified from accumulated other comprehensive income (loss)	2,159
Transaction costs	(2,696)
Gain on sale of Real-Time business	$34,574

Transaction costs directly associated with the sale of the Real-Time business include legal, accounting, investment banking and other fees paid to external parties.

Additionally in connection to the sale of our Real-Time business (1) we terminated the employment of two executives of the Company (including our Chief Financial Officer (“CFO”) at the time of the sale) and recorded severance costs of $602, (2) we accelerated the vesting of 69,214 shares of restricted stock for these two executives, representing a portion of each of their unvested restricted stock holdings previously awarded, resulting in incremental stock compensation expense of $12, (3) entered into a new employment arrangement with a sales executive (which superseded a previously existing arrangement that included a severance arrangement) for which he earned a signing bonus of $500 (of which $369 was expensed in the year ended June 30, 2017); and (4) paid transaction bonuses of $45 to internal staff. All of the above charges are included in the operating expenses of continuing operations in our consolidated statement of operations for the year ended June 30, 2017.

CONCURRENT COMPUTER CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

4. Discontinued Operations  – (continued)

At June 30, 2016, the carrying amounts of assets and liabilities of discontinued operations in our consolidated balance sheet were as follows:

ASSETS
Current assets:
Cash and cash equivalents	$1,470
Accounts receivable, net	6,242
Inventories	1,153
Prepaid expenses and other current assets	350
Total current assets	9,215
Property and equipment, net	483
Deferred income taxes, net	778
Other long-term assets, net	655
Total noncurrent assets	1,916
Total assets of discontinued operations	$11,131
LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	$2,876
Deferred revenue	4,109
Total current liabilities	6,985
Long-term liabilities:
Deferred revenue	970
Other long-term liabilities	977
Total noncurrent liabilities	1,947
Total liabilities of discontinued operations	$8,932

Proceeds from the sale of the Real-Time business have been presented in the consolidated statement of cash flows under investing activities for the year ended June 30, 2017. In accordance with ASC Topic 205-20, additional disclosures relating to cash flow is required for discontinued operations. Cash flow information for relating to the Real-Time business for the years ended June 30, 2017 and 2016 is as follows:

	Year Ended June 30,
	2017	2016
Operating cash flow data:
Depreciation and amortization	$305	$328
Share-based compensation	74	81
Provision for (recovery of) excess and obsolete inventories	(13)	48
Provision for bad debts	—	31
Foreign currency exchange gains	(27)	(308)
Investing cash flow data:
Capital expenditures	(136)	(451)

CONCURRENT COMPUTER CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

4. Discontinued Operations  – (continued)

June 30, 2016
Cash and cash equivalents per balance sheet	$18,798
Cash and cash equivalents classified within current assets of discontinued operations	1,470
Ending cash and cash equivalents balance per statement of cash flows	$20,268

5. Sale of Product Line

On September 9, 2015, we sold the customer contracts and intellectual property related to our multi-screen video analytics product line for $3,500 pursuant to an Asset Purchase Agreement (“MDI APA”) dated August 31, 2015 with Verimatrix, Inc. (“Verimatrix”), a privately-held video revenue security company based in San Diego, California. The MDI APA included customary terms and conditions, including provisions that required us to indemnify Verimatrix for certain losses that it incurs as a result of a breach by Concurrent of its representations and warranties in the MDI APA and certain other matters. Proceeds from the sale were payable to us as follows: (1) a $2,750 payment in cash (received on September 10, 2015), (2) a $375 deferred payment (received in full on June 30, 2016) and (3) $375 placed in escrow (released and received in full on June 30, 2016). No amounts were held back pusuant to indemnification provisions in the MDI APA.

The customer contracts and intellectual property sold had a net book value of $188 (which was included in intangible assets, net in our consolidated balance sheet). As a result of the sale, we also included $1,016 (net liability, consisting primarily of unearned deferred revenue) of related assets and liabilities not sold or transferred in the transaction in the calculation of the recorded gain. Additionally, through September 30, 2015, we incurred $228 in legal, accounting and other expenses that would not have been incurred otherwise. As a result, we recorded a net gain of $4,100 in our consolidated statement of operations for the year ended June 30, 2016.

We evaluated the sale of our multi-screen video analytics product line in regards to ASC Topic 205-20 and concluded that the sale was not a “strategic shift” as defined in ASC Topic 205-20 and therefore, was not considered a discontinued operation. The operating profit related to the multi-screen video analytics product line for the year ended June 30, 2016 (through the date of sale) was $178.

6. Inventories

Inventories consist of the following:

	June 30,
	2017	2016
Raw materials	$832	$891
Finished goods	1,033	1,451
	$1,865	$2,342

7. Property and Equipment, net

Property and equipment consists of the following:

	June 30,
	2017	2016
Leasehold improvements	$1,117	$1,171
Machinery and equipment	10,515	11,621
	11,632	12,792
Less: Accumulated depreciation	(9,906)	(10,214)
	$1,726	$2,578

CONCURRENT COMPUTER CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

7. Property and Equipment, net  – (continued)

For the years ended June 30, 2017 and 2016, depreciation expense for property and equipment amounted to $1,409 and $1,328, respectively.

During the year ended June 30, 2016, the Company wrote-off fully-depreciated property and equipment related to the sale of its multi-screen video analytics product line with an original cost of $260 and a net book value of nil.

8. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following:

	June 30,
	2017	2016
Accounts payable, trade	$2,452	$3,342
Accrued payroll, vacation and other employee expenses	2,372	1,619
Accrued Real-Time sale transaction expenses	1,767	—
Unrecognized income from research and development tax credits	566	—
Accrued income taxes	415	389
Dividend payable	60	95
Other accrued expenses	532	870
	$8,164	$6,315

9. Income Taxes

Concurrent and its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. With a few exceptions, we are no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for fiscal years before 1999.

The domestic and foreign components of income before provision for income taxes are as follows:

	Year Ended June 30,
	2017	2016
United States	$(13,179)	$(4,970)
Foreign	1,031	264
	$(12,148)	$(4,706)

The components of the provision for income taxes are as follows:

	Year Ended June 30,
	2017	2016
Current:
Federal	$(739)	$(61)
State	(236)	(30)
Foreign	(144)	(271)
Total	(1,119)	(362)
Deferred:
Federal	115	7,617
State	(115)	646
Foreign	82	130
Total	82	8,393
Total	$(1,037)	$8,031

CONCURRENT COMPUTER CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

9. Income Taxes  – (continued)

A reconciliation of the income tax expense computed using the federal statutory income tax rate to our provision (benefit) for income taxes is as follows:

	Year Ended June 30,
	2017	2016
Loss from continuing operations before provision (benefit) for income taxes	$(12,148)	$(4,706)
Benefit at federal statutory rate	(4,130)	(1,600)
Change in valuation allowance	5,500	10,497
Permanent differences	88	59
Net operating loss expiration and adjustment	(38)	63
Change in state tax rates	—	11
Change in foreign tax rates	1	1
Change in uncertainty in income taxes	(206)	23
U.S. research and development credits	(1,294)	—
Foreign rate differential	(40)	(118)
State and foreign tax expense	(388)	(150)
Other	(530)	(755)
Provision (benefit) for income taxes	$(1,037)	$8,031

As of June 30, 2017 and 2016, our deferred tax assets and liabilities were comprised of the following:

	June 30,
	2017	2016
Deferred tax assets related to:
U.S. and foreign net operating loss carryforwards	$30,922	$26,639
Book and tax basis differences for property and equipment	340	480
Bad debt, warranty and inventory reserves	683	732
Accrued compensation	1,363	970
Deferred revenue	60	23
U.S. credit carryforwards	2,068	608
Stock compensation	474	726
Acquired intangibles	—	11
Other	755	1,148
Deferred tax assets	36,665	31,337
Valuation allowance	(36,634)	(31,191)
Total deferred tax assets	31	146
Deferred tax liabilities related to:
Acquired intangibles	34	—
Total deferred tax liability	34	—
Deferred income taxes, net	$(3)	$146

CONCURRENT COMPUTER CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

9. Income Taxes  – (continued)

The net deferred tax asset (liability) was classified on our consolidated balance sheets as follows:

	June 30,
	2017	2016
Non-current deferred tax asset	$15	$146
Non-current deferred tax liability	(18)	—
	$(3)	$146

As of June 30, 2017, we had U.S. federal net operating loss carryforwards (“NOLs”) of approximately $71,953 for income tax purposes, of which none expire in fiscal year 2017, and the remainder expire at various dates through fiscal year 2036. We recently completed an evaluation of the potential effect of Section 382 of the Internal Revenue Code (the “IRC”) on our ability to utilize these net operating losses. The study concluded that we have not had an ownership change for the period from July 22, 1993 to June 30, 2017. If we experience an ownership change as defined in Section 382 of the IRC, our ability to use these NOLs will be substantially limited, which could therefore significantly impair the value of that asset. See section below entitled “Tax Asset Preservation Plan” for details regarding steps we have taken to protect the value of our NOLs.

As of June 30, 2017, we had state NOLs of $37,394 and foreign NOLs of $28,335. The state NOLs expire according to the rules of each state and expiration will occur between fiscal year 2018 and fiscal year 2036. The foreign NOLs expire according to the rules of each country. Currently, none of the jurisdictions in which we have foreign NOLs are subject to expiration due to indefinite carryforward periods.

We have evaluated our ability to generate future taxable income in all jurisdictions that would allow it to realize the benefit associated with these NOLs. Based on our best estimate of future taxable income, we do not expect to fully realize the benefit of these NOLs. We expect a significant amount of the U.S. losses to expire without utilization, resulting in a valuation allowance in the U.S. on this portion of the NOLs.

We do not expect to realize the benefit of our NOLs in other international jurisdictions due to cumulative accounting losses, our long history of taxable losses and our uncertainty with respect to generating future taxable income in the near term given our recently completed projections and other inherent uncertainties in our business. We continue to maintain a full valuation allowance on losses in these other international jurisdictions.

We also have an alternative minimum tax credit for federal purposes of $828, which has an indefinite life, and a research and development credit carryforward for federal purposes of $1,239, which has a carryforward period of 20 years and will begin to expire in fiscal year 2025 and continue through fiscal year 2037. We do not expect to be able to realize the benefit of the research and development credit carryforward before its expiration, and we maintain a full valuation allowance on this item. See also the section below entitled “Research and Development Tax Credits.”

Of the $71,953 of aforementioned U.S. federal NOLs, $11,189 represents acquired NOLs from our acquisition of Everstream, Inc. (“Everstream”) in fiscal year 2006. Additionally, we acquired $140 in research and development credits in this transaction. The benefits associated with these Everstream losses and tax credits will likely be limited under Sections 382 and 383 of the IRC as of the date of acquisition. We have fully offset the deferred tax assets related to the research and development credits with a valuation allowance.

Deferred income taxes have not been provided for undistributed earnings of foreign subsidiaries because of our intent to reinvest them indefinitely in active foreign operations. Because of the availability of significant U.S. NOLs, it is not practicable to determine the U.S. income tax liability that would be payable if such earnings were not invested indefinitely. Deferred taxes are provided for the earnings of foreign subsidiaries when it becomes evident that we do not plan to permanently reinvest the earnings into active

CONCURRENT COMPUTER CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

9. Income Taxes  – (continued)

foreign operations. As of June 30, 2017, we have both the intent and ability to permanently reinvest our foreign earnings in our foreign subsidiaries, with the exception of our Hong Kong subsidiary. We have begun the process of closing the Hong Kong office and expect to complete this process during fiscal year 2018. We can no longer state that we have the intent to remain permanently reinvested in Hong Kong. However, because we have negative earnings and profits in our Hong Kong subsidiary, we do not expect to have any tax liability associated with any decisions made with regard to the closing of this office.

The valuation allowance for deferred tax assets as of June 30, 2017 and 2016 were $36,634 and $31,191, respectively. The change in the valuation allowance for the year ended June 30, 2017 was an increase of $5,443. This change consisted of (1) a $3,995 increase due to the creation of deferred tax assets during the year ended June 30, 2017, (2) a $1,570 increase due to other deferred tax adjustments, most of which was primarily attributable to research and development tax credits, and (3) a $123 decrease due primarily to stock compensation adjustments, exchange rate changes and the effect of unrealized gains/losses (the effect of which is a component of equity).

Deferred Tax Assets and Related Valuation Allowances

In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. In determining whether or not a valuation allowance for tax assets is needed, we evaluate all available evidence, both positive and negative, including: trends in operating income or losses; currently available information about future years; future reversals of existing taxable temporary differences; future taxable income exclusive of reversing temporary differences and carryforwards; taxable income in prior carryback years if carryback is permitted under the tax law; and tax planning strategies that would accelerate taxable amounts to utilize expiring carryforwards, change the character of taxable and deductible amounts from ordinary income or loss to capital gain or loss, or switch from tax-exempt to taxable investments. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. As of June 30, 2017, we maintain a full valuation allowance on our net deferred tax assets in all jurisdictions except Japan and the U.K. In Japan and the U.K., we believe that it is more likely than not that we will realize our entire deferred tax inventory, and no valuation allowance is needed.

In all other jurisdictions, we do not have sufficient evidence of future income to conclude that it is more likely than not that we will realize our entire deferred tax inventory. Therefore, we have placed a full valuation allowance on the deferred tax inventory. These jurisdictions include the U.S., Germany, Spain, Hong Kong, and Australia. We reevaluate our conclusions quarterly regarding the valuation allowance and we will make appropriate adjustments as necessary in the period in which significant changes occur.

CONCURRENT COMPUTER CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

9. Income Taxes  – (continued)

Unrecognized tax benefits

A reconciliation of the beginning and ending amount of our unrecognized tax benefits for the fiscal years ended June 30, 2017 or 2016 is as follows:

Balance at June 30, 2015	$297
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	—
Reductions for tax positions for prior year	—
Reductions for lapse in statute of limitations	—
Settlements	—
Balance at June 30, 2016	297
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	194
Reductions for tax positions for prior year	(154)
Reductions for lapse in statute of limitations	—
Settlements	—
Balance at June 30, 2017	$337

The amount of gross tax effected unrecognized tax benefits as of June 30, 2017 was approximately $337 of which approximately $143, if recognized, would affect the effective tax rate. During the fiscal year ended June 30, 2017, we de-recognized approximately $260 of interest and $88 of penalties. We had approximately $22 and $281 of accrued interest at June 30, 2017 and 2016, respectively. We had nil and $88 of accrued penalties as of June 30, 2017 and 2016, respectively. We recognize potential interest and penalties related to unrecognized tax benefits as a component of income tax expense. We believe that the amount of uncertainty in income taxes will not change by a significant amount within the next 12 months.

Research and Development Tax Credits

During the year ended June 30, 2017, we applied for both a U.S. federal and state of Georgia research and development tax credit for our fiscal year ending June 30, 2016 in the amounts of $719 and $675, respectively. For U.S. federal tax purposes, the credit cannot be utilized immediately but will carryforward for a period of 20 years. As we do not expect to be able to realize the benefit of the U.S. federal tax credit carryforward before its expiration, we maintain a full valuation allowance on this item. For the state of Georgia tax credit, we have recorded the credit within other current assets with an offset in accrued expenses in our consolidated balance sheet as of June 30, 2017. As future payroll tax withholdings of our Georgia-based employees become due, we are able to offset the withholding amount dollar-for-dollar against the credit. As a result, as the credit is claimed, we will (1) reduce other current assets and offset the payroll tax liability and (2) reduce accrued expenses and recognize a reduction of operating expenses. During the year ended June 30, 2017, we recognized $173 of the state of Georgia credit and reduced operating expenses accordingly. As of June 30, 2017, the original balance of $675 for the state of Georgia research and development tax credit is reflected within other current assets as no amounts had yet been collected from the state of Georgia.

Additionally, we recorded $575 and $540 representing estimates of the U.S. federal and state of Georgia research and development tax credit for the fiscal year ending June 30, 2017, respectively. As noted above, for U.S. federal tax purposes, the credit cannot be utilized immediately and we maintain a full valuation allowance on this item. We recorded $64 of the fiscal year 2017 state of Georgia credit within other current assets with an offset in accrued expenses in our consolidated balance sheet as of June 30, 2017 representing the estimated portion we expect to realize within the next twelve months. The remainder of the fiscal year 2017 credit is reflected in other long-term assets with an offsetting amount in other long-term liabilities.

CONCURRENT COMPUTER CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

9. Income Taxes  – (continued)

Tax Asset Preservation Plan

On March 1, 2016, we entered into a Tax Asset Preservation Plan (the “TAPP”) with American Stock Transfer & Trust Company, LLC, as rights agent. Our Board of Directors adopted the TAPP in an effort to deter acquisitions of the Company’s common stock, par value $0.01 per share (“Common Stock”), that would potentially limit our ability to use our net loss carryforwards and certain other tax attributes (collectively, “NOLs”) to reduce our potential future federal income tax obligations. As noted above, if we experience an “ownership change,” as defined in Section 382 of the IRC, our ability to use the NOLs could be substantially limited, and the timing of the usage of the NOLs could be substantially delayed, which could adversely affect the value of our NOLs.

The TAPP has a 4.9% “trigger” threshold which is intended to act as a deterrent to any person acquiring 4.9% or more of the outstanding Common Stock without the approval of our Board of Directors. This would protect our NOLs because changes in ownership by persons owning less than 4.9% of the outstanding Common Stock are not included in the calculation of whether the Company has experienced an ownership change under Section 382 of the IRC.

At our 2016 Annual Meeting of Stockholders held on October 26, 2016, our stockholders adopted a formal amendment to our certificate of incorporation for the same purpose (the “Protective Amendment”). The TAPP terminated in accordance with its terms on November 3, 2016 concurrent with the effectiveness of the amendment to our certificate of incorporation. The Protective Amendment will expire on the earliest of (i) the Board of Directors’ determination that the Protective Amendment is no longer necessary for the preservation of the Company’s NOLs because of the amendment or repeal of Section 382 or any successor statute, (ii) the close of business on the first day of any taxable year of Concurrent to which the Board of Directors determines that none of our NOLs may be carried forward (iii) such date as the Board of Directors otherwise determines that the Protective Amendment is no longer necessary for the preservation of the Concurrent’s NOLs and (iv) the date of our Annual Meeting of Stockholders to be held during calendar year 2017.

10. Share-Based Compensation

We have Stock Incentive Plans providing for the grant of incentive stock options to employees and non-qualified stock options to employees and directors. The Compensation Committee of the Board of Directors (“Compensation Committee”) administers the Stock Incentive Plans. Under the plans, the Compensation Committee may award stock options and shares of common stock on a restricted basis. The plans also specifically provide for stock appreciation rights and authorize the Compensation Committee to provide, either at the time of the grant of an option or otherwise, that the option may be cashed out upon terms and conditions to be determined by the Compensation Committee or the Board of Directors.

Option awards are granted with an exercise price equal to the market price of our stock at the date of grant. We recognize stock compensation expense in accordance with ASC 718-10 over the requisite service period of the individual grantees, which generally equals the vesting period. All of our stock compensation is accounted for as equity instruments.

Our 2011 Stock Incentive Plan became effective November 1, 2011 and replaced the 2001 Stock Option Plan that expired on October 31, 2011. The 2011 Stock Incentive Plan terminates on October 31, 2021. Stockholders have authorized the issuance of up to 1,100,000 shares under this plan, and at June 30, 2017, there were 122,622 shares available for future grants.

During the year ended June 30, 2016, we retroactively rescinded 120,000 restricted stock awards previously granted to our president and Chief Executive Officer (“CEO”) and granted him a total of 100,000 new restricted stock awards under the terms of an amended employment agreement as described Note 16 —  Commitments and Contingencies — Shareholder Demand Letter.

CONCURRENT COMPUTER CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

10. Share-Based Compensation  – (continued)

We recorded share-based compensation related to the issuance of stock options and restricted stock to employees and board members, as follows:

	Year Ended June 30,
	2017	2016
Share-based compensation expense included in the consolidated statement of operations:
Cost of sales	$9	$3
Sales and marketing	125	126
Research and development	35	87
General and administrative	688	492
Total	$857	$708

Based on historical experience of restricted stock and option pre-vesting cancellations, we estimated annualized forfeiture rates of 8.5% and 8.0% for unvested restricted stock awards and stock options outstanding as of June 30, 2017 and 2016, respectively. We update our expectation of forfeiture rates quarterly and under the true-up provisions of ASC 718-10, we will record additional expense if the actual forfeiture rate is lower than estimated, and will record a recovery of prior expense if the actual forfeiture is higher than estimated.

During the year ended June 30, 2017, we received $118 from the exercise of stock options. No cash was received from option exercises under any share-based payment arrangements for the fiscal year ended June 30, 2016.

Restricted Share Awards

During fiscal year 2017, we issued 334,000 shares of restricted stock. All of these restricted awards were issued to employees, executives and board members and vest as follows: (1) ratably over a four-year period for employees, (2) in full after three years or ratably over a four-year period for executives and (3) three-year graded vesting period for board members. Vesting is based solely on a service condition, and restrictions generally release ratably over the service period. The weighted-average grant date fair value per share for our restricted stock awards is the closing price on the date of grant. A summary of the activity of our service condition restricted stock awards during fiscal year 2017 is presented below:

Restricted Stock Awards	Shares	Weighted- Average Grant Date Fair Value
Non-vested at July 1, 2016	464,117	$5.39
Granted	334,000	5.66
Vested	(172,785)	5.65
Forfeited	(184,719)	5.51
Non-vested at June 30, 2017	440,613	$5.45

In conjunction with the resignation of one of our directors (See Note 16 — Commitments and Contingencies — Board Representation and Standstill Agreement), we accelerated the vesting of 5,400 shares of restricted stock. This acceleration of vesting resulted in incremental stock compensation expense of $9 during the year ended June 30, 2017. Additionally, in conjunction with the sale of our Real-Time business in May 2017 (see Note 4 — Discontinued Operations), we accelerated the vesting of a total of 69,214 shares of restricted stock to two executives representing a portion of each of their unvested restricted stock holdings previously awarded. This acceleration of vesting resulted in incremental stock compensation expense of $12 during the year ended June 30, 2017 in continuing operations. Additionally, we accelerated the vesting of

CONCURRENT COMPUTER CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

10. Share-Based Compensation  – (continued)

9,710 shares of restricted stock, representing a portion of the unvested restricted stock holdings previously awarded to one executive of the Company who remained employed with the discontinued operation resulting in incremental stock compensation expense of $4 during the year ended June 30, 2017 in discontinued operations.

During the year ended June 30, 2017, we issued 50,000 performance-based restricted shares (“PSAs”) to senior and executive management. The PSAs issued in fiscal year 2017 will be released only if certain company financial performance criteria are achieved over a cumulative three-year performance period. The weighted-average grant date fair value per share for these PSAs was established on the date the cumulative three-year performance criteria was approved by our Board of Directors. As of June 30, 2017, management determined that the likelihood of achieving the specific three-year performance criteria was not probable and, as a result, no share-based compensation expense associated with these PSAs was recorded for the year ended June 30, 2017.

During the year ended June 30, 2017, 5,387 previously granted performance based restricted shares were forfeited due to a failure to meet performance goals associated with our fiscal year 2016 financial results. A summary of the activity of our PSAs during fiscal year 2017 is presented below:

Performance Stock Awards	Shares	Weighted- Average Grant Date Fair Value
Non-vested at July 1, 2016	5,387	$5.14
Granted	50,000	5.49
Vested	—	—
Forfeited	(5,387)	5.14
Non-vested at June 30, 2017	50,000	$5.49

Total compensation cost of restricted stock awards issued, but not yet vested as of June 30, 2017 is $1,425, which is expected to be recognized over the weighted average period of 2.2 years.

Stock Options

We use the Black-Scholes valuation model to estimate the fair value of each option award on: (1) the date of grant for grants to employees and (2) each reporting period-end date for grants to non-employees, until the non-employee shares have vested, at which point the vest date becomes the final measurement date for non-employee grants. We did not grant any stock options in fiscal years 2017 and 2016, and there were no unvested options granted to non-employees as of June 30, 2017.

A summary of our stock option activity as of June 30, 2017 and changes during fiscal year 2017 is presented below:

Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding as of July 1, 2016	84,419	$11.71
Granted	—	—
Exercised	(20,000)	5.90
Forfeited or expired	(33,538)	13.92
Outstanding as of June 30, 2017	30,881	$13.06	0.15	$—
Vested at June 30, 2017	30,881	$13.06	0.15	$—
Exercisable at June 30, 2017	30,881	$13.06	0.15	$—

CONCURRENT COMPUTER CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

10. Share-Based Compensation  – (continued)

The following table summarizes information about stock options outstanding and exercisable at June 30, 2017:

	Outstanding Options			Options Exercisable
Range of Exercise Prices	Weighted- Average Remaining Contractual Life (Years)	Number Outstanding	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$11.10	0.33	3,000	$11.10	3,000	$11.10
$12.80	0.12	9,000	$12.80	9,000	$12.80
$13.50	0.13	18,881	$13.50	18,881	$13.50
$11.10 – $13.50	0.15	30,881	$13.06	30,881	$13.06

The total intrinsic value of options both outstanding and exercisable was nil for both of the fiscal years ended June 30, 2017 and 2016. There is no remaining compensation cost for options granted as all outstanding options have vested as of June 30, 2017. We generally issue new shares to satisfy option exercises.

11. Pensions and Other Postretirement Benefits

Defined Contribution Plans

We maintain a retirement savings plan available to U.S. employees that qualifies as a defined contribution plan under Section 401(k) of the IRC. From July 1, 2012 through August 20, 2013, we matched 25% of the first 5% of the participants’ compensation. Effective August 21, 2013, we match 50% of the first 5% of the participants’ compensation. For fiscal years 2017 and 2016, we made matching contributions of $272 and $279, respectively.

The sale of our Real-Time business in May 2017 (see Note 4 — Discontinued Operations) triggered a “partial plan termination” of our domestic 401(k) plan as defined under Section 411(d)(3) of the IRC. As a result, previously forfeited matching contributions for all voluntary and involuntarily terminated employees during the 401(k) plan year for 2017 (January 1, 2017 through December 31, 2017) are to be reinstated. Through June 30, 2017, $77 in previously forfeited matching contributions for the 2017 plan year were reinstated; however, such reinstatement did not result in any incremental expense to us as we had not repurposed the matching funds as of the partial plan termination date. Management believes that the amount of forfeitures to be reinstated for the balance of 2017 plan year will not be material.

We also maintain a defined contribution plan (the “Stakeholder Plan”) for our U.K. based employees. The Stakeholder Plan provides for discretionary matching contributions of between 4% and 7% of the employee’s salary. For fiscal years 2017 and 2016 we made total contributions to the Stakeholder Plan of $35 and $43, respectively.

Defined Benefit Plans

As of June 30, 2017, we maintained the Pension Plans covering former employees in Germany. The measurement date used to determine fiscal years’ 2017 and 2016 benefit information for the Pension Plans was June 30, 2017 and 2016, respectively. Our Pension Plans have been closed to new employees since 1998 and no existing employees are eligible to participate, as all eligible participants are no longer employed by us.

CONCURRENT COMPUTER CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

11. Pensions and Other Postretirement Benefits  – (continued)

A reconciliation of the changes in the Pensions Plans’ benefit obligations and fair value of plan assets over the two-year period ended June 30, 2017, and a statement of the funded status at June 30, 2017 for these years for the Pension Plans is as follows:

Obligations and Funded Status

	June 30,
	2017	2016
Change in benefit obligation:
Benefit obligation at beginning of year	$4,919	$4,628
Interest cost	50	96
Actuarial (gain) loss	(256)	435
Foreign currency exchange rate change	133	4
Benefits paid	(236)	(244)
Benefit obligation at end of year	$4,610	$4,919
Change in plan assets:
Fair value of plan assets at beginning of year	$1,192	$1,432
Actual return on plan assets	19	(15)
Employer contributions	14	12
Benefits paid	(229)	(237)
Foreign currency exchange rate change	25	—
Fair value of plan assets at end of year	$1,021	$1,192
Funded status at end of year	$(3,589)	$(3,727)

Amounts Recognized in the Consolidated Balance Sheets

	June 30,
	2017	2016
Other accrued expenses(1)	$(7)	$(7)
Pension liability – long-term liabilities	(3,582)	(3,720)
Total pension liability	$(3,589)	$(3,727)
Accumulated other comprehensive loss	$1,345	$1,637

(1)	Included in line item accounts payable and accrued expenses

Items Not Yet Recognized as a Component of Net Periodic Pension Cost:

	June 30,
	2017	2016
Net loss	$1,345	$1,637
	$1,345	$1,637

Information for Pension Plans with an Accumulated Benefit Obligation in Excess of Plan Assets

	June 30,
	2017	2016
Projected benefit obligation	$4,610	$4,919
Accumulated benefit obligation	$4,610	$4,919
Fair value of plan assets	$1,021	$1,193

CONCURRENT COMPUTER CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

11. Pensions and Other Postretirement Benefits  – (continued)

The following table provides the components of net periodic pension cost recognized in earnings for the fiscal years ended June 30, 2017 and 2016:

Components of Net Periodic Benefit Cost and Other Amounts Recognized in Other Comprehensive Income

	Year Ended June 30,
	2017	2016
Net Periodic Benefit Cost
Service cost	$—	$—
Interest cost	50	96
Expected return on plan assets	(15)	(22)
Recognized actuarial loss	76	50
Amortization of unrecognized net transition obligation (asset)	—	—
Net periodic benefit cost	$111	$124

We estimate that $62 of the net loss for the defined benefit pension plans will be amortized from accumulated other comprehensive income into net period benefit cost in fiscal year 2018.

Assumptions

The following table sets forth the assumptions used to determine benefit obligations:

	June 30,
	2017	2016
Discount rate	1.55%	1.07%
Expected return on plan assets	2.00%	2.50%
Compensation increase rate	0.00%	0.00%

The following table sets forth the assumptions used to determine net periodic benefit cost:

	Year Ended June 30,
	2017	2016
Discount rate	1.07%	2.13%
Expected return on plan assets	2.50%	2.50%
Compensation increase rate	0.00%	0.00%

On an annual basis, we adjust the discount rate used to determine the projected benefit obligation to approximate rates on high-quality, long-term obligations.

Plan Assets

The following table sets forth, by level within the fair value hierarchy, a summary of the defined benefit plan’s assets measured at fair value, as well as the percentage of total plan assets for each category at June 30, 2017:

	Level 1	Level 2	Level 3	Total Assets	Percentage of Plan Assets 2017
Asset Category:
Cash and cash equivalents	$42	$—	$—	$42	4.1%
Equity securities	—	432	—	432	42.3%
Cash surrender value insurance contracts	—	547	—	547	53.6%
Totals	$42	$979	$—	$1,021	100.0%

CONCURRENT COMPUTER CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

11. Pensions and Other Postretirement Benefits  – (continued)

The following table sets forth, by level within the fair value hierarchy, a summary of the defined benefit plan’s assets measured at fair value, as well as the percentage of total plan assets for each category at June 30, 2016:

	Level 1	Level 2	Level 3	Total Assets	Percentage of Plan Assets 2016
Asset Category:
Cash and cash equivalents	$8	$—	$—	$8	0.7%
Equity securities	—	572	—	572	47.9%
Debt securities	—	57	—	57	4.8%
Cash surrender value insurance contracts	—	556	—	556	46.6%
Totals	$8	$1,185	$—	$1,193	100.0%

Pension assets utilizing Level 1 inputs include fair values of equity investments and debt securities, and related dividends, which were determined by closing prices for those securities traded actively on national stock exchanges. All cash equivalents are carried at cost, which approximates fair value. Level 2 assets include fair values of equity investments and debt securities with limited trading activity and related dividends that were determined by closing prices for those securities traded on national stock exchanges and cash surrender life insurance contracts that are valued based on contractually stated settlement value. In estimating the expected return on plan assets, we consider past performance and future expectations for the fund. Defined benefit plan assets are heavily weighted toward equity investments that yield consistent, dependable dividends.

Our investment strategy with respect to pension assets is to invest the assets in accordance with applicable laws and regulations. The long-term primary objectives for our pension assets are to: (1) provide for a reasonable amount of long-term growth of capital, with prudent exposure to risk and protect the assets from erosion of purchasing power; (2) provide investment results that meet or exceed the plans’ actuarially assumed long-term rate of return; and (3) match the duration of the liabilities and assets of the plans to reduce the potential risk of large employer contributions being necessary in the future.

Contributions

We expect to contribute $13 to our defined benefit pension plans in fiscal year 2018.

Estimated Future Benefit Payments

Expected benefit payments, which reflect expected future service, during the next ten fiscal years ending June 30 are as follows:

Pension Benefits
2018	248
2019	251
2020	249
2021	247
2022	245
2023 – 2027	1,203

CONCURRENT COMPUTER CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

12. Segment Information

As a result of the sale of our Real-Time business in May 2017 (See Note 4 — Discontinued Operations), we operate in one reportable segment, Content Delivery. We evaluate segment results using revenues and gross margin as the performance measures. Such information is shown on the face of the accompanying consolidated statements of operations. We attribute revenues to individual countries and geographic areas based upon location of our customers.

We attribute long-lived assets based upon location of the assets. As presented below, long-lived assets exclude intangible assets, net.

A summary of our revenue and long-lived assets by geographic area is as follows:

	Year Ended June 30,
	2017	2016
Revenue:
United States	$18,159	$20,014
Canada	1,648	4,779
Total North America	19,807	24,793
Japan	4,642	3,754
Other Asia-Pacific	86	67
Total Asia-Pacific	4,728	3,821
Europe	2,647	3,393
South America	465	—
Total revenue	$27,647	$32,007

	June 30,
	2017	2016
Long-lived assets:
United States	$2,391	$2,800
Europe	53	99
Japan	303	235
Other Asia-Pacific	2	8
Total long-lived assets	$2,749	$3,142

13. Concentration of Risk

Sales to unaffiliated customers outside the U.S. were $9,488 and $11,993 for the years ended June 30, 2017 and 2016, respectively, which amounts represented 34% and 37% of total sales for the respective fiscal years.

In addition, the following summarizes revenues by significant customer where such revenue exceeded 10% of total revenues for any one of the indicated periods:

	Year Ended June 30,
	2017	2016
Customer A(1)	29%	36%
Customer B	17%	11%
Customer C	16%	14%
Customer D	<10%	10%

(1)	Data for all periods reflects the merger of two customers consummated in the year ended June 30, 2016.

We assess credit risk through ongoing credit evaluations of a customers’ financial condition. Generally, collateral is not required.

CONCURRENT COMPUTER CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

13. Concentration of Risk  – (continued)

The following summarizes accounts receivable by significant customer where such accounts receivable exceeded 10% of total accounts receivable for any one of the indicated periods:

	June 30,
	2017	2016
Customer A(1)	35%	64%
Customer C	23%	<10%
Customer E	21%	N/A
Customer F	<10%	10%

(1)	Data for all periods reflects the merger of two customers consummated in the year ended June 30, 2016.

There were no other customers representing 10% or more of our accounts receivable at June 30, 2017 and 2016.

The following summarizes purchases from significant vendors where such purchases accounted for 10%, or more, of total purchases for any one of the indicated periods:

	Year Ended June 30,
	2017	2016
Vendor A	34%	18%
Vendor B	29%	26%
Vendor C	10%	<10%
Vendor D	<10%	31%

14. Dividends

During fiscal years 2017 and 2016, we declared and paid four cash dividends. Future dividends are subject to declaration by our Board of Directors. Cash dividends declared on our common stock during fiscal year 2017 are summarized in the following table:

			Dividends Declared
Record Date	Payment Date	Type	Per Share	Total
September 13, 2016	September 27, 2016	Quarterly	$0.12	$1,182
December 14, 2016	December 28, 2016	Quarterly	$0.12	$1,187
March 14, 2017	March 28, 2017	Quarterly	$0.12	$1,183
June 13, 2017	June 27, 2017	Quarterly	$0.12	$1,182
			Total	$4,734

As of June 30, 2017, we recorded $285 of dividends payable to holders of restricted common stock who held restricted shares at the time of the dividend record dates and still held those restricted shares as of June 30, 2017. Such dividends will be paid when the restrictions on a holder’s restricted common shares lapse. This dividend payable is divided between current payable and non-current payable in the amounts of $60 and $225, respectively, based upon the expected vesting date of the underlying shares. These holders of restricted common stock will receive the dividend payments as long as they remain eligible at the vesting date of the shares. For fiscal year 2017, $120 of dividends payable were forfeited and returned to capital for restricted shares that were forfeited prior to meeting vesting requirements. Because the participants are not entitled to these dividends unless they complete the requisite service period for the shares to vest, they are not “participating dividends” as defined under ASC Topic 260-10, Earnings per Share.

CONCURRENT COMPUTER CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

15. Accumulated Other Comprehensive Income (Loss)

The following table summarizes the changes in accumulated other comprehensive income (loss) by component, net of taxes, for the year ended June 30, 2017:

	Pension and Postretirement Benefit Plans	Currency Translation Adjustments	Total
Balance at June 30, 2016	$(1,637)	$1,092	$(545)
Other comprehensive income before reclassifications	216	(478)	(262)
Amounts reclassified from accumulated other comprehensive income (loss)	76	—	76
Amount reclassified to gain on sale of discontinued operations	—	(2,159)	(2,159)
Net current period other comprehensive income (loss)	292	(2,637)	(2,345)
Balance at June 30, 2017	$(1,345)	$(1,545)	$(2,890)

16. Commitments and Contingencies

Operating Leases

We lease certain office space, warehousing and equipment under various operating leases. These leases expire at various dates through fiscal 2019 and generally provide for the payment of taxes, insurance, operating expenses and maintenance costs. Additionally, certain leases contain escalation clauses that provide for increased rents resulting from the pass-through of increases in operating costs, property taxes and consumer price indexes.

At June 30, 2017, future minimum lease payments for the fiscal years ending June 30 are as follows:

2018	$471
2019	216
2020	—
2021	—
2022	—
2023 and thereafter	—
$687

Rent expense under all operating leases amounted to $1,275 and $1,360 for the years ended June 30, 2017 and 2016, respectively.

Legal Matters

From time to time, we are involved in litigation incidental to the conduct of our business. We believe that such pending litigation will not have a material adverse effect on our results of operations or financial condition.

CONCURRENT COMPUTER CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

16. Commitments and Contingencies  – (continued)

We enter into agreements in the ordinary course of business with customers that often require us to defend and/or indemnify the customer against intellectual property infringement claims brought by a third-party with respect to our products. For example, we were notified that certain of our customers have settled with or been sued by the following companies, in the noted jurisdictions, regarding the listed patents:

Asserting Party	Jurisdiction	Patents at Issue
Broadband iTV, Inc.	U.S. District Court of Hawaii	U.S. Patent No. 7,361,336
Sprint Communications Company, L.P.	U.S. District Court Eastern District of Pennsylvania	U.S. Patent Nos. 6,754,907 and 6,757,907
FutureVision.com LLC	U.S. District Court Eastern District of Texas	U.S. Patent No. 5,877,755

We continue to review our potential obligations under our indemnification agreements with these customers and the indemnity obligations to these customers from other vendors that also provided systems and services to these customers. From time to time, we also indemnify customers and business partners for damages, losses and liabilities they may suffer or incur relating to personal injury, personal property damage, product liability, and environmental claims relating to the use of our products and services or resulting from our acts or omissions, our employees, authorized agents or subcontractors. We have not accrued any material liabilities related to such indemnifications in our financial statements and do not expect any other material costs as a result of such obligations. The maximum potential amount of future payments that we could be required to make is unlimited, and we are unable to estimate any possible loss or range of possible loss.

Severance Arrangements

Pursuant to the terms of the employment agreements with our executive officers and certain other employees, employment may be terminated by either the respective executive officer or us at any time. In the event the employee voluntarily resigns (except as described below) or is terminated for cause, compensation under the employment agreement will end. In the event an agreement is terminated by us without cause or in certain circumstances constructively by us, the terminated employee will receive severance compensation for a period from 6 to 12 months, depending on the officer, in an annualized amount equal to the respective employee’s base salary then in effect. In the event our CEO is constructively terminated within three months of a change in control or the CEO’s agreement is terminated by us within one year of a change of control other than for due cause, disability or non-renewal by our CEO, our CEO will be entitled to severance compensation multiplied by two, as well as incremental medical costs. Additionally, if terminated, our CEO and CFO may be entitled to bonuses during the severance period. At June 30, 2017, the maximum contingent liability under these agreements is $1,215. Our employment agreements with certain of our employees contain certain offset provisions, as defined in their respective agreements.

In connection with the sale of our Real-Time business in May 2017 (1) we terminated the employment of two executives of the Company (including our CFO at the time of the sale) and recorded severance of $619 and (2) entered into a new employment arrangement with a sales executive (which superseded a previously existing arrangement that included a severance arrangement) for which he earned a signing bonus of $500 (of which $369 was expensed in the year ended June 30, 2017).

Shareholder Demand Letter

As disclosed in our Form 8-K filed on October 15, 2015, on October 5, 2015, our Board of Directors received a demand letter from a law firm on behalf of a purported shareholder of Concurrent alleging that the grant of 120,000 RSAs pursuant to our November 18, 2014 employment agreement with our CEO exceeded the limits set forth in the 2011 Stock Incentive Plan (“2011 Plan”). In response to the demand letter, our Board of Directors formed a special committee to investigate the allegations and take corrective action should

CONCURRENT COMPUTER CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

16. Commitments and Contingencies  – (continued)

any be necessary. As more fully described in our Form 8-K filed on October 15, 2015, we also took actions to, among other things, amend the employment agreement to rescind the grant of 120,000 RSAs to our CEO.

On October 15, 2015, Concurrent entered into an amendment (the “Amendment”) to its initial employment agreement with its president and CEO dated November 18, 2014. Pursuant to the terms of the Amendment, Concurrent and its CEO agreed to rescind the 120,000 RSAs initially granted under the 2011 Plan to its CEO pursuant to the terms of the initial employment agreement. This rescission was effective as of the date the RSAs were initially granted.

In connection with the execution of the Amendment, on October 15, 2015, Concurrent awarded its CEO a cash bonus of $332 and granted him 45,000 RSAs under the 2011 Plan that vests in equal installments over three years on each anniversary of the grant date, provided that the CEO remains employed by us on each such date.

As part of the Amendment, on February 11, 2016, Concurrent granted its CEO 15,000 RSAs under the 2011 Plan that will vest in substantially equal installments over three years on each anniversary of the grant date and 40,000 RSAs under the 2011 Plan that will vest on the third anniversary of the grant date, in each case such grants are subject to the terms of the 2011 Plan.

In August 2016, the final report of the special committee concluded the following: (1) Concurrent effectively rescinded the entire 120,000 RSA to its CEO and that no further action with respect to that grant is necessary, (2) it would not be in the best interest of Concurrent to pursue other relief with respect to the 120,000 RSA grant to its CEO, (3) the investigation found no other violations of the 2011 Plan, (4) as part of an enhancement to Concurrent’s internal control procedures, all awards should be reviewed and approved, before the grant is made, by Concurrent’s CFO and corporate controller and a written policy statement or checklist should be prepared which outlines procedural steps and a timeline for granting equity awards, and (5) no additional formal controls are required by the Compensation Committee for approving equity awards.

In January 2017, we paid $101 as settlement of the shareholder lawsuit, incurred an additional $68 in legal expenses related to this matter and subsequently, dissolved the special committee.

Board Representation and Standstill Agreement

As disclosed in our Form 8-K filed on August 29, 2016, Concurrent entered into a Board Representation and Standstill Agreement (the “Standstill Agreement”) with an investor and its affiliated party. Pursuant to the terms of the Standstill Agreement, in consideration for certain restrictions applicable to the investor, our Board, among other things (1) agreed to appoint a nominee of the investor to serve on Concurrent’s Board until the 2016 Annual Meeting of Stockholders of the Concurrent (the nominee was subsequently elected as a director of Concurrent at the 2016 Annual Meeting of Stockholders held on October 26, 2016) and (2) agreed to pay up to $235 for fees and expenses incurred by the investor and its affiliated party in connection with the Standstill Agreement.

Additionally, pursuant to the Standstill Agreement, effective as of August 29, 2016, one of our directors tendered his resignation from the Board and all Board committees thereof. In connection with this resignation, the Company agreed to accelerate the vesting of 5,400 shares of restricted stock held by this director and to make a one-time payment to him of $48 (including $2 of accrued dividends released upon the acceleration of the vesting of the restricted stock).

CONCURRENT COMPUTER CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except for share and per share data)

17. Subsequent Events

Resignation of Directors

As indicated in our Form 8-K filed on July 14, 2017, three of our independent directors resigned from our Board and Board committees. In connection with these resignations, we agreed to accelerate the vesting of 5,400 shares of restricted stock held by each of the resigning directors (including an aggregate of $7 of accrued dividends released upon the acceleration of the vesting of the restricted stock), and to make a one-time payment to each of the resigning directors of $52, which includes unpaid meeting fees through the date of resignation. Additionally, as reported in our Form 8-K filed on July 31, 2017, we added one new independent director. As a result of the above actions, the Board approved a reduction in the size of the Board from seven (7) to five (5) members.

We have evaluated subsequent events through the date these financial statements were issued and determined that there were no other material subsequent events that required recognition or additional disclosure in our consolidated financial statements.

SCHEDULE II

CONCURRENT COMPUTER CORPORATION

VALUATION AND QUALIFYING ACCOUNTS
For the Years Ended June 30, 2017 and 2016
(Amounts in thousands)

Description	Balance at Beginning of Year	Charged to Costs and Expenses	Deductions(a)	Balance at End of Year
Reserves and allowances deducted from asset accounts or accrued as expenses:
2017
Allowance for doubtful accounts	$10	$—	$—	$10
Warranty accrual	112	137	(158)	91
2016
Allowance for doubtful accounts	$—	$10	$—	$10
Warranty accrual	164	175	(227)	112

(a)	Charges and adjustments to the reserve accounts for write-offs and credits issued during the year.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CONCURRENT COMPUTER CORPORATION
(Registrant)

By:	/s/ Derek Elder Derek Elder President and Chief Executive Officer

Date: September 20, 2017

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of Registrant and in the capacities indicated on September 20, 2017.

NAME	TITLE
/s/ Wayne Barr, Jr. Wayne Barr, Jr.	Chairman of the Board
/s/ Derek Elder Derek Elder	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Warren Sutherland Warren Sutherland	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Robert M. Pons Robert M. Pons	Director
/s/ Steven G. Singer Steven G. Singer	Director
/s/ Dilip Singh Dilip Singh	Director

Exhibit	Description of Document
2.1	Asset Purchase Agreement, dated as of May 15, 2017, by and between Concurrent Computer Corporation and Concurrent Computer Corporation (France), on the one hand, and Real Time, Inc. on the other hand (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on May 15, 2017).
3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-2 (No. 33-62440)).
3.2	Certificate of Amendment of the Restated Certificate of Incorporation of the Registrant (incorporated by reference to the Registrant’s Proxy on Form DEFR14A filed on June 2, 2008).
3.3	Certificate of Amendment to its Restated Certificate of Incorporation of the Registrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on June 30, 2011).
3.4	Amended and Restated Bylaws of the Registrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 9, 2011).
3.5	Certificate of Correction to Restated Certificate of Incorporation of the Registrant (incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002).
3.6	Amended Certificate of Designations of Series A Participating Cumulative Preferred Stock (incorporated by reference to the Form 8-A/A, dated August 9, 2002).
3.7	Amendment to Amended Certificate of Designations of Series A Participating Cumulative Preferred Stock (incorporated by reference to the Form 8-A/A, dated August 9, 2002).
3.8	Certificate of Designations of Series B Preferred Stock (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 1, 2016).
3.9	Certificate of Amendment to the Restated Certificate of Incorporation of Registrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on November 7, 2016).
3.10	Certificate of Elimination of Series B Participating Preferred Stock of Registrant (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on November 7, 2016).
4.1	Form of Common Stock Certificate (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2003).
4.2	Form of Series B Participating Preferred Stock Certificate (incorporated by reference to the Registrant’s Registration Statement on Form 8-A (No. 001-37706)).
4.3	Form of Right Certificate (included in Exhibit 10.18).
10.1†	Schedule of Officers who have entered into the Form Indemnification Agreement (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2004).
10.2†	1991 Restated Stock Option Plan (as amended as of October 26, 2000) (incorporated by reference to Exhibit A to the Registrant’s Proxy Statement dated September 18, 2000).
10.3†	Richard Rifenburgh Non-Qualified Stock Option Plan and Agreement (incorporated by reference to the Registrant’s Registration Statement on Form S-8 (No. 333-82686)).
10.4†	Concurrent Computer Corporation 2001 Stock Option Plan (incorporated by reference to Annex II to the Registrant’s Proxy Statement dated September 19, 2001).
10.5†	Concurrent Computer Corporation Amended and Restated 2001 Stock Option Plan (incorporated by reference to the Registrant’s Registration Statement on Form S-8 (No. 333-125974)).
10.6†	Form of Option Agreement with Transfer Restrictions (incorporated by reference to the Registrant’s Current Report on Form 8-K dated June 24, 2005).
10.7†	Form of Non-Qualified Stock Option Agreement between the Registrant and its executive officers (incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 1997).

Exhibit	Description of Document
10.8†	Consulting Services Agreement among the Company, TechCFO and Emory Berry (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 9, 2007).
10.9†	Indemnification Agreement between the Company and Emory Berry (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 9, 2007).
10.10†	Amended and Restated Employment Agreement between Concurrent Computer Corporation and Dan Mondor dated October 4, 2010 (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on October 4, 2010 (No. 000-13150)).
10.11†	Employment Agreement, dated August 1, 2008, between Concurrent Computer Corporation and Emory O. Berry (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 6, 2008 (No. 001-13150)).
10.12†	Concurrent Computer Corporation 2011 Stock Incentive Plan (incorporated by reference to Annex I to the Registrant’s Proxy Statement dated September 12, 2011).
10.13	Board Representation and Standstill Agreement, dated July 23, 2012, among Concurrent Computer Corporation, Singer Children’s Management Trust, Lloyd I. Miller, III, Robert M. Pons, Dilip Singh and certain other parties (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on July 23, 2012 (No. 000-13150)).
10.14†	Employment Agreement, dated November 18, 2014, between Concurrent Computer Corporation and Derek Elder (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on November 18, 2014 (No. 001-13150)).
10.15†	Concurrent Computer Corporation 2011 Stock Incentive Plan Award Agreement — Terms and Conditions (incorporated by reference to Exhibit 10.16 to Registrant’s Annual Report on Form 10-K filed on August 26, 2015).
10.16†	Amendment to Employment Agreement dated October 15, 2015 between Concurrent Computer Corporation and Derek Elder (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 15, 2015).
10.17†	Tax Asset Preservation Plan, dated as of March 1, 2016, between Concurrent Computer Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on March 1, 2016).
10.18	Board Representation and Standstill Agreement, dated August 29, 2016, among Concurrent Computer Corporation, JDS1, LLC, Julian Singer and Wayne Barr (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on August 29, 2016).
10.19	Amendment to Tax Asset Preservation Plan, dated as of October 13, 2016, between Concurrent Computer Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on October 13, 2016).
10.20†	Amendment to Employment Agreement dated September 1, 2016 between Concurrent Computer Corporation and Derek Elder (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on September 2, 2016).
10.21	License and Support Agreement, dated as of May 15, 2017, by and between Concurrent Computer Corporation and Real Time, Inc. (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on May 15, 2017).
10.22†	Employment Agreement, dated May 15, 2017, between Concurrent Computer Corporation and Warren Sutherland (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on May 15, 2017).
10.23†	Separation Agreement, dated May 15, 2017, between Concurrent Computer Corporation and Emory O. Berry (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on May 15, 2017).
21.1*	List of Subsidiaries.
23.1*	Consent of Deloitte & Touche LLP.

Exhibit	Description of Document
31.1*	Certification of Chief Executive Officer, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2*	Certification of Chief Financial Officer, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1*	Certification of Chief Executive Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2*	Certification of Chief Financial Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101.INS*	XBRL Instance Document.
101.SCH*	XBRL Schema Document.
101.CAL*	XBRL Calculation Linkbase Document.
101.DEF*	XBRL Definition Linkbase Document.
101.LAB*	XBRL Labels Linkbase Document.
101.PRE*	XBRL Presentation Linkbase Document.

†	Indicates management contract or compensatory plan.
*	Included herewith.

Annex E

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
October 16, 2017

Concurrent Computer Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37706	04-2735766
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4375 River Green Parkway, Suite 100, Duluth, Georgia	30096
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (678) 258-4000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

On September 20, 2017, Concurrent Computer Corporation (the “Company”) delivered requests for proposals to accounting firms, including the Company’s current independent registered accountant, Deloitte & Touche LLP (“Deloitte”), for the provision of auditing services to the Company beginning on January 1, 2018. On October 16, 2017, Deloitte informed the Company that it would not be submitting a proposal for providing future audit services to the Company. In addition, Deloitte informed the Company that it would decline to stand for reappointment as the Company’s independent registered public accountant at the Company’s previously announced October 25, 2017 Annual Meeting of Stockholders (the “Annual Meeting”). Deloitte has informed the Company that it will continue to perform services for the Company in connection with the fiscal quarter ended September 30, 2017 and the filing by the Company of a definitive proxy statement relating to the recently announced Asset Purchase Agreement, dated as of October 13, 2017, by and between the Company, as seller, and Vecima Networks Inc., as purchaser.

As a result of the foregoing, the Company has removed the ratification of the appointment of Deloitte as the Company’s independent registered accountants for the fiscal year ending June 30, 2018 from the Annual Meeting agenda published on October 2, 2017. The Company anticipates selecting a new independent registered accountant in November or December, 2017.

None of Deloitte’s audit reports on the Company’s financial statements for the two fiscal years ended June 30, 2016 or June 30, 2017 contained an adverse opinion or a disclaimer of opinion, nor was any such report qualified or modified as to uncertainty, audit scope or accounting principles. In addition, at no point during the two fiscal years ended June 30, 2016 or June 30, 2017 were there any disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreement(s), if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its reports. As previously disclosed in Item 9A of the Company’s Form 10-K filed on August 30, 2016 for the fiscal year ended June 30, 2016, we identified one material weakness in internal control over financial reporting in the first quarter of our 2016 fiscal year relating to the grant of 120,000 restricted stock awards to our president and CEO upon his commencement of employment in November 2014. Because the grant was determined to be non-compliant under the terms of the 2011 Stock Incentive Plan under which it was granted, in October 2015, the grant was retroactively rescinded as of the date it was granted. No other “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K have occurred during the two prior fiscal years.

Exhibit No.	Description
16.1	Letter from Deloitte & Touche LLP to the Securities and Exchange Commission

* SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 20, 2017

CONCURRENT COMPUTER CORPORATION
(Registrant)

By:	/s/ Warren Sutherland Warren Sutherland Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
16.1	Letter from Deloitte & Touche LLP to the Securities and Exchange Commission

Exhibit 16.1

Deloitte & Touche LLP Suite 2000 191 Peachtree Street NE Atlanta, GA 30303-1924 USA Tel: 1 404 220 1500 www.deloitte.com

October 20, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
USA

Dear Sirs/Madams:

We have read item 4.01 of Concurrent Computer Corporation’s Form 8-K dated October 20, 2017, and have the following comments:

1.	We agree with the statements made in the first and third paragraphs.
2.	We have no basis on which to agree or disagree with the statements made in the second paragraph.

Yours truly,

Deloitte & Touche LLP

CONCURRENT COMPUTER CORPORATION
ATTN: GAIL JARVIS
4375 RIVER GREEN PARKWAY
SUITE 100
DULUTH, GA 30096

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CONCURRENT COMPUTER CORPORATION

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.

NOTE: The proxies are authorized to vote in their discretion upon any other matters that may properly come before the Special Meeting or any adjournment(s), postponement(s) or delay(s) thereof.

The shares represented by this proxy when properly executed will be voted in the matter instructed herein by the undersigned stockholder(s). **If no instruction is made, this proxy will be voted FOR proposals 1, 2 and 3.**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com.

E34252-S65075

CONCURRENT COMPUTER CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS ON DECEMBER 13, 2017

The undersigned hereby appoints Derek J. Elder, Warren Sutherland and Heather Asher, and each of them, proxies with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of common stock of Concurrent Computer Corporation ("Concurrent") that the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders to be held on December 13, 2017, at 9:00 a.m., local time, at Concurrent's headquarters located at 4375 River Green Parkway, Suite 100, Duluth, GA 30096, and at any adjournment(s), postponement(s) or delay(s) thereof. This appointment relates to the matters described in the accompanying Notice of Special Meeting of Stockholders and Proxy Statement and upon any other business that may properly come before the Special Meeting of Stockholders or any adjournment thereof. By signing this proxy, the undersigned acknowledges receipt of the accompanying Notice of Special Meeting of Stockholders and Proxy Statement. The proxies are directed to vote on the matters described in the Notice of Special Meeting of Stockholders and Proxy Statement as instructed. **If no such instructions are made, this proxy will be voted FOR proposals 1, 2 and 3.**

Continued and to be signed and dated on reverse side